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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165224

Offer to Exchange

Each Outstanding Share of Common Stock
of
TERRA INDUSTRIES INC.
for
$37.15 in Cash and
0.0953 Shares of Common Stock of CF Industries Holdings, Inc.
(together with the associated preferred stock purchase rights)
by
COMPOSITE MERGER CORPORATION,
an indirect wholly-owned subsidiary of
CF INDUSTRIES HOLDINGS, INC.

         Composite Merger Corporation ("Composite"), a Maryland corporation and an indirect wholly-owned subsidiary of CF Industries Holdings, Inc. ("CF Holdings"), a Delaware corporation, is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange each of the issued and outstanding shares of common stock, without par value (the "Terra common stock"), of Terra Industries Inc., a Maryland corporation ("Terra"), for (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 shares of the common stock, par value $0.01 per share, of CF Holdings (together with the associated preferred stock purchase rights) (the "CF Holdings common stock"). In addition, you will receive cash in lieu of any fractional shares of CF Holdings common stock to which you may otherwise be entitled.

         The offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 12, 2010, by and among CF Holdings, Composite and Terra. Pursuant to the merger agreement, after the offer is completed, subject to the approval of Terra's stockholders if required by applicable law, Composite will merge with and into Terra (the "second-step merger"). The Terra board of directors determined that the offer, the second-step merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, Terra and its stockholders and approved the merger agreement, the offer, the second-step merger and the other transactions contemplated by the merger agreement. The Terra board of directors recommends that Terra stockholders accept the offer by tendering their Terra common stock into the offer.

         Composite's obligation to accept for exchange, and to exchange, shares of Terra common stock for shares of CF Holdings common stock is subject to the conditions described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" beginning on page 74.

         This prospectus/offer to exchange amends and supersedes information included in the prospectus/offer to exchange filed with the Securities and Exchange Commission on March 5, 2010.

         THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 2, 2010, OR THE "EXPIRATION DATE," UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

         CF Holdings common stock trades on the New York Stock Exchange ("NYSE") under the symbol "CF." Terra common stock trades on the NYSE under the symbol "TRA."

         FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED "RISK FACTORS" BEGINNING ON PAGE 20.

         Neither CF Holdings nor Composite has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by CF Holdings or Composite.

         CF HOLDINGS IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO CF HOLDINGS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The dealer managers for the offer are:

Morgan Stanley & Co. Incorporated Toll Free: 888-840-4015	Rothschild Inc. Toll Free: 800-753-5151

The date of this prospectus/offer to exchange is April 2, 2010

i

        THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CF HOLDINGS AND TERRA FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE "SEC," THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE.

        THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. PLEASE SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED "WHERE YOU CAN FIND MORE INFORMATION." YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM CF HOLDINGS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO CF HOLDINGS' INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE OFFER.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

        Below are some of the questions that you as a holder of shares of Terra Industries Inc., or "Terra," common stock may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all information relevant to your decision whether to tender your shares of Terra common stock, and CF Industries Holdings, Inc., or "CF Holdings," and Composite Merger Corporation, or "Composite," and together "we," "us" or "our," urge you to read carefully the remainder of this prospectus/offer to exchange and the letter of transmittal.

Who is offering to buy my shares of Terra common stock?

        The offer is made by Composite Merger Corporation, a Maryland corporation and indirect wholly-owned subsidiary of CF Industries Holdings, Inc., a Delaware corporation. CF Holdings is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. Our operations are organized into two business segments: the nitrogen segment and the phosphate segment. Our principal products in the nitrogen segment are ammonia, urea and urea ammonium nitrate solution. Our principal products in the phosphate segment are diammonium phosphate, monoammonium phosphate and potash.

Does Terra's board of directors support your offer?

        Yes. On March 12, 2010, CF Holdings and Composite entered into an Agreement and Plan of Merger, or the "merger agreement," with Terra to acquire all of the outstanding shares of Terra common stock. Pursuant to the merger agreement, after the offer is completed, subject to the approval of Terra's stockholders if required by applicable law, Composite will merge with and into Terra (the "second-step merger"). As a result of the offer and the second-step merger, Terra will become an indirect, wholly-owned subsidiary of CF Holdings.

        The Terra board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement determined that the offer, the second-step merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, Terra and its stockholders and by unanimous vote of those directors voting with one absent director separately indicating agreement approved the merger agreement, the offer, the second-step merger and the other transactions contemplated by the merger agreement. The Terra board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement recommends that Terra stockholders accept the offer by tendering their Terra common stock into the offer. Information about the recommendation of Terra's board of directors is more fully described in Terra's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Terra stockholders together with this prospectus/offer to exchange and is incorporated herein by reference.

 What will I receive for my shares of Terra common stock?

        In exchange for each share of Terra common stock you validly tender and do not withdraw before the expiration date, you will receive (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 shares of CF Holdings common stock (together with the associated preferred stock purchase rights). In addition, you will receive cash in lieu of any fractional shares of CF Holdings common stock to which you may otherwise be entitled.

        Solely for purposes of illustration, the following table sets forth the implied value of each share of Terra common stock in the offer at different, assumed market prices of CF Holdings common stock:

Assumed Market Price of CF Holdings Common Stock	Assumed Value of 0.0953 Shares of CF Holdings Common Stock	Cash Consideration per Share of Terra Common Stock	Implied Value per Share of Terra Common Stock in the Offer
$90.00	$8.577	$37.15	$45.73
$95.00	$9.054	$37.15	$46.20
$100.00	$9.530	$37.15	$46.68
$105.00	$10.007	$37.15	$47.16
$110.00	$10.483	$37.15	$47.63

        The market prices of CF Holdings common stock used in the above table are for purposes of illustration only. The price of CF Holdings common stock fluctuates and may be higher or lower than in these examples at the time shares of Terra common stock are exchanged pursuant to this offer. Each $5.00 increase or decrease in the market value of CF Holdings common stock corresponds to an increase or decrease, respectively, of $0.48 to the implied value per share of Terra common stock in the offer. On March 18, 2010, the last trading date prior to the printing of this prospectus/offer to exchange, the closing price of a share of CF Holdings common stock was $93.12. Stockholders are encouraged to obtain current market quotations for shares of Terra and CF Holdings common stock prior to making any decision with respect to the offer.

        Please also see the section of this prospectus/offer to exchange entitled "Risk Factors."

Will I have to pay any fee or commission to exchange shares of Terra common stock?

        If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

What are the benefits of a combination of CF Holdings and Terra?

        CF Holdings believes that the combination of CF Holdings' and Terra's businesses will create significant value for both CF Holdings' and Terra's current stockholders. We believe the combination of CF Holdings and Terra is a compelling combination with a number of strategic benefits, including the following:

  •
  Global Leader in Nitrogen Fertilizers—The combined company will be a leading global producer of nitrogen fertilizers, as measured by capacity, among publicly traded companies. The combined company will be a stronger, more competitive player in the global nitrogen fertilizer industry.

  •
  Synergies—We expect the transaction to generate $105 - $135 million in annual cost synergies by combining overlapping corporate functions and optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing. The details of the expected annual cost synergies are as follows:

($ in millions)
SG&A	$55–65
Logistics and railcar leases	25–30
Purchases/procurement	10–15
Distribution facilities optimization	5–10
Other	10–15

Total	$105–135

    We expect the combined company to realize these synergies within two years after the closing of the offer and the second-step merger. We also expect the combined company to benefit from a one-time $30 million-to-$60 million release of cash due to inventory reduction.

  •
  Enhanced Capital Markets Presence—The combined company would have had 2009 revenues of $4.2 billion and will be the largest publicly traded nitrogen fertilizer company in the United States. The combined company will have increased trading liquidity on the NYSE and improved access to the capital markets. We believe these factors will provide the combined company with an enhanced capital markets presence and greater long-term financial stability and access to financial resources than either CF Holdings or Terra would have alone.

  •
  Attractive Diversification—The combined company and its stockholders will benefit from increased diversification in plant and distribution facility locations, product mix, and end use customer segments and increased exposure to the global market. CF Holdings provides access to an extensive in-market distribution network, one of the largest integrated ammonium phosphate complexes in the U.S. (with approximately 13 years of fully-permitted recoverable phosphate reserves remaining at current operating rates), an ammonia/urea complex under development in Peru, and the ability to import or export products efficiently through our 50% interest in KEYTRADE AG, or "Keytrade," a global fertilizer trading company headquartered near Zurich, Switzerland. Terra provides participation in an ammonia complex in Trinidad, a joint venture in the U.K. and a greater number of production facilities in North America. Additionally, Terra provides a position in ammonium nitrate and an increased position in serving industrial/environmental customers.

  •
  Complementary Businesses—CF Holdings' and Terra's complementary footprints will give the combined company increased geographic reach in the U.S. In addition, CF Holdings' and Terra's complementary businesses and locations will allow the combined company to improve efficiency in manufacturing and distribution and enhance customer service.

  •
  Value for All Stockholders—The cash consideration included as part of the offer consideration provides Terra stockholders an opportunity to achieve liquidity and certainty of value. The stock consideration included as part of the offer will allow stockholders of both Terra and CF Holdings to participate in the growth and long-term value creation potential of the combined company, including the significant expected synergies. The nominal price to be paid in the offer (based on CF Holdings' closing stock price on March 11, 2010) represents a 40.6% premium over the closing price of Terra common stock on February 12, 2010, the last trading day prior to the announcement of Terra entering into an agreement and plan of merger with Yara International ASA, which we refer to as the "Yara/Terra merger agreement," and a 13.4% premium over the closing price of Terra common stock on March 1, 2010, the last trading date prior to the public announcement of the offer. We expect the transaction, giving effect to the realization of synergies, to be accretive to CF Holdings stockholders in the second year following the closing of the offer and the second-step merger.

v

 Will U.S. taxpayers be taxed on the CF Holdings common stock and cash received in the offer or the second-step merger?

        The exchange of Terra common stock pursuant to the offer or the second-step merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder of Terra common stock who receives CF Holdings common stock and cash in exchange for such stockholder's shares of Terra common stock will generally recognize taxable gain or loss in an amount equal to the difference, if any, between the fair market value of the CF Holdings common stock and cash received and such stockholder's adjusted tax basis in the shares of Terra common stock exchanged therefor.

        For more information, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Material Federal Income Tax Consequences to U.S. Holders."

        CF Holdings and Composite urge you to contact your own tax advisor to determine the particular tax consequences to you of exchanging Terra common stock pursuant to the offer and/or the second-step merger.

What are the conditions of the offer?

        The offer is conditioned upon, among other things, the following:

  •
  Minimum Tender Condition—Terra stockholders shall have validly tendered (other than by guaranteed delivery where actual delivery has not occurred) and not properly withdrawn prior to the expiration of the offer at least that number of shares of Terra common stock that constitutes a majority of the then-outstanding shares of Terra common stock on a fully-diluted basis.

  •
  Canadian Regulatory Condition—Any waiting period (including any extensions thereof) applicable to the offer and the second-step merger under the Canadian Competition Act or any no-close period (including any extensions thereof) applicable to the offer and the second-step merger under the Canada Transportation Act shall have expired or been terminated.

  •
  Registration Statement Condition—The registration statement of which this prospectus/offer to exchange is a part shall have been declared effective by the SEC under the Securities Act of 1933, or the "Securities Act," no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  •
  NYSE Listing Condition—The shares of CF Holdings common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE (subject to official notice of issuance).

        The merger agreement also contains other customary closing conditions to the offer and the second-step merger. Please see the sections of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" and "The Merger Agreement—Conditions to the Second-Step Merger."

How long will it take to complete your proposed transaction?

        We expect to complete the transaction in April 2010.

        If we acquire at least 90% of the outstanding shares of Terra common stock in the offer or otherwise, we intend to consummate the second-step merger shortly after completion of the offer as a "short-form" merger pursuant to Section 3-106 of the Maryland General Corporation Law, without a vote of Terra stockholders. Under Section 3-106 of the Maryland General Corporation Law, if Composite owns less than all of the outstanding stock of Terra as of immediately prior to the short-form merger, Composite must have given at least 30 days prior notice of the short-form merger to each of Terra's stockholders who otherwise would have been entitled to vote on the merger. A Notice of Merger pursuant to Section 3-106 of the Maryland General Corporation Law was included in the prospectus/offer to exchange filed with the SEC on March 5, 2010. Pursuant to the rules of the SEC for third-party tender offers, Terra mailed such prospectus/offer to exchange and Notice of Merger to its stockholders on March 11, 2010. Accordingly, the 30 day notice period to stockholders required by Section 3-106 of the Maryland General Corporation Law will expire on April 10, 2010.

        In the event we do not acquire at least 90% of the outstanding shares of Terra common stock in the offer or otherwise, Terra stockholders will be required to approve the second-step merger. In such event, Terra will call and hold a meeting of Terra stockholders as promptly as reasonably practicable for the purpose of obtaining approval of the second-step merger by Terra stockholders. Any solicitation of proxies from Terra stockholders to approve the second-step merger will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC. If a meeting of Terra stockholders is held to approve the second-step merger, CF Holdings has agreed pursuant to the merger agreement to vote all shares of Terra common stock owned by it or any of its subsidiaries (including shares acquired by Composite in the offer or otherwise) in favor of the second-step merger.

Is CF Holdings' financial condition relevant to my decision to tender shares of Terra common stock in the offer?

        Yes. CF Holdings' financial condition is relevant to your decision to tender your shares of Terra common stock because part of the consideration you will receive if your shares of Terra common stock are exchanged in the offer will consist of shares of CF Holdings common stock. You should therefore consider CF Holdings' financial condition before you decide to become one of CF Holdings' stockholders through the offer. You also should consider the possible effect that CF Holdings' acquisition of Terra, including the related financing, will have on CF Holdings' financial condition. This prospectus/offer to exchange contains financial information regarding CF Holdings and Terra, as well as pro forma financial information (which does not reflect any of our expected synergies) for the proposed combination of CF Holdings and Terra, all of which we encourage you to review.

Does CF Holdings have the financial resources to complete the offer and the second-step merger?

        The offer is not subject to a financing condition.

        We estimate that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and the second-step merger and the refinancing of Terra's outstanding indebtedness, will be approximately $4.8 billion.

        CF Holdings has entered into a commitment letter, pursuant to which Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. committed to provide, subject to certain conditions, financing for CF Holdings' acquisition of Terra. The commitment letter provides for a senior secured term loan facility of up to $2.0 billion, a senior secured revolving credit facility of up to $300.0 million and a senior secured bridge facility of up to $1.75 billion. For additional details on the proposed financing, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Source and Amount of Funds."

        CF Holdings anticipates that, following the completion of the offer, it will effect a public offering of shares of CF Holdings common stock in an amount equal to approximately $1.0 billion and an offering of approximately $1.6 billion of senior notes. There can be no assurance that CF Holdings will be able to consummate the planned offerings on terms acceptable to us or at all or that, if such offerings are consummated, they will be for the amounts contemplated. For additional details, see the section of this prospectus/offer to exchange entitled "The Exchange Offer-Source and Amount of Funds."

What percentage of CF Holdings common stock will former holders of Terra common stock own after the offer?

        CF Holdings estimates that if all shares of Terra common stock are exchanged pursuant to the offer and the second-step merger, former Terra stockholders would own, in the aggregate, approximately 16% of the outstanding shares of CF Holdings common stock. If the proposed post-closing public offering of shares of CF Holdings common stock is completed, it is estimated that CF Holdings will issue approximately 10.3 million shares of CF Holdings common stock and former Terra stockholders would own, in the aggregate, approximately 14% of the outstanding shares of CF Holdings common stock. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer."

When does your offer expire? Can the offer be extended and, if so, under what circumstances?

        The offer is scheduled to expire at 12:00 midnight, New York City time, on April 2, 2010, which is the initial expiration date, unless further extended by Composite. When we make reference to "the expiration of the offer" anywhere in this prospectus/offer to exchange, this is the time to which we are referring, including, when applicable, any extension period that may apply. For more information, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Extension, Termination and Amendment."

        Pursuant to the terms of the merger agreement, under certain circumstances, Composite must extend the offer from time to time until the termination of the merger agreement in accordance with its terms. For instance, the offer must be extended, subject to certain exceptions, if any of the conditions specified in "The Exchange Offer—Conditions of the Offer" are not satisfied prior to the scheduled expiration date of the offer.

        In addition, under certain circumstances, Composite may extend the offer at any time or from time until the termination of the merger agreement. Composite may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period would not be an extension of the offer. Rather, a subsequent offering period would be an additional period of time, beginning after Composite has accepted for exchange all shares tendered during the offer, during which stockholders who did not tender their shares in the offer may tender their shares and receive the same consideration provided in the offer. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

        Any decision to extend the offer will be made public by an announcement regarding such extension as described under "The Exchange Offer—Extension, Termination and Amendment."

How do I tender my shares?

        To tender shares into the offer, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to BNY Mellon Shareowner Services, the exchange agent for the offer, not later than the time the offer expires. The letter of transmittal is enclosed with this prospectus/offer to exchange. If your shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

        If you previously tendered your shares into the offer, together with a completed BLUE letter of transmittal, you do not need to complete and submit the enclosed GREY letter of transmittal.

        If you are unable to deliver any required document or instrument to the exchange agent by the expiration of the offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the exchange agent by using the enclosed notice of guaranteed delivery. For the tender to be valid, however, the exchange agent must receive the missing items within three NYSE trading days after the date of execution of such notice of guaranteed delivery. If you cannot deliver all necessary documents to the exchange agent in time, you may be able to complete and deliver to the exchange agent, in lieu of the missing documents, the enclosed notice of guaranteed delivery, provided you are able to comply fully with its terms. In all cases, an exchange of tendered shares will be made only after timely receipt by the exchange agent of certificates for such shares (or a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

        For a complete discussion on the procedures for tendering your shares, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering."

Until what time can I withdraw tendered shares?

        You may withdraw previously tendered shares at any time prior to the expiration of the offer and, unless Composite has accepted the shares for exchange pursuant to the offer, you may also withdraw any tendered shares at any time after May 4, 2010. Shares of Terra common stock tendered during the subsequent offering period, if any, may not be withdrawn. For a complete discussion on the procedures for withdrawing your shares, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

How do I withdraw previously tendered shares?

        To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. For a complete discussion on the procedures for withdrawing your shares, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

When and how will I receive the offer consideration in exchange for my tendered shares?

        Composite will exchange all validly tendered and not properly withdrawn shares promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer." We will deliver the consideration for your validly tendered and not properly withdrawn shares of Terra common stock by depositing the cash and stock consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the offer consideration from us and transmitting such consideration to you. In all cases, an exchange of tendered shares of Terra common stock will be made only after timely receipt by the exchange agent of certificates for such shares (or a confirmation of a book-entry transfer of such shares as described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering") and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

 Are dissenters' rights available in either the offer or the second-step merger?

        No dissenters' or appraisal rights are available in connection with the offer. No dissenters' or appraisal rights are available in connection with the second-step merger, unless a vote of Terra's stockholders on the second-step merger is required under Maryland law and shares of Terra common stock are not listed on the NYSE or another national securities exchange on the record date for the determination of stockholders entitled to vote on the second-step merger. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Appraisal/Dissenters' Rights."

What is the market value of my shares of Terra common stock as of a recent date?

        On February 12, 2010, the last trading day prior to the public announcement of the Yara/Terra merger agreement, the closing price of a share of Terra common stock was $33.25. On March 1, 2010, the last trading day prior to the public announcement of our offer, the closing price of a share of Terra common stock was $41.20. On March 18, 2010, the last trading day prior to the printing of this prospectus/offer to exchange, the closing price of a share of Terra common stock was $45.88. Terra stockholders are encouraged to obtain a recent quotation for shares of Terra and CF Holdings common stock before deciding whether or not to tender your shares.

Where can I find more information on CF Holdings and Terra?

        You can find more information about CF Holdings and Terra from various sources described in the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

Whom can I talk to if I have questions about the offer?

        You can call the information agent or the dealer managers for the offer.

The information agent for the offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: 877-456-3507
Banks and Brokers May Call Collect: 212-750-5833

The dealer managers for the offer are:

Morgan Stanley & Co. Incorporated 1585 Broadway New York, New York 10036 Toll Free: 888-840-4015	Rothschild Inc. 1251 Avenue of the Americas New York, New York 10020 Toll Free: 800-753-5151

x

SUMMARY OF THE OFFER

        This summary highlights selected information from this prospectus/offer to exchange and may not contain all of the information that is important to you. To obtain a better understanding of the offer to holders of shares of Terra common stock, you should read this entire prospectus/offer to exchange carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this prospectus/offer to exchange by following the instructions in the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

The Companies (See page 25)

  CF Holdings

        CF Holdings is a Delaware corporation with principal executive offices at 4 Parkway North, Suite 400, Deerfield, Illinois 60015. The telephone number of CF Holdings' executive offices is (847) 405-2400 and our Internet website address is www.cfindustries.com. CF Holdings is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. Our operations are organized into two business segments: the nitrogen segment and the phosphate segment. Our principal products in the nitrogen segment are ammonia, urea and urea ammonium nitrate solution. Our principal products in the phosphate segment are diammonium phosphate, monoammonium phosphate and potash.

  Composite

        Composite was incorporated as a Maryland corporation on February 9, 2009. Composite's principal executive offices are located at 4 Parkway North, Suite 400, Deerfield, Illinois 60015, and its telephone number is (847) 405-2400. Composite is an indirect wholly-owned subsidiary of CF Holdings that was formed for the sole purpose of acquiring the outstanding shares of Terra common stock and consummating a subsequent merger of Composite with and into Terra. Composite has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the second-step merger.

  Terra

        Terra is a Maryland corporation with principal executive offices at Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102. The telephone number of Terra's executive offices is (712) 277-1340 and Terra's Internet website address is www.terraindustries.com. Terra is one of the largest North American producers of anhydrous ammonia (or ammonia), the basic building block of nitrogen fertilizers. Terra converts a significant portion of the ammonia it produces into urea ammonium nitrate solutions, ammonium nitrate and urea. Terra also converts ammonia to nitric acid and dinitrogen tetroxide for use in industrial applications.

The Offer (See page 60)

        Composite is offering to exchange each outstanding share of Terra common stock that is validly tendered and not properly withdrawn prior to the expiration date for (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 shares of CF Holdings common stock (together with the associated preferred stock purchase rights), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. CF Holdings will not issue certificates representing fractional shares of CF Holdings common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of CF Holdings common stock will receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the average closing sales price, rounded to four decimal points, of shares of CF Holding common stock on the NYSE for the period of the 10 consecutive trading days ending on the second full trading day prior to the expiration date.

Reasons for the Offer (See page 47)

        CF Holdings believes that the combination of CF Holdings' and Terra's businesses will create significant value for both CF Holdings' and Terra's current stockholders. We believe the combination of CF Holdings and Terra is a compelling combination with a number of strategic benefits, including the following:

  •
  Global Leader in Nitrogen Fertilizers—The combined company will be a leading global producer of nitrogen fertilizers, as measured by capacity, among publicly traded companies. The combined company will be a stronger, more competitive player in the global nitrogen fertilizer industry.

  •
  Synergies—We expect the transaction to generate $105 - $135 million in annual cost synergies by combining overlapping corporate functions and optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing. The details of the expected annual cost synergies are as follows:

($ in millions)
SG&A	$55–65
Logistics and railcar leases	25–30
Purchases/procurement	10–15
Distribution facilities optimization	5–10
Other	10–15

Total	$105–135

        We expect the combined company to realize these synergies within two years after the closing of the offer and the second-step merger. We also expect the combined company to benefit from a one-time $30 million-to-$60 million release of cash due to inventory reduction.

  •
  Enhanced Capital Markets Presence—The combined company would have had 2009 revenues of $4.2 billion and will be the largest publicly traded nitrogen fertilizer company in the United States. The combined company will have increased trading liquidity on the NYSE and improved access to the capital markets. We believe these factors will provide the combined company with an enhanced capital markets presence and greater long-term financial stability and access to financial resources than either CF Holdings or Terra would have alone.

  •
  Attractive Diversification—The combined company and its stockholders will benefit from increased diversification in plant and distribution facility locations, product mix, and end use customer segments and increased exposure to the global market. CF Holdings provides access to an extensive in-market distribution network, one of the largest integrated ammonium phosphate complexes in the U.S. (with approximately 13 years of fully-permitted recoverable phosphate reserves remaining at current operating rates), an ammonia/urea complex under development in Peru, and the ability to import or export products efficiently through our 50% interest in Keytrade. Terra provides participation in an ammonia complex in Trinidad, a joint venture in the U.K. and a greater number of production facilities in North America. Additionally, Terra provides a position in ammonium nitrate and an increased position in serving industrial/environmental customers.

  •
  Complementary Businesses—CF Holdings' and Terra's complementary footprints will give the combined company increased geographic reach in the U.S. In addition, CF Holdings' and Terra's complementary businesses and locations will allow the combined company to improve efficiency in manufacturing and distribution and enhance customer service.

  •
  Value for All Stockholders—The cash consideration included as part of the offer consideration provides Terra stockholders an opportunity to achieve liquidity and certainty of value. The stock consideration included as part of the offer will allow stockholders of both Terra and CF Holdings to participate in the growth and long-term value creation potential of the combined company, including the significant expected synergies. The nominal price to be paid in the offer (based on CF Holdings' closing stock price on March 11, 2010) represents a 40.6% premium over the closing price of Terra common stock on February 12, 2010, the last trading day prior to the announcement of the Yara/Terra merger agreement and a 13.4% premium over the closing price of Terra common stock on March 1, 2010, the last trading date prior to the public announcement of the offer. We expect the transaction, giving effect to the realization of synergies, to be accretive to CF Holdings stockholders in the second year following the closing of the offer and the second-step merger.

Financing of the Offer; Source and Amount of Funds (See page 76)

        The offer is not subject to a financing condition.

        We estimate that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and the second-step merger and the refinancing of Terra's outstanding indebtedness, will be approximately $4.8 billion.

        CF Holdings has entered into a commitment letter, pursuant to which Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. committed to provide, subject to certain conditions, financing for CF Holdings' acquisition of Terra. The commitment letter provides for a senior secured term loan facility of up to $2.0 billion, a senior secured revolving credit facility of up to $300.0 million and a senior secured bridge facility of up to $1.75 billion. For additional details on the proposed financing, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Source and Amount of Funds."

        CF Holdings anticipates that, following the completion of the offer, it will effect a public offering of shares of CF Holdings common stock in an amount equal to approximately $1.0 billion and an offering of approximately $1.6 billion of senior notes. There can be no assurance that CF Holdings will be able to consummate the planned offerings on terms acceptable to us or at all or that, if such offerings are consummated, they will be for the amounts contemplated.

Ownership of the Combined Company After the Offer (See page 69)

        Based on certain assumptions regarding the number of Terra shares to be exchanged, CF Holdings estimates that, if all shares of Terra common stock are exchanged pursuant to the offer and the second-step merger, former Terra stockholders would own, in the aggregate, approximately 16% of the outstanding shares of CF Holdings common stock. If the proposed post-closing public offering of shares of CF Holdings common stock is completed, it is estimated that CF Holdings will issue approximately 10.3 million shares of CF Holdings common stock and former Terra stockholders would own, in the aggregate, approximately 14% of the outstanding shares of CF Holdings common stock. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer."

Comparative Market Prices and Dividend Information (See page 19)

        CF Holdings common stock is listed on the NYSE under the symbol "CF." Terra common stock is listed on the NYSE under the symbol "TRA." The following table sets forth the closing prices of CF Holdings and Terra as reported on March 1, 2010, the last trading day prior to the public announcement of our offer and on March 18, 2010, the last trading day prior to the printing of this prospectus/offer to exchange. The table also shows the implied value of one share of Terra common stock in the offer, which was calculated by (i) multiplying the closing price for one share of CF Holdings common stock by the exchange ratio of 0.0953 and (ii) adding the cash consideration per share of $37.15, less any applicable withholding taxes and without interest.

	CF Holdings Common Stock Closing Price	Terra Common Stock Closing Price	Implied Value of Terra Common Stock
March 1, 2010	$107.54	$41.20	$47.40
March 18, 2010	$93.12	$45.88	$46.02

        The nominal price to be paid in the offer (based on CF Holdings' closing stock price on March 11, 2010) represents a 40.6% premium over the closing price of Terra common stock on February 12, 2010, the last trading day prior to the announcement of the Yara/Terra merger agreement and a 13.4% premium over $41.20, the closing price of Terra common stock on March 1, 2010, the last trading day prior to the public announcement of our offer.

        The value of the offer will change as the market prices of CF Holdings common stock and Terra common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of CF Holdings common stock. Please see the section of this prospectus/offer to exchange entitled "Risk Factors." Stockholders are encouraged to obtain current market quotations for shares of Terra and CF Holdings common stock prior to making any decision with respect to the offer.

Interest of Executive Officers and Directors of CF Holdings in the Offer (See page 85)

        Except as set forth in this prospectus/offer to exchange, neither we nor, after due inquiry and to the best of our knowledge and belief, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Terra. We do not believe that the offer and the second-step merger will be deemed to be a change in control impacting grants under any of our long-term incentive or stock option plans or a change in control under any change in control agreement between CF Holdings and any of its employees.

Interest of Executive Officers and Directors of Terra in the Offer (See page 84)

        In considering the recommendation of the Terra board of directors regarding the offer and the second-step merger, Terra stockholders should be aware that the directors and officers of Terra have interests in the offer and the second-step merger that may differ from those of other stockholders of Terra. The Terra board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, the offer and the second-step merger and recommending that Terra stockholders accept the offer by tendering their Terra common stock into the offer and, if required by applicable law, approving the second-step merger.

        As a result of these interests, Terra directors and officers may have reasons for tendering their shares of Terra common stock and, if necessary, voting to approve the second-step merger that are not the same as your interests. Terra stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the offer and the second-step merger.

        Information on the interests of executive officers and directors of Terra in the offer and the second-step merger is more fully described in Terra's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Terra stockholders together with this prospectus/offer to exchange and is incorporated herein by reference.

 Appraisal/Dissenters' Rights (See page 72)

        No dissenters' or appraisal rights are available in connection with the offer. No dissenters' or appraisal rights are available in connection with the second-step merger, unless a vote of Terra's stockholders on the second-step merger is required under Maryland law and shares of Terra common stock are not listed on the NYSE or another national securities exchange on the record date for the determination of stockholders entitled to vote on the second-step merger.

Material Federal Income Tax Consequences to U.S. Holders (See page 70)

        The exchange of Terra common stock pursuant to the offer or the second-step merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder of Terra common stock who receives CF Holdings common stock and cash in exchange for such stockholder's shares of Terra common stock will generally recognize taxable gain or loss in an amount equal to the difference, if any, between the fair market value of the CF Holdings common stock and cash received and such stockholder's adjusted tax basis in the shares of Terra common stock exchanged therefor.

        For more information, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Material Federal Income Tax Consequences to U.S. Holders."

        THIS PROSPECTUS/OFFER TO EXCHANGE CONTAINS A GENERAL DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE SECOND-STEP MERGER TO U.S. RESIDENT TAXPAYERS. THIS DESCRIPTION DOES NOT ADDRESS ANY NON-U.S. TAX CONSEQUENCES, NOR DOES IT PERTAIN TO STATE, LOCAL OR OTHER TAX CONSEQUENCES. CONSEQUENTLY, CF HOLDINGS AND COMPOSITE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF EXCHANGING TERRA COMMON STOCK PURSUANT TO THE OFFER AND/OR THE SECOND-STEP MERGER.

Accounting Treatment (See page 87)

        CF Holdings will account for the acquisition of shares of Terra common stock under the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, CF Holdings considered the factors required under FASB Accounting Standards Codification (ASC), Business Combinations, which is referred to as ASC 805, and determined that CF Holdings will be considered the acquirer for accounting purposes.

Regulatory Approval and Status (See page 81)

  Antitrust Compliance

        The offer is subject to review by the Federal Trade Commission (which we refer to in this prospectus/offer to exchange as the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"). Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the ``HSR Act," the offer may not be completed until certain information has been provided to the FTC and the Antitrust Division and a required waiting period has expired or has been terminated. The HSR Act notifications made in connection with CF Holdings' prior exchange offer for Terra remain applicable to the offer. On August 5, 2009, the extended waiting period under the HSR Act expired without any enforcement action and on August 12, 2009, the FTC provided us with written notice that it had closed its investigation. CF Holdings has fulfilled its obligations under the HSR Act and may consummate the offer without any additional filing under the HSR Act provided that the offer closes on or before August 5, 2010.

        At any time before or after the offer is completed, either the Antitrust Division or the FTC could take action under the antitrust laws in opposition to the offer, including seeking to enjoin the offer or seeking divestiture of substantial assets of CF Holdings or Terra or their subsidiaries. Private parties and/or state attorneys general also may seek to take legal action under the antitrust laws under some circumstances. CF Holdings can give no assurance that a challenge to the offer on antitrust grounds will not be made, or, if such a challenge is made, that CF Holdings will prevail.

        The offer is also subject to review pursuant to the Canadian Competition Act. Under the Canadian Competition Act, the offer may not be completed until certain information has been provided to the Canadian Commissioner of Competition, or the "Competition Commissioner," and a required waiting period has expired or been terminated, provided there is no order in effect prohibiting completion at the relevant time. In connection with CF Holdings prior exchange offer for Terra, CF Holdings provided such information to the Competition Commissioner and the required waiting period under the Canadian Competition Act expired on March 24, 2009. On June 19, 2009, the Competition Commissioner issued a no-action letter stating she did not intend to challenge the proposed transaction. Under the Canadian Competition Act, the transaction may be completed within one year of the date that CF Holdings provided the required information to the Competition Commissioner in connection with its prior exchange offer to Terra's stockholders (March 10, 2009). This one-year period expired on March 9, 2010 and in order to ensure compliance with the Competition Act, CF Holdings submitted its notification and a request for early termination of the mandatory waiting period concerning the offer on March 2, 2010.

        The waiting period under the Canadian Competition Act is 30 calendar days after the day on which CF Holdings submits the prescribed information, provided that, before the expiry of this period, the Competition Commissioner has not issued a request for additional information (a "Supplementary Information Request"). In the event that the Competition Commissioner issues a Supplementary Information Request, the transaction cannot be completed until 30 calendar days after CF Holdings complies with such Supplementary Information Request, provided that there is no order in effect prohibiting completion at the relevant time. A transaction may be completed before the end of the applicable waiting period if the Competition Commissioner notifies the parties that she does not, at such time, intend to challenge the transaction. On March 30, 2010, CF Holdings received a standard, unqualified, "no action" letter from the Canadian Competition Bureau confirming that the Commissioner of Competition does not intend to challenge CF Holdings' acquisition of Terra. Accordingly, the waiting period applicable to the transaction under the Canadian Competition Act has been terminated.

        At any time before a "merger" (as such term is defined under the Canadian Competition Act) is completed, even where the applicable waiting period has expired or been terminated, the Competition Commissioner may apply to the Competition Tribunal for an interim order forbidding any person named in the application from doing any act or thing where it appears to the Competition Tribunal that such act or thing may constitute or be directed toward the completion or implementation of a proposed merger. The Competition Tribunal may issue such an interim order where the Competition Commissioner requires more time to complete her inquiry and the Tribunal finds that, in the absence of an interim order, a party to the proposed merger or another person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition because that action would be difficult to reverse.

  Other Regulatory Approvals

        The offer may be subject to notification under the Canada Transportation Act. Under the Canada Transportation Act, if the offer is subject to notification, it cannot be completed until certain information has been provided to the Canadian Minister of Transport, or the "Transport Minister," and either the Transport Minister notifies the parties that he is of the opinion that the offer does not raise issues with respect to the public interest or the transaction is approved by the Governor in Council. Under the Canada Transportation Act, if the Transport Minister is of the opinion that a proposed transaction does not raise issues with respect to the public interest as it relates to national transportation, he shall give notice to the parties within 42 days of receiving the required information. If the Transport Minister is of the opinion that a proposed transaction raises issues with respect to the public interest as it relates to national transportation, he can initiate a review of the transaction.

        In order to ensure compliance with the Canada Transportation Act, in connection with CF Holdings' prior exchange offer for Terra, CF Holdings provided the required information to the Transport Minister. The Transport Minister notified CF Holdings on April 7, 2009 that the proposed transaction did not raise public interest issues as it relates to national transportation. In order to ensure continued compliance with the Canada Transportation Act, CF Holdings submitted an updated notification to the Transport Minister on March 2, 2010. On March 24, 2010, the Transport Minister notified CF Holdings that the proposed transaction does not raise public interest issues as it relates to national transportation.

Listing of CF Holdings Common Stock to be Issued Pursuant to the Offer and the Second-Step Merger (See page 73)

        CF Holdings submitted the necessary applications to cause the shares of its common stock to be issued in the offer and the second-step merger to be approved for listing on the NYSE. CF Holdings received approval of this listing on March 26, 2010.

Conditions of the Offer (See page 74)

        The offer is conditioned upon, among other things, the following:

  •
  Minimum Tender Condition—Terra stockholders shall have validly tendered (other than by guaranteed delivery where actual delivery has not occurred) and not properly withdrawn prior to the expiration of the offer at least that number of shares of Terra common stock that constitutes a majority of the then-outstanding shares of Terra common stock on a fully-diluted basis.

  •
  Canadian Regulatory Condition—Any waiting period (including any extensions thereof) applicable to the offer and the second-step merger under the Canadian Competition Act or any no-close period (including any extensions thereof) applicable to the offer and the second-step merger under the Canada Transportation Act shall have expired or been terminated.

  •
  Registration Statement Condition—The registration statement of which this prospectus/offer to exchange is a part shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  •
  NYSE Listing Condition—The shares of CF Holdings common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE (subject to official notice of issuance).

        Further, Composite is not required to accept for payment any validly tendered shares of Terra common stock pursuant to the offer if any of the following conditions or events exists:

  •
  any law or court order prohibits the completion of the offer or the second-step merger;

  •
  Terra having breached any representation or warranty in the merger agreement in a manner that generally has or is reasonably expected to result in, individually or in the aggregate, a material adverse effect on Terra;

  •
  Terra not having complied with its covenants and obligations in the merger agreement in all material respects;

  •
  Terra not having converted all of its outstanding shares of Series A Preferred Stock or if any shares of Series A Preferred Stock are outstanding; or

  •
  the merger agreement having been terminated in accordance with its terms (the "Termination Condition").

Comparison of Stockholders' Rights (See page 90)

        You will receive CF Holdings common stock as part of the offer consideration if you tender your shares of Terra common stock in the offer. As CF Holdings is incorporated under Delaware law and Terra is incorporated under Maryland law, there are a number of differences between the rights of a stockholder of Terra and the rights of a stockholder of CF Holdings.

Expiration Date of the Offer (See page 62)

        The offer is scheduled to expire at 12:00 midnight, New York City time, on April 2, 2010, which is the initial expiration date, unless further extended by CF Holdings or Composite.

Extension, Termination and Amendment (See page 62)

        The merger agreement sets forth certain limitations on Composite's right to extend the expiration date of the offer, amend the terms of the offer, terminate the offer and waive certain conditions to the offer. Under the terms of the merger agreement, Composite is also required to extend the expiration date of the offer in certain circumstances. Subject to the terms of the merger agreement, Composite reserves the right at any time or from time to time until the expiration of the offer:

  •
  to extend the period of time during which the offer is open;

  •
  to delay acceptance for exchange of, or exchange of, any shares of Terra common stock in order to comply in whole or in part with applicable law;

  •
  to amend or terminate (to the extent permitted by the merger agreement) the offer without accepting for exchange, or exchanging, any shares of Terra common stock, if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" have not been satisfied or if any event specified in the section of this prospectus/offer to exchange captioned "The Exchange Offer—Conditions of the Offer—Other Conditions" has occurred; and

  •
  to waive any conditions to the offer or otherwise amend the offer (to the extent permitted by the merger agreement);

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

No Solicitation of Takeover Proposals (See page 55).

        Pursuant to the merger agreement, Terra has agreed, subject to limited exceptions, that neither Terra nor any of its subsidiaries nor any of their respective representatives will initiate or knowingly encourage the making of any Takeover Proposal (as defined below) or otherwise participate in any discussions regarding, or furnish any information with respect to, or otherwise knowingly take any other action to facilitate any Takeover Proposal.

        However, at any time prior to the consummation of the offer, under certain limited circumstances, the Terra board of directors may: (i) effect a Change in Company Recommendation (as defined below); and (ii) in response to a Superior Proposal (as defined below), cause Terra to terminate the merger agreement and concurrently with such termination, upon payment of the Termination Fee and the Reimbursement Fee, enter into a definitive agreement with respect to such Superior Proposal.

        Notwithstanding the foregoing, Terra will not be entitled to exercise its right to effect a Change in Company Recommendation or its right to terminate the merger agreement unless: (i) the Terra board of directors has first provided prior written notice to CF Holdings advising CF Holdings that the Terra board of directors intends to effect a Change in Company Recommendation (describing the events, facts and circumstances giving rise to such proposed action) or terminate the merger agreement in response to a Superior Proposal; and (ii) CF Holdings does not make, within 5 business days after receipt of such notice, a proposal that would cause such events, facts and circumstances to no longer form the basis for the Terra board of directors to effect a Change in Company Recommendation or be at least as favorable to the stockholders of Terra as such Superior Proposal, as the case may be.

Termination of the Merger Agreement (See page 57).

        The merger agreement provides that it may be terminated at any time prior to the effective time of the second-step merger under a number of different scenarios, including:

  •
  by mutual written consent of CF Holdings and Terra;

  •
  by either CF Holdings or Terra, if:

  •
  the offer is not consummated by July 31, 2010;

  •
  any law or court order prohibits the completion of the offer or the second-step merger; or

  •
  the offer has expired or been terminated without any shares of Terra common stock being purchased as a result of the failure to satisfy the Minimum Condition;

  •
  by CF Holdings prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer:

  •
  if Terra is in uncured breach of any of its representations, warranties or covenants contained in the merger agreement and such breach or failure to perform would result in the existence of any event or condition set forth in paragraph (b) or (c) of the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer—Other Conditions";

  •
  if the Terra board of directors fails to recommend that Terra's stockholders accept the offer and tender their shares of Terra common stock to Composite in the offer or effects a Change in Company Recommendation; or

  •
  if Terra or any of its subsidiaries or its or their respective representatives materially breached any of their non-solicitation obligations;

  •
  by Terra prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer:

  •
  if CF Holdings or Composite is in uncured breach of any of its representations, warranties or covenants contained in the proposed merger agreement, which breach or failure to perform would result in the existence of any event or condition set forth in the paragraph following subparagraph (iv)(a) of the section of this prospectus/offer to exchange entitled "The Merger Agreement—Termination"; or

  •
  to enter into a definitive agreement with respect to a Superior Proposal.

 Termination Fees (See page 58).

        The merger agreement provides that (i) upon the termination of the merger agreement under specified circumstances, Terra will owe CF Holdings a cash termination fee of $123 million and/or reimbursement for CF Holdings' payment of the $123 million termination fee in connection with the Yara/Terra merger agreement and (ii) upon termination of the merger agreement under certain other specified circumstances, CF Holdings will owe Terra a cash termination fee of $123 million.

Procedure for Tendering Shares (See page 65)

        The procedure for tendering shares of Terra common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form. In addition to the procedures outlined in this prospectus/offer to exchange, CF Holdings and Composite urge you to read the accompanying transmittal materials, including the letter of transmittal.

Withdrawal Rights (See page 68)

        You can withdraw tendered shares at any time until the offer has expired and, unless Composite has accepted the shares for exchange pursuant to the offer, you may also withdraw any tendered shares at any time after May 4, 2010. If Composite elects to provide a subsequent offering period, it will accept shares tendered during that period immediately and you will not be able to withdraw shares tendered in the offer during any subsequent offering period.

Exchange of Shares of Terra Common Stock; Delivery of Shares of CF Holdings Common Stock and Cash (See page 64)

        Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Composite will accept for exchange, and will exchange for cash and shares of CF Holdings common stock and, as applicable, cash in lieu of fractional shares, all shares of Terra common stock validly tendered and not properly withdrawn promptly after the expiration date. If Composite elects to provide a subsequent offering period following the expiration of the offer, shares tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged for the offer consideration.

Risk Factors (See page 20)

        The offer and the second-step merger are, and if the offer and the second-step merger are consummated, the combined company will be, subject to a number of risks which you should carefully consider prior to participating in the exchange offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR CF HOLDINGS

        The following table sets forth the selected historical consolidated financial data for CF Holdings. The data as of and for the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from CF Holdings' consolidated financial statements and reflect the retrospective adoption of the provisions of ASC Topic 810 that pertain to the standard formerly known as Statement of Financial Accounting Standards No. 160—Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 and the provisions of ASC Topic 260 that pertain to the standard formerly known as FASB Staff Position (FSP) No. EITF 03-6-1—Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which is reflected in the Annual Report on Form 10-K filed by CF Holdings with the SEC on February 25, 2010. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

        You should read this selected consolidated financial and operating data in conjunction with CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Please see the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions, except per share amounts)
Statement of Operations Data:
Net sales	$2,608.4	$3,921.1	$2,756.7	$2,032.9	$1,967.9
Cost of sales	1,769.0	2,698.4	2,086.7	1,885.7	1,758.7

Gross margin	839.4	1,222.7	670.0	147.2	209.2
Selling, general and administrative	62.9	68.0	65.2	54.5	57.0
Other operating—net	96.7	4.5	3.2	21.4	14.1

Operating earnings	679.8	1,150.2	601.6	71.3	138.1
Interest expense (income)—net	(3.0)	(24.5)	(22.7)	(9.6)	(0.6)
Loss on extinguishment of debt	—	—	—	—	28.3
Other non-operating—net	(12.8)	(0.7)	(1.6)	(0.9)	0.1

Earnings before income taxes, equity in earnings (loss) of unconsolidated affiliates and cumulative effect of a change in accounting principle	695.6	1,175.4	625.9	81.8	110.3
Income tax provision(1)	246.0	378.1	199.5	19.7	128.7
Equity in earnings (loss) of unconsolidated affiliates—net of taxes	(1.1)	4.2	0.9	—	—
Cumulative effect of a change in accounting principle—net of taxes(2)	—	—	—	—	(2.8)

Net earnings (loss)	448.5	801.5	427.3	62.1	(21.2)
Less: Net earnings attributable to the noncontrolling interest	82.9	116.9	54.6	28.8	17.8

Net earnings (loss) attributable to common stockholders	$365.6	$684.6	$372.7	$33.3	$(39.0)

Cash dividends declared per common share	$0.40	$0.40	$0.08	$0.08	$0.02

Ratio of earnings to fixed charges	105.3x	171.9x	104.1x	13.9x	7.5x

August 17, 2005 through December 31, 2005
(in millions, except per share amounts)
Post-Initial Public Offering (IPO) Information Net Loss and Loss Per Share:
Loss before cumulative effect of a change in accounting principle	$(106.5)
Cumulative effect of a change in accounting principle—net of taxes	(2.8)

Post-IPO net loss	$(109.3)
Less: Post-IPO net earnings attributable to the noncontrolling interest	3.0

Post-IPO net loss attributable to common stockholders	$(112.3)

Basic and diluted weighted average common shares outstanding	55.0

Basic and diluted net loss per share:
Post-IPO net loss attributable to common stockholders(3)	$(2.04)

	Year ended December 31,
	Actual 2009	Actual 2008	Actual 2007	Actual 2006	Pro forma(4) 2005
	(in millions, except per share amounts)
Share and per share data:
Net earnings (loss) attributable to common stockholders:(3)
Basic	$7.54	$12.35	$6.70	$0.60	$(0.71)
Diluted	$7.42	$12.13	$6.56	$0.60	$(0.71)
Weighted average common shares outstanding:
Basic	48.5	55.4	55.7	55.0	55.0
Diluted	49.2	56.4	56.8	55.1	55.0

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions)
Other Financial Data:
Depreciation, depletion and amortization	$101.0	$100.8	$84.5	$94.6	$97.5
Capital expenditures	235.7	141.8	105.1	59.6	72.2

	December 31,
	2009	2008	2007	2006	2005
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$697.1	$625.0	$366.5	$25.4	$37.4
Short-term investments(5)	185.0	—	494.5	300.2	179.3
Total assets	2,494.9	2,387.6	2,012.5	1,290.4	1,228.1
Customer advances	159.5	347.8	305.8	102.7	131.6
Total debt	4.7	4.1	4.9	4.2	4.2
Stockholders' equity	1,728.9	1,338.1	1,187.0	767.0	755.9
Book value per share(6)	$35.65	$24.15	$21.31	$13.95	$13.74

(1)
In 2005, the income tax provision includes a non-cash charge of $99.9 million to establish a valuation allowance against net operating loss carryforwards generated when we operated as a cooperative.

(2)
The cumulative effect of a change in accounting principle in 2005 represents the adoption of an accounting standard related to conditional asset retirement obligations.

(3)
2005 amounts represent pro forma basic and diluted net earnings (loss) per share as if the weighted-average number of shares issued in the initial public offering were outstanding as of the beginning of the year.

(4)
2005 Post-IPO and full year net loss per share attributable to common shareholders is net of a cumulative effect of a change in accounting principle of $0.05 per basic and diluted common share.

(5)
In 2007, short-term investments consisted primarily of available-for-sale auction rate securities. In 2008, these investments became illiquid as traditional market trading mechanisms for auction rate securities ceased and auctions for these securities failed. As a result, at December 31, 2009 and 2008, our remaining investments in auction rate securities are classified as a noncurrent asset on our consolidated balance sheet, as we will not be able to access these funds until traditional market trading mechanisms resume, a buyer is found outside the auction process and/or the securities are redeemed by the issuer. At December 31, 2009, short-term investments consisted of available-for-sale U.S. Treasury Bills.

(6)
Book value per share is equal to stockholders' equity divided by basic weighted average common shares outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR TERRA

        The following table sets forth the selected historical annual consolidated financial data for Terra. The data as of and for the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from Terra's consolidated financial statements. Certain prior year amounts were reclassified in Terra's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 to conform to the December 31, 2009 presentation as it relates to the retrospective adoption of accounting guidance related to noncontrolling interest. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

        You should read this selected consolidated financial and operating data in conjunction with Terra's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Please see the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

	Year ended December 31,
	2009(2)		2008(3)		2007(4)		2006		2005(5)
	(in millions, except per share amounts)
Statement of Operations Data:(1)
Total revenues	$1,581.4		$2,891.5		$2,342.9		$1,819.7		$1,930.8
Gross profit	386.2		863.2		527.5		118.5		154.7
Amounts attributable to Terra Industries Inc.:
Income from continuing operations	151.5		632.8		220.8		4.7		31.6
Income (loss) from discontinued operations	1.1		8.3		(18.9)		(0.5)		(9.5)
Net income attributable to Terra Industries Inc.	152.6		641.0		201.9		4.2		22.1
Preferred share dividends	(0.1)		(3.9)		(5.1)		(5.1)		(5.1)
Cash dividends declared per common share	$7.90		$0.30		$—		$—		$—
Ratio of earnings to fixed charges and preferred dividends	3.6	x	8.3	x	5.8	x	1.4	x	1.9	x

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions, except per share amounts)
Share and per share data:
Basic weighted average common shares outstanding	99.4	93.8	90.6	92.7	92.5

Earnings per share—basic
Income per share—continuing operations	$1.53	$6.65	$2.38	$—	$0.28
Income (loss) per share—discontinued operations	0.01	0.09	(0.21)	(0.01)	(0.10)

Net income (loss) per share	$1.54	$6.74	$2.17	$(0.01)	$0.18

Diluted weighted average common shares outstanding	100.0	103.4	106.5	92.7	94.9

Earnings per share—diluted
Income per share—continuing operations	$1.52	$6.12	$2.07	$—	$0.28
Income (loss) per share—discontinued operations	0.01	0.08	(0.17)	(0.01)	(0.10)

Net income (loss) per share	$1.53	$6.20	$1.90	$(0.01)	$0.18

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions)
Other Financial Data:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	$84.8	$78.9	$94.8	$108.1	$110.3
Capital expenditures and plant turnaround expenditures	133.9	89.3	82.4	86.1	53.2

	December 31,
	2009	2008	2007	2006	2005
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$501.3	$966.7	$698.2	$179.0	$86.4
Total assets	1,599.7	2,113.0	1,888.3	1,572.7	1,523.6
Customer prepayments	39.2	111.6	299.4	77.1	52.9
Long-term debt and capital leases	602.4	330.0	330.0	331.3	331.3
Preferred stock	0.5	1.5	115.8	115.8	115.8
Stockholders' equity	490.7	1,063.0	621.5	483.0	492.9
Book value per share(6)	$4.94	$11.33	$6.86	$5.21	$5.33

(1)
The statement of operations data is included in a condensed format as the detailed information was not available.

(2)
The 2009 selected financial data includes (i) the effects of a special cash dividend of $7.50 per share (or $748.7 million) declared on October 29, 2009 and paid on December 11, 2009; (ii) $42.8 million, net of tax ($0.43 per diluted share) for the early repatriation of funds to the U.S.; (iii) $32.4 million, net of tax ($0.32 per diluted share) for the early retirement of debt; and (iv) $11.2 million, net of tax ($0.11 per diluted share) of other operating expenses related to the CF Industries Holdings, Inc. unsolicited acquisition offers.

(3)
The 2008 selected financial data includes (i) the effects of the Series A Preferred Shares inducement converting a total of 118,400 shares to 11,887,550 shares of Terra Industries common stock; (ii) the effects of instituting a cash dividend per common share of $0.10 per quarter starting in May 2008; (iii) and the full year equity earnings effect of the GrowHow joint venture of $95.6 million.

(4)
The 2007 selected financial data includes (i) the effects of contributing the Terra Nitrogen U.K. operations into the GrowHow joint venture on September 14, 2007 (ii) a $39.0 million impairment charge for the Beaumont, Texas assets and (iii) a $38.8 million loss on the early retirement of debt associated with the debt refinancing that was completed during 2007.

(5)
The 2005 selected financial data includes the full year income statement effects of the December 21, 2004 acquisition of Mississippi Chemical Corporation.

(6)
Book value per share is equal to stockholders' equity divided by basic weighted average common shares outstanding.

SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

        The following selected unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2009, or the "pro forma balance sheet," is presented on a pro forma basis to give effect to the purchase of Terra and the related transactions and the redemption of Terra's outstanding 7.75% senior notes due 2019 and remaining outstanding 7% senior notes due 2017, as if such transactions had occurred on December 31, 2009.

        The following selected unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009, or the "pro forma statement of operations," is presented on a pro forma basis to give effect to the purchase of Terra and the related transactions, the purchase and redemption of all of Terra's 7% senior notes due 2017 and the redemption of Terra's 7.75% senior notes due 2019, as if such transactions had occurred on January 1, 2009.

        The unaudited pro forma adjustments are based on publicly available information and certain assumptions that CF Holdings believes are reasonable, which are described in the notes to the "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements." Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable, and reasonably available to CF Holdings. CF Holdings has not performed detailed valuation analyses necessary to determine the fair market values of the Terra assets to be acquired and liabilities to be assumed and accordingly the pro forma financial statements do not include an allocation of the purchase price. The following should be read in connection with the section of this prospectus/offer to exchange entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," and other information included in or incorporated by reference into this document.

Year ended December 31, 2009
Pro Forma
(amounts in millions)
Statement of Operations Data:
Net sales	$4,189.8
Cost of sales	2,964.2

Gross margin	1,225.6
Selling, general and administrative	130.0
Equity in earnings of unconsolidated affiliates	(17.7)
Other operating—net	114.7

Operating earnings	998.6
Interest expense—net	353.1
Other non-operating—net	(12.8)

Earnings before income taxes, equity in earnings of unconsolidated affiliates	658.3
Income tax provision	210.3
Equity in earnings of unconsolidated affiliates—net of taxes	13.1

Net earnings from continuing operations	461.1
Net earnings attributable to the noncontrolling interest	108.9

Net earnings attributable to common stockholders	$352.2

Ratio of earnings to fixed charges	2.8 x
Ratio of earnings to fixed charges and preferred dividends	2.6 x

Year ended December 31, 2009
Pro Forma
(amounts in millions, except per share amounts)
Share and per share data:
Net earnings per share attributable to common stockholders
Basic	$6.07
Diluted	$6.00
Weighted average common shares oustanding
Basic	58.0
Diluted	58.7

As of December 31, 2009
Pro Forma
(amounts in millions)
Balance Sheet Data:
Cash and cash equivalents	$345.1
Total assets	7,706.9
Customer advances	198.7
Total debt	3,724.7
Stockholders' equity	2,289.3
Total equity	2,729.7
Book value per share(1)	$39.47

(1)
Book value per share is equal to stockholders' equity divided by basic weighted average common shares outstanding.

 HISTORICAL AND PRO FORMA PER SHARE DATA

        The following selected unaudited pro forma combined consolidated per share information for the year ended December 31, 2009 reflects the purchase of Terra and the related transactions, and the purchase and redemption of all of Terra's 7.75% senior notes due 2019 and 7% senior notes due 2017, as if such transactions had occurred on January 1, 2009. The unaudited pro forma as adjusted combined consolidated book value per share reflects the purchase of Terra and the related transactions, the use of cash to redeem Terra's outstanding 7.75% senior notes due 2019 and remaining outstanding 7% senior notes due 2017, as if such transactions had occurred on December 31, 2009. The following should be read in connection with the section of this prospectus/offer to exchange entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," and other information included in or incorporated by reference into this document.

        The pro forma data is unaudited and for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer. This pro forma information is subject to risks and uncertainties, including those discussed in the section entitled "Risk Factors."

Year ended December 31, 2009
Unaudited pro forma combined consolidated:
Net earnings per share attributable to common stockholders
Basic	$6.07
Diluted	6.00
Dividends declared per common share	0.40
Book value per share(1)	$39.47
Unaudited equivalent pro forma combined consolidated(2):
Net earnings per share attributable to common stockholders
Basic	$0.58
Diluted	0.57
Dividends declared per common share	0.04
Book value per share(1)	3.76
CF Holdings historical data:
Net earnings per share attributable to common stockholders
Basic	$7.54
Diluted	7.42
Dividends declared per common share	0.40
Book value per share(1)	35.65
Terra historical data:
Net income per share attributable to Terra Industries Inc.
Basic	$1.53
Diluted	1.52
Dividends declared per common share	7.90
Book value per share(1)	4.94

(1)
Book value per share is equal to stockholders' equity divided by basic weighted average common shares outstanding.

(2)
Unaudited equivalent pro forma per share amounts have been calculated by multiplying the respective amounts from the unaudited pro forma combined consolidated financial statements by the exchange ratio of 0.0953 to arrive at the per share amounts equated to one share of Terra common stock.

 COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

        Shares of CF Holdings common stock are listed on the NYSE under the symbol "CF" and shares of Terra common stock are listed on the NYSE under the symbol "TRA."

        The following table sets forth the high and low sales prices per share of CF Holdings and Terra common stock for the periods indicated, in each case as reported on the consolidated tape of the NYSE, as well as cash dividends per share of common stock, as reported in CF Holdings' and Terra's respective Annual Reports on Form 10-K for the year ended December 31, 2009 with respect to the years 2008 and 2009, and thereafter as reported in publicly available sources.

	CF Holdings Common Stock Market Price			Terra Common Stock Market Price
	High	Low	Dividend	High	Low	Dividend
2008
First Quarter	$131.71	$78.73	$0.10	$53.48	$33.80	$—
Second Quarter	$172.99	$97.35	$0.10	$56.25	$33.85	$0.10
Third Quarter	$168.14	$81.13	$0.10	$57.64	$25.85	$0.10
Fourth Quarter	$93.63	$37.71	$0.10	$30.00	$11.21	$0.10
2009
First Quarter	$75.15	$42.30	$0.10	$30.09	$14.45	$0.10
Second Quarter	$84.61	$64.84	$0.10	$30.81	$23.60	$0.10
Third Quarter	$91.93	$67.94	$0.10	$37.25	$23.90	$0.10
Fourth Quarter	$95.13	$76.95	$0.10	$43.13	$31.03	$7.60
2010
January 1, 2010 to March 18, 2010	$110.00	$90.53	$0.10	$46.95	$30.27	$0.10

        The following table sets forth the closing prices of CF Holdings and Terra as reported on March 1, 2010, the last trading day prior to the public announcement of our offer and on March 18, 2010, the last trading day prior to the printing of this prospectus/offer to exchange. The table also shows the implied value of one share of Terra common stock, which was calculated by (i) multiplying the closing price for one share of CF Holdings common stock by the exchange ratio of 0.0953 and (ii) adding the cash consideration per share of $37.15, less any applicable withholding taxes and without interest.

	CF Holdings Common Stock Closing Price	Terra Common Stock Closing Price	Implied Value of Terra Common Stock
March 1, 2010	$107.54	$41.20	$47.40
March 18, 2010	$93.12	$45.88	$46.02

        The nominal price to be paid in the offer (based on CF Holdings' closing stock price on March 11, 2010) represents a 40.6% premium over the closing price of Terra common stock on February 12, 2010, the last trading day prior to the announcement of the Yara/Terra merger agreement and a 13.4% premium over $41.20, the closing price of Terra common stock on March 1, 2010, the last trading day prior to the public announcement of our offer.

        The value of the offer will change as the market prices of CF Holdings common stock and Terra common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of CF Holdings common stock. You are encouraged to obtain current market quotations for CF Holdings and Terra common stock prior to making any decision with respect to the offer.

        Please also see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Effect of the Offer on the Market for Shares of Terra Common Stock; NYSE Listing; Registration Under the Exchange Act; Margin Regulations" for a discussion of the possibility that Terra's shares will cease to be listed on the NYSE.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this prospectus/offer to exchange (see the section entitled "Where You Can Find More Information"), including the matters addressed in the section entitled "Forward-Looking Statements," you should carefully consider the following risks before deciding whether to tender your shares of Terra common stock in the offer.

Risk Factors Relating to the Offer and the Second-Step Merger

  The exchange ratio of the offer is fixed and will not be adjusted. Because the market price of shares of CF Holdings common stock may fluctuate, Terra stockholders cannot be sure of the market value of the shares of CF Holdings common stock that will be issued in connection with the offer

        Each outstanding share of Terra common stock will be exchanged for the right to receive (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 shares of CF Holdings common stock (together with the associated preferred stock purchase rights) upon consummation of the offer. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of CF Holdings common stock or Terra common stock. If the price of CF Holdings common stock declines (which may occur as the result of a number of reasons (many of which are out of our control), including as a result of the risks described in the section of this prospectus/offer to exchange entitled "Risk Factors"), Terra stockholders will receive less value for their shares upon exchange of tendered shares in the offer or consummation of the second-step merger than the value calculated pursuant to the exchange ratio on the date the offer was announced. Because the offer and the second-step merger may not be completed until certain conditions have been satisfied or waived (please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer"), a significant period of time may pass between the commencement of the offer and the time that CF Holdings accepts shares of Terra common stock for exchange. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of CF Holdings common stock that will be issued if CF Holdings accepts such shares for exchange. However, tendered shares of Terra common stock may be withdrawn at any time prior to the time they are accepted for exchange pursuant to the offer. Please see the section entitled "Comparative Market Price and Dividend Information" for the historical high and low sales prices per share of CF Holdings and Terra common stock, as well as cash dividends per share of CF Holdings and Terra common stock respectively.

        Terra stockholders are urged to obtain current market quotations for CF Holdings and Terra common stock when they consider whether to tender their shares of Terra common stock pursuant to the offer.

  The offer may adversely affect the liquidity and value of non-tendered shares of Terra common stock

        In the event that not all of the shares of Terra common stock are tendered in the offer and we accept for exchange those shares tendered in the offer, the number of stockholders and the number of shares of Terra common stock held by individual holders will be greatly reduced. As a result, CF Holdings' acceptance, through Composite, of shares for exchange in the offer could adversely affect the liquidity and could also adversely affect the market value of the remaining shares of Terra common stock held by the public. Subject to the rules of the NYSE, CF Holdings may also seek to cause Terra to delist the shares of Terra common stock on the NYSE. As a result of such delisting, shares of Terra common stock not tendered pursuant to the offer may become illiquid and may be of reduced value. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Plans for Terra."

  The price of CF Holdings common stock after the consummation of the offer may be volatile and subject to wide fluctuations

        The trading price of CF Holdings common stock has historically fluctuated significantly. The price of CF Holdings common stock could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the risk factors below, as well as:

  •
  actual or anticipated fluctuations in operating results;

  •
  changes in market prices for nitrogen and phosphate based fertilizers or for the raw materials used to produce such fertilizers, such as natural gas;

  •
  changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

  •
  our inability to raise additional capital;

  •
  acquisitions, strategic alliances or joint ventures involving us or our competitors;

  •
  actions of CF Holdings' current stockholders, including sales of common stock by directors and executive officers of CF Holdings;

  •
  the arrival or departure of key personnel;

  •
  our, or a competitor's, announcement of new products, services or innovations;

  •
  actual or expected changes in our growth rates or our competitors' growth rates; and

  •
  the operating and stock price performance of other comparable companies.

        General market conditions and domestic or international macroeconomic factors unrelated to our performance may also affect the price of CF Holdings common stock. For these reasons, investors should not rely on recent trends to predict future prices of CF Holdings common stock or financial results.

  CF Holdings must incur a substantial amount of indebtedness to acquire the shares of Terra common stock pursuant to the offer and the second-step merger, to refinance Terra's outstanding indebtedness, and to pay related fees and expenses. CF Holdings expects, but cannot guarantee, that the combined company will be able to make all required principal and interest payments when due

        Assuming acceptance of shares of Terra common stock for exchange on December 31, 2009, CF Holdings' pro forma total indebtedness as of December 31, 2009, after giving effect to the acquisition of 100% of the outstanding shares of Terra common stock, as described in the section of this prospectus/offer to exchange entitled "Unaudited Pro Forma Condensed Combined Financial Statements," would be approximately $3.7 billion. Based upon current levels of operations, CF Holdings expects, but cannot guarantee, that the combined company will be able to generate sufficient cash flow to make all of the principal and interest payments under this indebtedness when such payments are due or that it will be able to refinance such indebtedness. The risk associated with this substantial indebtedness may be increased as we have historically operated with very limited indebtedness.

  CF Holdings' anticipated level of indebtedness, and covenant restrictions under its indebtedness, could adversely affect its operations and liquidity

        CF Holdings' increased indebtedness, especially if CF Holdings is unable to complete its planned public offering of shares of CF Holdings common stock following the closing of the transaction, could have important consequences for its business and to holders of its common stock in adversely affecting

CF Holdings' operations and liquidity. CF Holdings' anticipated level of indebtedness could, among other things:

  •
  make it more difficult for CF Holdings to pay or refinance its debts as they become due during adverse economic and industry conditions because any related decrease in revenues could cause CF Holdings to not have sufficient cash flows from operations to make its scheduled debt payments;

  •
  cause CF Holdings to use a portion of its cash flow from operations for debt service, reducing the availability of cash to fund working capital and capital expenditures, research and development and other business activities;

  •
  cause CF Holdings to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

  •
  cause CF Holdings to be more vulnerable to general adverse economic and industry conditions;

  •
  cause CF Holdings to be disadvantaged compared to competitors with less leverage;

  •
  result in a downgrade in the credit rating of CF Holdings or CF Holdings' indebtedness which could increase the cost of further borrowings; and

  •
  limit CF Holdings' ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes.

        The terms CF Holdings' indebtedness following the consummation of the offer are expected to include covenants restricting CF Holdings' ability to finance its future operations and capital needs and to engage in other business activities, including, among other things, making investments and conducting asset dispositions.

  If CF Holdings is unable to comply with restrictions in the proposed credit facilities, or debt incurred in replacement thereof, the indebtedness thereunder could be accelerated

        The credit facilities contemplated by the commitment letter received by CF Holdings, or debt incurred in replacement thereof, will impose restrictions on CF Holdings and require certain payments of principal and interest over time. A failure to comply with these restrictions or to make these payments could lead to an event of default that could result in an acceleration of the indebtedness. CF Holdings cannot make any assurances that its future operating results will be sufficient to ensure compliance with the covenants in its agreements or to remedy any such default. In the event of an acceleration of this indebtedness, CF Holdings may not have or be able to obtain sufficient funds to make any accelerated payments.

        Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Source and Amount of Funds" for more information about the credit facilities envisaged by the commitment letter received by CF Holdings and the restrictions contained therein and payments required thereby.

  The market for CF Holdings common stock may be adversely affected by the issuance of shares pursuant to the offer and the second-step merger, as well as the anticipated issuance of additional shares after the closing of the transaction, and the sale of shares by certain arbitrage and investment firms

        In connection with the completion of the offer and the second-step merger, and as described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer," CF Holdings expects to issue approximately 9.5 million shares of CF Holdings common stock.

        CF Holdings anticipates that, following the completion of the offer, it will effect a public offering of shares of CF Holdings common stock in an amount equal to approximately $1.0 billion. There can be no assurance that CF Holdings will be able to consummate such public offering on terms acceptable to us or at all or that, if such offering is consummated, it will be for the amount contemplated.

        We believe the current stockholders of CF Holdings include a number of arbitrage and investment firms that may quickly sell their shares of CF Holdings common stock following the completion of the Terra transaction. In addition, we believe the current stockholders of Terra include a number of arbitrage and investment firms that may quickly sell the shares of CF Holdings common stock they receive in the offer or the second-step merger.

        The issuance of new shares of CF Holdings common stock and the potential sales of CF Holdings common stock could have the effect of depressing the market price for shares of our common stock.

  Uncertainties exist in integrating the business and operations of CF Holdings and Terra

        CF Holdings intends, to the extent possible, to integrate Terra's operations with those of CF Holdings. Although CF Holdings believes that the integration of Terra's operations into CF Holdings will be achievable, there can be no assurance that CF Holdings will not encounter substantial difficulties integrating Terra's operations with CF Holdings' operations, which could result in a delay or the failure to achieve the anticipated benefits and synergies of the combination and, therefore, the expected cost savings. Additionally, these cost savings may be less than CF Holdings currently expects, or may not be realized. The difficulties of combining the operations of the companies include, among other things:

  •
  possible inconsistencies in standards, controls, procedures and policies, and compensation structures between Terra and CF Holdings;

  •
  the complexities of integrating the business and operations of Terra with those of CF Holdings;

  •
  the retention of existing customers and attraction of new customers;

  •
  the retention of key employees;

  •
  the consolidation of corporate and administrative infrastructures;

  •
  the minimization of the diversion of management's attention from ongoing business concerns; and

  •
  the possibility of tax costs or inefficiencies associated with the integration of the operations of the combined company.

        Also, our proposal is not dependent upon the retention or cooperation of Terra's senior management. There can be no assurance that there will not be some level of uncooperativeness on the part of Terra's senior executive management and/or its other employees which could adversely affect the integration process.

  Upon your receipt of shares of CF Holdings common stock in the offer, you will become a shareholder in CF Holdings, a Delaware corporation, which may change certain stockholder rights and privileges you hold as a stockholder of Terra, a Maryland corporation

        CF Holdings is a Delaware corporation and is governed by the laws of the State of Delaware and by its certificate of incorporation and bylaws. Delaware corporation law extends to stockholders certain rights and privileges that may not exist under Maryland law and, conversely, does not extend certain rights and privileges that you may have as a stockholder of Terra, which is governed by Maryland law and its charter and bylaws. For example, CF Holdings' certificate of incorporation and bylaws contain certain anti-takeover provisions which may make an acquisition of us difficult, despite the possible benefit to our stockholders. CF Holdings has also adopted a stockholder rights plan which could deter potential acquirers and thereby reduce the likelihood that you will receive a premium for your

CF Holdings common stock in an acquisition. For a detailed discussion of the rights of CF Holdings stockholders versus the rights of Terra stockholders, see the section entitled "Comparison of Stockholders' Rights."

  Consummation of the offer would trigger certain provisions contained in Terra's employee benefit plans or agreements that could require CF Holdings to make change of control payments

        Certain of Terra's employee benefit plans or agreements contain change of control clauses providing for compensation to be granted to certain members of Terra senior management either upon a change of control, or if, following a change of control, Terra terminates the employment relationship between Terra and these employees, or if these employees terminate the employment relationship because their respective positions with Terra have materially changed. If successful, the offer would constitute a change of control of Terra, thereby giving rise to potential change of control payments. Information regarding the potential change of control payments is more fully described in Terra's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Terra stockholders together with this prospectus/offer to exchange and is incorporated herein by reference.

Risk Factors Relating to CF Holdings' Business

        You should read and consider risk factors specific to CF Holdings' businesses that will also affect the combined company after the merger, described in Part I, Item 1A of CF Holdings' annual report on Form 10-K for the year ended December 31, 2009, which has been filed by CF Holdings with the SEC and all of which are incorporated by reference into this document.

Risk Factors Relating to Terra's Business

        You should read and consider risk factors specific to Terra's businesses that will also affect the combined company after the merger, described in Part I, Item 1A of Terra's annual report on Form 10-K for the year ended December 31, 2009, which has been filed by Terra with the SEC and all of which, except for the risk factors that relate to the terminated Yara/Terra merger agreement and the transactions contemplated thereby, are incorporated by reference into this document.

THE COMPANIES

CF Holdings

        CF Holdings is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. Our operations are organized into two business segments: the nitrogen segment and the phosphate segment. Our principal products in the nitrogen segment are ammonia, urea and urea ammonium nitrate solution. Our principal products in the phosphate segment are diammonium phosphate and monoammonium phosphate, and granular muriate of potash.

        Our principal assets include:

  •
  the largest nitrogen fertilizer complex in North America (Donaldsonville, Louisiana);

  •
  a 66% economic interest in the largest nitrogen fertilizer complex in Canada (which we operate in Medicine Hat, Alberta, through Canadian Fertilizers Limited);

  •
  one of the largest integrated ammonium phosphate fertilizer complexes in the United States (Plant City, Florida);

  •
  the most-recently constructed phosphate rock mine and associated beneficiation plant in the United States (Hardee County, Florida);

  •
  terminals, warehouses and associated transportation equipment located primarily in the Midwestern United States; and

  •
  a 50% interest in KEYTRADE AG, a global fertilizer trading company headquartered near Zurich, Switzerland.

        For the year ended December 31, 2009, CF Holdings sold 5.9 million tons of nitrogen fertilizers and 2.2 million tons of phosphate fertilizers, generating net sales of $2.6 billion.

        CF Holdings is a Delaware corporation with principal executive offices at 4 Parkway North, Suite 400, Deerfield, Illinois 60015, and its telephone number is (847) 405-2400.

Composite

        Composite is an indirect wholly-owned subsidiary of CF Holdings that was formed for the sole purpose of acquiring the outstanding shares of Terra common stock and consummating a subsequent merger of Composite with and into Terra. Composite has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the second-step merger.

        Composite was incorporated as a Maryland corporation on February 9, 2009. Composite's principal executive offices are located at 4 Parkway North, Suite 400, Deerfield, Illinois 60015, and its telephone number is (847) 405-2400.

Terra

        Terra Industries Inc. is a leading North American producer and marketer of nitrogen products, serving agricultural and industrial (including environmental) customers. In addition to manufacturing facilities at Port Neal, Iowa; Courtright, Ontario, Canada; Yazoo City, Mississippi; Donaldsonville, Louisiana; and Woodward, Oklahoma, Terra owns a 75.3% interest in Terra Nitrogen Company, L.P. ("TNCLP"), which, through a subsidiary, operates Terra's manufacturing facility at Verdigris, Oklahoma. Terra is the sole general partner and the majority limited partner of TNCLP. In addition, Terra owns a 50% interest in Point Lisas Nitrogen Limited, an ammonia production joint venture in the Republic of Trinidad and Tobago, and a 50% interest in GrowHow UK Limited, a nitrogen products production joint venture with facilities located in the United Kingdom.

        Terra is one of the largest North American producers of anhydrous ammonia (or ammonia), the basic building block of nitrogen fertilizers. Terra converts a significant portion of the ammonia it produces into urea ammonium nitrate solutions, ammonium nitrate and urea. Terra also converts ammonia to nitric acid and dinitrogen tetroxide for use in industrial applications, and captures and sells carbon dioxide to industrial users.

        Terra is a Maryland corporation with principal executive offices at Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102, and its telephone number is (712) 277-1340.

 BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

        Since the late 1990's, management and representatives of CF Holdings (and its predecessor, CF Industries, Inc.) and Terra have engaged in several series of discussions and meetings concerning a potential business combination between the two companies. None of these discussions led to entry into any definitive agreement for a business combination transaction.

        In late 2003, Mr. Michael L. Bennett, President and Chief Executive Officer of Terra contacted Mr. Stephen R. Wilson, then President and Chief Executive Officer of CF Industries, Inc., to discuss a potential business combination between Terra and CF Industries, Inc. The parties then had multiple discussions regarding a possible transaction. On August 9, 2004, Terra announced it had reached a definitive agreement to acquire Mississippi Chemical Corporation for approximately $268 million. On that same day, Mr. Bennett also informed Mr. Wilson that Terra was postponing further discussions to focus its efforts on acquiring and integrating Mississippi Chemical Corporation.

        In August 2005, CF Holdings completed its initial public offering.

        In May 2007, Mr. Wilson, the Chairman, President and Chief Executive Officer of CF Holdings, contacted Mr. Bennett to discuss a potential business combination between CF Holdings and Terra. Over the course of the summer of 2007 and early fall 2007, Mr. Wilson and Mr. Bennett engaged in a number of discussions regarding a potential transaction. In September 2007, Mr. Bennett informed Mr. Wilson that Terra was not interested in pursuing further discussions. In November 2007, Mr. Wilson and David R. Harvey, CF Holdings' lead independent director, met with Mr. Bennett and Henry R. Slack, the chairman of Terra's board of directors. During this meeting, Mr. Bennett reiterated that Terra was not interested in pursuing further discussions regarding a possible business combination transaction.

        On the evening of January 15, 2009, Mr. Wilson met with Mr. Bennett and informed him that the CF Holdings board of directors had authorized him to make an offer for Terra of 0.4235 shares of CF Holdings common stock for each share of Terra common stock, subject to the negotiation of a definitive merger agreement, receipt of necessary approvals and limited confirmatory due diligence. At this meeting, Mr. Wilson delivered a letter containing CF Holdings' proposal to Mr. Bennett. The letter read as follows:

January 15, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000
Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer
Dear Members of the Board:

I am writing on behalf of the Board of Directors of CF Industries Holdings, Inc. to make a proposal for a business combination between CF and Terra Industries Inc. Under our proposal, CF would acquire all of the outstanding shares of Terra common stock at a fixed exchange ratio of 0.4235 CF shares for each Terra common share. Our proposal represents a premium of 34% based on the 30-day volume weighted average prices for the shares of our two companies, and a 29% premium based on the 10-day volume weighted average. Our proposal also represents a 23% premium over the closing price of your shares today.

Since you first approached us several years ago regarding a combination of our companies, we believe that we have developed mutual respect for the two organizations and have both recognized that a combination makes strategic sense. Combining the talents and creative energy of our respective workforces will substantially enhance our ability to maximize value for shareholders going forward. CF respects the strong culture of Terra, an attribute we believe is highly complementary to our business, and we believe there are attractive opportunities at the combined company for Terra's employees.

We anticipate annual run-rate operating synergies from the combination will be in excess of $100 million and your shareholders will share in the value of those synergies through their continued ownership of the combined company. In addition, the resulting company would emerge a global leader in nitrogen fertilizer production. Together we would create a company with greater scale and an improved strategic platform better able to compete in a global commodity industry. The combination creates a larger and better capitalized company than either company currently. A combination would provide shareholders greater market liquidity, a stronger and more flexible balance sheet and improved access to capital. An enhanced financial profile could support additional opportunities to pursue value-creating projects and attractive new investment opportunities. Furthermore, the combination provides Terra shareholders with important diversification from a single crop nutrient, nitrogen, into a strong new position in phosphate and participation in and global market insights through our 50% interest in KEYTRADE AG.

We have dedicated considerable time and resources to an analysis of a potential transaction and are confident that the combination will receive all necessary regulatory approvals. We are confident that you agree with this assessment given that you initially approached us regarding a combination.

Our proposal is subject to the negotiation of a definitive merger agreement and receipt of the necessary board and shareholder approvals. Because our proposal is based solely on publicly available information, it is subject to our having the opportunity to conduct limited confirmatory due diligence. In addition, because the merger consideration is payable in CF stock, we would provide you with an opportunity to conduct appropriate due diligence with respect to CF. We are prepared to send you a draft merger agreement and to begin discussions and due diligence immediately.
We understand that Terra's debt may need to be refinanced as a result of the combination. Our proposal is not subject to any financing contingency.
In light of the significance of this proposal to your shareholders and ours, as well as the potential for selective disclosures, our intention is to release the text of this letter to the public.
My leadership team and I would be happy to make ourselves available to meet with your management team and Board at your earliest convenience.

We believe this proposal represents a unique opportunity to create significant value for Terra's shareholders and employees, and that the combined company will be better positioned to provide an enhanced value proposition to customers. We hope that you share our enthusiasm, and we look forward to a favorable reply. We respectfully request that you respond no later than January 30, 2009.
Sincerely yours,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        In considering whether to make an offer to acquire Terra, the CF Holdings board of directors believed, based on the prior discussions between the parties, that further private negotiations would not likely lead to a definitive agreement within a reasonable period of time. For this reason, as well as our belief in the significance of the proposal to Terra's and CF Holdings' stockholders, we publicly released the terms of the proposal and the text of the above letter later in the evening of January 15, 2009.

        On January 16, 2009, Terra issued a press release confirming receipt of CF Holdings' proposal to acquire all of the outstanding shares of Terra common stock, indicating that Terra's board of directors was considering and evaluating CF Holdings' proposal with its advisors and advised Terra's stockholders to take no action at that time pending the review by Terra's board of directors.

        On the morning of January 28, 2009, Mr. Wilson received a telephone message from Mr. Bennett informing him that shortly he would be receiving a written response to CF Holdings' proposal and that the response would be released to the public. Mr. Bennett subsequently delivered a letter to Mr. Wilson explaining that the Terra board of directors had declined to accept the proposal. The letter read as follows:

January 28, 2009
Mr. Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, IL 60015
Dear Mr. Wilson:

The Board of Directors of Terra Industries Inc., with the assistance of its financial and legal advisors, has carefully considered your unsolicited proposal to combine our companies. Although we are perplexed by your decision to make a public approach that is conditioned on and subject to due diligence, we have nonetheless examined thoroughly the full range of strategic, industrial, financial and legal aspects of the combination you propose.

We concluded that your proposal does not present a compelling case to create additional value for the shareholders of either company, and that it substantially undervalues Terra on an absolute basis and relative to your company. Accordingly, our Board has unanimously concluded that your proposal is not in the best interests of Terra and our shareholders and we decline to accept it.
Sincerely,

/s/ MICHAEL L. BENNETT	/s/ HENRY R. SLACK
Michael L. Bennett President and Chief Executive Officer	Henry R. Slack Chairman of the Board

        On the evening of January 28, 2009, CF Holdings issued a press release reiterating its commitment to CF Holdings' proposal for a business combination with Terra.

        On or about February 2, 2009, Mr. Wilson telephoned Mr. Bennett to request a meeting between the two executives to discuss CF Holdings' proposal for a business combination with Terra.

        On the evening of February 3, 2009, CF Holdings delivered a notice to Terra, in accordance with Terra's bylaws, nominating three individuals for election as Terra directors at Terra's 2009 annual meeting of stockholders. Also on February 3, 2009, CF Holdings issued a press release in connection with this notice and announced its intention to commence an exchange offer for shares of Terra common stock on the terms set forth in its January 15, 2009 proposal. Later that day, Terra issued a press release in response to CF Holdings' announcement, acknowledging that CF Holdings had nominated three directors to serve on Terra's board of directors and restating the Terra board's position with respect to CF Holdings' proposal.

        On February 9, 2009, Mr. Wilson and a representative of Morgan Stanley & Co. Incorporated, or "Morgan Stanley," met with Mr. Bennett and an advisor to Terra to review the terms of CF Holdings' proposal to acquire Terra. During the meeting, Mr. Wilson also communicated to Mr. Bennett the information set forth below in the February 23, 2009 letter from Mr. Wilson to the board of directors of Terra, including CF Holdings' willingness to review any information that Terra believed justified a change in the terms of CF Holdings' proposal. The advisor to Terra informed Mr. Wilson that Terra had scheduled a meeting of its board of directors to be held during the week of February 16, 2009 and that CF Holdings could expect to hear from Terra during that week.

        On February 18, 2009, an advisor to Terra contacted a representative of Morgan Stanley and informed him that Terra had a different view as to Terra's strategy. The advisor also did not communicate any willingness on the part of Terra to provide CF Holdings with information.

        On February 18, 2009, CF Holdings filed the notification and report form required under the HSR Act with respect to the offer and CF Holdings proposed business combination with Terra.

        On February 23, 2009, Mr. Wilson sent a letter to the board of directors of Terra, which read as follows:

February 23, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:

As you are aware, it has been over one month since we made our offer for a business combination with Terra Industries. Our offer has been very well received in the market. Terra's shares are up over 50% since the offer, which is over three times the percentage increase of the peer group. The market clearly has recognized that the combination is compelling.

As we have communicated to you and your advisors since we made our offer, we view the transaction as a merger in which your stockholders are receiving stock and sharing in the future upside of the combined company, including over $100 million of annual operating synergies. We believe that the elements of your strategy of which we are aware, including expansion of industrial nitrogen applications, would only be enhanced through a combination. As we also have communicated, we would welcome having a number of your board members join the board of the combined company. It is important to us that Mike Bennett be one of those board members and that he continue to serve in a senior executive capacity. Also, we would consider locating some functions of the combined company in the Sioux City area, while preserving the synergies in the transaction.

Given the significant premium we have offered, and the very positive market reaction, we have not seen any reason to consider changing the terms of our proposal. Our conversations with our stockholders (who significantly overlap with your stockholders) also lead us to believe that we have no reason to consider changing the terms. However, we have communicated to you that we are prepared to review any information you can provide us that you believe justifies a change in terms, and we are prepared to keep an open mind in that regard.

We are going forward with our proxy contest to replace three of your directors at the upcoming Annual Meeting. We are confident that your stockholders will show their support for a combination by voting for our slate. We also are commencing an exchange offer under which each share of Terra common stock would be exchanged for .4235 shares of CF Industries common stock. The exchange offer is subject to entering into a negotiated merger agreement since, as you are aware, under Maryland law we cannot close a transaction without the approval of your board. The exchange offer is scheduled to expire on May 15, 2009, which is the last date that your bylaws permit you to hold your Annual Meeting. By that time we believe your stockholders will have shown their support of a combination by voting for our slate.
We remain interested in entering into meaningful discussions for a negotiated transaction, and we are open to reviewing any information you believe we should consider.
Sincerely yours,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        On February 23, 2009, CF Holdings and Composite commenced an exchange offer for all outstanding shares of Terra common stock on the terms set forth in CF Holdings January 15, 2009 proposal, and with an expiration date of May 15, 2009. Later that day, Terra issued a press release advising its stockholders to take no action with respect to the exchange offer.

        On the morning of February 25, 2009, the board of directors of CF Holdings received a letter from Mr. Michael M. Wilson, President and Chief Executive Officer of Agrium Inc., or "Agrium," containing a non-binding proposal by Agrium to acquire each share of outstanding capital stock of CF Holdings for one share of Agrium common stock and $31.70 in cash. Agrium stated that its proposal was conditioned on (i) CF Holdings terminating its bid for Terra, (ii) negotiation of a definitive merger agreement between Agrium and CF Holdings, (iii) receipt of the necessary CF Holdings board and stockholder approvals, (iv) receipt of necessary regulatory approvals, (v) the absence of any material adverse changes to CF Holdings or its business and the continued operation of CF Holdings in the ordinary course of business and (vi) the opportunity for Agrium to conduct limited confirmatory due diligence on CF Holdings. On that same morning, Agrium issued a press release containing its proposal to acquire CF Holdings and a copy of the text of the letter sent to CF Holdings.

        Later in the morning of February 25, 2009, CF Holdings issued a press release announcing that its board of directors would evaluate Agrium's proposal carefully in the context of its strategic plans to create shareholder value, including CF Holdings' proposal for a business combination with Terra, and would make its determination regarding Agrium's proposal in due course.

        On March 5, 2009, Terra filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, reporting that Terra's board of directors had unanimously determined to recommend that Terra's stockholders reject our exchange offer and not tender their shares of Terra common stock to us.

        On March 6, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP, or "Skadden Arps," and its financial advisors, Morgan Stanley and Rothschild Inc., or "Rothschild," to review and analyze the Agrium proposal and related strategic and financial considerations, including the impact of the Agrium proposal on CF Holdings' proposed business combination with Terra. Following lengthy deliberations and a careful review of all aspects of the Agrium proposal with management and its legal and financial advisors, the CF Holdings board of directors concluded that the Agrium proposal was grossly inadequate, substantially undervalued CF Holdings and was not in the best interests of CF Holdings and its stockholders. In addition, the CF Holdings board of directors reaffirmed its intent to continue to pursue a business combination with Terra.

        On the morning of March 9, 2009, Mr. Stephen Wilson sent a letter to the board of directors of Agrium rejecting the Agrium proposal.

        Also on the morning of March 9, 2009, Mr. Wilson sent a letter to the board of directors of Terra reaffirming CF Holdings' commitment to a business combination with Terra and addressing certain issues raised by Terra in its rejection of our exchange offer. The letter read as follows:

March 9, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:

The Board of Directors of CF Industries Holdings, Inc. has rejected the acquisition proposal from Agrium and reaffirmed its intent to continue to pursue a business combination with Terra Industries. Our Board also has determined that CF Industries would be prepared to enter into a negotiated merger agreement with Terra on terms that provide certain value assurances to Terra's stockholders. Specifically, CF Industries would agree to an exchange ratio based on $27.50 for each Terra share, with an exchange ratio of not less than 0.4129 of a CF Industries share and not more than 0.4539 of a CF Industries share. The $27.50 per share represents an almost 70% premium to Terra's stock price before we made our offer, while peer group stock performance has been essentially flat since that time. While for Terra's stockholders these terms provide value assurance and the possibility of a higher exchange ratio than our current offer, they also provide CF Industries' stockholders with the possibility of a lower exchange ratio if CF Industries' stock performs as we expect it will. Agrium's proposal only validates the value and upside potential in the CF Industries stock (and that proposal is itself grossly inadequate).

In Terra's Schedule 14D-9, you raised the issue of whether, given Agrium's proposal, CF Industries will be able to obtain the stockholder approval required under NYSE rules to issue CF Industries common stock. While we are confident that the CF Industries stockholders will support a business combination with Terra, we are prepared to address the issue you raised by structuring the transaction so that a vote by the CF Industries stockholders will not be required. We are prepared to enter into a negotiated merger agreement under which we would issue a participating preferred stock that would trade at parity with CF Industries common stock. The terms of the participating preferred stock are set forth on the enclosed Term Sheet. Issuance of the participating preferred stock would not require a vote of the CF Industries stockholders under the NYSE rules.

Terra's 2009 Annual Meeting is required under its by-laws to be held not later than May 15. We are confident that Terra's stockholders support a business combination with CF Industries, and will show that support by voting for our slate of directors at the Annual Meeting. Our confidence in the support of Terra's stockholders is based on our belief that Terra's stock would be trading very significantly below its current level absent our offer and the expectation of a business combination with CF Industries.
We have been willing to engage in meaningful discussions since we made our offer almost two months ago, and we continue to be willing to engage.
Very truly yours,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        In addition, on the morning of March 9, 2009, CF Holdings issued a press release announcing the decision of the CF Holdings board of directors to reject the Agrium proposal and reiterating CF Holdings' commitment to its proposed business combination with Terra.

        On March 11, 2009, Mr. Wilson received a letter from the board of directors of Terra indicating that the Terra board had rejected our revised proposal as set forth in Mr. Wilson's letter to the Terra board dated March 9, 2009. The letter from Terra read as follows:

March 11, 2009
Mr. Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, IL 60015

Dear Mr. Wilson:

The Board of Directors of Terra Industries Inc., with the assistance of its financial and legal advisors, has carefully considered your latest proposal to combine our companies. Our Board has unanimously concluded that this most recent version of your proposal continues to run counter to Terra's strategic objectives, substantially undervalues Terra both absolutely and relative to CF, and would deliver less value to our shareholders than would owning Terra on a stand-alone basis.
Accordingly, we reject your proposal.
Sincerely,

/s/ MICHAEL L. BENNETT	/s/ HENRY R. SLACK
Michael L. Bennett President and Chief Executive Officer	Henry R. Slack Chairman of the Board

        On March 12, 2009, CF Holdings filed a preliminary proxy statement with the SEC in respect of soliciting proxies to vote in favor of the election of CF Holdings' nominees at Terra's 2009 annual meeting of stockholders.

        On March 16, 2009, Agrium commenced an exchange offer for all of the outstanding shares of CF Holdings common stock on the terms set forth in Agrium's February 25, 2009 proposal.

        On March 19, 2009, CF Holdings voluntarily withdrew its notification and report form and re-filed under the HSR Act with respect to its proposed business combination with Terra on March 23, 2009.

        On March 22, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review and analyze Agrium's exchange offer, including the impact of the offer on CF Holdings' proposed business combination with Terra. Following thorough deliberations and a careful review of all aspects of Agrium's exchange offer with management and its legal and financial advisors, the CF Holdings board of directors concluded that the offer was grossly inadequate, substantially undervalued CF Holdings and was not in the best interests of CF Holdings and its stockholders. Accordingly, the CF Holdings board of directors determined to recommend that CF Holdings' stockholders reject Agrium's exchange offer and not tender their CF Holdings common stock in the offer. In addition, the CF Holdings board of directors reaffirmed its intent to continue to pursue a business combination with Terra.

        On the morning of March 23, 2009, CF Holdings issued a press release and filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the CF Holdings board of directors that CF Holdings stockholders reject the Agrium exchange offer and not tender their shares of CF Holdings common stock into the offer.

        On the morning of March 23, 2009, CF Holdings filed a revised preliminary proxy statement with the SEC in respect of soliciting proxies to vote in favor of the election of CF Holdings' nominees at Terra's 2009 annual meeting of stockholders.

        Also on the morning of March 23, 2009, Mr. Wilson sent a letter to the board of directors of Terra, which read as follows:

March 23, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:
The Board of Directors of CF Industries Holdings, Inc. is reaffirming to you CF Industries' commitment to a strategic business combination between CF Industries and Terra.
To that end, our Board has determined that CF Industries would be prepared to enter into a negotiated merger agreement with Terra, structured as outlined in our letter to you dated March 9, 2009, with an exchange ratio based on $30.50 for each Terra share, the exchange ratio to be not less than 0.4129 of a CF Industries share and not more than 0.4539 of a CF Industries share. The $30.50 per Terra share is a premium of over 85% to Terra's stock price before we made our original offer on January 15, 2009.
We continue to believe that a business combination between CF Industries and Terra is a compelling combination with a number of strategic benefits. We are confident that Terra's stockholders agree with us and will show their support for the transaction by voting for our slate of directors at Terra's 2009 Annual Meeting. We note that the Annual Meeting is required by Terra's by-laws to be held not later than May 15.
Sincerely,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        Also on the morning of March 23, 2009, CF Holdings issued a press release reiterating its commitment to the proposed business combination with Terra and containing the text of the above letter.

        On March 24, 2009, Mr. Wilson received a letter from the board of directors of Terra indicating that the Terra board had rejected our revised proposal as set forth in Mr. Wilson's letter to the Terra board dated March 23, 2009. The letter from Terra read as follows:

March 24, 2009
Mr. Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, IL 60015

Dear Mr. Wilson:
The Board of Directors of Terra Industries Inc., with the assistance of its financial and legal advisors, has carefully considered your latest proposal to combine our companies. Our Board has unanimously concluded that this most recent version of your proposal continues to run counter to Terra's strategic objectives, substantially undervalues Terra both absolutely and relative to CF, and would deliver less value to our shareholders than would owning Terra on a stand-alone basis.
Accordingly, we reject your proposal.
Sincerely,
/s/ MICHAEL L. BENNETT	/s/ HENRY R. SLACK
Michael L. Bennett President and Chief Executive Officer	Henry R. Slack Chairman of the Board

        On March 27, 2009, Agrium revised the terms of its exchange offer for all outstanding shares of CF Holdings common stock by increasing the cash portion of the consideration from $31.70 to $35.00 per share of CF Holdings common stock. In addition, Agrium announced that it intended to solicit CF Holdings stockholders to "withhold" all votes in connection with the election of CF Holdings' three nominees for director at the CF Holdings 2009 annual meeting of stockholders.

        On March 28, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review and analyze the revised Agrium exchange offer, including the impact of the exchange offer on CF Holdings' proposed strategic business combination with Terra. Following thorough deliberations and a careful review of all aspects of the Agrium exchange offer with management and its legal and financial advisors, the board concluded that the revised Agrium exchange offer was grossly inadequate, substantially undervalued CF Holdings and was not in the best interests of CF Holdings and its stockholders. Accordingly, the CF Holdings board of directors continued to recommend that CF Holdings' stockholders reject the Agrium exchange offer and not tender their shares of CF Holdings common stock in the exchange offer.

        On March 29, 2009, CF Holdings issued a press release containing the recommendation of the CF Holdings board of directors that CF Holdings stockholders reject the revised Agrium exchange offer and not tender their shares of CF Holdings common stock into the offer.

        On April 7, 2009, CF Holdings filed a revised preliminary proxy statement with the SEC in respect of soliciting proxies to vote in favor of the election of CF Holdings' nominees at Terra's 2009 annual meeting of stockholders.

        On April 21, 2009, CF Holdings held its 2009 annual meeting of stockholders. At the meeting, each of CF Holdings three nominees for director was elected with in excess of 77% of the votes cast at the meeting.

        On April 21, 2009, CF Holdings voluntarily withdrew its notification and report form and re-filed under the HSR Act with respect to its proposed business combination with Terra on May 4, 2009.

        On April 24, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until June 12, 2009, shortly after the date by which Terra was required to hold its 2009 annual meeting of stockholders based on the record date of March 9, 2009, previously set by Terra.

        On May 11, 2009, Agrium again revised the terms of its exchange offer for all outstanding shares of CF Holdings common stock by increasing the cash portion of the consideration from $35.00 to $40.00 per share of CF Holdings common stock.

        On May 14, 2009 and May 15, 2009 the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor Skadden Arps and its financial advisors Morgan Stanley and Rothschild, to review and analyze the revised Agrium offer, including the impact of the offer on CF Holdings' proposed strategic business combination with Terra. Following thorough deliberations and a careful review of all aspects of the offer with management and its legal and financial advisors, the board concluded that Agrium's revised offer continued to substantially undervalue CF Holdings and was not in the best interests of CF Holdings and its stockholders. Accordingly, the CF Holdings board of directors continued to recommend that CF Holdings' stockholders reject the Agrium exchange offer and not tender their shares of CF Holdings common stock in the exchange offer.

        On May 15, 2009, CF Holdings issued a press release containing the recommendation of the CF Holdings board of directors that CF Holdings stockholders reject the revised Agrium exchange offer and not tender their shares of CF Holdings common stock into the offer.

        On May 22, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until June 26, 2009, as it appeared that Terra would not be holding its 2009 annual meeting of stockholders prior to June 12, 2009 and would be required to set another record date.

        On June 3, 2009, CF Holdings received a request for additional information from the FTC under the HSR Act in connection with CF Holdings proposed business combination with Terra.

        On June 19, 2009, CF Holdings received a standard, unqualified "no action" letter from the Canadian Competition Bureau confirming that the Commissioner of Competition did not intend to challenge CF Holdings' proposed business combination with Terra.

        On June 19, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until July 10, 2009, unless further extended.

        On July 6, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until August 7, 2009, unless further extended.

        Also on July 6, 2009, CF Holdings announced that it filed a certification with the FTC that it had substantially complied with the FTC's second request in connection with CF Holdings proposed business combination with Terra.

        On August 3, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to discuss CF Holdings' proposed business combination with Terra. Following discussions, the CF Holdings board of directors reaffirmed its intent to continue to pursue a business combination with Terra and authorized Mr. Wilson to send a letter to the Terra board of directors on the morning of August 5, 2009, outlining the terms under which CF Holdings would be prepared to enter into a definitive merger agreement with Terra. The letter read as follows:

August 5, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:
Last week CF Industries announced very strong results for the second quarter, once again demonstrating the strength of our company and our business model. We expect that today we will have satisfied the regulatory conditions with respect to our proposed business combination with Terra Industries and will be in a position to close a transaction promptly. To that end, we are prepared to enter into a merger agreement under which each Terra share would be exchanged for 0.465 of a share of CF Industries. That exchange ratio represents a premium of 35% over the exchange ratio on January 15, 2009, just prior to when we made our initial offer, and it reflects a premium of 38% over the average exchange ratio for the year prior to that offer.
We also are prepared, following closing of the merger, to return at least $1 billion of cash to the stockholders of the combined company, which likely would be accomplished through open market purchases or a self-tender. Given the significant increase in our offer, as well as our confidence in the future trading value of our stock, immediately before the merger we would distribute to CF Industries stockholders Contingent Future Shares ("CFs"), as described in the attached term sheet. The CFs would provide the holders with an opportunity to receive an aggregate of 5 million CF Industries shares should CF Industries shares trade at over $115 per share during a specified period after the closing of the merger.
Through this business combination your stockholders will share in the future upside of the combined company, including $105-135 million of annual operating synergies. As we have said, we would welcome having a number of your directors on the board of the combined company. We look forward to Mike Bennett being one of those directors and having him continue to serve in a senior executive capacity, working closely with me to manage the combined company. Also, we would consider locating some functions of the combined company in the Sioux City area, while preserving the synergies in the transaction.
We are enthusiastic about combining our two companies, and look forward to a favorable response.
Sincerely,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        On the morning of August 5, 2009, CF Holdings issued a press release reiterating its commitment to the proposed business combination with Terra and containing the text of the above letter.

        Also on August 5, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until August 21, 2009, unless further extended.

        Later on August 5, 2009, Terra issued a press release stating that the Terra board of directors would consider the CF Holdings proposal at a meeting to be held prior to the end of the month.

        On August 6, 2009, CF Holdings announced that the premerger waiting period applicable to the proposed business combination with Terra under the HSR Act expired at 11:59 p.m. on August 5, 2009.

        On August 12, 2009, CF Holdings received a letter from the FTC stating that the FTC had closed its investigation into the proposed business combination between CF Holdings and Terra.

        On August 21, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until August 31, 2009, unless further extended.

        On August 25, 2009, Mr. Wilson received a letter from the board of directors of Terra indicating that the Terra board had rejected our revised proposal as set forth in Mr. Wilson's letter dated August 5, 2009. The letter from Terra read as follows:

August 25, 2009
Mr. Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, IL 60015

Dear Mr. Wilson:
The Board of Directors of Terra Industries Inc., with the assistance of its financial and legal advisors, has carefully considered your latest proposal to combine our companies. Our Board has unanimously concluded that this most recent version of your proposal continues to run counter to Terra's strategic objectives, substantially undervalues Terra both absolutely and relative to CF, and would deliver less value to our shareholders than would owning Terra on a stand-alone basis.
Accordingly, we reject your proposal.
Sincerely,
/s/ MICHAEL L. BENNETT	/s/ HENRY R. SLACK
Michael L. Bennett President and Chief Executive Officer	Henry R. Slack Chairman of the Board

        On August 25, 2009, CF Holdings issued a press release reiterating its commitment to the proposed business combination with Terra.

        On August 31, 2009, because Terra had not scheduled its 2009 annual meeting of stockholders, we filed a complaint in the Circuit Court for Baltimore City, naming Terra as defendant and requesting that the court compel Terra to schedule its 2009 annual meeting of stockholders immediately and hold the annual meeting as soon as reasonably possible.

        Also on August 31, 2009, CF Holdings' exchange offer for all outstanding shares of Terra common stock expired without any shares being purchased thereunder.

        Later on August 31, 2009, Terra announced that it planned to hold its 2009 annual meeting of stockholders on November 19, 2009.

        On September 8, 2009, Terra announced that it planned to hold its 2009 annual meeting of stockholders on November 20, 2009.

        On September 9, 2009, CF Composite resubmitted the nomination of three individuals for election as Terra directors at Terra's 2009 annual meeting of stockholders.

        On September 10, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to discuss CF Holdings' proposed business combination with Terra and the proxy contest with respect to Terra's upcoming 2009 annual meeting of stockholders. Following discussions, the CF Holdings board of directors approved the purchase of shares of Terra common stock representing up to the lesser of $250 million or 7% of Terra's outstanding common stock.

        Between September 10, 2009 and September 25, 2009, CF Industries purchased 6,985,048 shares of Terra common stock, constituting approximately 7% of the outstanding shares of Terra common stock, in open market transactions for an aggregate purchase price of approximately $247 million.

        On September 24, 2009, Terra announced plans to pay a special cash dividend of $7.50 per share of Terra common stock in the fourth quarter of 2009. In addition, Terra announced plans to raise up to $600 million of capital through a debt financing.

        On September 28, 2009, CF Holdings filed a Schedule 13D with the SEC with respect to its acquisition of more than 5% of the outstanding shares of Terra common stock and delivered to Terra a proposed draft form of merger agreement setting forth the terms and conditions of the proposed business combination between CF Holdings and Terra, as outlined in CF Holdings, August 5, 2009 proposal to Terra.

        On October 14, 2009, CF Holdings filed a Definitive Proxy Statement on Schedule 14A with the SEC and began soliciting proxies from Terra's stockholders for the 2009 annual meeting with respect to the election of CF Holdings' nominees to Terra's board of directors.

        On October 19, 2009, Terra announced that it entered into (i) agreements with Agrium to buy from Agrium a 50% stake in Agrium's Carseland, Alberta nitrogen facility and certain U.S. assets for approximately $250 million and (ii) certain supply agreements with Agrium. The transaction between Agrium and Terra was conditioned on, among other things, the successful completion of Agrium's proposed acquisition of CF Holdings and Terra raising $600 million of debt capital.

        Also on October 19, 2009, Terra Capital, Inc., a wholly-owned subsidiary of Terra, announced the offer of $600 million aggregate principal amount of Senior Notes due 2019 in a private offering exempt from SEC registration requirements.

        On October 29, 2009, Terra declared its previously announced special cash dividend of $7.50 per share of Terra common stock, payable on December 11, 2009 to stockholders of record as of November 23, 2009.

        On October 28, 2009, October 29, 2009 and November 1, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review alternatives with respect to the proposed business combination with Terra, the proxy contest with respect to Terra's upcoming annual meeting of stockholders and Agrium's exchange offer to acquire CF Holdings. Following extensive discussion and a careful review of all aspects of the proposed transactions, the CF Holdings board of directors authorized Mr. Wilson to send a letter to the Terra board of directors outlining the terms under which CF Holdings would be prepared to enter into a definitive merger agreement with Terra. The letter read as follows:

November 1, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:
We continue to believe that the strategic and financial benefits of combining CF Industries and Terra Industries are compelling. Given our confidence in the benefits of the combination, we are offering to acquire Terra for $32.00 in cash and 0.1034 of a share of CF Industries common stock for each Terra share (including the $7.50 per share special dividend declared by Terra). Our offer represents a highly attractive multiple of 7.1 times trailing 12-months EBITDA.
Morgan Stanley has committed to provide the financing required for the transaction. Our offer is not subject to a financing condition or to the approval of CF Industries stockholders. The merger agreement between the two companies would also contain no financing condition. As you are aware, CF Industries has satisfied all antitrust regulatory conditions required to close the transaction.
Our offer is subject to approval by the Terra Board of Directors, entering into a definitive agreement with customary conditions and confirmatory due diligence.
Unless a merger agreement is entered into by November 30, 2009, our financing commitment would expire. We have the right to extend the financing commitment until December 31, 2009, subject to there not having been a disruption in the financing markets. Accordingly, we reserve the right to withdraw our offer if a merger agreement is not entered into by November 30, 2009.
Our offer provides compelling value for Terra stockholders as well as certainty of closing. The transaction clearly is in the best interests of our respective stockholders, and we should move forward promptly and sign a merger agreement to put these two great companies together.
Sincerely,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        Also on November 1, 2009, CF Holdings entered into a commitment letter, pursuant to which Morgan Stanley Senior Funding, Inc. committed to provide financing for CF Holdings' acquisition of Terra. The commitment letter provided for a senior secured term loan facility of up to $1 billion, a senior secured revolving credit facility of up to $300 million and a senior secured bridge facility of up to $1.2 billion. Unless extended, the financing commitments would expire on November 30, 2009, if we had not entered into a definitive merger agreement with Terra on or prior to that date.

        On November 4, 2009, Terra issued a press release indicating that Terra had rejected our revised proposal as set forth in Mr. Wilson's letter dated November 1, 2009.

        On the morning of November 5, 2009, Agrium again revised the terms of its exchange offer for all outstanding shares of CF Holdings common stock by increasing the cash portion of the consideration from $40.00 to $45.00 per share of CF Holdings common stock. Agrium also announced that it had entered into a consent agreement to resolve the concerns of the Canadian Competition Bureau and had received a "no action" letter with respect to Agrium's offer to acquire CF Holdings. Under the terms of the consent agreement and pursuant to Agrium's agreements with Terra, Agrium would divest to Terra 50% of Agrium's ammonia and urea production complex in Carseland, Alberta, conditioned upon the completion of Agrium's proposed acquisition of CF Holdings.

        On the evening of November 5, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review and analyze the revised Agrium offer, including the impact of the offer on CF Holdings' proposed business combination with Terra. Following thorough deliberations and a careful review of all aspects of the revised Agrium offer with management and its legal and financial advisors, the CF Holdings board of directors concluded that the revised Agrium offer substantially undervalued CF Holdings and was not in the best interests of CF Holdings or its stockholders. Accordingly, the CF Holdings board of directors recommended that CF Holdings' stockholders reject the revised Agrium offer and not tender their CF Holdings common stock in the exchange offer.

        On November 13, 2009, CF Holdings delivered the following letter to the Terra board of directors:

November 13, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:

A week from now the Terra stockholders will have the opportunity to show their support of CF Industries' acquisition of Terra Industries. We are confident Terra stockholders will show their support for our proposal.
We appreciate that during the proxy contest, neither of us has attacked the integrity or qualifications of the other party's nominees. The focus has all been about stockholder value.

We have great respect for the Terra directors who are up for election next week. Nevertheless, we believe that stockholders should be able to show their support for our offer by voting to replace those directors. We understand that, under Maryland law, the Terra Board of Directors could re-appoint those directors to the Terra Board. If the Terra Board decided to take such action in the exercise of its fiduciary duties (without disenfranchising stockholders through increasing the size of the Board beyond what would result from reappointing those directors), we would not be in a position to object.
We believe the time has come to put these two great companies together.
Sincerely,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        On November 20, 2009, Terra held its 2009 annual meeting of stockholders, at which CF Holdings' three nominees were elected to Terra's board of directors.

        On November 20, 2009, following Terra's 2009 annual meeting of stockholders, representatives of CF Holdings spoke with representatives of Terra to discuss appropriate next steps to further a transaction between the two companies and expressed the willingness of CF Holdings to negotiate the terms of its offer. Among other things, the CF Holdings representatives stated that if Terra were prepared to meet and negotiate a transaction in the near term, CF Holdings would be willing to enter into a merger agreement that gave Terra the opportunity to seek higher offers through a "go shop" provision. On November 21, 2009, CF Holdings delivered to Terra a revised form of merger agreement reflecting this approach.

        On November 22, 2009, Terra issued a press release indicating that Terra had rejected our proposal. Terra also stated that, effective upon the certification of the results of the 2009 annual meeting of stockholders, it would increase the size of its board of directors to eleven and would reappoint the three directors not reelected at the 2009 annual meeting of stockholders to the board.

        On December 1, 2009, Terra announced the final certification of the results of its 2009 annual meeting of stockholders and the election of CF Holdings' three nominees to the Terra board of directors.

        Also on December 1, 2009, CF Holdings extended its financing commitments until December 31, 2010.

        On December 4, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review alternatives with respect to the proposed business combination with Terra. Following extensive discussion and a careful review of all aspects of the proposed transactions, the CF Holdings board of directors authorized Mr. Wilson to send a letter to the Terra board of directors containing a proposal to acquire Terra for $29.25 in cash (net of the $7.50 per share special cash dividend) and 0.1034 shares of CF Holdings common stock, for total consideration of $38.41 per share of Terra common stock. The letter read as follows:

December 4, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:

It is clear that Terra Industries stockholders want and expect a transaction now. To that end, we are increasing our offer by $4.75 per share in cash. Our new offer is $36.75 per share in cash ($29.25 net of the $7.50 dividend), plus 0.1034 of a share of CF Industries common stock.

Our offer has a value of $38.41 per Terra share (net of the $7.50 dividend) based on our closing price today, and represents a premium of over 50% to what we believe is Terra's unaffected share price after payment of the dividend. That premium is substantially above historical and recent transaction premiums. Our offer also represents a multiple of 10X estimated EBITDA for 2009.

Our offer is not subject to financing and CF Industries has satisfied all antitrust regulatory conditions required to close the transaction. We have provided a form of merger agreement that we are prepared to enter into. The merger agreement has a "go-shop" period and we would agree to a break-up fee of $1 per Terra share, plus expense reimbursement.

Our offer is subject only to confirmatory due diligence and entering into the merger agreement. Our advisors are providing a due diligence list to your advisors and we believe due diligence could be completed over this coming weekend.
We are prepared to meet immediately and to sign a merger agreement before the market opens on Monday, December 7th.
Sincerely,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        On December 6, 2009, CF Holdings entered into a new commitment letter, pursuant to which Morgan Stanley Senior Funding, Inc. committed to provide financing for CF Holdings' acquisition of Terra. The new commitment letter provided for a senior secured term loan facility of up to $1.3 billion, a senior secured revolving credit facility of up to $300 million and a senior secured bridge facility of up to $1.2 billion. Unless CF Holdings and Terra entered into a merger agreement by December 31, 2009, the new commitment letter would expire as of that date.

        On December 14, 2009, Terra issued a press release indicating that Terra had rejected our revised proposal as set forth in Mr. Wilson's letter dated December 4, 2009.

        On December 15, 2009, CF Holdings issued a press release stating that it had sold a sufficient number of shares of Terra common stock in open market transactions to bring CF Holdings' ownership interest in Terra to below 5% of Terra's outstanding shares. CF Holdings also stated that it would not seek to extend the new commitment letter for its proposed acquisition of Terra, which would expire on December 31, 2009. CF Holdings stated that its ability to obtain financing for any transaction with Terra after that date would depend on the credit markets and other factors at that time. In addition, CF Holdings stated that it continued to believe that an acquisition of Terra is in the best interests of the stockholders of both CF Holdings and Terra, and CF Holdings intended to consider alternatives available to it to advance the transaction.

        On December 23, 2009, Agrium announced that the FTC granted Agrium an early termination of the waiting period under the HSR Act in connection with the Agrium offer. Agrium also announced that the FTC accepted for public comment the consent agreement between Agrium and the staff of the FTC.

        During the week of January 4, 2010, a representative of CF Holdings telephoned a representative of Terra and requested access to whatever information was reviewed by the Terra board of directors in rejecting our December 4, 2009 proposal, as well as previously requested confirmatory due diligence, so that we would be in a position to make another proposal for Terra.

        During the week of January 11, 2010, the representative of Terra telephoned the representative of CF Holdings and said that Terra would not provide to CF Holdings any of the requested information as Terra was "not for sale."

        On January 14, 2010, CF Holdings announced that it had withdrawn its proposal to acquire Terra and that it was no longer pursuing the acquisition. CF Holdings also announced that it had sold all of its remaining shares of Terra common stock.

        Also on January 14, 2010, Agrium notified CF Holdings that it intends to nominate an opposition slate of two nominees for election as directors at the CF Holdings 2010 annual meeting of stockholder. Agrium also notified CF Holdings that it intended to propose two related proposals for consideration by stockholders at such annual meeting and issued a press release announcing these intentions.

        On February 15, 2010, Terra announced that it had entered into the Yara/Terra merger agreement, pursuant to which Yara would acquire Terra through a merger with its wholly-owned subsidiary Yukon Merger Sub, Inc. Under the terms of the Yara/Terra merger agreement, for each outstanding share of Terra common stock, Terra stockholders would receive consideration of $41.10. Terra, however, was permitted, pursuant to the terms of the Yara/Terra merger agreement and subject to certain conditions, to terminate the agreement in order to enter into a definitive agreement for a superior proposal made by another party.

        On February 22, 2010, the CF Holdings board of directors held a regularly scheduled meeting. At such meeting, the CF Holdings board of directors discussed with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, the implications of the Yara/Terra merger agreement and CF Holdings' alternatives with respect to Terra.

        On February 24, 2010, the CF Holdings board of directors held a meeting to further discuss the Yara/Terra merger agreement and CF Holdings' alternatives with respect to Terra.

        On each of February 27, 2010 and March 1, 2010, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review alternatives with respect to Terra. Following extensive discussions and a careful review of all aspects of the proposed transactions, on March 1, 2010, the CF Holdings board of directors authorized Mr. Wilson to send a letter and a form of merger agreement to the Terra board of directors containing a new proposal, and to commence an exchange offer on those same terms. The letter read as follows:

  March 2, 2010

  Board of Directors
  Terra Industries Inc.
  Terra Centre
  600 Fourth Street
  P.O. Box 6000
  Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

  Dear Members of the Board:

  CF Industries is offering to acquire Terra Industries for consideration per Terra share of $37.15 in cash and 0.0953 of a share of CF Industries common stock. Our offer has a value per Terra share of $47.40 based on CF Industries closing price on Monday, March 1, 2010. The offer is not subject to financing. We intend to commence an exchange offer and will be prepared to accept shares for payment in 30 days.

  We are sending a form of merger agreement to your advisors that would be signed once you have terminated your agreement with Yara. Our offer is superior to Yara's substantially lower, highly conditional offer.

  As you acknowledged in your preliminary proxy statement, in early January we requested that Terra provide additional information so that we could be in a position to increase our offer. As you are aware, we were advised that no information would be provided to us because "Terra is not for sale." Following this response, we withdrew our offer, and we have not had any further communication with you.

  We do not understand how Terra could have entered into an agreement with Yara without giving CF Industries an opportunity to bid on a level playing field. We also do not understand how Terra could have accepted an offer from Yara with a risk adjusted present value that we believe was not higher than the offer CF Industries had made in December 2009. The value of any offer from Yara must be discounted for the lengthy period to closing, as well as the risk that numerous conditions beyond Terra's control will not be satisfied, including regulatory, legislative and stockholder approvals.

  We are more convinced than ever of the strategic benefits of this transaction. This combination is clearly in the best interests of our respective stockholders, employees and customers. We look forward to putting our two great companies together.

  Sincerely,

  /s/ STEPHEN R. WILSON
  Chairman, President and Chief Executive Officer
  CF Industries Holdings, Inc.

        On March 2, 2010, Terra issued a press release stating that the Terra board of directors would evaluate the terms of the proposal by CF Holdings and that Terra would have no further comment until the Terra board of directors had completed this evaluation.

        On March 5, 2010, CF Holdings and Composite commenced the exchange offer by filing the registration statement of which this prospectus/offer to exchange is a part with the SEC, delivering a request to Terra pursuant to Rule 14d-5 of the Exchange Act and issuing a press release regarding the commencement of the exchange offer.

        On March 5, 2010, Terra issued a press release advising its stockholders to take no action with respect to the exchange offer.

        Later on March 5, 2010, representatives of Cravath, Swaine & Moore LLP and Wachtell, Lipton, Rosen & Katz, Terra's legal advisors, contacted a representative of Skadden Arps to discuss certain terms of the proposed merger agreement.

        From March 5, 2010 to March 10, 2010, representatives of CF Holdings and Terra and their respective legal advisors negotiated certain terms and conditions of the proposed merger agreement. On March 9, 2009, Terra's legal advisors provided CF Holdings a form of letter that Terra would expect to receive in connection with the evaluation by the Terra board of directors of whether CF Holdings' offer constituted a "superior proposal" under the terms of the Yara/Terra merger agreement. Representatives of CF and Terra subsequently negotiated the terms of such letter.

        On March 9, 2010, the CF Holdings board of directors held a meeting, together with representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review potential changes to the terms and conditions of the proposed merger agreement. Following extensive discussions and a careful review of all aspects of the transaction, the CF Holdings board of directors authorized Mr. Wilson to send a letter and an executed copy of a revised merger agreement to the Terra board of directors.

        Early on March 10, 2010, CF Holdings delivered a letter and an executed copy of a merger agreement to Terra's board of directors setting forth the terms and conditions of its proposal to acquire all of the outstanding shares of Terra common stock for $37.15 in cash and 0.0953 of a share of CF Holdings common stock for each Terra share.

        On March 10, 2010, Terra announced that the Terra board of directors had unanimously determined that the proposal submitted by CF Holdings constituted a "superior proposal" under the terms of the Yara/Terra merger agreement and that in accordance with the terms of the Yara/Terra merger agreement, Terra provided notice to Yara of its intention to terminate the Yara/Terra merger agreement subject to Yara's right to propose, within five business days, changes to the terms of the Yara/Terra merger agreement that make it at least as favorable to Terra stockholders as the CF Holdings offer.

        On March 11, 2010, Yara delivered a letter to Terra informing Terra that Yara did not intend to make a proposal that would be at least as favorable to the stockholders of Terra as the CF Holdings proposal and waiving its right to exercise the five business day match right under the Yara/Terra merger agreement.

        Later on March 11, 2010, Agrium announced that it will no longer pursue an acquisition of CF Holdings or the election of its nominees to the CF Holdings board of directors and will allow its unsolicited exchange offer for CF Holdings to expire on March 22, 2010.

        On March 12, 2010, CF Holdings and Yara were notified by Terra that the Terra board of directors had elected to terminate the Yara/Terra merger agreement. CF Holdings paid (on behalf of Terra) to Yara the termination fee due under the Yara/Terra merger agreement which terminated in accordance with its terms. Concurrently with the termination of the Yara/Terra merger agreement, Terra executed the merger agreement with CF Holdings and Composite.

        Also on March 12, 2010, Terra filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC recommending that Terra stockholders tender their shares of Terra common stock in the offer.

        Later on March 12, 2010, CF Holdings and Terra issued a joint press release announcing the execution of the merger agreement.

Reasons for the Offer

        CF Holdings believes that the combination of CF Holdings' and Terra's businesses will create significant value for both CF Holdings' and Terra's current stockholders. We believe the combination of CF Holdings and Terra is a compelling combination with a number of strategic benefits, including the following:

  •
  Global Leader in Nitrogen Fertilizers—The combined company will be a leading global producer of nitrogen fertilizers, as measured by capacity, among publicly traded companies. The combined company will be a stronger, more competitive player in the global nitrogen fertilizer industry.

  •
  Synergies—We expect the transaction to generate $105 - $135 million in annual cost synergies by combining overlapping corporate functions and optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing.

        The details of the expected annual cost synergies are as follows:

($ in millions)
SG&A	$55–65
Logistics and railcar leases	25–30
Purchases/procurement	10–15
Distribution facilities optimization	5–10
Other	10–15

Total	$105–135

    We expect the combined company to realize these synergies within two years after the closing of the offer and the second-step merger. We also expect the combined company to benefit from a one-time $30 million-to-$60 million release of cash due to inventory reduction.

  •
  Enhanced Capital Markets Presence—The combined company would have had 2009 revenues of $4.2 billion and will be the largest publicly traded nitrogen fertilizer company in the United States. The combined company will have increased trading liquidity on the NYSE and improved access to the capital markets. We believe these factors will provide the combined company with an enhanced capital markets presence and greater long-term financial stability and access to financial resources than either CF Holdings or Terra would have alone.

  •
  Attractive Diversification —The combined company and its stockholders will benefit from increased diversification in plant and distribution facility locations, product mix, and end use customer segments and increased exposure to the global market. CF Holdings provides access to an extensive in-market distribution network, one of the largest integrated ammonium phosphate complexes in the U.S. (with approximately 13 years of fully-permitted recoverable phosphate reserves remaining at current operating rates), an ammonia/urea complex under development in Peru, and the ability to import or export products efficiently through Keytrade. Terra provides participation in an ammonia complex in Trinidad, a joint venture in the U.K. and a greater number of production facilities in North America. Additionally, Terra provides a position in ammonium nitrate and an increased position in serving industrial/environmental customers.

  •
  Complementary Businesses —CF Holdings' and Terra's complementary footprints will give the combined company increased geographic reach in the U.S. In addition, CF Holdings' and Terra's complementary businesses and locations will allow the combined company to improve efficiency in manufacturing and distribution and enhance customer service.

  •
  Value for All Stockholders —The cash consideration included as part of the offer consideration provides Terra stockholders an opportunity to achieve liquidity and certainty of value. The stock consideration included as part of the offer will allow stockholders of both Terra and CF Holdings to participate in the growth and long-term value creation potential of the combined company, including the significant expected synergies. The nominal price to be paid in the offer (based on CF Holdings' closing stock price on March 11, 2010) represents a 40.6% premium over the closing price of Terra common stock on February 12, 2010, the last trading day prior to the announcement of the Yara/Terra merger agreement and a 13.4% premium over the closing price of Terra common stock on March 1, 2010, the last trading date prior to the public announcement of the offer. We expect the transaction, giving effect to the realization of synergies, to be accretive to CF Holdings stockholders in the second year following the closing of the offer and the second-step merger.

        CF Holdings realizes that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies. It should be noted that this explanation of CF Holdings' reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Forward-Looking Statements."

 THE MERGER AGREEMENT

        On March 12, 2010, CF Holdings and Composite entered into the merger agreement with Terra as a means to acquire all of the outstanding shares of Terra common stock. The Terra board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement determined that the offer, the second-step merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, Terra and its stockholders and by unanimous vote of those directors voting with one absent director separately indicating agreement approved the merger agreement, the offer, the second-step merger and the other transactions contemplated by the merger agreement. The Terra board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement recommends that Terra stockholders accept the offer by tendering their Terra common stock into the offer. Information about the recommendation of Terra's board of directors is more fully described in Terra's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Terra stockholders together with this prospectus/offer to exchange and is incorporated herein by reference.

        The following is a summary of certain provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is included in this prospectus/offer to exchange as Annex A. You should read the merger agreement in its entirely, as it is the legal document governing the merger.

        The merger agreement incorporated by reference into this prospectus/offer to exchange contains representations and warranties by each of CF Holdings, Composite and Terra. These representations and warranties were made solely for the benefit of the other parties to the merger agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the merger agreement by disclosures that were made to the other party in connection with the negotiation of the merger agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement.

        CF Holdings acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this prospectus/offer to exchange not misleading.

The Offer

        The merger agreement provides that the offer will be conducted on the terms and subject to the conditions set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer."

        The merger agreement further provides that, subject to certain conditions, Terra grants CF Holdings and/or Composite the option to purchase that number of shares of Terra common stock equal to the lowest number of shares that, when added to the number of shares of Terra common stock owned by Composite at the time of such exercise, constitutes one share of Terra common stock more than 90% of the number of shares of Terra common stock entitled to vote on the merger, calculated on a fully-diluted basis, or, at CF Holdings' election, on a primary basis. Such option would only be exercisable once in whole and not in part at any time within 10 business days following the purchase of and payment for shares of Terra common stock pursuant to the offer, but is not exercisable for more than the number of authorized but unissued (and not reserved for issuance) shares of Terra common stock at the time of exercise of the option.

 Recommendation

        The Terra board of directors has adopted resolutions (i) determining that the terms of the offer, the second-step merger and the other transactions contemplated by the merger agreement are advisable to and in the best interests of, Terra and its stockholders, (ii) approving the merger agreement, the offer, the second-step merger and the other transactions contemplated by the merger agreement and (iii) recommending acceptance of the offer and, if required by applicable law, approval of the second-step merger by Terra's stockholders.

Terra Board of Directors

        Upon the payment by Composite for shares of Terra common stock tendered pursuant to the offer representing at least a majority of the outstanding shares of Terra common stock on a fully diluted basis, CF Holdings will be entitled to designate such number of new directors, rounded up to the next whole number, on the Terra board of directors as is equal to the product of the total number of directors on the Terra board of directors (determined after giving effect to the new directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Terra common stock beneficially owned by CF Holdings, Composite and any of their affiliates bears to the total number of shares of Terra common stock then outstanding, and Terra will be required to promptly take all actions necessary to cause CF Holdings' designees to be so elected. Terra is required to obtain the irrevocable resignation, conditioned upon the closing of the offer, of a sufficient number of directors to implement the above provisions. Prior to the effective time of the merger, the Terra board of directors must always have at least three members who were members of the Terra board of directors as of immediately prior to the time of the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and who are independent directors for purposes of the continued listing requirements of the NYSE. Upon CF Holdings request, at each such time CF Holdings is entitled to designate directors on the Terra board of directors, Terra must also cause (i) each committee of the Terra board of directors, (ii) the board of directors of each of its subsidiaries and (iii) each committee of such board of directors of each of its subsidiaries to include persons designated by CF Holdings constituting at least the same percentage of each such committee or board of directors as CF Holdings' designees constitute on the Terra board of directors.

Conversion of Shares of Terra common stock

        Pursuant to the terms of the merger agreement, each share of Terra common stock outstanding immediately prior to the effective time of the second-step merger will, by virtue of the second-step merger and without any action on the part of the holder thereof, be converted into the right to receive the consideration to be paid in the second-step merger, which consideration will equal the offer consideration.

Vote Required to Approve Second-Step Merger

        Under the Maryland General Corporation Law, the second-step merger must be advised by Terra's board of directors and, unless the second-step merger is consummated as a short-form merger as described below, approved by the affirmative vote of holders of Terra common stock entitled to cast a majority of the votes entitled to be cast on the matter. The Terra board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement has declared advisable and approved the second-step merger. If CF Holdings acquires, through Composite pursuant to the offer or otherwise, at least a majority of the outstanding shares of Terra common stock, CF Holdings will have sufficient voting power to approve the second-step merger without the affirmative vote of any other stockholder of Terra.

        Under Section 3-106 of the Maryland General Corporation Law, if CF Holdings acquires, through Composite pursuant to the offer or otherwise, at least 90% of the then outstanding shares of Terra common stock, CF Holdings will be able to effect the second-step merger through a short-term merger, without a vote of Terra stockholders. In such event, CF Holdings, through Composite, intends to take all necessary and appropriate action to cause the second-step merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of Terra stockholders. However, under Section 3-106 of the Maryland General Corporation Law, if Composite owns less than all of the outstanding stock of Terra as of immediately prior to the short-form merger, Composite must have given at least 30 days prior notice of the short-form merger to each of Terra's stockholders who otherwise would have been entitled to vote on the merger.

        Unless CF Holdings and Composite effect a short-form merger pursuant to Maryland law, Terra will hold a special meeting of its stockholders as soon as practicable following the consummation of the offer for the purpose of approving the second-step merger. At the special meeting, all of the shares of Terra common stock acquired pursuant to the offer or otherwise owned by CF Holdings or any of its subsidiaries will be voted in favor of the second-step merger.

Effect on Restricted Stock, Phantom Units, Performance Shares and Phantom Performance Shares

        The Terra board of directors (or the relevant committee) is required to take such actions to ensure that, as of the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer, each Terra stock-based award will be treated as follows:

  (i)
  each share of restricted stock will become fully vested immediately prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer pursuant to its terms and without any action on the part of any holder of such restricted stock;

  (ii)
  each phantom unit will be fully vested upon the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and the holder of such phantom unit shall be entitled to receive, in consideration for such phantom unit, a cash payment from Terra equal to the product of (a) the number of shares of Terra common stock subject to such phantom unit immediately prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and (B) the Cash Equivalent Amount (as defined below), which cash payment shall be delivered to such holder as promptly as practicable following the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer; and

  (iii)
  each performance share award and phantom performance award will be canceled upon the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and the holder thereof will be entitled to receive, in consideration for such cancellation, the product of (A) the greater of (1) the number of shares of Terra common stock subject to such performance share award or phantom performance award based on Terra's actual performance calculated using actual quarters completed through the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and (2) the target number of shares of Terra common stock subject to such performance share award or phantom performance award and (B) the Cash Equivalent Amount, which cash payment shall be delivered by Terra to such holder as promptly as practicable following the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer.

        For purposes of these provisions, "Cash Equivalent Amount" means an amount equal to the sum of (A) $37.15 and (B) the product of (1) the average closing sales price, rounded to four decimal points, of shares of CF Holdings' common stock on the NYSE for the period of the 10 consecutive trading days ending on the second full trading day prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and (2) 0.0953.

Representations and Warranties

        Each of CF Holdings and Terra makes customary and generally reciprocal representations and warranties to the other party with respect to: corporate organization and power; subsidiaries;

capitalization; authorization of the merger agreement and related matters; consents and approvals; no violations of law; SEC reports and financial statements; absence of undisclosed liabilities; absence of certain changes; litigation; environmental matters; and compliance with laws and permits.

        Terra also makes customary representations and warranties to CF Holdings with respect to tax matters; real property; employee benefits and labor matters; intellectual property matters; material contracts; insurance coverage; improper payments; and opinion of financial advisor.

        CF Holdings also represents that the net proceeds from the financing contemplated by the commitment letter between CF Holdings and an affiliate of Morgan Stanley and The Bank of Tokyo-Mitsubishi UFJ, Ltd., together with other financial resources of CF Holdings and Terra, will be sufficient for CF Holdings to pay the cash portion of the consideration and all other fees and expenses contemplated to be paid by CF Holdings pursuant to the merger agreement.

Consents and Approvals

        CF Holdings and Terra have agreed to cooperate to obtain all consents to the offer and the second-step merger. Each of CF Holdings and Terra also agree to use its reasonable best efforts to take all actions and to do all things necessary or advisable under applicable law to consummate the offer and the second-step merger.

        In particular, CF Holdings agrees that, in the event that any action or proceeding is instituted (or threatened to be instituted) challenging the offer or the second-step merger as violative of any competition, antitrust, foreign investment or other law, or if any law is enacted or enforced by a governmental entity that would make the offer or the second-step merger illegal or would otherwise prohibit or materially impair or delay the consummation of the offer or the second-step merger, it will use its best efforts to resolve or resist any such action or proceeding that prohibits, prevents, delays or restricts consummation of the offer or the second-step merger.

        Furthermore, CF Holdings agrees to (i) sell, hold separate or otherwise dispose of any assets of CF Holdings or its subsidiaries, or after the closing of the merger, Terra or its subsidiaries (and certain of its joint venture entities) and (ii) conduct its business in a specified manner, or propose and agree or permit CF Holdings or its subsidiaries, or after the closing of merger, Terra or its subsidiaries (and certain of its joint venture entities), to conduct its business in a specified manner. However, in no event is CF Holdings required to agree to take any action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Terra or CF Holdings.

Conduct of the Business of Terra Pending the Offer or Merger

        The merger agreement provides that from the date of the merger agreement until the earlier to occur of such time as directors elected or designated by CF Holdings constitute at least a majority of the Terra board of directors or the effective time of the merger, Terra will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and will use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all governmental entities, customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with past practice.

        In addition, during the same time period, Terra will not, and will not permit any of its subsidiaries to (subject to certain exceptions), directly or indirectly:

  (i)
  amend or modify any of Terra's or its subsidiaries' governing documents or the governing documents of certain joint venture entities;

  (ii)
  (a) declare or pay any dividend or other distribution in respect of any of its securities, other than dividends or distributions by wholly owned subsidiaries of Terra to Terra, the payment of regular quarterly cash dividends of $0.10 per share for the fiscal quarters ended December 31,

    2009 and March 31, 2010; (b) split, combine or reclassify any of its securities or issue, deliver, sell, grant, dispose of or subject to a lien any securities or rights to equity; or (c) repurchase, redeem or otherwise acquire any securities or rights to equity of Terra or any subsidiary of Terra, except, in each case, as otherwise agreed to in the merger agreement;

  (iii)
  acquire any person or division, business or equity interest of any person;

  (iv)
  sell, lease, license, subject to a lien (other than a permitted lien), or encumber or dispose of any material assets, property or rights, other than as agreed to in the merger agreement;

  (v)
  (a) make any loans to or investments in any other person or (b) create, incur, guarantee or assume any indebtedness, in each case other than as agreed to in the merger agreement;

  (vi)
  other than as set forth in Terra's capital budget or in connection with the repair or replacement of the plant and equipment at the operating facilities of Terra or any subsidiary of Terra, make any capital expenditure in excess of $5 million individually or $10 million in the aggregate;

  (vii)
  except (a) as required pursuant to the terms of any benefit plan of Terra, (b) as required to comply with applicable law or GAAP, (c) as expressly permitted by the merger agreement or (d) solely with respect to (I) below, in the ordinary course of business, (I) amend or otherwise modify in any material respect any benefit plan, (II) accelerate the payment or vesting of benefits or amounts payable or to become payable under any benefit plan, (III) terminate, establish or enter into any benefit plan, (IV) grant any increase in the compensation or benefits of directors, officers, employees or consultants of Terra or any subsidiary of Terra (except for increases in base salary or hourly wage rates to certain employees and subject to certain parameters and except for certain arrangements for newly hired or promoted employees) or (V) hire any employee with an annual base salary in excess of $130,000 except to replace an existing employee of comparable compensation;

  (viii)
  (a) settle any material claims or litigation, other than in the ordinary course of business consistent with past practice or in accordance with the terms of any liability accrued or disclosed in the most recent financial statements of Terra, (b) cancel any material indebtedness or (c) waive or assign any claims or rights of material value;

  (ix)
  except as required by applicable law or in the ordinary course of business (a) make, revoke or amend any material election relating to taxes, (b) settle or compromise any material proceeding relating to taxes or (c) enter into a written and legally binding material agreement with a taxing authority relating to taxes;

  (x)
  other than in the ordinary course of business consistent with past practice (a) amend in any material respect, waive any material right under or terminate certain material contracts of Terra or (ii) enter into any new material contracts;

  (xi)
  adopt or implement a plan of liquidation or a dissolution, restructuring, recapitalization or other reorganization of Terra or any subsidiary of Terra;

  (xii)
  change any method of financial accounting, except for any such change required by a change in GAAP;

  (xiii)
  terminate or amend in any material respect, any material insurance policies covering Terra or any subsidiary of Terra;

  (xiv)
  other than in the ordinary course of business consistent with past practice, transfer, abandon or otherwise dispose of any rights to any material intellectual property; or

  (xv)
  authorize, resolve, agree or commit to do any of the foregoing.

 Conduct of the Business of CF Holdings Pending the Offer or Merger

        In addition, the merger agreement provides that from the date of the merger agreement until the effective time of the merger, CF Holdings will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and will use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all governmental entities, customers, suppliers and others having business dealings with it and to maintain its current rights and franchises, in each case, consistent with past practice.

        In addition, CF Holdings will not directly or indirectly:

  (i)
  amend or modify any of CF Holdings' governing documents;

  (ii)
  (a) declare or pay any dividend or other distribution in respect of any securities of CF Holdings, other than quarterly dividends consistent with past practice, (b) split, combine or reclassify any securities of CF Holdings, (c) issue, deliver or sell any securities of CF Holdings, other than (1) the issuance and delivery of CF Holdings common stock pursuant to the offer or (2) pursuant to any CF Holdings benefit plan in effect on the date of the merger agreement; provided that the foregoing clause (c) only applies until the acceptance for payment of shares of Terra common stock by Composite pursuant to the offer, or (d) repurchase, redeem or otherwise acquire any securities of CF Holdings, other than acquisitions of securities pursuant to any benefit plan of CF Holdings;

  (iii)
  acquire any person or division, business or equity interest of any person, other than acquisitions that would not reasonably be expected to prevent or delay or impede the consummation of the transactions contemplated by the merger agreement;

  (iv)
  adopt or implement a plan of liquidation or a dissolution, restructuring, recapitalization or other reorganization of CF Holdings; or

  (v)
  authorize, resolve, agree or commit to do any of the foregoing.

Financing; Cooperation of Terra

        CF Holdings will use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate and obtain the financing on the terms and conditions described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Source and Amount of Funds."

        In order to assist CF Holdings with the arrangement of such financing, Terra will provide such assistance and cooperation as CF Holdings may reasonably request, including:

  (i)
  furnishing pertinent information with respect to Terra and its subsidiaries and certain of its joint venture entities;

  (ii)
  requesting its independent accountants to provide reasonable assistance to CF Holdings;

  (iii)
  providing reasonable cooperation with prospective investors, arrangers and lenders and their respective advisors in performing their due diligence; and

  (iv)
  providing all required information reasonably available to it relating to certain indebtedness of Terra or its subsidiaries.

        In no event will Terra or its subsidiaries be required to pay any commitment or similar fee or incur any other liability in connection with such financing prior to the effective time of the second-step merger.

 Indemnification and D&O Insurance

        From and after acceptance for payment of shares of Terra common stock by Composite pursuant to the offer, CF Holdings will cause Terra to indemnify and provide advancement of expenses to, all past and present directors and officers of Terra to the fullest extent permitted by law for acts or omissions occurring at or prior to the effective time of the second-step merger and to honor all existing rights to indemnification in favor or such directors and officers.

        From and after the acceptance for payment of shares of Terra common stock by Composite pursuant to the offer, CF Holdings will cause Terra to maintain for a period of 6 years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Terra; provided that Terra may substitute policies of at least the same coverage and amounts containing terms and conditions which are at least as protective and no less advantageous to the insured. However, Terra will not be required to expend in any 1 year more than 300% of the current annual premium expended by Terra.

Takeover Proposals

        The merger agreement provides that Terra will, and will cause its subsidiaries and its and their respective representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal (as defined below).

        The merger agreement further provides that Terra will not, nor will it authorize or permit any of its subsidiaries to, and it will cause its and its subsidiaries' respective representatives not to, directly or indirectly:

  (i)
  initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal; or

  (ii)
  continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information or data or access to its properties with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any proposal that constitutes any Takeover Proposal.

        Notwithstanding the foregoing, the merger agreement provides that, prior to the consummation of the offer, Terra and its Representatives, in response to a bona fide written Takeover Proposal that was made after the date of the merger agreement and did not result from a material breach of the merger agreement and that (1) constitutes a Superior Proposal (as defined below) or (2) the Terra board of directors of Terra determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) could reasonably be expected to result in a Superior Proposal, shall be permitted to:

  (i)
  provide access to non-public information to the person making such Takeover Proposal pursuant to and in accordance with an executed confidentiality agreement; and

  (ii)
  participate in discussions or negotiations with respect to such Takeover Proposal with the person making such Takeover Proposal.

        The merger agreement further provides that, at any time prior to the consummation of the offer, the Terra board of directors may:

  (i)
  effect a Change in Company Recommendation (as defined below) provided that the Terra board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its duties to the stockholders of Terra under applicable law; and

  (ii)
  in response to a Superior Proposal that was made after the date of the merger agreement and did not result from a material breach of the merger agreement, cause Terra to terminate the merger agreement and concurrently with such termination, upon payment of the Termination Fee and the Reimbursement Fee (each as defined below), enter into a definitive agreement with respect to such Superior Proposal.

        Notwithstanding the foregoing, the merger agreement provides that Terra will not be entitled to exercise its right to effect a Change in Company Recommendation or its right to terminate the merger agreement pursuant hereto unless:

  (i)
  the Terra board of directors has first provided prior written notice to CF Holdings advising CF Holdings that the Terra board of directors intends to (x) effect a Change in Company Recommendation, which notice would contain a description of the events, facts and circumstances giving rise to such proposed action or (y) terminate the merger agreement in response to a Superior Proposal, which notice shall contain a description of the terms and conditions of the Superior Proposal (including a copy of any such written Superior Proposal); and

  (ii)
  CF Holdings does not make, within 5 business days after receipt of such notice described above, a proposal that would, in the good faith determination of the Terra board of directors (after consultation with outside counsel and a financial advisor of nationally recognized reputation), cause such events, facts and circumstances to no longer form the basis for the Terra board of directors to effect a Change in Company Recommendation, in the case of a Change in Company Recommendation, or be at least as favorable to the stockholders of Terra as such Superior Proposal, in the case of a Superior Proposal.

        In addition to the obligations of Terra described in the preceding paragraphs, the merger agreement provides that, from and after the date of the merger agreement, as promptly as practicable after the receipt, directly or indirectly, by Terra of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 2 business days after the receipt thereof, Terra will provide oral and written notice to CF Holdings of (i) such Takeover Proposal or inquiry, (ii) the identity of the person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry. Terra will also keep CF Holdings fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof.

        The merger agreement defines the term "Takeover Proposal" as any third party proposal or offer for a direct or indirect (a) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Terra or one or more of its subsidiaries, (b) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of fifteen percent (15%) or more of the fair value of the assets of Terra and its subsidiaries, taken as a whole, in one or a series of related transactions, or (c) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing fifteen percent (15%) or more of the voting power of Terra's securities; provided, that the term "Takeover Proposal" does not include the offer or the second-step merger.

        The merger agreement defines the term "Superior Proposal" as any bona fide written Takeover Proposal regarding Terra made by any person (other than CF Holdings or Composite) that, if consummated, would result in such person acquiring, directly or indirectly, all or substantially all of the voting power of Terra's securities or all or substantially all of the assets of Terra and its subsidiaries and that the Terra board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is reasonably expected to be consummated and is more favorable to its stockholders than the offer, the second-step merger and the other transactions contemplated by the merger agreement from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such proposal.

        The merger agreement defines the term "Change in Company Recommendation" as any direct or indirect withdrawal, modification, amendment or qualification of Terra's recommendation to its stockholders to accept the offer and, if required by applicable law, approve the second-step merger, in a manner adverse to CF Holdings or Composite (or any public proposal to take any of the foregoing actions) or the execution or entry into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Takeover Proposal.

Termination

        The merger agreement may be terminated at any time prior to the effective time of the second-step merger, whether before or after receipt of the affirmative vote at the Terra stockholders meeting of holders of a majority of the outstanding shares of Terra common stock to approve the merger, to the extent required by applicable law:

          (i)  by mutual written consent of CF Holdings and Terra;

         (ii)  by either CF Holdings or Terra, if:

    (a)
    the offer shall not have been consummated by July 31, 2010; provided that the party seeking to terminate is not the primary cause of the failure of the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer by such date;

    (b)
    any law or order issued by a governmental entity having the effect of making the second-step merger illegal or otherwise prohibiting consummation of the second-step merger is in effect and has become final and non-appealable; provided that the party seeking to terminate must have used its best efforts to remove such law or order as required by the merger agreement; or

    (c)
    the offer shall have expired or been terminated without any shares of Terra common stock being purchased as a result of the failure to satisfy the Minimum Condition; provided that the party seeking to terminate is not the primary cause of the failure of the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer by such date, as applicable;

        (iii)  by CF Holdings prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer:

    (a)
    if Terra shall have breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by Terra prior to July 31, 2010 or is not cured by the earlier of (x) forty (40) business days following written notice to Terra by CF Holdings of such breach or (y) July 31, 2010 and (B) would result in the existence of any event or condition set forth in paragraph (b) or (c) of the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer—Other Conditions";

    (b)
    if the Terra board of directors (A) fails to recommend that Terra's stockholders accept the offer and tender their shares of Terra common stock to Composite in the offer and, to the extent required by applicable law, approve the merger agreement or include such recommendation in the Solicitation/Recommendation Statement on Schedule 14D-9, (B) fail to publicly reaffirm such recommendation within ten (10) business days of receipt of a written request by CF Holdings to provide such reaffirmation or (C) effects a Change in Company Recommendation; or

    (c)
    if Terra or any of its subsidiaries or its or their respective representatives, directly or indirectly, materially breached any of their non-solicitation obligations (as described above);

        (iv)  by Terra prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer:

    (a)
    if CF Holdings or Composite has breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by CF Holdings or Composite prior to July 31, 2010 or is not cured by the earlier of (x) forty (40) business days following written notice to CF Holdings by Terra of such breach or (y) July 31, 2010 and (B) would result in the existence of any of the following events or conditions:

                (i)  The representation and warranty of CF Holdings and Composite in the merger agreement that since January 1, 2010, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on CF Holdings shall not be true and correct in all respects as of the date of the merger agreement or as of immediately prior to the acceptance time as though made immediately prior to the acceptance time, (ii) the representations and warranties of CF Holdings in the merger agreement related to CF Holdings' and Composite's capitalization and the authority and approval of the CF Holdings and Composite boards of directors related to the offer and the second-step merger, shall not be true and correct in all material respects as of the date of the merger agreement or as of immediately prior to the acceptance time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), (iii) all other representations and warranties of CF Holdings and Composite set forth in the merger agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect," shall not be true and correct, in each case, as of the date of the merger agreement or as of immediately prior to the acceptance time as though made immediately prior to the acceptance time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a material adverse effect on CF Holdings, or (iv) each of CF Holdings and Composite shall not have performed or complied in all material respects with all agreement and covenants required to be performed by it under the merger agreement.

    (b)
    to enter into a definitive agreement with respect to a Superior Proposal.

Termination Fees

        Notwithstanding any valid termination, Terra will pay CF Holdings certain fees if the merger agreement is terminated due to any of the following circumstances:

          (i)  if the Terra board of directors (A) fails to recommend that Terra's stockholders accept the offer and tender their shares of Terra common stock to Composite in the offer and, to the extent required by applicable law, approve the merger agreement or include such recommendation in the Solicitation/Recommendation Statement on Schedule 14D-9, (B) fails to publicly reaffirm such recommendation within ten (10) business days of receipt of a written request by CF Holdings to provide such reaffirmation or (C) effects a Change in Company Recommendation, then Terra shall pay CF Holdings a termination fee of $123 million (the "Termination Fee") and pay CF Holdings $123 million for the reimbursement of the termination fee paid by CF Holdings to terminate the Yara/Terra merger agreement (the "Reimbursement Fee");

         (ii)  if (A) a Terra uncured breach or failure to perform any of its representations, warranties or covenants contained in the merger agreement would result in the existence of any event or condition in paragraph (b) or (c) of the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer—Other Conditions" prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer or (B) Terra or any of its subsidiaries or its or their respective representatives have materially breached any of their non-solicitation obligations, then Terra shall pay CF Holdings the Reimbursement Fee;

        (iii)  if Terra enters into a definitive agreement with respect to a Superior Proposal, then Terra shall pay CF Holdings the Termination Fee and the Reimbursement Fee;

        (iv)  if (A) the offer shall have expired or been terminated without any shares of Terra common stock being purchased as a result of the failure to satisfy the Minimum Condition, (B) a Terra uncured breach or failure to perform any of its covenants contained in the merger agreement would result in the existence of any event or condition in paragraph (b) or (c) of the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer—Other Conditions" prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer or (C) Terra or any of its subsidiaries or its or their respective representatives have materially breached any of their non-solicitation obligations (as described above) and, in each case, within 6 months after the date of termination of the merger agreement as a result of the aforementioned circumstances, Terra enters into a definitive agreement to consummate or consummates the transactions contemplated by a Takeover Proposal (for purposes of this provision, the term Takeover Proposal has the same meaning as described above, except that all references to 15% are changed to 50%), then Terra shall pay CF Holdings the Termination Fee and, to the extent not previously paid, the Reimbursement Fee; or

         (v)  if (A) the merger agreement is not consummated prior to July 31, 2010 (provided that certain conditions to the offer are satisfied at the time of termination), (B) the offer shall have expired or been terminated without any shares of Terra common stock being purchased as a result of the failure to satisfy the Minimum Condition, (C) a Terra uncured breach or failure to perform any of its representations, warranties or covenants contained in the merger agreement would result in the existence of any event or condition in paragraph (b) or (c) of the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer—Other Conditions" prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer or (D) Terra or any of its subsidiaries or its or their respective representatives have materially breached any of their non-solicitation obligations (as described above) and, in each case, (X) at any time after the date of the merger agreement and prior to the date of termination of the merger agreement as a result of the aforementioned circumstances, a Takeover Proposal is publicly announced and not subsequently withdrawn (or any person publicly announces or publicly communicates an intention, whether or not conditional, to make a Takeover Proposal and such intention is not subsequently withdrawn), and (Y) within 18 months after the date of such termination, Terra enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal (for purposes of this provision, the term Takeover Proposal has the same meaning as described above, except that all references to 15% are changed to 50%), then Terra shall pay CF Holdings the Termination Fee and, to the extent not previously paid, the Reimbursement Fee.

        Notwithstanding any valid termination, CF Holdings will pay Terra the Termination Fee if the merger agreement is terminated (A) because the merger agreement is not consummated prior to July 31, 2010 (provided that certain conditions to the offer are not satisfied at the time of termination) or (B) any law or order issued by a governmental entity having the effect of making the offer merger illegal or otherwise prohibiting consummation of the offer or the second-step merger is in effect and has become final and non-appealable (other than any such law or order that results primarily from any breach or violation by Terra or any of its subsidiaries, affiliates or representative of the merger agreement, any obligation to or right of a third-party or any law).

THE EXCHANGE OFFER

Introduction

        Composite is offering to exchange for each outstanding share of Terra common stock that is validly tendered and not properly withdrawn prior to the expiration date (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 shares of CF Holdings common stock (together with the associated preferred stock purchase rights), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. In addition, you will receive cash instead of any fractional shares of CF Holdings common stock to which you may otherwise be entitled.

        The term "expiration date" means 12:00 midnight, New York City time, on April 2, 2010, unless Composite extends the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.

        The offer is being made pursuant to the terms and conditions of the merger agreement. Pursuant to the merger agreement, after the offer is completed, subject to the approval of Terra's stockholders if required by applicable law, Composite will merge with and into Terra in the second-step merger. In the second-step merger, each remaining share of Terra common stock (other than shares of Terra common stock owned by CF Holdings or Terra (or wholly-owned subsidiaries of CF Holdings or Terra) will be converted into the right to receive the amount of cash and the same number of shares of CF Holdings common stock as are received by Terra stockholders pursuant to the offer. The merger agreement is more fully described in the section of this prospectus/offer to exchange entitled "The Merger Agreement."

        The Terra board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement determined that the offer, the second-step merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, Terra and its stockholders and by unanimous vote of those directors voting with one absent director separately indicating agreement approved the merger agreement, the offer, the second-step merger and the other transactions contemplated by the merger agreement. The Terra board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement recommends that Terra stockholders accept the offer by tendering their Terra common stock into the offer.

        The offer is subject to a number of conditions which are described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer."

        The merger agreement further provides that, subject to certain conditions, Terra grants CF Holdings and/or Composite the option to purchase that number of shares of Terra common stock equal to the lowest number of shares that, when added to the number of shares of Terra common stock owned by Composite at the time of such exercise, constitutes one share of Terra common stock more than 90% of the number of shares of Terra common stock entitled to vote on the merger, calculated on a fully-diluted basis, or, at CF Holdings' election, on a primary basis. Such option would only be exercisable once in whole and not in part at any time within 10 business days following the purchase of and payment for shares of Terra common stock pursuant to the offer, but is not exercisable for more than the number of authorized but unissued (and not reserved for issuance) shares of Terra common stock at the time of exercise of the option.

        The merger agreement provides that, upon the payment by Composite for shares of Terra common stock tendered pursuant to the offer representing at least a majority of the outstanding shares of Terra common stock on a fully diluted basis, CF Holdings will be entitled to designate such number of new directors, rounded up to the next whole number, on the Terra board of directors as is equal to the product of the total number of directors on the Terra board of directors (determined after giving effect to the new directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Terra common stock beneficially owned by CF Holdings, Composite and any of their affiliates bears to the total number of shares of Terra common stock then outstanding, and Terra will be required to promptly take all actions necessary to cause CF Holdings' designees to be so elected. Terra is required to obtain the irrevocable resignation, conditioned upon the closing of the offer, of a sufficient number of directors to implement the above provisions. Prior to the effective time of the merger, the Terra board of directors must always have at least three members who were members of the Terra board of directors as of immediately prior to the time of the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and who are independent directors for purposes of the continued listing requirements of the NYSE. Upon CF Holdings request, at each such time CF Holdings is entitled to designate directors on the Terra board of directors, Terra must also cause (i) each committee of the Terra board of directors, (ii) the board of directors of each of its subsidiaries and (iii) each committee of such board of directors of each of its subsidiaries to include persons designated by CF Holdings constituting at least the same percentage of each such committee or board of directors as CF Holdings' designees constitute on the Terra board of directors.

        The second-step merger is subject to the satisfaction or waiver of certain conditions, including, if required by applicable law the approval of the second-step merger by the affirmative vote of the holders of a majority of the outstanding shares of Terra common stock. If CF Holdings acquires, through Composite pursuant to the offer or otherwise, at least a majority of the outstanding shares of Terra common stock, CF Holdings would have sufficient voting power to approve the second-step merger without the affirmative vote of any other stockholder of Terra. Terra has agreed, if required, to cause a meeting of its stockholders to be held as promptly as reasonably practicable following consummation of the offer for the purposes of considering and taking action upon the approval of the second-step merger. CF Holdings has agreed to vote all shares of Terra common stock owned by it or any of its subsidiaries in favor of the approval of the second-step merger. See the section of this prospectus/offer to exchange entitled "The Merger Agreement."

        Based on certain assumptions regarding the number of Terra shares to be exchanged, CF Holdings estimates that if all shares of Terra common stock are exchanged pursuant to the offer and the second-step merger, former Terra stockholders would own, in the aggregate, approximately 16% of the outstanding shares of CF Holdings common stock. If the proposed post-closing public offering of shares of CF Holdings common stock is completed, it is estimated that CF Holdings will issue approximately 10.3 million shares of CF Holdings common stock and former Terra stockholders would own, in the aggregate, approximately 14% of the outstanding shares of CF Holdings common stock. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer."

        Terra has provided Composite with its stockholder list and security position listings for the purpose of disseminating this prospectus/offer to exchange to holders of shares of Terra common stock. This prospectus/offer to exchange and the related letter of transmittal will be mailed to record holders of shares whose names appear on Terra's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares of Terra common stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

 Expiration Date of the Offer

        The offer is scheduled to expire at 12:00 midnight, New York City time, on April 2, 2010, which is the initial expiration date, unless further extended by Composite. For more information, you should read the discussion below under the caption "The Exchange Offer—Extension, Termination and Amendment."

Extension, Termination and Amendment

        Subject to the applicable rules of the SEC and the terms and conditions of the merger agreement described below, Composite expressly reserves the right (1) to extend the period of time during which the offer is open, (2) to delay acceptance for exchange of, or exchange of, shares of Terra common stock in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return shares of Terra common stock deposited by or on behalf of stockholders promptly after the termination or withdrawal of the offer), (3) to amend or terminate the offer without accepting for exchange of, or exchanging, shares of Terra common stock if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" have not been satisfied or if any event specified in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" under the subheading "Other Conditions" has occurred and (4) to amend the offer or to waive any conditions to the offer at any time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

        The rights reserved by Composite by the preceding paragraph are in addition to Composite's rights set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer." Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which CF Holdings or Composite may choose to make any public announcement, neither CF Holdings nor Composite will have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        CF Holdings and Composite acknowledge that Rule 14e-1(c) under the Exchange Act requires Composite to pay the consideration offered or return the shares of Terra common stock tendered promptly after the termination or withdrawal of the offer.

        Under the applicable rules of the SEC, if Composite increases or decreases the percentage of shares of Terra common stock being sought or increases or decreases the cash, stock or aggregate consideration to be paid for shares of Terra common stock pursuant to the offer and the offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If Composite makes a material change in the terms of the offer (other than a change in the price to be paid in the offer or the percentage of securities sought) or in the information concerning the offer, or waives a material condition of the offer, Composite will extend the offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the offer. Composite will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the offer.

        As used in this prospectus/offer to exchange, a "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The merger agreement provides that if on the initial expiration date of the offer or on any subsequent scheduled expiration date of the offer, any of the events or conditions to the offer shall exist and, subject to the provisions of the merger agreement, have not been waived by Composite, Composite will, from time to time, extend the offer for consecutive periods of not more than five business days each until the earlier of (i) the date on which all of the events or conditions cease to exist or, subject to the provisions of the merger agreement, are waived by Composite, (ii) the date on which the merger agreement is terminated in accordance with its terms; provided that Composite is not obligated to so extend the offer if (1) the Canadian Regulatory Condition, Registration Statement Condition, NYSE Listing Condition and the condition set forth in paragraph (a) of the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer—Other Conditions" shall have ceased to exist, or subject to the provisions of the merger agreement, been waived by Composite, for a period of not less than ten business days prior to such expiration date and, with respect to the Canadian Regulatory Condition, Registration Statement Condition and NYSE Listing Condition, such facts shall be reflected in an amendment to the offer documents prior to the start of such ten business day period, (2) the events or conditions set forth in paragraphs (b), (c) and (d) of the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer—Other Conditions" shall have ceased to exist or, subject to the provisions of the merger agreement, been waived by Composite, as of such expiration date and (3) the Minimum Condition is not satisfied as of such expiration date.

        The merger agreement also provides that if on the initial expiration date of the offer or on any subsequent scheduled expiration date of the offer, Terra shall have delivered to CF Holdings a valid notice of the existence of any event or condition set forth in the subparagraph following paragraph (iv)(a) of the section of this prospectus/offer to exchange entitled "The Merger Agreement—Termination," Composite will, from time to time, extend the offer for consecutive periods of not more than five business days each until the earlier of (1) the date on which all of the events or conditions set forth such subparagraph cease to exist or are waived by Terra and (2) the date on which the merger agreement is terminated in accordance with its terms.

        The merger agreement also provides that Composite may, in its sole discretion, extend the offer for any period required by any rule, regulation, interpretation or position of the SEC (or the staff thereof) or the NYSE applicable to the offer.

        In the merger agreement, Composite expressly reserves the right from time to time to waive any of the conditions to the offer (other than the Minimum Condition, Registration Statement Condition, NYSE Listing Condition and the condition set forth in paragraph (e) of the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer—Other Conditions") or to increase the consideration payable in the offer or to make any other changes in the terms and conditions of the offer; provided that without the prior written consent of Terra, Composite will not decrease the consideration payable in the offer, change the form of consideration payable in the offer, decrease the number of shares of Terra common stock sought to be purchased in the offer, change, modify or waive the Minimum Condition, impose additional conditions to the offer or modify or change any condition to the offer in a manner materially adverse to the holders of shares of Terra common stock or in a manner which would delay consummation of the offer, reduce the time period during which the offer remains open or, except for any extension required or permitted under the terms of the merger agreement, extend or otherwise change the expiration date of the offer, or amend, modify or supplement any other term of the offer in any manner adverse to the holders of shares of Terra common stock or in a manner which would delay consummation of the offer.

        The merger agreement also provides that Composite may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days in length following the expiration of the offer on the expiration date and acceptance for exchange of the shares of Terra common stock tendered in the offer (we refer to this period in this prospectus/offer to exchange as a "subsequent offering period"). A subsequent offering period would be an additional period of time, following the first exchange of shares of Terra common stock in the offer, during which stockholders could tender shares of Terra common stock not tendered in the offer.

        During a subsequent offering period, tendering stockholders would not have withdrawal rights and Composite would promptly exchange and pay for any shares of Terra common stock tendered at the same price paid in the offer. Rule 14d-11 under the Exchange Act provides that Composite may elect to provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the offer has expired, (2) Composite offers the same form and amount of consideration for shares of Terra common stock in the subsequent offering period as in the initial offer, (3) Composite immediately accepts and promptly pays for all shares of Terra common stock tendered during the offer prior to its expiration, (4) CF Holdings announces the results of the offer, including the approximate number and percentage of shares of Terra common stock deposited in the offer, no later than 9:00 a.m., Eastern time, on the next business day after the expiration date and immediately begins the subsequent offering period and (5) Composite immediately accepts and promptly pays for shares of Terra common stock as they are tendered during the subsequent offering period. If Composite elects to include a subsequent offering period, it will notify stockholders of Terra by making a public announcement on the next business day after the expiration date consistent with the requirements of Rule 14d-11 under the Exchange Act.

        Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for exchange. The same consideration will be received by stockholders tendering shares of Terra common stock in the offer or in a subsequent offering period, if one is included. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

Acceptance for Exchange, and Exchange, of Terra Shares; Delivery of CF Holdings Common Stock

        Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Composite will accept for exchange promptly after the expiration date all shares of Terra common stock validly tendered (and not withdrawn in accordance with the procedure set out in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights") prior to the expiration date. Composite will exchange all shares of Terra common stock validly tendered and not withdrawn promptly following the acceptance of shares of Terra common stock for exchange pursuant to the offer. If Composite elects to include a subsequent offering period, Composite will accept for exchange, and promptly exchange, all validly tendered shares of Terra common stock as they are received during the subsequent offering period. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

        In all cases (including during any subsequent offering period), Composite will exchange all shares of Terra common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of (1) the certificates representing such shares of Terra common stock or timely confirmation (a "book-entry confirmation") of a book-entry transfer of such shares of Terra common stock into the exchange agent's account at The Depository Trust Company pursuant to the procedures set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering," (2) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined below) and (3) any other documents required under the letter of transmittal. This prospectus/offer to exchange refers to The Depository Trust Company as the "Book-Entry Transfer Facility." As used in this prospectus/offer to exchange, the term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Terra common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of transmittal and that Composite may enforce such agreement against such participant.

        For purposes of the offer (including during any subsequent offering period), Composite will be deemed to have accepted for exchange, and thereby exchanged, shares of Terra common stock validly tendered and not properly withdrawn as, if and when CF Holdings or Composite gives oral or written notice to the exchange agent of Composite's acceptance for exchange of such shares of Terra common stock pursuant to the offer. Upon the terms and subject to the conditions of the offer, exchange shares of Terra common stock accepted for exchange pursuant to the offer will be made by deposit of the cash and stock consideration being exchanged therefor with the exchange agent, which will act as agent for tendering stockholders for the purpose of receiving the offer consideration from CF Holdings and transmitting such consideration to tendering stockholders whose shares of Terra common stock have been accepted for exchange. Under no circumstances will CF Holdings pay interest on the offer consideration for shares of Terra common stock, regardless of any extension of the offer or other delay in making such exchange.

        If any tendered shares of Terra common stock are not accepted for exchange for any reason pursuant to the terms and conditions of the offer, or if certificates representing such shares are submitted representing more shares of Terra common stock than are tendered, certificates representing unexchanged or untendered shares of Terra common stock will be returned, without expense to the tendering stockholder (or, in the case of shares of Terra common stock tendered by book-entry transfer into the exchange agent's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering," such shares of Terra common stock will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the offer.

Cash Instead of Fractional Shares of CF Holdings Common Stock

        CF Holdings will not issue certificates representing fractional shares of CF Holdings common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of CF Holdings common stock will receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the average closing sales price, rounded to four decimal points, of shares of CF Holding common stock on the NYSE for the period of the 10 consecutive trading days ending on the second full trading day prior to the expiration date.

Procedure for Tendering

        In order for a holder of shares of Terra common stock validly to tender shares of Terra common stock pursuant to the offer, the exchange agent must receive prior to the expiration date the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the letter of transmittal, at one of its addresses set forth on the back cover of this offer and either (1) the certificates representing tendered shares of Terra common stock must be received by the exchange agent at such address or such shares of Terra common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent's Message), in each case prior to the expiration date or the expiration of the subsequent offering period, if any, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        If you previously tendered your shares into the offer, together with a completed BLUE letter of transmittal, you do not need to complete and submit the enclosed GREY letter of transmittal.

        The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The exchange agent has established accounts with respect to the shares of Terra common stock at the Book-Entry Transfer Facility for purposes of the offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of shares of Terra common stock by causing the Book-Entry Transfer Facility to transfer such shares of Terra common stock into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of shares of Terra common stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this offer prior to the expiration date or the expiration of the subsequent offering period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

        Signature Guarantees.    No signature guarantee is required on a letter of transmittal (1) if the letter of transmittal is signed by a registered holder of shares of Terra common stock who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (2) if shares of Terra common stock are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing shares of Terra common stock is registered in the name of a person other than the signer of the letter of transmittal, then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the letter of transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender shares of Terra common stock pursuant to the offer and such stockholder's certificate representing such shares of Terra common stock are not immediately available, such stockholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of Terra common stock may nevertheless be tendered, provided that all the following conditions are satisfied:

          (1)   such tender is made by or through an Eligible Institution;

          (2)   a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by CF Holdings, through Composite, is received prior to the expiration date by the exchange agent as provided below; and

          (3)   the share certificates (or a book-entry confirmation) representing all tendered shares of Terra common stock, in proper form for transfer, in each case together with the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

        The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

        In all cases (including during any subsequent offering period), exchange of shares of Terra common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of the certificates representing such shares of Terra common stock, or a book-entry confirmation of the delivery of such shares of Terra common stock (except during any subsequent offering period), and the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the letter of transmittal.

        Determination of Validity.    CF Holdings' and Composite's interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Terra common stock will be determined by CF Holdings and Composite, in their discretion, which determination shall be final and binding to the fullest extent permitted by law. Composite reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or for exchange for which may, in the opinion of its counsel, be unlawful. Composite also reserves the absolute right to waive any condition of the offer to the extent permitted by applicable law or any defect or irregularity in the tender of any shares of Terra common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Terra common stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of CF Holdings or Composite or any of their respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        A tender of shares of Terra common stock pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the offer, as well as the tendering stockholder's representation and warranty to CF Holdings and Composite that (1) such stockholder owns the tendered shares of Terra common stock (and any and all other shares of Terra common stock or other securities issued or issuable in respect of such shares of Terra common stock), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered shares of Terra common stock (and any and all other shares of Terra common stock or other securities issued or issuable in respect of such shares of Terra common stock) and (4) when the same are accepted for exchange by Composite, Composite will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for exchange by Composite of shares of Terra common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder, CF Holdings and Composite upon the terms and subject to the conditions of the offer.

        Appointment as Proxy.    By executing the letter of transmittal, or through delivery of an Agent's Message, as set forth above, a tendering stockholder irrevocably appoints designees of Composite as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the letter of transmittal, to the full extent of such stockholder's rights with respect to the shares of Terra common stock tendered by such stockholder and accepted for exchange by Composite (and with respect to any and all other shares of Terra common stock or other securities issued or issuable in respect of such shares of Terra common stock on or after the date of the original prospectus/offer to exchange). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of Terra common stock (and such other shares of Terra common stock and securities). Such appointment will be effective when, and only to the extent that, Composite accepts such shares of Terra common stock for exchange. Upon appointment, all prior powers of attorney and proxies given by such stockholder with respect to such shares of Terra common stock (and such other shares of Terra common stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Composite will, with respect to the shares of Terra common stock (and such other shares of Terra common stock and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such stockholder as they in their discretion may deem proper at any annual or special meeting of Terra stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Composite reserves the right to require that, in order for shares of Terra common stock to be deemed validly tendered, immediately upon Composite's acceptance of shares of Terra common stock for exchange, CF Holdings must be able to exercise full voting, consent and other rights with respect to such shares of Terra common stock (and such other shares of Terra common stock and securities).

        The foregoing proxies are effective only upon acceptance for exchange of shares of Terra common stock tendered pursuant to the offer. The offer does not constitute a solicitation of proxies for any meeting of Terra stockholders.

Withdrawal Rights

        Tenders of shares of Terra common stock made pursuant to the offer may be withdrawn at any time until the offer has expired and, unless Composite has accepted the shares for exchange pursuant to the offer, may also be withdrawn at any time after May 4, 2010. If Composite elects to include a subsequent offering period, shares of Terra common stock tendered during the subsequent offering period may not be withdrawn. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Extension, Termination and Amendment."

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this offer. Any such notice of withdrawal must specify the name of the person who tendered the shares of Terra common stock to be withdrawn, the number of shares of Terra common stock to be withdrawn and the name of the registered holder of such shares of Terra common stock, if different from that of the person who tendered such shares of Terra common stock. If certificates representing shares of Terra common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Terra common stock have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Terra common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Terra common stock.

        Withdrawals of shares of Terra common stock may not be rescinded. Any shares of Terra common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares of Terra common stock may be re-tendered at any time prior to the expiration date (or during the subsequent offering period, if any) by following one of the procedures described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering" (except shares of Terra common stock may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by CF Holdings and Composite, in their discretion, whose determination will be final and binding to the fullest extent permitted by law. None of CF Holdings or Composite or any of their respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Announcement of Results of the Offer

        CF Holdings will announce the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether Composite will accept the tendered shares of common stock of Terra for exchange after expiration of the offer. The announcement will be made by a press release.

Ownership of CF Holdings After the Offer

        Upon consummation of the offer and the second-step merger, former Terra stockholders would own in the aggregate approximately 16% of the outstanding shares of CF Holdings common stock, assuming that:

  •
  CF Holdings exchanges, pursuant to the offer or the second-step merger, all of the outstanding shares of Terra common stock, which was 99,903,316 as of March 12, 2010;

  •
  CF Holdings exchanges, pursuant to the offer or the second-step merger, the shares of Terra common stock issuable upon exercise or conversion of certain of Terra's stock-based awards, which was 262,441 in the aggregate as of March 12, 2010; and

  •
  48,583,434 shares of CF Holdings common stock (including restricted shares) were outstanding on March 12, 2010 and 781,000 shares of common stock that would be issued upon the exercise of outstanding stock options after giving effect to the withholding of shares of common stock to satisfy the aggregate exercise price of such options using the CF Holdings stock price as of the close of trading on March 12, 2010 of $96.73.

        If the proposed post-closing public offering of shares of CF Holdings common stock is completed, it is estimated that CF Holdings will issue approximately 10.3 million shares of CF Holdings common stock and former Terra stockholders would own, in the aggregate, approximately 14% of the outstanding shares of CF Holdings common stock.

Material Federal Income Tax Consequences to U.S. Holders

        The following is a general summary of certain material U.S. federal income tax consequences to a U.S. Holder, as defined below, of the exchange of its shares of Terra common stock for CF Holdings common stock and cash pursuant to the offer or the second-step merger. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences that are significantly different from those discussed in this prospectus/offer to exchange. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"). No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. The IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

        As used in this prospectus/offer to exchange, a "U.S. Holder" is any beneficial owner of shares of Terra common stock that is (i) a citizen or an individual resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions, including the states and the District of Columbia, (iii) an estate the income of which is subject to federal income taxation regardless of its source, or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of shares of Terra common stock, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding shares of Terra common stock is urged to consult its own tax advisor.

        This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the offer or second-step merger. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or the U.S. federal income tax consequences to certain categories of holders subject to special rules, including holders that are (i) banks, financial institutions, or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, (iv) tax-exempt organizations, (v) holders that own shares of Terra common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (vi) holders that acquired shares of Terra common stock in connection with the exercise of employee stock options or otherwise as compensation for services, (vii) holders that have "functional currency" other than the U.S. dollar, (viii) cooperatives, (ix) U.S. expatriates or (x) holders that are not U.S. Holders. This discussion assumes that shares of Terra common stock are held as capital assets, within the meaning of Section 1221 of the Code (generally, property held for investment), in the hands of a U.S. Holder at all relevant times.

        ALL HOLDERS OF SHARES OF TERRA COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE SECOND-STEP MERGER, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAW OF ANY STATE OR OF ANY LOCAL OR NON-U.S. NON-TAXING JURISDICTION.

        The exchange of Terra common stock pursuant to the offer or second-step merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local or foreign tax laws). Accordingly, the anticipated material U.S. federal income tax consequences to U.S. Holders of Terra common stock will be as follows:

  •
  A U.S. Holder of Terra common stock will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the CF Holdings common stock and cash received and (ii) such U.S. Holder's adjusted tax basis in the Terra common stock exchanged therefor. Such gain or loss will constitute capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Terra common stock exchanged is greater than one year as of the date Terra common stock is exchanged pursuant to the offer or the second-step merger (as the case may be). Long-term capital gains recognized by U.S. Holders that are not corporations generally are eligible for reduced rates of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Terra common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of our stock.

  •
  The aggregate tax basis of the shares of CF Holdings common stock received by a U.S. Holder of Terra common stock pursuant to the offer or second-step merger will be equal to the fair market value of such shares on the date Terra common stock is exchanged pursuant to the offer or the second-step merger (as the case may be).

  •
  The holding period of the shares of CF Holdings common stock received by a U.S. Holder of Terra common stock pursuant to the offer and second-step merger will begin on the day following the date Terra common stock is exchanged pursuant to the offer or the second-step merger (as the case may be).

        Backup Withholding and Information Reporting.    Backup withholding tax may apply to payments to which a non-corporate stockholder is entitled, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each holder of Terra common stock should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal and return it to the payment agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the payment agent. Cash and CF Holdings common stock received also generally will be subject to information reporting.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the U.S. federal income tax liability of a holder of Terra common stock, provided the required information is timely furnished to the IRS.

        Holders of Terra common stock are urged to consult their tax advisors concerning the United States federal, state, local and foreign tax consequences of the offer and the second-step merger to them.

Statutory Requirements; Approval of the Second-Step Merger

        Under the Maryland General Corporation Law, the second-step merger must be approved by the affirmative vote of holders of Terra common stock entitled to cast a majority of the votes entitled to be cast on the matter. If CF Holdings acquires, through Composite pursuant to the offer or otherwise, at least a majority of the outstanding shares of Terra common stock, CF Holdings would have sufficient voting power to approve the second-step merger without the affirmative vote of any other stockholder of Terra. The Terra board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement has declared advisable and approved the second-step merger.

Short-Form Merger

        Under Section 3-106 of the Maryland General Corporation Law, if we acquire, through Composite pursuant to the offer or otherwise, at least 90% of the then outstanding shares of Terra common stock, we will be able to effect the second-step merger without a vote of Terra stockholders. In such event, CF Holdings, through Composite, intends to take all necessary and appropriate action to cause the second-step merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of Terra stockholders. However, under Section 3-106(d) of the Maryland General Corporation Law, if Composite owns less than all of the outstanding stock of Terra as of immediately prior to the short-form merger, Composite must have given at least 30 days prior notice of the short-form merger to each of Terra's stockholders who otherwise would have been entitled to vote on the merger. A Notice of Merger pursuant to Section 3-106 of the Maryland General Corporation Law was included in the prospectus/offer to exchange filed with the SEC on March 5, 2010. Pursuant to the rules of the SEC for third-party tender offers, Terra mailed such prospectus/offer to exchange and Notice of Merger to its stockholders on March 11, 2010. Accordingly, the 30 day notice period to stockholders required by Section 3-106 of the Maryland General Corporation Law will expire on April 10, 2010.

        If, however, CF Holdings does not acquire at least 90% of the outstanding shares of Terra common stock through Composite pursuant to the offer or otherwise and a vote of Terra stockholders is required under Maryland law, a longer period of time would be required to effect the second-step merger (please see the section entitled "The Exchange Offer—Statutory Requirements; Approval of the Second-Step Merger" above).

Appraisal/Dissenters' Rights

        No dissenters' or appraisal rights are available in connection with the offer.

        No dissenters' or appraisal rights are available in connection with the second-step merger, unless a vote of Terra's stockholders on the second-step merger is required under Maryland law and shares of Terra common stock are not listed on the NYSE or another national securities exchange on the record date for the determination of stockholders entitled to vote on the second-step merger.

Plans for Terra

        The purpose of the offer is for CF Holdings to acquire control of, and ultimately the entire interest in, Terra. CF Holdings intends, promptly following Composite's acceptance for exchange, and exchange, of shares of Terra common stock in the offer, to consummate a second-step merger of Composite with and into Terra. In the second-step merger, each remaining share of Terra common stock (other than shares of Terra common stock owned by CF Holdings, Composite, Terra or any wholly-owned subsidiary of CF Holdings or Terra) will be converted into the right to receive the amount of cash and the same number of shares of CF Holdings common stock as are received by Terra stockholders pursuant to the offer. If the offer is successful, CF Holdings intends to consummate the second-step merger as promptly as practicable.

        If, and to the extent that CF Holdings (and/or any of CF Holdings' subsidiaries) acquires control of Terra, CF Holdings intends to conduct a detailed review of Terra's business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, initially following the second-step merger, the business and operations of Terra will, except as set forth in this offer, be continued substantially as they are currently being conducted, but CF Holdings expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize exploitation of Terra's potential in conjunction with CF Holdings' businesses in light of CF Holdings' and CF Holdings' review or in light of future developments. Such changes could include, among other things, changes in Terra's business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to Terra's charter and bylaws.

        Except as indicated in this offer, neither CF Holdings nor any of CF Holdings' subsidiaries has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of Terra or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Terra or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of Terra or any of its subsidiaries, (4) any change in the current board of directors or management of Terra or any change to any material term of the employment contract of any executive officer of Terra, (5) any other material change in Terra's corporate structure or business, (6) any class of equity security of Terra being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of Terra becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Offer on the Market for Shares of Terra Common Stock; NYSE Listing; Registration under the Exchange Act; Margin Regulations

  Effect of the Offer on the Market for the Shares of Terra Common Stock

        The exchange of shares of Terra common stock by Composite pursuant to the offer will reduce the number of shares of Terra common stock that might otherwise trade publicly and will reduce the number of holders of shares of Terra common stock, which could adversely affect the liquidity and market value of the remaining shares of Terra common stock held by the public. The extent of the public market for Terra common stock and the availability of quotations reported in the over-the-counter market depends upon the number of stockholders holding Terra common stock, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors. According to Terra's Annual Report on Form 10-K for the year ended December 31, 2009, as of February 25, 2010, there were 100,105,516 shares of Terra common stock outstanding and approximately 5,471 holders of record of Terra common stock.

  NYSE Listing

        The shares of Terra common stock are quoted on the NYSE. Depending upon the number of shares of Terra common stock exchanged pursuant to the offer and the number of Terra stockholders remaining thereafter, the shares of Terra common stock may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the shares of Terra common stock if, among other things, (1) the number of total stockholders of Terra should fall below 400, (2) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the shares of Terra common stock is less than 100,000 for the most recent 12 months or (3) the number of publicly held shares of Terra common stock (exclusive of holdings of officers and directors of Terra and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000.

        If, as a result of the exchange of shares of Terra common stock pursuant to the offer or otherwise, the shares of Terra common stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of Terra common stock is discontinued, the market for the shares of Terra common stock could be adversely affected. If the NYSE were to delist the shares of Terra common stock, it is possible that the shares of Terra common stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Terra common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. CF Holdings cannot predict whether the reduction in the number of shares of Terra common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of Terra common stock or whether it would cause future market prices to be greater or less than the consideration being offered in the offer.

        If Terra common stock is not delisted prior to the second-step merger, then Terra common stock will cease to be listed on the NYSE upon consummation of the second-step merger.

  Registration Under Exchange Act

        Terra common stock is currently registered under the Exchange Act. This registration may be terminated upon application by Terra to the SEC if Terra common stock is not listed on a "national securities exchange" and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by Terra to holders of Terra common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Exchange Act Rule 13e-3 with respect to "going private" transactions, no longer applicable to Terra common stock. In addition, "affiliates" of Terra and persons holding "restricted securities" of Terra may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of Terra common stock is not terminated prior to the second-step merger, then the registration of Terra common stock under the Exchange Act will be terminated upon consummation of the second-step merger.

  Margin Regulations

        Shares of Terra common stock are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the offer it is possible that the shares of Terra common stock might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such shares of Terra common stock could no longer be used as collateral for loans made by brokers. In addition, if registration of the shares of Terra common stock under the Exchange Act were terminated, the shares of Terra common stock would no longer constitute "margin securities."

Conditions of the Offer

        Notwithstanding any other provision of the offer and in addition to (and not in limitation of) Composite's rights and obligations to extend and amend the offer pursuant to the provisions of the merger agreement, Composite shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Composite's obligation to pay for or return tendered shares of Terra common stock after termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered shares of Terra common stock if any one or more of the following conditions shall not have been satisfied:

  Minimum Tender Condition

        Terra stockholders shall have validly tendered (other than by guaranteed delivery where actual delivery has not occurred) and not properly withdrawn prior to the expiration of the offer at least that number of shares of Terra common stock that constitutes a majority of the then outstanding shares of Terra common stock on a fully-diluted basis.

  Canadian Regulatory Condition

        Any waiting period (including any extensions thereof) applicable to the offer and the second-step merger under the Canadian Competition Act or any no-close period (including any extensions thereof) applicable to the offer and the second-step merger under the Canada Transportation Act shall have expired or been terminated.

  Registration Statement Condition

        The registration statement of which this prospectus/offer to exchange is a part shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  NYSE Listing Condition

        The shares of CF Holdings common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE (subject to official notice of issuance).

  Other Conditions

        Additionally, Composite shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Composite's obligation to pay for or return tendered shares of Terra common stock after termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered shares of Terra common stock if any of the following events shall occur and be continuing:

  (a)
  any law shall have been adopted or promulgated, or any temporary, preliminary or permanent order shall have been issued and remain in effect by a governmental entity of competent jurisdiction having the effect of making the offer or the second-step merger illegal or otherwise prohibiting consummation of the offer or the second-step merger;

  (b)
  (i) the representation and warranty of Terra in the merger agreement that since January 1, 2010, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on Terra shall not be true and correct in all respects as of the date of the merger agreement or as of the acceptance time as though made at the acceptance time, (ii) the representations and warranties of Terra in the merger agreement related to Terra's capitalization, authority and approval of the Terra board of directors related to the offer and the second-step merger, Terra stockholder approval required to complete the offer and the second-step merger, and the exemption of the offer and the second-step merger from the Maryland Business Combination Act shall not be true and correct in all material respects as of the date of the merger agreement or as of the acceptance time as though made at the acceptance time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date) or (iii) all other representations and warranties of Terra set forth in the merger agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect," shall not be true and correct, in each case, as of the date of the merger agreement or as of the acceptance time as though made on and at the acceptance time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a material adverse effect on Terra;

  (c)
  Terra shall not have performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to the consummation of the offer;

  (d)
  the Preferred Stock Conversion (as defined in the merger agreement) shall not have been consummated and no Terra Series A Preferred Stock shall be outstanding; or

  (e)
  the merger agreement shall have been terminated in accordance with its terms (the "Termination Condition").

        The foregoing conditions are for the sole benefit of Composite and may be asserted by Composite regardless of the circumstances giving rise to any such condition or, other than the "Registration Statement Condition," "Canadian Regulatory Condition," "NYSE Listing Condition" and the

"Termination Condition," may be waived by Composite in whole or in part at any time and from time to time. To the extent Composite waives a condition set forth in this section with respect to one tender, Composite will waive that condition with respect to all other tenders. The failure by Composite at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Financing of the Offer; Source and Amount of Funds

        The offer is not subject to a financing condition.

  Amount of Funds Required

        We estimate that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and the second-step merger and the refinancing of Terra's outstanding indebtedness, will be approximately $4.8 billion.

  Commitments

        We have obtained commitments from Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as lead arrangers under the tranche B term loan facility and the revolving credit facility (each as described below) and Morgan Stanly Senior Funding, Inc., as lead arranger under the bridge facility (as described below) (Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo—Mitsubishi UFJ, Ltd. shall hereinafter be referred to as the "Arrangers"), to provide, subject to certain conditions, senior bank financings of up to $4.05 billion under proposed new credit facilities which shall be used to pay a portion of the cash consideration in connection with the offer and the second-step merger, repurchase Terra's 7.75% Senior Notes due 2019 ("Terra's Existing Notes") and replace our current credit facility dated August 16, 2005, as amended on September 7, 2005 and July 31, 2007 ("CF Holdings' Existing Credit Facility") with, among others, JPMorgan Chase Bank, N.A., as administrative agent and certain lenders party thereto. The full amount of the commitment, other than certain restricted amounts in the revolving credit facility (as described below), are available to be used to finance the cash portion of the consideration to be paid to Terra's stockholders in connection with the offer, the second-step merger and the repayment or repurchase of CF Holdings' Existing Credit Facility and Terra's Existing Notes. The following is a summary of the material terms of these commitments. The documentation governing the credit facilities contemplated by these commitments has not been finalized, and accordingly, the actual terms may differ from the summary below. CF Holdings does not currently have any alternative arrangements or alternative plans with respect to financing the cash consideration in the offer and the second-step merger.

  Facilities

        Upon the satisfaction of the conditions described below, CF Holdings will have access to three senior secured borrowing facilities:

  •
  a five-year "tranche B term loan facility" in an aggregate principal amount of up to $2.0 billion, which will be used to fund the cash portion of the consideration to be paid to Terra's stockholders pursuant to the offer and the second-step merger, to pay transaction costs, to repay any outstanding amounts under CF Holdings' Existing Credit Facility and to repurchase Terra's Existing Notes;

  •
  a one-year "bridge facility" in an aggregate principal amount of up to $1.75 billion, which will be used to fund the cash portion of the consideration to be paid to Terra's stockholders pursuant to the offer and the second-step merger, to pay transaction costs, to repay any outstanding amounts under CF Holdings' Existing Credit Facility and to repurchase Terra's Existing Notes; and

  •
  a five-year "revolving credit facility" in an aggregate principal amount of up to $300.0 million, which, will be used primarily for working capital requirements and for general corporate purposes; provided that not more than $100 million may be used to consummate the offer, the second-step merger or the repayment or repurchase of CF Holdings' Existing Facility and Terra's Existing Notes.

  Interest; Unused Commitment Fee

        Each tranche B term loan and each revolving loan will bear interest at "LIBOR" or "Base Rate" (as contemplated by the commitment letter) plus the margin described in the chart below. Interest periods on LIBOR-based loans may be one, two, three or six months or, if then available to all applicable lenders, nine or twelve months, at CF Holdings' option. Interest will accrue on the LIBOR-based loans on the basis of a 360-day year and will be payable on the last business day of the applicable interest period or, if such interest period is longer than three months, payable quarterly. Interest will accrue on Base Rate-based loans on the basis of a 365-day year and shall be payable quarterly in arrears. At all times "LIBOR" shall be at least 2.00% and the "Base Rate" shall be at least 3.00%. Unused loan commitments will be subject to an unused commitment fee as described in the chart below.

	LIBOR Margin	Base Rate Margin	Unused Commitment Fee
Loan
Tranche B Term Loan Facility	3.50%	2.50%	N/A
Revolving Credit Facility	3.50%	2.50%	0.75%

        Each bridge loan will bear interest at a three-month "LIBOR" plus the Spread (as defined below) (which per annum interest rate shall not exceed the Total Cap (as separately defined)). Interest will accrue on the basis of a 360-day year and will be payable at the end of each three-month period. At all times "LIBOR" shall be at least 2.00%. The "Spread" will initially be 8.00% and will increase by 1.00% at the end of each 30 day period until the bridge loans are repaid or rolled over into extended term loans or senior exchange notes on the maturity of the bridge facility.

  Conditions to Borrowing

        The initial borrowing under the facilities will be subject to, among other things, the following conditions:

  •
  the condition that since there has not been any event, occurrence, development or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Terra;

  •
  the negotiation, execution and delivery of definitive documentation with respect to the facilities consistent with the commitment letter and otherwise reasonably satisfactory to the Arrangers and CF Holdings;

  •
  the offer shall be consummated in accordance with applicable law and in accordance with the terms of the offer described in the commitment letter;

  •
  Composite and Terra shall have entered into a merger agreement;

  •
  CF Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) as described in the audited consolidated financial statements of CF Holdings, Terra and their respective subsidiaries filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 and (b) other limited indebtedness as agreed to by the parties;

  •
  all fees and expenses due to the Arrangers, the administrative agent (as defined in the commitment letter) and the lenders shall have been paid in full;

  •
  receipt by the Arrangers of pro forma consolidated financial statements of CF Holdings and its subsidiaries (including Terra and its subsidiaries) and a pro forma consolidated statement of income of CF Holdings for the twelve-month period ending on the last day of the next recently completed four fiscal quarter period ended at least 45 days before the date the merger agreement is entered into prepared after giving effect to the consummation of the offer, the second-step merger and the repurchase or repayment of Terra's Existing Notes and CF Holdings' Existing Credit Facility;

  •
  lenders shall have received all documentation and information required by the regulatory authorities under the applicable "know-your-customer" rules and regulations, including the PATRIOT Act;

  •
  Morgan Stanley & Co. Incorporated, as collateral agent, shall have received perfected security interests in the collateral (free and clear of all liens, subject to permitted exceptions) and all filings, recordations and lien searches;

  •
  all filing and recording fees and taxes shall have been paid;

  •
  CF Holdings shall certify that the borrowed funds under the tranche B term loan and the bridge loan will be used to make cash payments for the shares purchased pursuant to the exchange offer, for fees and expenses contemplated by the transactions and to repay any loans or outstanding amounts under CF Holdings' Existing Credit Facility;

  •
  CF Holdings shall have engaged an investment bank to place debt securities to finance the offer, the second-step merger and the refinancing of Terra's Existing Notes and CF Holdings' Existing Credit Facility and CF Holdings shall have prepared customary preliminary offering circulars, prospectuses or private placement memorandum (as applicable);

  •
  the accuracy of certain representations and warranties of CF Holdings in the definitive agreements governing the loan facilities;

  •
  Morgan Stanley Senior Funding, Inc., as administrative agent on behalf of the lenders, shall have received opinions addressed to the administrative agent and the lenders from counsel to CF Holdings and its subsidiaries reasonably satisfactory to the administrative agent, and corporate resolutions and customary certificates (including a solvency certificate);

  •
  compliance with margin regulations; and

  •
  the unfunded commitments under the tranche B term loan and the bridge loan must be sufficient to fund the purchase of all remaining Terra shares outstanding and the principal amount of all of Terra's Existing Notes then outstanding.

        Subsequent borrowings under the facilities after the initial consummation of the exchange offer and on or prior to the consummation of the merger will also be subject to the following conditions:

  •
  the exchange offer shall have been consummated and the initials extensions of credit under the facilities shall have been made in accordance with the conditions contained in the commitment letter;

  •
  the merger agreement shall be in full force and effect and there shall have been no modifications, waivers or amendments thereto or any consents thereof other than as permitted by the commitment letter;

  •
  the borrowed funds under the tranche B term loan and the bridge loan will be used to make top-off purchases and to make loans to Terra to enable it or its subsidiaries to purchase Terra's Existing Notes;

  •
  compliance with margin regulations; and

  •
  the unfunded commitments under the tranche B term loan and the bridge loan must be sufficient to fund the purchase of all remaining Terra shares outstanding and the principal amount of all of Terra's Existing Notes then outstanding.

        Borrowings under the revolving credit facility after the consummation of the second-step merger are also subject to the following additional conditions precedent:

  •
  each of the conditions for the offer shall have previously been satisfied, and the second-step merger shall have been consummated in accordance with applicable law and in accordance in all material respects with the merger agreement as described in the commitment letter;

  •
  compliance with margin regulations;

  •
  the accuracy in all material respects of representations and warranties contained in the definitive documentation and the absence of any default or event of default under the facilities; and

  •
  with respect to each lender, no legal bar to such lender making such loan.

  Maturity; Conversion of Bridge Loans

        If the second-step merger does not occur on or prior to the later of October 15, 2010 and the date that is three months after the consummation of the offer (such later date, the "Outside Date"), each of the facilities shall mature on the Outside Date.

        If the second-step merger occurs on or prior to the Outside Date, the revolving credit facility and the tranche B term loan facility will mature five years after the consummation of the initial exchange offer.

        If the second-step merger occurs on or prior to the Outside Date, the bridge facility will mature one year after the consummation of the initial exchange offer. If any portion of the bridge facility is not repaid in full on the one year anniversary of the consummation of the initial exchange offer (the "Rollover Date"), unless CF Holdings or any of its significant subsidiaries is the subject of a bankruptcy or insolvency proceeding or there exists a default under the bridge facility, the bridge loans will automatically be converted into extended term loans maturing on the seventh anniversary of the consummation of the initial exchange offer. Each bridge lender will have the option, at any time on or after the Rollover Date to receive senior exchange notes in exchange for the bridge loans or the extended term loans, which such senior exchange notes shall mature on the seventh anniversary of the consummation of the initial exchange offer. Extended term loans and senior exchange notes shall accrue interest at the Total Cap (as separately defined). Interest on the senior exchange notes shall be payable semi-annually.

  Prepayments and Repayments; Reductions in Commitments

        Each of the facilities may be voluntarily repaid without premium or penalty, subject to CF Holdings' payment of breakage costs in connection with any LIBOR-based loan. Subject to certain exceptions and thresholds to be agreed, the tranche B term loan (and after repayment in full of the tranche B term loan, any outstanding revolving loans (without any commitment reduction) will be mandatorily prepaid with (a) 50% of "excess cash flow" as such term will be agreed to by the parties, (b) 100% of the net cash proceeds of any non-ordinary course sales or other dispositions of assets and (c) 100% of the net cash proceeds of issuances of debt or disqualified preferred stock by CF Holdings and its subsidiaries. Subject to certain exceptions and thresholds to be agreed, the bridge loans and the extended term loans will be mandatorily prepaid with (a) 100% of the net cash proceeds of any non-ordinary course sales or dispositions of assets, (b) 100% of the net cash proceeds of issuances of debt or disqualified preferred stock by CF Holdings and its subsidiaries and (c) 100% of the net cash proceeds received from the issuance of equity by or equity contributions to CF Holdings.

        In addition, the tranche B term loans will amortize in quarterly installments beginning on CF Holdings' fiscal quarter ending September 30, 2010, in an aggregate amount equal to 1.00% of the aggregate amount borrowed under the tranche B term loan facility.

        If there is a reduction in the aggregate net consideration to be used to effect the offer, the consummation of the merger, the repayment of CF Holdings' Existing Credit Facility and the repurchase of Terra's Existing Notes, the commitment with respect to the tranche B term loan facility and the bridge facility shall be reduced on a dollar-for-dollar basis.

        If CF Holdings raises cash proceeds from equity issuances prior to the consummation of the second-step merger, the net cash proceeds thereof will reduce the commitments or any outstanding amounts loaned under the tranche B term loan facility or the bridge facility on a dollar-for-dollar basis.

        To the extent the aggregate premiums paid in connection with the purchase or retirement of Terra's Existing Notes are less than $145 million, CF Holdings shall be required to permanently reduce undrawn commitments to make bridge loans and/or loans under the tranche B term loan facility to the extent such premium is less than $145 million.

  Guarantees and Collateral

        The facilities will be jointly and severally guaranteed by all direct and indirect (existing and future) wholly-owned domestic subsidiaries of CF Holdings other than certain exceptions to be agreed and, prior to the consummation of the second-step merger, Terra and its subsidiaries.

        The facilities will be secured by a perfected lien, which would be a first-priority lien except as otherwise determined by Morgan Stanley Senior Funding, Inc. in the case of the bridge facility, on all (i) equity interests of (or other ownership interests in) entities owned by CF Holdings and the guarantors (including without limitation (x) at all times prior to the consummation of the merger, all shares acquired pursuant to the offer and any top-off purchases theretofore made and (y) at all times after the consummation of the merger, 100% of the capital stock of Terra), and all intercompany debt held by CF Holdings and the guarantors except, in the case of the pledge of any equity interests of any entity that is a controlled foreign corporation of CF Holdings and the guarantors, such pledge shall be limited to 66% of the voting equity interests and 100% of the non-voting equity interests of such entity, and subject to certain other exceptions to be agreed; (ii) present and future tangible and intangible assets of CF Holdings and the guarantors including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real property, fixtures, deposit accounts, general intangibles, debt, license rights, intellectual property, chattel paper, insurance policies, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, investment property and cash, wherever located, subject to exceptions and thresholds to be agreed; and (iii) proceeds and products of the property and assets described in clauses (i) and (ii) above.

        In each case, Morgan Stanley Senior Funding, Inc. may determine that the security interests of the bridge lenders shall be junior in priority to the tranche B term loan lenders and revolving loan lenders.

  Representations and Warranties; Covenants; Events of Default.

        The terms of the facilities will include customary representations and warranties, customary affirmative and negative covenants, customary financial covenants, and customary events of default.

  CF Holdings Equity Offering and Replacement Financing

        After completion of the offer, CF Holdings plans to effect a public offering of shares of CF Holdings common stock in an amount equal to approximately $1.0 billion and an offering of approximately $1.6 billion of senior notes, net proceeds from which we expect would be used to reduce borrowings under the bridge facility and repay borrowings under the tranche B term loan. Any resulting reduction in borrowings under the bridge facility and/or the tranche B term loan facility would be expected to reduce CF Holdings' interest expense relative to that reflected in the pro forma financial information presented under "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements." The planned issuance of shares of CF Holdings common stock would be expected to reduce CF Holdings' net earnings per share attributable to common stockholders relative to the amounts reflected in such pro forma financial information and could have the effect of depressing the market price of CF Holdings common stock. There can be no assurance that CF Holdings will be able to consummate the planned offerings of common stock and senior notes or otherwise refinance or replace the bridge facility on terms acceptable to CF Holdings or at all or that, if such offerings are consummated, they will be for the amounts contemplated.

Certain Legal Matters; Regulatory Approvals

  General

        CF Holdings is not aware of any governmental license or regulatory permit that appears to be material to Terra's business that might be adversely affected by CF Holdings' or Composite's acquisition of shares of Terra common stock pursuant to the offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for CF Holdings' or Composite's acquisition or ownership of shares of Terra common stock pursuant to the offer. Should any of these approvals or other actions be required, CF Holdings currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Terra's or our business.

  Antitrust and Other Regulatory

        Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The HSR Act notifications made in connection with CF Holdings' prior exchange offer for Terra remain applicable to the offer. On August 5, 2009, the extended waiting period under the HSR Act expired without any enforcement action and on August 12, 2009, the FTC provided us with written notice that it had closed its investigation. CF Holdings has fulfilled its obligations under the HSR Act and may consummate the offer without any additional filing under the HSR Act provided that the offer closes on or before August 5, 2010.

        At any time before or after the offer is completed, either the Antitrust Division or the FTC could take action under the antitrust laws in opposition to the offer, including seeking to enjoin the offer or seeking divestiture of substantial assets of CF Holdings or Terra or their subsidiaries. Private parties and/or state attorneys general also may seek to take legal action under the antitrust laws under some circumstances. CF Holdings can give no assurance that a challenge to the offer on antitrust grounds will not be made, or, if such a challenge is made, that CF Holdings will prevail.

        The offer is also subject to review pursuant to the Canadian Competition Act. Under the Canadian Competition Act, the offer may not be completed until certain information has been provided to the Competition Commissioner, and a required waiting period has expired or been terminated, provided there is no order in effect prohibiting completion at the relevant time. In connection with CF Holdings prior exchange offer for Terra, CF Holdings provided such information to the Competition Commissioner and the required waiting period under the Canadian Competition Act expired on March 24, 2009. On June 19, 2009, the Competition Commissioner issued a no-action letter stating she did not intend to challenge the proposed transaction. Under the Canadian Competition Act, the transaction may be completed within one year of the date that CF Holdings provided the required information to the Competition Commissioner in connection with its prior exchange offer to Terra's stockholders (March 10, 2009). This one-year period expired on March 9, 2010 and in order to ensure compliance with the Competition Act, CF Holdings submitted its notification and a request for early termination of the mandatory waiting period concerning the offer on March 2, 2010.

        The waiting period under the Canadian Competition Act is 30 calendar days after the day on which CF Holdings submits the prescribed information, provided that, before the expiry of this period, the Competition Commissioner has not issued a Supplementary Information Request. In the event that the Competition Commissioner issues a Supplementary Information Request, the transaction cannot be completed until 30 calendar days after CF Holdings complies with such Supplementary Information Request, provided that there is no order in effect prohibiting completion at the relevant time. A transaction may be completed before the end of the applicable waiting period if the Competition Commissioner notifies the parties that she does not, at such time, intend to challenge the transaction. On March 30, 2010, CF Holdings received a standard, unqualified, "no action" letter from the Canadian Competition Bureau confirming that the Commissioner of Competition does not intend to challenge CF Holdings' acquisition of Terra. Accordingly, the waiting period applicable to the transaction under the Canadian Competition Act has been terminated.

        At any time before a "merger" (as such term is defined under the Canadian Competition Act) is completed, even where the applicable waiting period has expired or been terminated, the Competition Commissioner may apply to the Competition Tribunal for an interim order forbidding any person named in the application from doing any act or thing where it appears to the Competition Tribunal that such act or thing may constitute or be directed toward the completion or implementation of a proposed merger. The Competition Tribunal may issue such an interim order where the Competition Commissioner requires more time to complete her inquiry and the Tribunal finds that, in the absence of an interim order, a party to the proposed merger or another person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition because that action would be difficult to reverse.

        The offer may be subject to notification under the Canada Transportation Act. Under the Canada Transportation Act, if the offer is subject to notification, it cannot be completed until certain information has been provided to the Transport Minister and either the Transport Minister notifies the parties that he is of the opinion that the offer does not raise issues with respect to the public interest or the transaction is approved by the Governor in Council. Under the Canada Transportation Act, if the Transport Minister is of the opinion that a proposed transaction does not raise issues with respect to the public interest as it relates to national transportation, he shall give notice to the parties within 42 days of receiving the required information. If the Transport Minister is of the opinion that a proposed transaction raises issues with respect to the public interest as it relates to national transportation, he can initiate a review of the transaction.

        In order to ensure compliance with the Canada Transportation Act, in connection with CF Holdings' prior exchange offer for Terra, CF Holdings provided the required information to the Transport Minister. The Transport Minister notified CF Holdings on April 7, 2009 that the proposed transaction did not raise public interest issues as it relates to national transportation. In order to ensure continued compliance with the Canada Transportation Act, CF Holdings submitted an updated notification to the Transport Minister on March 2, 2010. On March 24, 2010, the Transport Minister

notified CF Holdings that the proposed transaction does not raise public interest issues as it relates to national transportation.

  State Takeover Statutes

  The Maryland Business Combination Act

        The merger agreement provides, among other things, that the board of directors of Terra has approved the offer and advised and approved the second-step merger and irrevocably, during the term of the merger agreement, exempted the offer and the second-step merger from the restrictions imposed by the Maryland Business Combination Act.

        The Maryland Business Combination Act would otherwise apply to the second-step merger or any other "business combination" (as defined in the Maryland Business Combination Act) involving CF Holdings or Composite (and/or any of CF Holdings' subsidiaries) and Terra. If the Maryland Business Combination Act applied to the second-step merger, it could significantly delay CF Holdings' or Composite's (and/or any of CF Holdings' subsidiaries') ability to acquire the entire equity interest in Terra. The Maryland Business Combination Act, in general, prevents an "interested stockholder" (generally, a stockholder beneficially owning 10% or more of a corporation's outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two year period prior to the date in question, beneficially owned 10% or more of the corporation's outstanding voting stock) from engaging in a business combination (such as a merger or consolidation and certain other transactions) with a Maryland corporation for a period of five years following the most recent date on which such stockholder became an interested stockholder. A person is not an interested stockholder if the corporation's board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder. In approving such a transaction, the board of directors of a corporation may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors of the corporation. After the five year period following the most recent date on which such stockholder became an interested stockholder, any business combination between the Maryland corporation and the interested stockholder must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single class and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the holders of common stock receive a minimum price, as defined under the Maryland Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. The approval of the board of directors may be altered or repealed at any time unless the resolution adopted by the board of directors is made irrevocable by its terms.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the second-step merger or another business combination following the exchange of shares of Terra common stock pursuant to the offer in which CF Holdings seeks to acquire the remaining shares of Terra common stock not held by it. CF Holdings believes that Rule 13e-3 should not be applicable to the second-step merger because it is anticipated that the second-step merger will be effected within one year following the consummation of the offer and, in the second-step merger, stockholders will receive the same consideration per share of Terra common stock as paid in the offer. Rule 13e-3 requires, among other things, that certain financial information concerning Terra and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

  Other State Takeover Statutes

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than the Maryland Business Combination Act) purport to apply to the offer or the second-step merger, CF Holdings believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Terra, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. If any state takeover statute is found to be applicable to the offer or the second-step merger, the merger agreement provides that Terra and the Terra board of directors shall use their reasonable best efforts to ensure that the offer and the second-step merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement.

        The foregoing discussion of certain provisions of the Maryland General Corporation Law and the Exchange Act is not a complete description of the Maryland General Corporation Law or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the Maryland General Corporation Law and the Exchange Act.

Interests of Executive Officers and Directors of Terra in the Offer

        In considering the recommendation of the Terra board of directors regarding the offer and the second-step merger, Terra stockholders should be aware that the directors and officers of Terra have interests in the offer and the second-step merger that may differ from those of other stockholders of Terra. The Terra board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, the offer and the second-step merger and recommending that Terra stockholders accept the offer by tendering their Terra common stock into the offer and, if required by applicable law, approving the second-step merger.

        As a result of these interests, Terra directors and officers may have reasons for tendering their shares of Terra common stock and, if necessary, voting to approve the second-step merger that are not the same as your interests. Terra stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the offer and the second-step merger.

        Information on the interests of executive officers and directors of Terra in the offer and the second-step merger is more fully described in Terra's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Terra stockholders together with this prospectus/offer to exchange and is incorporated herein by reference.

Certain Relationships with Terra and Interests of CF Holdings and Composite in the Offer

        Except as set forth in this prospectus/offer to exchange, none of CF Holdings, Composite or, after due inquiry and to the best of our knowledge and belief, any of their respective directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Terra, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions since January 1, 2008, between CF Holdings, Composite, any of CF Holdings' subsidiaries or, after due inquiry and to the best of our knowledge and belief, any of the persons listed on Schedule I or Schedule II to this prospectus/offer to exchange, and Terra or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

        During the period of January 8, 2010 through January 14, 2010, CF Industries, Inc., or "CF Industries," a wholly-owned subsidiary of CF Holdings, sold approximately 5 million shares of Terra common stock through ordinary brokerage transactions on the open market as set forth on Schedule III to this prospectus/offer to exchange. As of the date of the offer, CF Composite, Inc., or "CF Composite," a wholly-owned subsidiary of CF Holdings, beneficially owns of record 1,000 shares of Terra common stock, representing less than 1% of the outstanding shares of Terra common stock. CF Holdings shares beneficial ownership of these shares of Terra common stock with CF Composite. These shares were purchased through an ordinary brokerage transaction on the open market on January 20, 2009 for an average price of $19.724 per share of Terra common stock. With the exception of the foregoing, none of CF Holdings, CF Industries, Composite or CF Composite has effected any transaction in securities of Terra in the past 60 days. CF Composite was formed for the purposes of acquiring shares of Terra common stock and has not engaged in any other business. CF Composite's address is 4 Parkway North, Suite 400, Deerfield, Illinois 60015.

        The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of CF Holdings and Composite and certain other information are set forth in Schedule I and Schedule II to this prospectus/offer to exchange. Except as described in this prospectus/offer to exchange and in Schedule I and Schedule II hereto, none of CF Holdings, Composite or, after due inquiry and to the best knowledge and belief of CF Holdings and Composite, any of the persons listed on Schedule I or Schedule II to this prospectus/offer to exchange, has during the last ten years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as set forth in this prospectus/offer to exchange, to CF Holdings' knowledge, after reasonable inquiry, none of the persons listed on Schedule I or Schedule II hereto, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Terra or has effected any transaction in securities of Terra during the past 60 days.

        Terra leased storage space at CF Holdings' distribution facility in Fremont, Nebraska through June 2009. Under the lease, Terra paid CF Holdings a fixed monthly rent, plus additional amounts based on the amount of product moved through the facility. Terra paid CF Holdings approximately $160,000 and $129,200 in 2008 and 2009, respectively, pursuant to this arrangement.

        Pursuant to Rule 14d-5 under the Exchange Act, CF Holdings paid Terra $182,260 in 2009 for the approximate cost of mailing materials related to our prior exchange offer to Terra stockholders and CF Holdings paid Terra $125,000 in March 2010 for the approximate cost of mailing materials related to the offer to Terra Stockholders.

        During 2008, CF Holdings paid Terra approximately $120,000 in connection with demurrage charges arising from a 2007 product shipment.

        CF Holdings and Terra were parties to a product exchange agreement that terminated at the end of 2008. The agreement provided for the physical exchange of similar product between the parties on mutually satisfactory terms, and no cash payments were made between the parties pursuant to the agreement. During 2008, the parties engaged in a number of product exchanges pursuant to the exchange agreement. As a result of these exchanges, Terra supplied CF Holdings, on a net basis, with approximately 9,600 tons of ammonia during 2008. CF Holdings' average selling price of ammonia was approximately $560 per ton during 2008.

        We do not believe that the offer and the second-step merger will result in a change of control under any of CF Holdings' stock option plans or any change in control agreement between CF Holdings and any of its employees. As a result, no options or other equity grants held by such persons will vest as a result of the offer and the second-step merger.

Fees and Expenses

        CF Holdings has retained Morgan Stanley and Rothschild to act as financial advisors and dealer managers in connection with the offer. Morgan Stanley and Rothschild also advised CF Holdings in connection with its prior exchange offer for Terra in 2009, the proxy contest related to Terra's 2009 annual meeting of stockholders and in connection with Agrium's proposal to acquire CF Holdings. The dealer managers may contact beneficial owners of shares of Terra common stock regarding the offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this prospectus/offer to exchange and related materials to beneficial owners of Terra common stock. CF Holdings has agreed to pay the dealer managers a reasonable and customary fee for their services as financial advisors and dealer managers in connection with the offer, a substantial portion of which is contingent upon consummation of the offer, and for their services as financial advisors in connection with Agrium's proposal to acquire CF Holdings. In addition, CF Holdings will reimburse the dealer managers for their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their legal counsel. CF Holdings has also agreed to indemnify the dealer managers and their respective affiliates against certain liabilities in connection with their engagement, including liabilities under the federal securities laws.

        Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of CF Holdings, Terra or any other company, or any currency or commodity, that may be involved in the proposed acquisition of Terra, or any related derivative instrument. In connection with the cash portion of the consideration payable pursuant to the offer and the second-step merger, Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley, has provided the commitments to provide bank financing of up to $2.8 billion as described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Source and Amount of Funds." CF Holdings has agreed to pay Morgan Stanley Senior Funding, Inc. certain fees for such services.

        Rothschild is a member of the Rothschild Group, a global investment banking firm involved in a wide range of financial advisory, investment banking and debt advisory businesses including advice with respect to mergers and acquisitions, restructurings, bankruptcies, private placements of debt and equity and other activities relating to private banking and private trust. In the ordinary course of Rothschild's financial advisory activities, Rothschild or its affiliates may hold positions for its own account or the accounts of its clients in equity, debt or other securities of CF Holdings or any other company that may be involved in the transaction.

        CF Holdings has retained Innisfree M&A Incorporated as information agent in connection with the offer. Innisfree M&A Incorporated also advised CF Holdings in connection with its prior exchange offer for Terra in 2009, the proxy contest related to Terra's 2009 annual meeting of stockholders and in connection with Agrium's proposal to acquire CF Holdings. The information agent may contact holders of Terra common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward material relating to the offer to beneficial owners of Terra common stock. CF Holdings will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. CF Holdings agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. Federal securities laws.

        In addition, CF Holdings has retained BNY Mellon Shareowner Services as the exchange agent in connection with the offer. CF Holdings will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. Federal securities laws.

        Except as set forth above, neither CF Holdings nor Composite will pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. CF Holdings or Composite will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

        ASC 805 requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquiree and accounting acquiror. In a business combination effected through an exchange of equity interest, the entity that issues the interest (CF Holdings in this case) is generally the acquiring entity. However, there are other factors in ASC 805 which must also be considered. CF Holdings management considered these other factors and determined that CF Holdings will be considered the acquirer for accounting purposes. The total purchase price will be allocated to the identifiable assets acquired and liabilities assumed from Terra based on their fair values as of the date of the completion of the transaction, with any excess being allocated to goodwill. Reported financial condition and results of operations of CF Holdings issued after completion of the merger will reflect Terra's balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Terra. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments; for example, additional depreciation of property, plant and equipment, amortization of identified intangible assets or other impacts from the purchase price allocation.

DESCRIPTION OF CF HOLDINGS CAPITAL STOCK

        CF Holdings' authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 have been designated Series A Junior Participating Preferred Stock. As of March 12, 2010, there were 48,583,434 shares of CF Holdings common stock outstanding and held of record by approximately 8,500 stockholders, and no shares of preferred stock were outstanding. On such date, there were 1,728,829 stock options outstanding to acquire shares of CF Holdings common stock.

        The following description of the terms of the common stock and preferred stock of CF Holdings is not complete and is qualified in its entirety by reference to CF Holdings' certificate of incorporation and bylaws, each of which are filed as an exhibit to the registration statement of which this prospectus is a part. To find out where copies of these documents can be obtained, see "Where to Obtain More Information."

Common Stock

        The outstanding shares of CF Holdings common stock are fully paid and nonassessable. Each holder of CF Holdings common stock is entitled to one vote per share. The holders of CF Holdings common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the CF Holdings common stock.

        Subject to the preferences applicable to any shares of CF Holdings preferred stock outstanding at the time, holders of CF Holdings common stock are entitled to receive dividends when and as declared by the CF Holdings board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining paid after payment of liquidation.

        CF Holdings common stock is listed on NYSE under the symbol "CF." The transfer agent and registrar for the common stock is BNY Mellon Shareowner Services.

Preferred Stock

        CF Holdings' board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of CF Holdings preferred stock in one or more series and to fix the following terms of the preferred stock:

  •
  the designation of each series;

  •
  the number of shares of each series, as well as the powers, preferences and rights, as well as the qualifications, limitations or restrictions thereof;

  •
  dividends rights and the dividend rate, if any;

  •
  the rights and terms of conversion or exchange, if any;

  •
  the voting rights, if any;

  •
  the rights and terms of redemption (including sinking fund provisions), if any, and the redemption price; and

  •
  the rights of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of CF Holdings.

  Any or all of these rights may be greater than the rights of the CF Holdings common stock. CF Holdings' board of directors has designated 500,000 shares of preferred stock "Series A Junior Participating Preferred Stock," which shares are issuable upon certain events specified in CF Holdings' rights plan, as described below.

 Rights Plan

        On July 21, 2005, CF Holdings' board of directors declared a dividend of one preferred stock purchase right for each share of common stock, par value $0.01 per share. As long as the rights are attached to CF Holdings common stock, CF Holdings will issue one right (subject to adjustment) with each new share of CF Holdings common stock so that all shares of CF Holdings will have attached rights.

        When exercisable, each right will entitle the registered holder to purchase from CF Holdings one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $90.00, subject to adjustment. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the right. The rights trade automatically with shares of CF Holdings common stock and may be exercised only in connection with certain attempts to takeover CF Holdings. The rights are designed to protect the interests of CF Holdings and its stockholders against coercive takeover tactics and to encourage potential acquirors to negotiate with its board of directors before attempting a takeover. The preferred stock purchase rights theoretically could, but are not intended to, deter takeover proposals that might be in the best interests of CF Holdings stockholders.

        The description of the preferred stock purchase rights set forth above is not complete and is qualified in its entirety by reference to the rights agreement, dated as of July 21, 2005 (as the same may be amended from time to time), between CF Holdings and The Bank of New York Mellon Corporation (formerly known as The Bank of New York), as Rights Agent. The rights expire at 5:00 p.m. (New York City time) on July 21, 2015, unless this expiration date is extended or the rights are otherwise redeemed or exchanged at an earlier date.

Certificate of Incorporation and Bylaw Provisions

        Various provisions contained in CF Holdings' certificate of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of CF Holdings or its management and may limit the ability of CF Holdings stockholders to remove current management or approve transactions that CF Holdings stockholders may deem to be in their best interests. These provisions:

  •
  authorize CF Holdings' board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

  •
  require that any action required or permitted to be taken by CF Holdings stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

  •
  provide an advance written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of CF Holdings' board of directors or a committee of its board of directors;

  •
  state that special meetings of CF Holdings stockholders may be called only by the chairman of its board of directors, its chief executive officer or a majority of the directors in office;

  •
  provide that certain provisions of CF Holdings' certificate of incorporation can be amended only by supermajority vote (66 2/3%) of the outstanding shares; and

  •
  allow CF Holdings' directors, and not its stockholders, to fill vacancies on its board of directors, including vacancies resulting from removal or enlargement of the board.

        Please see the section of this prospectus/offer to exchange entitled "Comparison of Stockholders' Rights" for additional information on CF Holdings capital stock.

COMPARISON OF STOCKHOLDERS' RIGHTS

        Holders of shares of Terra common stock who validly tender their shares in the offer and do not withdraw such shares will receive shares of CF Holdings common stock following consummation of the offer. Upon completion of the second-step merger, all remaining outstanding shares of Terra common stock (other than shares for which appraisal rights, if available, are properly exercised and shares held by CF Holdings or any subsidiary of CF Holdings or Terra) will be converted into shares of CF Holdings common stock. Terra is organized under the laws of the State of Maryland and CF Holdings is organized under the laws of the State of Delaware. Accordingly, differences in the rights of holders of Terra capital stock and CF Holdings capital stock arise both from differences between their charters, bylaws and any certificates of designation and also from differences between Maryland and Delaware law. As holders of CF Holdings common stock, your rights with respect thereto will be governed by Delaware law, including the Delaware General Corporation Law, as well as CF Holdings' constituent documents. This section summarizes the material differences between the rights of Terra stockholders and the rights of CF Holdings stockholders.

        The following summary is not a complete statement of the rights of stockholders of either of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the Delaware General Corporation Law, the Maryland General Corporation Law, and Terra's and CF Holdings' constituent documents, which you are urged to read carefully. Although the Maryland General Corporation Law and the Delaware General Corporation Law are similar in many respects, there are a number of differences between the two statutes, many (but not all) of which are summarized below. In addition, there is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretations does not exist in Maryland such that there may be less certainty as to the outcome of matters governed by Maryland corporation law than would be the case under Delaware corporation law. Copies of the companies' constituent documents have been filed with the SEC. To find out where you can get copies of these documents, see the section captioned "Where You Can Find More Information."

	CF Industries Holdings, Inc.	Terra Industries Inc.
Authorized Capital	The authorized capital stock of CF Holdings is 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.01 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 shares are designated as Series A Junior Participating Preferred Stock.	The authorized stock of Terra is 133,500,000 shares of stock, without par value, of which 133,380,000 shares are classified as Terra common stock and 120,000 shares are classified as Terra Series A preferred stock.
Common Stock	Each stockholder represented at a meeting of the stockholders is entitled to cast one vote for each share of the common stock entitled to vote thereat held by such stockholder.	Each share of common stock has one vote and the holders of the outstanding common shares will vote together as a single class.
Preferred Stock

CF Holdings' charter authorizes the CF Holdings board of directors, without any further stockholder action or approval, to issue shares of preferred stock in one or more classes or series, and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications,

Effective March 15, 2010, all outstanding shares of Terra's Series A preferred stock were converted into Terra common stock and no shares of Series A preferred stock are outstanding.

Terra's board of directors may, without stockholder approval, classify and

	CF Industries Holdings, Inc.	Terra Industries Inc.

limitations or restrictions. No shares of preferred stock have been issued. In connection with its stockholder rights plan, 500,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock. For a description of the rights plan, please see the section entitled "Description of CF Holdings Common Stock—Rights Plan."

reclassify any unissued shares of Terra's stock of any class into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over Terra's common stock, and authorize Terra to issue the newly-classified shares.

Number of Directors

The CF Holdings board of directors currently has 8 members. CF Holdings' charter provides that the CF Holdings board of directors consist of not less than 3 or more than 15 members, the exact number of which will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire CF Holdings board of directors.

The Terra board of directors currently has 11 members. Terra has elected to be subject to certain elective provisions of the Maryland General Corporation Law, which provide that the number of directors of an electing Maryland corporation may be fixed only by vote of the board of directors.

Structure of Board of Directors; Term of Directors

CF Holdings' charter provides that directors are divided into three classes, designated class I, class II, and class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire CF Holdings board of directors. At each succeeding annual meeting of stockholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified.

As a result of Terra's election to be subject to certain provisions of the Maryland General Corporation Law, the members of Terra's board of directors are divided into three classes, class I, class II, and class III directors. To the extent possible, each class will have the same number of directors. One class of directors is elected each year for a term continuing until the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualify.

Removal of Directors

CF Holdings' charter provides that any director of CF Holdings or the entire CF Holdings board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of CF Holdings' then issued and outstanding capital stock entitled to vote generally at an election of directors (subject to applicable law and the rights, if any, of the holders of any series of preferred stock).

Stockholders of Terra may remove any director by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors. Under Maryland law, if directors have been divided into classes, as Terra's directors are, a director may not be removed without cause unless the charter provides otherwise, which Terra's charter does not.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Vacancies on the Board of Directors

CF Holdings' charter provides that any vacancy on the CF Holdings board of directors that results from an increase in the number of directors may only be filled by a majority of the CF Holdings board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the CF Holdings board of directors may only be filled by a majority of the CF Holdings board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

As a result of Terra's election to be subject to certain elective provisions of the Maryland General Corporation Law, any vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

Stockholder Action by Written Consent

CF Holdings' charter provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders, and stockholders do not have the right to act by written consent.

Under the Maryland General Corporation Law, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent, in writing or by electronic transmission, that sets forth the action, is given by each stockholder entitled to vote on the matter and is filed with the minutes of meetings of stockholders.

Special Meetings of Stockholders

CF Holdings' charter provides that special meetings of stockholders, for any purpose, may be called by either (i) the Chairman of the CF Holdings board of directors, (ii) the President or (iii) the CF Holdings board of directors. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting.

Special meetings of Terra's stockholders may be called at any time by the Terra board of directors, the chief executive officer or the President, and will be called by the Secretary upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting. The request must state the purpose of the meeting and the matters proposed to be acted on. No business can be transacted at a special meeting except as specifically designated in the notice. The Terra board of directors has the sole power to fix (i) the record date for determining stockholders entitled to request a special meeting of stockholders and the record date for determining stockholders entitled to notice of, and to vote at, such special meeting; and (ii) the date, time, and place of the special meeting.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Stockholder Proposals

CF Holdings' bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting given by or at the direction of the CF Holdings board of directors, (b) otherwise properly brought before the annual meeting by or at the direction of the CF Holdings board of directors, or (c) otherwise properly brought before the annual meeting by any stockholder (i) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (ii) who complies with the notice procedures (timing and informational) set forth in bylaws.

Terra's bylaws provide that a proposal of matters to be considered and voted on by the stockholders at an annual meeting may be made only (a) pursuant to the notice of meeting, (b) by or at the direction of the Terra board of directors, or (c) by any stockholder of Terra who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the annual meeting of stockholders and who is entitled to vote at the meeting and who complies with the notice procedures (timing and informational) set forth in the bylaws.

Stockholder Nominations

CF Holdings' bylaws provide that nominations of persons for election to the CF Holdings board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the CF Holdings board of directors or (b) by any stockholder (i) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures (timing and informational) set forth in the bylaws.

Terra's bylaws provide that nominations of persons for election as directors at an annual meeting of stockholders, or at any special meeting of stockholders at which directors are to be elected, may be made only (a) pursuant to the notice of meeting, (b) by or at the direction of the Terra board of directors, or (c) by any stockholder of Terra who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the annual or special meeting of stockholders, as applicable, and who shall be entitled to vote at the meeting and who complies with the notice procedures (timing and informational) set forth in the bylaws.

Charter Amendments

Under Delaware law, CF Holdings' charter may be amended by the adoption of a resolution of the CF Holdings board of directors, followed by the vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon.

Notwithstanding any other provision in the charter (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least two-thirds of the voting power of CF Holdings' then issued and outstanding capital stock entitled to vote generally at an election of directors is required to amend any provision inconsistent with Articles V (management of the corporation by the board of directors), VIII (stockholder action), IX (stockholder meetings), X (amendment of bylaws), and XI (amendment of charter) of the charter.

Except for certain amendments to Terra's charter that may be approved by Terra's board of directors without stockholder approval under Maryland law, Terra's board of directors must adopt a resolution declaring any amendment to Terra's charter advisable and directing that the amendment be submitted to Terra's stockholders for approval, and the amendment must be approved by affirmative vote of Terra's stockholders entitled to cast a majority of all of the votes entitled to be cast on the amendment.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Amendment of Bylaws

CF Holdings' charter provides that the affirmative vote of at least a majority of the entire CF Holdings board of directors is required to adopt, amend, alter, change or repeal the bylaws. The bylaws also may be adopted, amended, altered, changed or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of the then issued and outstanding capital stock entitled to vote generally at an election of directors.

Terra's bylaws provide that any and all provisions of the bylaws may be altered or repealed and new bylaws may be adopted at any annual meeting of the stockholders, or at any special meeting called for that purpose, and the board of directors has the power, at any regular or special meeting thereof, to make and adopt new bylaws, or to amend, alter or repeal any of the bylaws.

Limitation on Director Liability

CF Holdings' charter provides that no director will be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. The Delaware General Corporation Law permits a Delaware corporation to, via a provision in its charter, limit the liability of its directors and officers to the corporation and its stockholders for money damages for breach of fiduciary duty as a director, except such provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under § 174 of the Delaware General Corporation Law (unlawful payment of dividends or stock repurchases); or (d) for any transaction from which the director derived an improper personal benefit.

Terra's charter provides that to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of Terra will be personally liable to Terra or its stockholders for money damages. Maryland law permits a Maryland corporation to limit the liability of its directors and officers to the corporation and its stockholders for money damages by provision in its charter, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and is material to the cause of action.

Indemnification

CF Holdings' charter provides that CF Holdings will indemnify each of its directors and officers to the fullest extent permitted by law against any threatened, pending or completed action, suit or proceeding that arose by reason of the fact that such person is or was a director or officer of CF Holdings. However, except for proceedings to enforce rights to indemnification, CF Holdings is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the CF Holdings board of directors. The right to indemnification includes the right to advancement of

Terra's charter provides that Terra will indemnify (a) its directors to the full extent provided by Maryland laws, including the advance of expenses under the procedures provided by such law; (b) its officers to the same extent it indemnifies its directors; and (c) its officers who are not directors to such further extent as is authorized by the board of directors. Terra may also indemnify other employees and agents consistent with law. Maryland law requires a Maryland corporation (unless its charter provides otherwise, which Terra's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in

CF Industries Holdings, Inc.	Terra Industries Inc.

expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. CF Holdings' charter also provides that CF Holdings may provide indemnification to employees and agents of CF Holdings to the fullest extent permissible under Delaware law.

CF Holdings' bylaws provide that CF Holdings will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director of officer of CF Holdings against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed the best interests of CF Holdings. CF Holdings' bylaws provide equivalent indemnification rights with respect to actions, suits or proceedings by or in the right of CF Holdings, except if such director or officer is adjudged to be liable to CF Holdings in such action, suit or proceeding, and the relevant court determines that despite the finding of liability, such person is nonetheless entitled to indemnity for such expenses which the court shall deem proper. However, except for proceedings to enforce rights to indemnification, CF Holdings is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the CF Holdings board of directors.

Any indemnification under CF Holdings' bylaws shall be made by (a) a majority vote of the directors who are not party to the action, suit or proceeding, (b) by a committee of such directors designated by a majority of such directors, (c) if there are no such directors, by independent legal counsel or (d) by the stockholders of CF Holdings.

the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

•  the director or officer actually received an improper personal benefit in money, property or services, or

•  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Dividends

In February 2008, the CF Holdings board of directors approved an increase in the quarterly dividend from $0.02 to $0.10 per common share. CF Holdings expects to pay quarterly cash dividends on its common stock at an annual rate of $0.40 per share for the foreseeable future. The declaration and payment of dividends to common stockholders is at the discretion of the CF Holdings board of directors and will depend on many factors. The proposed credit facilities will also limit, and any indentures and other financing agreements that we enter into in the future will likely limit, CF Holdings' ability to pay cash dividends on its capital stock, including its common stock.

In May 2008, the Terra board of directors instituted a common stock dividend, declaring a dividend of $0.10 per common share. Future dividends are necessarily dependent upon future earnings, capital requirements, general financial condition, general business conditions, approval from Terra's board of directors and other factors, including limitations imposed by the indenture governing Terra Capital Inc.'s 7.75% Senior Notes due 2019.

Stockholder Rights Plan	CF Holdings adopted a stockholder rights plan. For a description of the rights plan, please see the section entitled "Description of CF Holdings Common Stock—Rights Plan."	Terra does not have a stockholders' rights plan in effect.
Restrictions on Business Combinations

CF Holdings has not opted out from the requirements of Section 203 of the Delaware General Corporation Law.

Under Section 203 of the Delaware General Corporation Law, CF Holdings is prohibited from engaging in a business combination with an interested stockholder (a person or group of affiliates owning at least 15% of the voting power of CF Holdings) for a period of three years after such interested stockholder became an interested stockholder unless (a) before the stockholder became an interested stockholder, CF Holdings' board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of CF Holdings outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a

Terra has not opted out from the requirements of the Maryland Business Combination Act.

Under the Maryland Business Combination Act, business combinations between Terra and an interested stockholder or an affiliate of an interested stockholder are prohibited for 5 years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as any person who beneficially owns 10% or more of the voting power of Terra's voting stock; or an affiliate or associate of Terra who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of Terra. A person is not an interested stockholder under the Maryland Business Combination Act if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. In approving such a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the

	CF Industries Holdings, Inc.	Terra Industries Inc.

tender or exchange offer, or (c) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of CF Holdings.

time of approval, with any terms and conditions determined by the board. After the 5-year moratorium, any business combination between Terra and an interested stockholder must be recommended by the board of directors of Terra and approved by the affirmative vote of at least: (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Terra, voting together as a single voting class, and (b) two-thirds of the votes entitled to be cast by holders of voting stock of Terra, other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These supermajority vote requirements do not apply if Terra's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. The approval of the board of directors may be altered or repealed at any time unless the resolution adopted by the board of directors is made irrevocable by its terms.

Control Share Acquisition Act	The Delaware General Corporation Law does not contain a control share acquisition provision.

Subtitle 7 of Title 3 of the Maryland General Corporation Law, or the "Maryland Control Share Acquisition Act," provides that control shares of a Maryland corporation acquired in a control share acquisition generally have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by employees who are directors of the corporation. Control shares are, generally, voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

CF Industries Holdings, Inc.	Terra Industries Inc.
• one-tenth or more but less than one-third,
• one-third or more but less than a majority, or
• a majority or more of all voting power.

A person who has made or proposes to make a control share acquisition may, subject to the satisfaction of certain conditions including an undertaking to pay the expenses of the meeting, compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

	CF Industries Holdings, Inc.	Terra Industries Inc.

Terra's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of Terra's stock, however, this provision may be repealed at any time, whether before or after an acquisition of control shares.

Appraisal Rights

Under the Delaware General Corporation Law, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the corporation is participating or a sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law does not confer appraisal rights, however, if the corporation's stock is either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers,  Inc.; or (b) held of record by more than 2,000 holders.

Even if a corporation's stock meets the foregoing requirements (as CF Holdings' currently does), the Delaware General Corporation Law provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (a) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests; (b) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; or (c) any combination of the foregoing.

Under the Maryland General Corporation Law, a stockholder has the right to demand and receive payment of the fair value of his stock from the successor if (a) the corporation consolidates or merges with another corporation, (b) the stockholder's stock is to be acquired in a share exchange, (c) the corporation transfers all or substantially all of its assets, (d) the corporation amends its charter in a way which alters the contract rights as set forth in the charter of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved in the charter, or (e) the transaction is one governed by the Maryland Business Combination Act or exempted pursuant to the minimum price provisions thereof. However, this right to demand and receive payment of fair value is not available, except for transactions subject pursuant to the Maryland Business Combination Act, if (i) the stock is listed on a national securities exchange, with limited exceptions, (ii) the stock is that of a successor in a merger, unless the merger alters the contract rights of the stock and the charter does not reserve the right to do so or the stock is changed into something other than stock in the successor or cash, scrip or other rights or interest arising out of the treatment of fractional shares, (iii) the stock is not entitled to be voted on the transaction, (iv) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder, or (v) the stock is that of an open-end investment company.

Terra's charter does not provide that holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder, but Terra common stock is currently listed on a national securities exchange.

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined consolidated financial statements, or the "pro forma financial statements," have been derived from the historical consolidated financial statements of CF Holdings and Terra, both of which are incorporated by reference into this prospectus/offer to exchange. For a summary of transactions to which the pro forma financial statements relate, see the section of this prospectus/offer to exchange entitled "The Exchange Offer." For purposes of the pro forma financial statements, the transactions are accounted for by applying the acquisition method under Accounting Standards Codification ("ASC") Topic 805—Business Combinations, as outlined in the accompanying notes to the pro forma financial statements, or the "pro forma notes."

        On March 12, 2010, CF Holdings entered into an Agreement and Plan of Merger ("merger agreement") with Terra to acquire all of the outstanding shares of Terra common stock. The transactions reflected on the pro forma financial statements include (i) the exchange of each outstanding share of Terra common stock for 0.0953 shares of CF Holdings common stock ("the exchange ratio") and $37.15 in cash, (ii) the vesting of all of Terra's unvested restricted stock and the exchange of such restricted stock for CF Holdings common stock and cash, as described in (i) above, (iii) the vesting of all of Terra's unvested phantom units, performance shares and phantom performance shares ("stock-based awards") and the exchange of such stock-based awards for cash, and (iv) the conversion of Terra preferred stock into Terra common stock and the exchange of such common stock for CF Holdings common stock and cash, as described in (i) above.

        On October 27, 2009, Terra completed a cash tender offer and consent solicitation for its outstanding 7% senior notes due 2017. Terra purchased approximately $317.5 million aggregate principal amount of the Terra senior notes due 2017 in the tender offer. The approximately $12.5 million aggregate principal amount of the Terra senior notes due 2017 that Terra did not purchase in the tender offer remain outstanding and are redeemable at Terra's option. Terra funded the purchase of Terra senior notes due 2017 in the tender offer with the proceeds from the offering of its 7.75% senior notes due 2019, which are to be redeemed in connection with the purchase of Terra.

        The pro forma financial statements have been derived from the application of pro forma adjustments to the audited financial statements as of and for the year ended December 31, 2009 included in the Annual Reports on Form 10-K that have been filed by CF Holdings and Terra with the SEC and are incorporated by reference into this prospectus/offer to exchange.

        The accompanying unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2009, or the "pro forma balance sheet," is presented on a pro forma basis to give effect to the purchase of Terra and the related transactions and the redemption of Terra's outstanding 7.75% senior notes due 2019 and remaining outstanding 7% senior notes due 2017, as if such transactions had occurred on December 31, 2009.

        The accompanying unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009, or the "pro forma statement of operations," is presented on a pro forma basis to give effect to the purchase of Terra and the related transactions, the purchase and redemption of all of Terra's 7% senior notes due 2017 and the redemption of Terra's 7.75% senior notes due 2019, as if such transactions had occurred on January 1, 2009.

        The unaudited pro forma adjustments are based on publicly available information and certain assumptions that CF Holdings believes are reasonable, which are described in the pro forma notes. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable, and reasonably available to CF Holdings.

        CF Holdings has not performed detailed valuation analyses necessary to determine the fair market values of the Terra assets to be acquired and liabilities to be assumed and accordingly the pro forma

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

financial statements do not include an allocation of the purchase price. Further, CF Holdings has not yet identified all of the adjustments which would result from conforming Terra's critical accounting policies to those of CF Holdings or identified all other items, actions or events, including events that could occur upon a change in control of Terra, that could significantly change the purchase price, the purchase price allocation, or any of the assumptions that have been made in the preparation of the pro forma financial statements. As a result, we have characterized the amount by which the purchase price exceeds the reported book value of the assets acquired and liabilities assumed as excess purchase price, and have not allocated any amounts to reflect the fair market values of the assets acquired and liabilities assumed or considered any related income tax effects that could result from such allocation. In addition, we have not been able to ascertain the existence of additional liabilities that may need to be recorded on Terra's opening balance sheet, or additional depreciation or amortization that may result from increased values in the tangible and intangible assets acquired from Terra, which will need to be identified and recorded at estimated fair market values, and the related income tax effects, as applicable, in completing the allocation of the purchase price. It is expected that an increase in the recorded book value of property, plant and equipment and equity investments and/or the identification of certain finite-lived intangible assets will occur under the provisions of ASC Topic 805 upon the completion of the transaction. Accordingly, actual results will differ from those reflected in the pro forma financial statements once we have determined the final purchase price for Terra, completed the valuation analyses necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes or other acquisition-related adjustments. There can be no assurance that such finalization will not result in material changes to the pro forma financial statements.

        The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of CF Holdings would have been had the acquisition of Terra occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position. We expect the transaction to generate $105—$135 million in annual cost synergies by combining overlapping corporate functions, optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing. However, the pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies, or any expenditures related to restructuring actions to achieve cost savings. The effects of both cost savings and expenditures for restructuring could materially impact the pro forma financial statements.

        For the year ended December 31, 2009, Terra incurred costs of $18.0 million related to responding to CF Holdings' prior exchange offer and proposals to acquire Terra, which are reflected in the Terra column in the pro forma statement of operations for the year ended December 31, 2009. CF Holdings incurred net costs of $41.5 million associated with its prior exchange offer and proposals to acquire Terra, and with evaluating and responding to the proposal of Agrium Inc. ("Agrium") to acquire CF Holdings, and CF Holdings' recognized gains on the sale of Terra common stock, which net costs and gains are reflected in the CF Holdings column in the pro forma statement of operations for the year ended December 31, 2009. These transaction costs and CF Holdings' gains on the sale of Terra common stock have not been eliminated from the pro forma statement of operations for the year ended December 31, 2009.

        The pro forma financial statements should be read in conjunction with the pro forma notes and the separate historical consolidated financial statements and accompanying notes contained in CF Holdings' and Terra's Annual Reports on Form 10-K for the year ended December 31, 2009.

CF HOLDINGS AND TERRA

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of December 31, 2009

(amounts in millions)

	CF Holdings(a)	Terra(a)	Reclassifications(b)	Acquisition-Related and Other Adjustments(k)(l)		Pro forma
Assets
Current assets:
Cash and cash equivalents	$697.1	$501.3		$(3,721.2	)(c)	$345.1
				(38.5	)(c)
				(123.0	)(i)
				3,597.0	(e)
				167.1	(f)
				185.0	(f)
				(11.2	)(k)
				(16.6	)(g)
				(751.9	)(n)
				(140.0	)(i)
Short-term investments	185.0	—		(185.0	)(f)	—
Accounts receivable	167.4	100.2		—		267.6
Inventories	207.8	137.1		—		344.9
Prepaid income taxes	14.7	—		57.9	(m)	72.6
Other	11.1	87.7		—		98.8

Total current assets	1,283.1	826.3	—	(980.4)		1,129.0
Property, plant and equipment—net	793.8	456.7	$25.0	—		1,275.5
Deferred plant turnaround costs—net	—	25.0	(25.0)	—		—
Goodwill	0.9	—		—		0.9
Excess purchase price	—	—		4,634.4	(c)	4,634.4
Asset retirement obligation escrow account	36.5	—		—		36.5
Investments in and advances to unconsolidated affiliates	45.6	258.8		—		304.4
Investments in auction rate securities	133.9	—		—		133.9
Investment in marketable equity securities	160.2	—		(160.2	)(f)	—
Other assets	40.9	32.9		123.0	(e)	192.3
				(1.7	)(g)
				(14.0	)(k)
				11.2	(n)

Total assets	$2,494.9	$1,599.7	$—	$3,612.3		$7,706.9

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$172.5	$87.9	$69.4	$(0.4	)(g)	$321.0
				(8.4	)(n)
Income taxes payable	—	—	9.4	112.5	(c)	121.9
Customer advances	159.5	39.2		—		198.7
Deferred income taxes	52.6	—		—		52.6
Distributions payable to noncontrolling interest	92.1	—		—		92.1
Derivative hedge liabilities	—	0.3	0.9	—		1.2
Other	3.1	78.8	(79.7)	—		2.2

Total current liabilities	479.8	206.2	—	103.7		789.7

Long-term debt	—	602.4		3,720.0	(e)	3,720.0
				(12.5	)(g)
				(589.9	)(n)
				—
Notes payable	4.7	—		—		4.7
Deferred income taxes	68.3	76.8		(8.2	)(f)	136.9
Pension liabilities	—	27.5	(27.5)	—		—
Other noncurrent liabilities	197.2	101.2	27.5	—		325.9
Preferred stock (p)	—	0.5		(0.5	)(c)	—
Equity:
Stockholders' equity:
Common stock (p)	0.5	152.8		0.1	(c)	0.6
				(152.8	)(c)
Additional paid-in capital	723.5	446.1		923.3	(c)	1,646.8
				(446.1	)(c)
				—
Retained earnings	1,048.1	12.2		(12.2	)(c)	698.3
				28.3	(f)
				(5.4	)(g)
				(167.6	)(n)
				57.9	(m)
				(140.0	)(i)
				(123.0	)(i)
Accumulated other comprehensive loss	(43.2)	(120.4)		(13.2	)(f)	(56.4)
				120.4	(c)

Total stockholders' equity	1,728.9	490.7	—	69.7		2,289.3
Noncontrolling interest	16.0	94.4		330.0	(c)	440.4

Total equity	1,744.9	585.1	—	399.7		2,729.7

Total liabilities and equity	$2,494.9	$1,599.7	$—	$3,612.3		$7,706.9

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements, which are an integral part of these statements.

CF HOLDINGS AND TERRA

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2009

(amounts in millions, except per share data)

	CF Holdings(a)	Terra(a)	Acquisition-Related and Other Adjustments (k)(l)		Pro forma
Net sales	$2,608.4	$1,581.4	$—		$4,189.8
Cost of sales	1,769.0	1,195.2	—		2,964.2

Gross margin	839.4	386.2	—		1,225.6
Selling, general and administrative	62.9	67.1	—		130.0
Equity in earnings of unconsolidated affiliates		(17.7)	—		(17.7)
Other operating—net	96.7	18.0	—		114.7

Operating earnings	679.8	318.8	—		998.6
Interest expense	1.5	31.8	355.2	(e)	355.5
			(24.1	)(g)
			(8.9	)(n)
Interest income	(4.5)	(4.1)	6.2	(h)	(2.4)
Loss on early retirement of debt	—	53.5	(53.5	)(g)	—
Other non-operating—net	(12.8)	—	—		(12.8)

Earnings before income taxes and equity in earnings of unconsolidated affiliates	695.6	237.6	(274.9)		658.3
Income tax provision	246.0	74.3	(110.0	)(m)	210.3
Equity in earnings of unconsolidated
affiliates—net of taxes	(1.1)	14.2	—		13.1

Net earnings from continuing operations	448.5	177.5	(164.9)		461.1
Less: Net earnings attributable to the noncontrolling interest	82.9	26.0	—		108.9

Net earnings attributable to common stockholders	$365.6	$151.5	$(164.9)		$352.2

Net earnings per share attributable to common stockholders (o)
Basic	$7.54	$1.53			$6.07
Diluted	$7.42	$1.52			$6.00
Weighted average common shares outstanding (o)
Basic	48.5	99.4			58.0
Diluted	49.2	100.0			58.7

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

a)
Basis of Presentation—The pro forma financial statements have been derived from historical consolidated financial statements of CF Holdings and Terra. The unaudited pro forma adjustments are based on publicly available information and certain assumptions that CF Holdings believes are reasonable, which are described herein. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable, and reasonably available to CF Holdings.

  Differences in the accounting practices or policies applied by CF Holdings and Terra may exist that would materially impact the pro forma financial statements. CF Holdings believes that there may be differences in accounting practices or policies of CF Holdings and Terra related to, among other things, the use of hedge accounting or useful lives of depreciable assets. Because CF Holdings has not yet completed an analysis of the information which would enable the estimation of any differences which may result from CF Holdings' and Terra's application of differing accounting practices or policies, the extent of the adjustments that may be necessary is not known at this time and no pro forma adjustments have been recorded to conform accounting practices or policies.

  The pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies, or any expenditures related to restructuring actions to achieve cost savings. The effects of both cost savings and expenditures for restructuring could materially impact the pro forma financial statements. Costs incurred by Terra of $18.0 million and net costs incurred by CF Holdings of $41.5 million associated with CF Holdings' prior exchange offer and proposals to acquire Terra, CF Holdings' costs of evaluating and responding to Agrium's proposed acquisition of CF Holdings and gains recognized by CF Holdings on the sale of Terra common stock have not been eliminated from the pro forma financial statements.

b)
Reclassification on the Pro Forma Balance Sheet—Certain financial statement line items included in CF Holdings' and Terra's historical presentation have been recast to conform the presentations of the companies, including a reclassification of CF Holdings' derivative liabilities consistent with Terra's presentation and reclassification of Terra's deferred turnaround cost, accrued liabilities, income taxes payable and pension liabilities consistent with CF Holdings' presentation. These reclassifications had no impact on the financial position, historical operating income or net earnings from continuing operations reported by CF Holdings or Terra. There may be additional differences in presentation applied by CF Holdings and Terra upon further review of Terra's financial records that could materially impact the pro forma financial statements.

c)
Preliminary Purchase Price—CF Holdings is proposing to acquire all of the outstanding shares of Terra common stock, including unvested restricted stock, for consideration consisting of 0.0953 shares of CF Holdings common stock and $37.15 in cash for each share of Terra common stock. For purposes of the pro forma financial statements, the purchase price was computed using Terra's publicly available information and reflects the market value of CF Holdings common stock of $96.73 per share on March 12, 2010.

  Based on these assumptions, the purchase consideration is estimated to be $4,683.1 million. This includes the consideration to be paid for Terra's unvested restricted stock and unvested stock-based awards, each of which will vest upon consummation of the offer. Holders of the unvested restricted stock will receive the same consideration per share as other holders of Terra common stock as described above. Holders of unvested stock-based awards will receive cash payments in accordance with the merger agreement based on the number of shares of Terra common stock subject to such awards valued at $37.15 per share plus 0.0953 times the average price of CF Holdings common

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  stock for 10 consecutive trading days ending two days prior to acceptance of shares of Terra common stock for payment in the offer. For purposes of the pro forma financial statements, we have assumed the closing price of CF Holdings common stock on March 12, 2010 is representative of that average price.

  CF Holdings intends to utilize available Terra cash as a source of funding for the purchase of the outstanding shares of Terra common stock. A portion of Terra's available cash is held in a foreign Terra subsidiary. The pro forma financial statements reflect the assumption that, in order to use that cash in the purchase of outstanding shares of Terra common stock, CF Holdings will immediately repatriate the cash from that foreign Terra subsidiary to a domestic Terra subsidiary, resulting in income tax liabilities and additional excess purchase price of $112.5 million at December 31, 2009. However, once more information is known, CF Holdings ultimately may be able to take other actions to access this cash.

  The amount by which the purchase price exceeds the book value of the net assets acquired as of December 31, 2009 is estimated to be $4,634.4 million, calculated as follows:

December 31, 2009
(amounts in millions, except per share data)
Terra shares of common stock to be acquired	99.9
Terra shares of unvested restricted stock, which vest upon a change in control	0.2
Terra shares of common stock issued upon conversion of Terra preferred stock	0.1

Total Terra shares of common stock to be acquired	100.2
Exchange ratio	0.0953

Number of shares of CF Holdings common stock to be issued in exchange	9.5
Assumed closing price of CF Holdings common stock	$96.73

Fair value of consideration of CF Holdings common stock to be issued in exchange	$923.4

Total Terra shares to be acquired	100.2
Cash consideration per share of Terra common stock	$37.15

Cash consideration to be paid	$3,721.2

Cash consideration to be paid on stock-based awards	$38.5

Total purchase price	$4,683.1

  Terra's noncontrolling interest represents third-party interest in the publicly held common units of Terra Nitrogen Company, L.P. ("TNCLP"). As part of acquisition accounting, noncontrolling interest is required to be recorded at fair value on the books of the acquirer. For the purposes of the pro forma financial statements, we have assumed that the fair value of the noncontrolling interest is equal to the market value of TNCLP's common units closing price of $92.00 on

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  March 12, 2010. The fair value of the noncontrolling interest as of December 31, 2009 of $424.4 million was calculated as follows:

December 31, 2009
(amounts in millions)
Assumed closing price of TNCLP common units	$92.00
TNCLP common units held by third parties	4.6

Fair value of noncontrolling interest	$424.4
Terra recorded noncontrolling interest at December 31, 2009	94.4

Excess fair value of noncontrolling interest	$330.0

  The following table sets forth the calculation of excess purchase price included in the pro forma balance sheet:

December 31, 2009
(amounts in millions)
Total purchase price	$4,683.1
Excess fair value of noncontrolling interest	330.0

Total to be allocated	5,013.1

Book value of net assets acquired at December 31, 2009	490.7
Reduction of Terra net assets for:
Recognition of tax liability for expected repatriation action	(112.5)
Additional paid-in capital associated with the conversion of preferred stock to common stock (see note j)	0.5

Adjusted book value of net assets acquired	378.7

Excess purchase price	$4,634.4

  As CF Holdings has not performed any detailed valuation analyses necessary to arrive at the estimated fair market value of the Terra assets to be acquired and liabilities to be assumed and the related allocations of purchase price, we have characterized the amount by which the purchase price exceeds the reported book value of the assets acquired and liabilities assumed as excess purchase price, and have not allocated any amounts to reflect the fair market value of the assets acquired and liabilities assumed or considered any related income tax effects that could result from such allocation. Upon completion of the transaction, CF Holdings will perform the valuation analyses necessary to estimate the fair values of the net assets of Terra and TNCLP as of the closing date. CF Holdings will reduce the excess purchase price reflected in the pro forma balance sheet for the amounts allocated to the fair value of Terra's net assets, including property, plant and equipment, equity investments and any identified intangible assets and record the related income tax effects, as applicable. In connection therewith, CF Holdings may identify additional charges to the pro forma statement of operations, for example, due to additional depreciation of property, plant and equipment or amortization of identified finite-lived intangible assets, or may identify additional tangible or intangible assets or liabilities that have not been included on the pro forma balance sheet.

d)
Sensitivities—This footnote provides sensitivities to changes in the purchase price due to changes in the per share price of CF Holdings common stock that will impact the pro forma financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  As the purchase price will be computed using the value of CF Holdings common stock on the closing date, the actual purchase price will fluctuate with the market price of CF Holdings common stock until the transaction is closed. As a result, the final purchase price could differ significantly from the current estimate, which would materially impact the pro forma financial statements.

  The table below illustrates the sensitivity of the purchase price to fluctuations in the per share price of CF Holdings common stock.

Sensitivity of the Purchase Price to Changes in the Per Share Price of CF Holdings Common Stock

CF Holdings Common Stock	Per Share Price of CF Holdings Common Stock at Closing	Exchange Ratio	Per Share Cash Payment	Calculated Per Share Value of Terra Common Stock	Total Terra Shares to be Acquired (amounts in millions)	Cash Payment for Stock Based Awards (amounts in millions)	Purchase Price (amounts in millions)
As of March 12, 2010	$96.73	0.0953	$37.15	$46.37	100.2	$38.5	$4,683.1
Down 10%	87.06	0.0953	37.15	45.45	100.2	37.7	$4,589.9
Up 10%	106.40	0.0953	37.15	47.29	100.2	39.2	$4,776.1
e)
Financing—CF Holdings expects to fund the transaction as follows:

•
$2,000.0 million Senior Secured Term Loan Facility ("Term Loan")

•
$300.0 million Revolving Loan Facility ("Revolver")

•
$1,750.0 million Senior Secured Bridge Loan Facility ("Bridge Loan")

  CF Holdings has obtained commitments from Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. to provide, subject to certain conditions, senior bank financings of up to $4.05 billion under proposed new credit facilities, consisting of a $2,000.0 million Term Loan, a $300.0 million Revolver and a $1,750.0 million Bridge Loan, in connection with the financing of a portion of the consideration in the offer and the second-step merger.

  The Term Loan will have a 5-year maturity and may be issued with original issue discount not in excess of 1.5%. Principal amortization on the Term Loan will be 1% annually. CF Holdings, Terra and TNCLP all maintain revolving credit facilities, and no borrowings occurred during 2009. Upon closing of the transaction, we have assumed that a single $300.0 million revolving credit facility would be established for the combined entity. We have assumed there will be no borrowings under the Revolver, so the unused commitment fee on the Revolver will be 0.75% of the total $300.0 million commitment. The interest rate on the Term Loan and Revolver will be selected by CF Holdings based on two options. The first option is the base rate option, which is equal to a base rate plus a margin of 2.50% with the minimum base rate not less than 3.00%. The second option is the LIBOR option, which is equal to LIBOR plus a margin of 3.50% with the minimum LIBOR rate not less than 2.00%. Interest rates may be increased in the circumstances described below, in addition to post-default rate increases of 2% per annum. For purposes of the pro forma financial statements, we have assumed that the original issue discount applicable to the Term Loan will be 1.5% and that, based on the current interest rate environment, the resulting effective annual interest rate for the Term Loan will be 5.8%.

  Borrowings under the Bridge Loan will carry an initial interest rate equal to LIBOR plus a margin of 8.00% with the minimum LIBOR rate not less than 2.00%. The pro forma financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  reflect the assumption, based on the current interest rate environment, that the interest rate on borrowings under the Bridge Loan will initially be 10.0% and that, pursuant to the terms of the Bridge Loan, such interest rate will increase by 1.0% each 30 days, subject to an interest rate cap of 12.5%. Borrowings under the Bridge Loan will automatically convert to a 7-year extended term loan (from the date of the initial borrowing under the Bridge Loan) that accrues interest at the interest rate cap if not refinanced within 12 months of issuance. The Bridge Loan is assumed to remain outstanding for the full year.

  The interest rates for the Term Loan, the Revolver and the Bridge Loan and the interest rate cap for the Bridge Loan may be increased in specific circumstances, provided that the weighted average interest rate for borrowings under the Term Loan, the Bridge Loan, the Revolver and Bridge Loan Replacement Debt (as defined below) may not exceed an agreed upon amount.

  At December 31, 2009, the pro forma balance sheet reflects the borrowing of $3,720.0 million which represents borrowings of $2,000.0 million under the Term Loan, net of $30.0 million of original issue discount, and $1,750.0 million under the Bridge Loan. Based on the maturity dates, the net amounts reflected on the pro forma balance sheet include the long-term borrowings of $3,720.0 million that are shown in long-term debt and an increase in other assets of $123.0 million reflecting the capitalization of debt issuance costs, resulting in an increase in cash of $3,597.0 million.

  Upon the completion of the offer, the Bridge Loan may be refinanced or replaced with other debt financing ("Bridge Loan Replacement Debt"). If the closing of the offer and the second-step merger can be completed without funding under the Bridge Loan facility, or with reduced funding under the Bridge Loan, $43.8 million in fees associated with the Bridge Loan facility which are included in the pro forma financial statements could be reduced. The terms of any Bridge Loan Replacement Debt or any other refinancing or replacement of the Bridge Loan would be based on market conditions and rates at the time of such refinancing or replacement. There can be no assurance that such refinancing or replacement can be completed on terms that will be acceptable to us or at all. Funding under the Bridge Loan Replacement Debt assuming an interest rate of 7% over a 10-year term would reduce annual interest expense by approximately $95.3 million.

  Sensitivity to the impact on interest expense from changes in interest rates on the Term Loan and the Bridge Loan is provided below. The estimated incremental impact of interest expense, amortization of the discount, amortization of the debt issuance costs and certain commitment fees related to the new credit facilities on the pro forma statement of operations is $355.2 million for

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  the year ended December 31, 2009. The following table sets forth the pro forma adjustments impacting the pro forma statement of operations:

Year ended December 31, 2009
(amounts in millions)
Interest expense on Term Loan	$115.7
Interest expense on Bridge Loan(1)	217.8
Amortization of debt issuance costs(2)	21.2
Incremental increase in CF Holdings' commitment fee(3)	1.6
Elimination of Terra's annual commitment fee(4)	(1.1)

Net impact on interest expense	$355.2

(1)
The interest expense calculation for the Bridge Loan assumes that the Bridge Loan remains outstanding for the full year. If the Bridge Loan were replaced or refinanced with Bridge Loan Replacement Debt at an assumed 7% interest rate over a 10-year term, annual interest expense would be reduced by $95.3 million.

(2)
Amortization of debt issuance costs of the Term Loan and Revolver is on a straight-line basis over 5 years. Debt issuance costs for the Bridge Loan are amortized on a straight-line basis over 7 years.

(3)
CF Holdings' incremental commitment fee reflects the new $300 million Revolver with an annual commitment fee rate of 0.75%, versus the current $250 million revolving credit facility with an annual commitment fee rate of 0.25%.

(4)
The elimination of Terra's commitment fee includes elimination of $200 million of available credit with an annual effective commitment fee rate of 0.53%.

  The table below illustrates the sensitivity of interest expense on the Term Loan and Bridge Loan from a range of changes in the underlying interest rates as follows:

	Change in Annual Pro Forma Interest Expense for Year ended December 31, 2009
	Dollar Change	% Change
	(amounts in millions)
100 basis points increase	$36.7	11.0%
50 basis points increase	18.4	5.5%
10 basis points increase	3.7	1.1%
10 basis points decrease	(1.7)	(0.5)%
50 basis points decrease	(8.4)	(2.5)%
100 basis points decrease	(17.0)	(5.1)%

  After completion of the offer, CF Holdings plans to effect a public offering of shares of CF Holdings common stock in an amount equal to approximately $1.0 billion, net proceeds from which we expect would be used to reduce borrowings under the Bridge Loan and/or repay borrowings under the Term Loan. The number of shares to be issued in that offering would be determined based on CF Holdings' share price and market conditions at the time of the offering. There can be no assurance that CF Holdings will be able to consummate the planned offering of common stock on terms that will be acceptable to us or at all or that, if such offering is

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  consummated, it will be for the amount contemplated. The pro forma financial statements do not reflect the issuance of common stock or the use of the proceeds to repay a portion of either the Term Loan or the Bridge Loan. If the entire assumed net proceeds from the planned $1.0 billion common stock issuance were used to reduce borrowings under the Term Loan, annual interest expense would decrease by $57.9 million relative to the amount shown in the pro forma financial statements. Alternatively, application of all of such net proceeds to reduce borrowings under the Bridge Loan would reduce annual interest expense by $124.5 million relative to the amount shown in the pro forma financial statements.

f)
Investment in Terra Common Stock and Short-Term Investments—CF Holdings acquired 7.0 million shares of Terra common stock in the third quarter of 2009. The investment in Terra common stock was recorded as an available-for-sale investment, with all unrealized gains and losses recorded in other comprehensive income. In December 2009, CF Holdings sold approximately 2.0 million shares and recognized a pre-tax gain of $11.9 million. CF Holdings recognized in accumulated other comprehensive income an unrealized holding gain of $21.4 million on the remaining shares held as of December 31, 2009. In January 2010, CF Holdings sold the remaining 5.0 million shares of Terra common stock for $167.1 million and recognized a gain of $28.3 million. The sale of CF Holdings' remaining equity interest in Terra resulted in an increase in cash of $167.1 million, elimination of investment in marketable equity securities of $160.2 million, elimination of the unrealized holding gains in accumulated other comprehensive income of $13.2 million (net of taxes), and recognition of a $28.3 million gain in retained earnings. The $11.9 million pre-tax gain recognized in CF Holdings' statement of operations for the year ended December 31, 2009 has not been eliminated from the pro forma statement of operations.

The pro forma balance sheet also includes an adjustment to reflect the sale of short-term investments of $185.0 million as of December 31, 2009.

g)
Terra Senior Notes Due 2017—On October 27, 2009, Terra completed a cash tender offer and consent solicitation for its outstanding 7% senior notes due 2017. At the close of the tender offer, Terra received tenders from holders of approximately $317.5 million aggregate principal amount of its senior notes due 2017, representing 96.2% of the then outstanding Terra senior notes due 2017. Approximately $12.5 million of the Terra senior notes due 2017 remained outstanding as of December 31, 2009. Terra funded the purchase of the tendered Terra senior notes due 2017 with the proceeds from the offering of its 7.75% senior notes due 2019 in October 2009. See note (n) in the pro forma notes. The loss on early retirement of debt is as follows:

Year ended December 31, 2009
(amounts in millions)
Tender premium	$48.8
Accelerated amortization of deferred financing fees	4.5
Estimated fees	0.2

Estimated loss on early retirement of debt	$53.5

  The pro forma statement of operations for the year ended December 31, 2009 reflects the elimination of the $53.5 million loss on the early retirement of debt, an adjustment for the elimination of interest expense on the Terra senior notes due 2017, and the elimination of the amortization of debt issuance costs associated with these notes. The following table illustrates the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  pro forma adjustments impacting the pro forma statement of operations for the year ended December 31, 2009:

Year ended December 31, 2009
(amounts in millions)
Elimination of interest expense on Terra senior notes due 2017(1)	$(19.1)
Elimination of amortization expense associated with debt issuance costs(2)	(5.0)

Total reduction of interest expense	$(24.1)

(1)
Interest expense assumes a 360-day interest basis on $330.0 million at an interest rate of 7%.

(2)
Amortization of debt issuance costs assumes $6.4 million of debt issuance costs amortized on a straight-line basis over ten years (the term of the unsecured senior notes).

  The pro forma balance sheet at December 31, 2009 reflects the use of cash and cash equivalents of $16.6 million for the redemption of the remaining outstanding Terra senior notes due 2017, which have a face value of $12.5 million and are redeemable at Terra's option. The following table illustrates the pro forma adjustments for the redemption of such Terra senior notes due 2017 impacting the pro forma balance sheet at December 31, 2009:

Terra Senior Notes Due 2017
(amounts in millions)
Face value of Terra senior notes due 2017 outstanding at December 31, 2009	$12.5
Applicable premium(1)	3.7
Accrued interest payable at December 31, 2009	0.4

Total cash paid to debt holders	$16.6

(1)
The premium was calculated based on the Treasury Rate (as defined in the indenture governing the Terra senior notes due 2017) as of March 11, 2010.

  The pro forma financial statements reflect our expectation, based on currently available information and our analysis to date, that the remaining outstanding Terra senior notes due 2017 will be redeemed. Once more information is known, CF Holdings may take other actions, including not redeeming the Terra remaining outstanding senior notes due 2017, in which case cash would not be used for such redemption, and such notes could remain outstanding.

h)
Interest Income—The pro forma statement of operations for the year ended December 31, 2009 reflects the reduction of interest income due to the use of cash and cash equivalents used to repay the Terra senior notes due 2019 and to fund the transaction. The following table illustrates the pro

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  forma adjustments impacting the pro forma statement of operations for the year ended December 31, 2009:

Year ended December 31, 2009
(amounts in millions)
Assumed average cash and investment balance	$400.0
Annual interest income rate(1)	0.6%

Pro forma interest income	$2.4
CF Holdings and Terra combined historical interest income	8.6

Interest income lost	$6.2

(1)
Annual interest rate has been calculated as CF Holdings' and Terra's combined interest income divided by CF Holdings' and Terra's combined average cash, cash equivalents and short-term investments balances for the period presented.
i)
Transaction Costs—For the year ended December 31, 2009, Terra incurred costs of $18.0 million related to responding to CF Holdings' prior exchange offer and proposals to acquire Terra, which are reflected in the Terra column in the pro forma statement of operations for the year ended December 31, 2009. CF Holdings incurred net costs of $41.5 million associated with its prior exchange offer and proposals to acquire Terra and with evaluating and responding to Agrium Inc.'s proposed acquisition of CF Holdings and recognized gains on the sale of Terra common stock, which net costs and gains are reflected in the CF Holdings column in the pro forma statement of operations for the year ended December 31, 2009. These transaction costs and CF Holdings' gains on the sale of Terra common stock have not been eliminated from the pro forma statement of operations for the year ended December 31, 2009.

Terra and Yara International ASA ("Yara") agreed to a $123.0 million termination fee that was paid by CF Holdings (on Terra's behalf) to Yara upon the termination of the merger agreement between Terra and Yara on March 12, 2010. The payment of the $123.0 million termination fee is reflected in the pro forma balance sheet as a decrease in both cash and retained earnings at December 31, 2009.

CF Holdings estimates that additional transaction expenses of approximately $140.0 million related to the transaction will be incurred, which will be reflected as expenses of the combined companies in the periods in which the expenses are incurred, but are not reflected in the pro forma statement of operations, as the expenses are non-recurring. Some of these costs may be deductible for income tax purposes. However, sufficient information is not available at this time to make this determination and, accordingly, no income tax benefit has been assumed. The $140.0 million of estimated additional transaction expenses has been reflected in the pro forma balance sheet at December 31, 2009 as a reduction of cash and retained earnings.

j)
Conversion of Terra Preferred Stock—Terra has 4.25% Series A cumulative convertible perpetual preferred shares ("Terra preferred stock") with a carrying value of $0.5 million outstanding at December 31, 2009. On March 15, 2010, all Terra preferred stock converted to Terra common stock at a rate of 120.4819 shares of common stock per preferred share. Accordingly, we have reflected an adjustment in the pro forma balance sheet at December 31, 2009 to recognize the conversion of the preferred stock and to record additional paid-in capital of $0.5 million to reflect the issuance of 60,241 shares of Terra common stock. The conversion of the Terra preferred stock

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  into Terra common stock and the exchange of such common stock for CF Holdings common stock is reflected in the pro forma financial statements.

k)
Compensation Arrangements—Several of Terra's executive officers have entered into agreements with Terra that include severance and other arrangements that occur upon a change of control if Terra terminates the employment relationship, or if the respective executive terminates the employment relationship because the executive's position with Terra has materially and negatively changed following a change in control ("without cause or for good reason"). At the consummation of the offer, all of Terra's unvested restricted stock will vest due to the change in control and, in accordance with the merger agreement, will be exchanged for cash and shares of CF Holdings common stock at the exchange ratio, and Terra's stock-based awards will vest due to the change in control and, in accordance with the merger agreement, will be paid out in cash as described in note (c) in the pro forma notes. These awards are payable based on the number of Terra shares subject to such award valued at $37.15 per share plus 0.0953 times the average price of CF Holdings common stock for 10 consecutive trading days ending two days prior to acceptance for payment. For purposes of the pro forma financial statements, we have assumed the closing price of CF Holdings common stock on March 12, 2010 is representative of that average price.

In addition, payments of $20.8 million would need to be made to certain employees if those employees are terminated following a change in control. No decisions have been made regarding the evaluation of staffing or employment levels, the extent of any adjustment relating to change of control payments to these or any other executive officers or employees that may be necessary is not known and no pro forma adjustments have been recorded.

Under Terra's 2010 Officers and Key Employees Annual Incentive Plan, upon a change in control, a participant that remains employed through December 31, 2010 will receive his or her full bonus under the plan calculated as the greater of (i) target performance and (ii) actual performance during the quarters completed through the effective time of the change of control. If the employee is terminated without cause or for good reason, the participant will be entitled to a prorated bonus through the participant's termination date. Payments of $2.0 million would need to be made to the participants upon a change in control and termination without cause or for good reason.

On February 12, 2010, the board of directors of Terra approved the establishment of a "rabbi trust" (the "Trust"), which is intended to provide a source of funds to assist Terra in meeting its liabilities under its existing Excess Benefits Plan (the "SERP"). Pursuant to the terms of the Trust, within five days following a change in control, Terra would be obligated to make an irrevocable contribution to the Trust in an amount such that the Trust will, immediately following such contribution, hold assets sufficient to pay each SERP participant or beneficiary his or her accrued benefits under the SERP as of the date of the change in control. On a pro forma basis, as of December 31, 2009, Terra would have been obligated to contribute approximately $11.2 million to the Trust. The amount of the contribution to the Trust is an estimate based on the most recent valuation performed. The contribution to the Trust has been reflected in the pro forma balance sheet in the pro forma column as a reduction in cash and increase in other assets.

l)
Derivatives—Terra enters into derivative transactions related to foreign currency transactions, natural gas purchase transactions, and the selling price of nitrogen products. Terra accounts for certain of these derivatives as accounting hedges in accordance with ASC Topic 815—Derivatives and Hedging. In accordance with these rules, all other derivatives are recorded at fair value on Terra's consolidated balance sheet. At December 31, 2009, Terra reported no margin deposits with derivative counterparties, assets related to derivative transactions of $9.1 million and liabilities

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  related to derivative transactions of $0.3 million in its consolidated balance sheet.

  CF Holdings has not completed an analysis to determine whether it will continue to designate certain of these derivatives as hedges under ASC Topic 815 after the closing of the transaction. After the closing of the transaction, CF Holdings will be required to re-assess the derivatives under ASC Topic 815 by re-designating the hedges and performing hedge effectiveness tests. Additionally, CF Holdings and Terra have not yet determined if the derivative hedge liability, or any other liability related to purchasing or hedging activities, will be accelerated by a change in control. Accordingly, there may be adjustments related to the evaluation of the hedging relationships or the payment of any liabilities related to purchasing or hedging that are impacted by a change in control that could materially impact the pro forma financial statements.

m)
Income Taxes—The income tax effects reflected in the pro forma adjustments are based on an estimated statutory tax rate of 40%. The pro forma balance sheet includes the following:

•
an adjustment of $57.9 million, which consists of an adjustment of $11.3 million to reflect the tax impact of the $28.3 million gain recognized on the sale of Terra common stock, and an adjustment of $69.2 million that represents the estimated tax impact of the $167.6 million loss on the extinguishment of the Terra senior notes due 2019 and the $5.4 million loss on the extinguishment of the remaining outstanding Terra senior notes due 2017; and

•
an adjustment of $112.5 million to reflect income tax liabilities incurred on the repatriation of cash from a foreign Terra subsidiary to a domestic Terra subsidiary. As discussed in note (c) in the pro forma notes, these tax liabilities would result in additional excess purchase price at December 31, 2009.

  Additionally, CF Holdings has not performed a review of Terra's deferred tax assets and liabilities. There may be further adjustments that could materially impact the pro forma financial statements as CF Holdings has further opportunity to review Terra's non-public information. We have characterized the entire amount by which the purchase price exceeds the reported book value of the assets acquired and liabilities assumed as excess purchase price, and no tax impact has been reflected on this adjustment.

n)
Redemption of Terra Senior Notes Due 2019—On October 26, 2009, Terra issued $600.0 million of senior notes due 2019. The Terra senior notes due 2019 have an interest rate of 7.75% per annum and were issued at a price equal to 98.298% of their face value. Net proceeds related to the Terra senior notes due 2019 offering were as follows:

Terra Senior Notes due 2019
(amounts in millions)
Face value	$600.0
Discount	(10.2)

Debt net of discount	589.8
Estimated fees	(14.4)

Net proceeds	$575.4

  At any time prior to November 1, 2014, Terra may redeem all or a part of the Terra senior notes due 2019 at a redemption price equal to 100% of the principal amount of the notes redeemed plus the applicable premium as of the applicable redemption date and accrued and unpaid interest. The applicable premium with respect to any senior note due 2019 on any redemption date is the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  greater of (1) 1% of the principal amount of such note and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such note at November 1, 2014, plus (ii) all required interest payments due on such note through November 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate (as defined in the indenture governing the Terra senior notes due 2019) as of the redemption date plus 50 basis points; over (b) the then outstanding principal amount of such note. The pro forma financial statements assume that this redemption right is exercised and that 100% of the Terra senior notes due 2019 are redeemed.
  Accordingly, the pro forma balance sheet at December 31, 2009 reflects the use of cash and cash equivalents for the redemption of the outstanding Terra senior notes due 2019. The following table illustrates the pro forma adjustments for the Terra senior notes due 2019 impacting the pro forma balance sheet at December 31, 2009:

Terra Senior Notes Due 2019
(amounts in millions)
Face value of Terra senior notes due 2019	$600.0
Applicable premium (1)	143.5

Total paid to debt holders	743.5
Book value of Terra senior notes due 2019	589.9

Loss on extinguishment of Terra senior notes due 2019 before taxes	(153.6)
Write-off of debt issuance costs associated with Terra senior notes due 2019	(14.0)

Total impact on retained earnings before taxes	$(167.6)

(1)
The premium was calculated based on the Treasury Rate as of March 11, 2010.

  The $751.9 million payment to redeem the outstanding Terra senior notes due 2019 includes the $600.0 million face value, the $143.5 million premium and $8.4 million of accrued interest.
  An adjustment to the pro forma statement of operations for the year ended December 31, 2009 has been reflected for the elimination of interest expense on the Terra senior notes due 2019 and the amortization of debt issuance costs associated with these notes. The following table illustrates the pro forma adjustments impacting the pro forma statement of operations:

Year ended December 31, 2009
(amounts in millions)
Elimination of interest expense on Terra senior notes due 2019(1)	$(8.5)
Elimination of amortization expense associated with debt issuance costs(2)	(0.4)

Total reduction of interest expense	$(8.9)

(1)
Interest expense assumes a 360-day interest basis on $600.0 million at an interest rate of 7.75%.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2)
Amortization of debt issuance costs assumes $13.5 million of debt issuance costs associated with the Terra senior notes due 2019 and $0.8 of debt issuance costs associated with refinancing Terra's revolving credit facility, which are amortized on a straight-line basis over the term of the Terra senior notes due 2019 (ten years) and Terra's revolving credit facility (three years), respectively.
o)
Net Earnings per Share Attributable to Common Stockholders—The unaudited pro forma consolidated net earnings per share attributable to common stockholders is calculated based on the assumed exchange of all outstanding Terra common stock for CF Holdings common stock and cash. This exchange includes the conversion of Terra unvested restricted stock. The outstanding share information for Terra utilizes the number of common shares outstanding and information related to unvested restricted stock awards. The incremental number of common shares to be issued by CF Holdings in this exchange is 9.5 million. The calculation of pro forma net earnings per share attributable to CF Holdings for the year ended December 31, 2009 is summarized below:

Year ended December 31, 2009
(amounts in millions, except per share amounts)
Pro forma net earnings from continuing operations	$461.1
Net earnings attributable to noncontrolling interest in subsidiaries	(108.9)

Net earnings attributable to CF Holdings	$352.2

Basic:
CF Holdings weighted average common shares	48.5
Equivalent Terra common shares after exchange	9.5

Pro forma weighted average basic common shares	58.0

Diluted:
CF Holdings weighted average common shares	49.2
Equivalent Terra common shares after exchange	9.5

Pro forma weighted average diluted common shares	58.7

Basic net earnings per common share attributable to CF Holdings	$6.07
Diluted net earnings per common share attributable to CF Holdings	$6.00
p)
Common and preferred stock—For a summary of the authorized, issued, and outstanding common stock of Terra and CF Holdings, as well as information on preferred stock, see the section of this prospectus/offer to exchange entitled "Comparison of Stockholders' Rights."

FORWARD-LOOKING STATEMENTS

        This prospectus/offer to exchange and documents incorporated by reference in this prospectus/offer to exchange, as well as oral statements we make from time to time, contain forward-looking statements that are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those in the forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions and assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by their use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict" or "project" and similar terms and phrases, including references to assumptions. Forward-looking statements also may relate to our operations, financial results, financial condition, liquidity and business prospects and strategy and include statements about anticipated cost synergies and savings from the Terra acquisition. Our forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Accordingly, you should not unduly rely on these forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements.

        Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including, among others, the factors described in the section of this prospectus/offer to exchange entitled "Risk Factors," the risk factors and management's discussion and analysis of financial condition and results of operations contained in CF Holdings' SEC filings and the following:

  •
  the relatively expensive and volatile cost of natural gas in the areas where our production facilities are principally located;

  •
  the cyclical nature of our business and the agricultural sector;

  •
  the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate;

  •
  conditions in the U.S. agricultural industry;

  •
  weather conditions;

  •
  risks involving derivatives;

  •
  our inability to accurately predict seasonal demand for our products;

  •
  the concentration of our sales with certain large customers;

  •
  the impact of changing market conditions on our Forward Pricing Program;

  •
  limitations on the effectiveness of our risk measurement and hedging activities;

  •
  the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured;

  •
  reliance on third party transportation providers;

  •
  risks associated with joint ventures;

  •
  risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required;

  •
  the impact of government regulation and agricultural policy on demand for our products;

  •
  future regulatory restrictions and requirements related to greenhouse gas emissions, climate change or other environmental requirements;

  •
  potential liabilities and expenditures related to environmental and health and safety laws and regulations;

  •
  our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements;

  •
  the possible need for us to install additional pollution control equipment at our facilities to maintain compliance with applicable environmental requirements;

  •
  acts of terrorism and regulations to combat terrorism;

  •
  difficulties in securing the supply and delivery of raw materials we use and increases in their costs;

  •
  risks associated with international operations;

  •
  losses on our investments in securities;

  •
  loss of key members of management and professional staff;

  •
  the international credit crisis and global recession;

  •
  our substantial indebtedness and the limitations on our operations imposed by the terms of our indebtedness;

  •
  our ability to comply with the covenants under our indebtedness and to make payments under such indebtedness when due;

  •
  potential inability to refinance our indebtedness in connection with any change of control affecting us;

  •
  our ability to promptly and effectively integrate the businesses of CF Holdings and Terra and to achieve the cost savings and synergies we anticipate from the Terra acquisition within the expected time frame or at all; and

  •
  the potential for disruption from the Terra acquisition to make it more difficult for us to maintain relationships with customers, employees or suppliers.

LEGAL MATTERS

        The validity of the shares of CF Holdings common stock to be issued pursuant to the offer will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

 EXPERTS

        The consolidated financial statements and schedule of CF Holdings and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report of KPMG LLP, incorporated by reference herein, covering the consolidated financial statements of CF Holdings contains an explanatory paragraph that states that, on January 1, 2009 CF Holdings adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810—Consolidation, that pertain to the standard formerly known as Statement of Financial Accounting Standards (SFAS) No. 160—Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 and the provisions of ASC Topic 260—Earnings Per Share, that pertain to the standard formerly known as FSP No. EITF 03-6-1—Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, and retrospectively applied these standards to all periods presented in the consolidated financial statements.

        The consolidated financial statements and related financial statement schedule of Terra Industries Inc. and subsidiaries as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009 incorporated by reference from Terra Industries Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Terra Industries Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which report with respect to the financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to Terra Industries Inc.'s retrospective adoption of guidance related to noncontrolling interests in consolidated financial statements effective January 1, 2009). Such financial statements and financial statement schedule have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

MISCELLANEOUS

        The offer is being made solely by this prospectus/offer to exchange and the accompanying letter of transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Terra common stock. CF Holdings is not aware of any State within the United States where the making of the offer or the tender of shares of Terra common stock in connection therewith would not be in compliance with the laws of such State. If CF Holdings becomes aware of any State in which the making of the offer or the tender of shares of Terra common stock in connection therewith would not be in compliance with applicable law, CF Holdings will make a good faith effort to comply with any such law. If, after such good faith effort, CF Holdings cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Terra common stock in such State. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of CF Holdings and Composite by the dealer managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

 WHERE YOU CAN FIND MORE INFORMATION

        CF Holdings and Terra file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC's public reference room:

Public Reference Room
100 F Street NE
Room 1024
Washington, D.C. 20549

        For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services.

        CF Holdings has filed a registration statement on Form S-4 to register with the SEC the offering and sale of shares of CF Holdings common stock to be issued in the offer and the second-step merger. This prospectus/offer to exchange is a part of that registration statement. We may also file amendments to the registration statement. In addition, on March 5, 2010, we filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer, and we may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

        The SEC allows CF Holdings to incorporate information into this prospectus/offer to exchange "by reference," which means that CF Holdings can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information superseded by information contained directly in this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents set forth below that CF Holdings and Terra have previously filed with the SEC. These documents contain important information about CF Holdings and Terra and their financial condition, business and results.

CF Holdings Filings (File No. 001-32597):	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2009, as filed on February 25, 2010

The description of the common stock as contained in Item 1 of CF Holdings' Registration Statement on Form 8-A, filed on August 8, 2005, including all amendments and reports filed for the purpose of updating such description.

The description of CF Holdings rights plan as contained in Exhibit 4.2 to CF Holdings' Registration Statement on Form S-1/A, filed on July 26, 2005, including all amendments and reports filed for the purpose of updating such description.
Proxy Statement on Schedule 14A	Filed on April 1, 2010
Current Reports on Form 8-K	Filed on January 15, 2010 and March 12, 2010
Tender Offer Statement on Schedule TO	Filed on March 5, 2010, as it may be amended from time to time

Terra Filings (File No. 001-08520):	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2009, as filed on February 25, 2010
Proxy Statement on Schedule 14A	Filed on October 13, 2009
Solicitation/Recommendation Statement on Schedule 14D-9	Filed on March 12, 2010, as it may be amended from time to time

        CF Holdings also hereby incorporates by reference any additional documents that it or Terra may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus/offer to exchange to the termination of the offering. Nothing in this prospectus/offer to exchange shall be deemed to incorporate information furnished but not filed with the SEC.

        Stockholders may obtain any of these documents without charge upon written or oral request to the information agent at Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, toll-free at 877-456-3507 (stockholders) or collect at 212-750-5833 (banks and brokers), or from the SEC at the SEC's website at http://www.sec.gov.

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CF HOLDINGS, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF CF HOLDINGS' AND COMPOSITE'S OFFER. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF TERRA COMMON STOCK INTO CF HOLDINGS' AND COMPOSITE'S OFFER. NEITHER CF HOLDINGS NOR COMPOSITE HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED APRIL 2, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF CF HOLDINGS COMMON STOCK IN CF HOLDINGS' AND COMPOSITE'S OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF CF HOLDINGS

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of CF Holdings are set forth below. References in this Schedule I to "CF Holdings" mean CF Industries Holdings, Inc. Unless otherwise indicated below, the current business address of each director and officer is c/o CF Industries Holdings, Inc., 4 Parkway North, Suite 400, Deerfield, Illinois 60015. Unless otherwise indicated below, the current business telephone of each director and officer is (847) 405-2400. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with CF Holdings. Each director and officer is a United States citizen except for Mr. Harvey, who is a citizen of the United Kingdom. Except as described in this Schedule I, none of the directors and officers of CF Holdings listed below has, during the past ten years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS

Name	Age	Present Principal Occupation and Five-Year Employment History
Stephen R. Wilson	61	Stephen R. Wilson has been a member of our board since April 2005 and chairman of the board since July 2005. Mr. Wilson has served as our president and chief executive officer since October 2003. Mr. Wilson joined us in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc. Mr. Wilson is also a director of Ameren Corporation.
Robert C. Arzbaecher	50
		Robert C. Arzbaecher has been a member of our board since August 2005 and serves as the chairman of our compensation committee and as a member of our audit committee. Mr. Arzbaecher has served as chairman of the board of Actuant Corporation, a manufacturer and marketer of industrial products and systems, since 2001 and president and chief executive officer of Actuant since 2000. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant's predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant, and he is also a director of FMI Common Stock Fund, Inc., FMI Funds, Inc., and FMI Mutual Funds, Inc.
Wallace W. Creek	71
		Wallace W. Creek has been a member of our board since August 2005 and serves as the chairman of our audit committee. Mr. Creek served as controller of General Motors Corporation from 1992 to 2002 and held several executive positions in finance at GM over a 43-year career. Mr. Creek was senior vice president of finance of Collins & Aikman Corporation, a leading manufacturer of automotive interior components, from December 2002 to June 2004. On May 17, 2005, Collins & Aikman filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of Michigan seeking reorganization relief under the provisions of Chapter 11 of the United States Bankruptcy Code. Mr. Creek is also a director of Columbus McKinnon Corporation.

Name	Age	Present Principal Occupation and Five-Year Employment History
William Davisson	62	William Davisson has been a member of our board since August 2005. Mr. Davisson has served as the chief executive officer of GROWMARK, Inc. since 1998. GROWMARK was an owner of our predecessor company, CF Industries, Inc., before our initial public offering ("IPO") in August 2005. From 1998 to 2005, Mr. Davisson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2002 to 2004. Mr. Davisson has worked in the GROWMARK system his entire career, since 1970, and he is a certified public accountant.
Stephen A. Furbacher	62
		Stephen A. Furbacher has been a member of our board since July 2007 and serves as the chairman of our corporate governance and nominating committee and as a member of our compensation committee. Mr. Furbacher is also our lead independent director. Mr. Furbacher served as president and chief operating officer of Dynegy Inc. from August 2005 until December 2007 and as executive vice president of Dynegy's previously owned natural gas liquids business segment from September 1996 to August 2005. He joined Dynegy in May 1996, just prior to Dynegy's acquisition of Chevron's midstream business. Before joining Dynegy, Mr. Furbacher served as President of Warren Petroleum Company, the natural gas liquids division of Chevron U.S.A. He began his career with Chevron in August 1973 and served in positions of increasing responsibility before being named President of Warren Petroleum Company in July 1994. Mr. Furbacher and his wife own a controlling interest in GTBC, LLC, which operates Grand Teton Brewing Co. Mr. Furbacher serves as the chief executive officer and president of GTBC, LLC. He also serves as a member of the board of directors for Valparaiso University.
David R. Harvey	70
		David R. Harvey has been a member of our board since August 2005 and serves as a member of our audit and corporate governance and nominating committees. From 2005 to 2009, Mr. Harvey also served as the chairman of our corporate governance and nominating committee and as our lead independent director. Mr. Harvey served as chairman of the board of Sigma Aldrich Corporation, a manufacturer and distributor of biochemical and organic chemicals, from 2001 to 2009. From 1999 through 2005, Mr. Harvey served as chief executive officer of Sigma Aldrich and, from 1986 until 1999, as its chief operating officer. Prior to 1986, Mr. Harvey served in various executive positions at Aldrich Chemical Company, including president and vice president—Europe, and in various sales and marketing positions at Shell International Chemical Company. Mr. Harvey has served as a director of Sigma Aldrich since 1981.
John D. Johnson	61
		John D. Johnson has been a member of our board since August 2005. Mr. Johnson has served as the president and chief executive officer of CHS Inc. (formerly Cenex Harvest States) since 2000. CHS was an owner of our predecessor company, CF Industries, Inc., before our IPO in August 2005. From 2000 to 2005, Mr. Johnson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2004 to 2005. Mr. Johnson joined Harvest States, a predecessor to CHS, in 1976, and served as president and chief executive officer of Harvest States from 1995 to 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS. Mr. Johnson served as a director of Gold Kist Holdings Inc. from 2004 to 2007.

Name	Age	Present Principal Occupation and Five-Year Employment History
Edward A. Schmitt	63	Edward A. Schmitt has been a member of our board since August 2005 and is a member of our compensation and corporate governance and nominating committees. Mr. Schmitt served as chairman of the board, chief executive officer, and president of Georgia Gulf Corporation, a major manufacturer of chemical products, from 2001 until 2008. From 1985 until 2001, he held various manufacturing and executive positions with Georgia Gulf, including executive vice president, president, and chief executive officer. Prior to 1985, Mr. Schmitt held manufacturing and engineering positions with Georgia-Pacific Corporation (Georgia Gulf was created in 1985 from Georgia-Pacific's commodity chemicals division), Allied Chemical Corporation, and the Aluminum Company of America. Mr. Schmitt served as a director of Georgia Gulf from 1998 to 2008.

EXECUTIVE OFFICERS

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Stephen R. Wilson	Chairman of the Board, President and CEO, and Director	61	For biographical information see under "Directors" above.
Anthony J. Nocchiero	Senior Vice President and Chief Financial Officer	59

Anthony J. Nocchiero joined us in April 2007 as senior vice president and chief financial officer. Before joining us, Mr. Nocchiero was chief financial officer and vice president, finance, of Merisant Worldwide, Inc., a position he held from July 2005 to March 2007. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 to December 2001, Mr. Nocchiero served as vice president and chief financial officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation, including service as Amoco's vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University and an M.B.A. degree from the Kellogg School of Management at Northwestern University.

Douglas C. Barnard	Vice President, General Counsel, and Secretary	51

Douglas C. Barnard has served as our vice president, general counsel, and secretary since January 2004. From January 2001 to July 2003, Mr. Barnard served as an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group (including service from January 2003 to July 2003 in a successor corporation formed to market and sell securities received in the sale of Bcom3 Group). From July 2003 until January 2004, Mr. Barnard was not employed. Previously, from August 2000 to January 2001, he was a partner in the law firm of Kirkland and Ellis. From August 1996 to July 2000, Mr. Barnard was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology, a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Bert A. Frost	Vice President, Sales and Market Development	45

Bert A. Frost has served as our vice president, sales and market development since January 2009. Before joining us in November 2008, Mr. Frost spent over 13 years with Archer-Daniels-Midland Company, where he served most recently as Managing Director—International Fertilizer/Inputs from June 2008 to November 2008 and Director—Fertilizer, Logistics and Ports Divisions, ADM—Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer-Daniels-Midland and Koch Industries, Inc. He holds a B.S. degree from Kansas State University.

Richard A. Hoker	Vice President and Corporate Controller	45

Richard A. Hoker has served as our vice president and corporate controller since November 2007. Before joining us, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm's audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is also a certified public accountant.

Wendy S. Jablow Spertus	Vice President, Human Resources	47

Wendy S. Jablow Spertus has served as our vice president, human resources, since August 2007. Prior to joining us, Ms. Jablow Spertus served as the chief human resources officer of Fenwal, Inc., a medical device manufacturer, from December 2006 to July 2007. From April 2006 to July 2006, she served as vice president, human resources, of The Boler Company, a manufacturer of truck and suspension systems. Ms. Jablow Spertus spent the previous eight years with Ideal Industries, Inc., an electrical equipment manufacturer and technology design company, where she served as vice president, human resources and administration, from February 1998 to February 2006 and for six concurrent years as vice president and general manager of Ideal Industries' DataComm business unit. During March 2006 and from August 2006 to December 2006, Ms. Jablow Spertus was not employed. Ms. Jablow Spertus holds a B.S. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. degree from the University of Michigan. She is also a certified public accountant.

Philipp P. Koch	Vice President, Supply Chain	58

Philipp P. Koch has served as our vice president, supply chain, since January 2008 and was previously our vice president, raw materials procurement, from July 2003 to January 2008. Before joining us, Mr. Koch spent nearly 25 years in the energy industry with Amoco Corporation and BP PLC from January 1980 to July 2003. Mr. Koch has a B.A. degree from Greenville College and an M.B.A. degree from DePaul University.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Lynn F. White	Vice President, Corporate Development	57

Lynn F. White has served as our vice president, corporate development, since June 2009. Before joining us, Mr. White was the founder and managing director of Twemlow Group LLC, a consulting firm he established in January 2008. Prior to that time, he held a number of executive positions with Deere & Company from May 2000 through December 2007, where he served most recently as president, John Deere Agri Services from May 2005 through December 2007, and vice president, Global AgServices from May 2000 through May 2005. Earlier in his career, he was senior vice president, corporate development for IMC Global Inc. and held several executive positions at FMC Corporation. He holds a BA from California Polytechnic State University, San Luis Obispo and an MBA in Finance and Multinational Enterprise from the Wharton Graduate School of Business at the University of Pennsylvania.

W. Anthony Will	Vice President, Manufacturing and Distribution	44

W. Anthony Will has served as our vice president, manufacturing and distribution, since March 2009 and was previously our vice president, corporate development, from April 2007 to March 2009. Before joining us, Mr. Will was a partner with Accenture Ltd., a position he held from April 2005 to December 2006. From January 2002 to August 2004, he was vice president business development of Sears, Roebuck and Company. From January 2007 to March 2007 and from September 2004 to March 2005, Mr. Will was not employed. From January 2001 to January 2002, Mr. Will was a consultant with Egon Zehnder International, a global consulting firm. Previously, from October 1998 to January 2001, he served as vice president, strategy and corporate development, of Fort James Corporation, a global paper and consumer products company. Prior to joining Fort James, Mr. Will was a manager with the Boston Consulting Group, a global strategy consulting firm. Mr. Will holds a B.S. degree in electrical engineering from Iowa State University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

SCHEDULE II
DIRECTORS AND EXECUTIVE OFFICERS OF COMPOSITE

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Composite are set forth below. References in this Schedule II to "Composite" mean Composite Merger Corporation. Unless otherwise indicated below, the current business address of each director and officer is c/o Composite Merger Corporation, 4 Parkway North, Suite 400, Deerfield, Illinois 60015. Unless otherwise indicated below, the current business telephone of each director and officer is (847) 405-2400. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Composite. Each director and officer is a United States citizen. Except as described in this Schedule II none of the directors and officers of Composite listed below has, during the past ten years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Stephen R. Wilson	Director; President	61	Stephen R. Wilson has been a member of the CF Holdings board since April 2005 and chairman of the board since July 2005. Mr. Wilson has served as the president and chief executive officer of CF Holdings since October 2003. Mr. Wilson joined CF Holdings in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc. Mr. Wilson is also a director of Ameren Corporation.
Anthony J. Nocchiero	Director; Vice President, Treasurer and Assistant Secretary	59
			Anthony J. Nocchiero joined CF Holdings in April 2007 as senior vice president and chief financial officer. Before joining CF Holdings, Mr. Nocchiero was chief financial officer and vice president, finance, of Merisant Worldwide, Inc., a position he held from July 2005 to March 2007. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 to December 2001, Mr. Nocchiero served as vice president and chief financial officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation, including service as Amoco's vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University and an M.B.A. degree from the Kellogg School of Management at Northwestern University.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Douglas C. Barnard	Director; Vice President and Secretary	51	Douglas C. Barnard has served as CF Holdings vice president, general counsel, and secretary since January 2004. From January 2001 to July 2003, Mr. Barnard served as an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group (including service from January 2003 to July 2003 in a successor corporation formed to market and sell securities received in the sale of Bcom3 Group). From July 2003 until January 2004, Mr. Barnard was not employed. Previously, from August 2000 to January 2001, he was a partner in the law firm of Kirkland and Ellis. From August 1996 to July 2000, Mr. Barnard was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology, a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago.

 SCHEDULE III
SECURITIES TRANSACTIONS IN THE PAST 60 DAYS

        Other than the sales of shares of Terra common stock in the open market by CF Industries set forth in the table below, none of CF Holdings, CF Industries, Composite, CF Composite or any of the persons identified on Schedule I or Schedule II has engaged in any transaction involving any securities of Terra in the past 60 days.

Trade Date	Purchase/ Sale	Shares	Average Price
January 8, 2010	Sale	731,858	$34.8460
January 11, 2010	Sale	1,083,449	$34.5876
January 12, 2010	Sale	1,022,800	$33.8172
January 13, 2010	Sale	1,222,950	$32.4840
January 14, 2010	Sale	913,991	$32.8124

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CF INDUSTRIES HOLDINGS, INC.,
COMPOSITE MERGER CORPORATION,
AND
TERRA INDUSTRIES INC.
DATED AS OF MARCH 12, 2010

A-i

A-ii

A-iii

 LIST OF ANNEXES

Annex	Title
I	Conditions to the Offer

A-iv

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2010 (this "Agreement"), is made and entered into by and among CF INDUSTRIES HOLDINGS, INC., a Delaware corporation ("Parent"), COMPOSITE MERGER CORPORATION, a Maryland corporation and an indirect, wholly owned Subsidiary of Parent ("Merger Sub"), and TERRA INDUSTRIES INC., a Maryland corporation (the "Company"). Parent, Merger Sub and the Company are referred to individually as a "Party" and collectively as the "Parties."

RECITALS

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the transactions contemplated hereby and determined that it is advisable and in the best interests of their respective stockholders to enter into this Agreement and consummate the transactions contemplated hereby; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is terminating that certain Agreement and Plan of Merger, dated as of February 12, 2010, by and among Yara International ASA, Yukon Merger Sub, Inc. and the Company (the "Yara Merger Agreement") in accordance with its terms and Parent (on behalf of the Company) is paying in full the Termination Fee (as defined in the Yara Merger Agreement) of $123 million to Yara International ASA pursuant to Section 8.2(b)(i) of the Yara Merger Agreement (the "Yara Termination Fee").

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

        Section 1.1    Certain Defined Terms.    As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

        "Acceptance Time" has the meaning set forth in Section 2.1(a).

        "Affiliate" means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

        "Agreement" has the meaning set forth in the Preamble.

        "Articles of Merger" has the meaning set forth in Section 2.8.

        "Beneficial Owner" or "Beneficial Ownership" means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security.

        "Board of Directors" means the board of directors of any specified Person.

        "Business Day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        "Cash Equivalent Amount" has the meaning set forth in Section 2.12.

        "Certificate" has the meaning set forth in Section 2.11(b).

        "Change in Company Recommendation" has the meaning set forth in Section 6.2(b).

        "Closing" has the meaning set forth in Section 2.7.

        "Closing Date" has the meaning set forth in Section 2.7.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commitment Letter" has the meaning set forth in Section 4.13.

        "Company" has the meaning set forth in the Preamble.

        "Company Benefit Plan" means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom or other stock based award, severance or termination pay, retention, change in control, collective bargaining, fringe benefit, employee loan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA), program, agreement (including employment agreements) or arrangement, whether or not subject to ERISA, maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary or (iii) any ERISA Affiliate of the Company, for the benefit of any current or former employee, director or member of the Company or any Company Subsidiary, other than any plan, program, agreement or arrangement mandated by applicable Law.

        "Company Common Stock" means the common stock, without par value, of the Company.

        "Company Contracts" has the meaning set forth in Section 3.18(b).

        "Company Directors" has the meaning set forth in Section 2.3(a).

        "Company Disclosure Letter" has the meaning set forth in ARTICLE III.

        "Company Fairness Opinion" has the meaning set forth in Section 3.22.

        "Company Financial Advisor" has the meaning set forth in Section 3.22.

        "Company Financial Statements" means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by Deloitte & Touche LLP, the independent auditors of the Company for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders' equity and a consolidated statement of cash flows, and accompanying notes.

        "Company Intellectual Property" has the meaning set forth in Section 3.17(a).

        "Company Leased Real Property" means each material leasehold or similar interest held by the Company or a Company Subsidiary in any real property used or occupied in connection with the businesses of the Company or any Company Subsidiary.

        "Company Leases" means all leases and agreements under which the Company or any Company Subsidiary holds any Company Leased Real Property.

        "Company Owned Intellectual Property" means Intellectual Property owned by the Company or any Company Subsidiary.

        "Company Owned Real Property" means material real property held by the Company or any Company Subsidiary.

        "Company Performance Share Award" means a Company Stock-Based Award that is subject to performance-based vesting and is settled in shares of Company Common Stock pursuant to its terms.

        "Company Permits" has the meaning set forth in Section 3.12(a).

        "Company Phantom Performance Award" means a Company Stock-Based Award that is subject to performance-based vesting and is settled in cash pursuant to its terms.

        "Company Phantom Unit" means a Company Stock-Based Award that is subject to time-based vesting and is settled in cash pursuant to its terms.

        "Company Recommendation" has the meaning set forth in Section 2.2(a).

        "Company Restricted Share" has the meaning set forth in Section 3.3(b).

        "Company SEC Documents" has the meaning set forth in Section 3.7(a).

        "Company Series A Preferred Stock" means the 4.25% Series A Cumulative Convertible Perpetual Preferred Shares, without par value, of the Company.

        "Company Stock Plan" has the meaning set forth in Section 2.12.

        "Company Stock-Based Award" has the meaning set forth in Section 2.12.

        "Company Stockholder Approval" has the meaning set forth in Section 3.4(c).

        "Company Stockholders Meeting" has the meaning set forth in Section 6.2(a).

        "Company Subsidiary" has the meaning set forth in Section 3.2(a).

        "Constituent Documents" means, with respect to any entity, its certificate or articles of incorporation, bylaws, and any similar charter or other organizational documents of such entity.

        "Continuation Period" has the meaning set forth in Section 6.6(a).

        "Continuing Employee" has the meaning set forth in Section 6.6(a).

        "Delaware Courts" has the meaning set forth in Section 9.10(a).

        "Divestiture Action" has the meaning set forth in Section 6.4(c).

        "D & O Insurance" has the meaning set forth in Section 6.8(b).

        "Effective Time" has the meaning set forth in Section 2.8.

        "Environmental Law" means any foreign, federal, state or local Law regulating or relating to the protection of human health or safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, environmental contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.

        "Environmental Permit" means any permit, license, registration, authorization or consent of any Governmental Entity and required pursuant to applicable Environmental Laws.

        "Equity Rights" means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, performance shares, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and shall include the Parent Stock-Based Awards and Company Stock-Based Awards, as applicable.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "ERISA Affiliate" means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 2.14(a).

        "Exchange Fund" has the meaning set forth in Section 2.14(a).

        "Final Full Quarterly Dividend" has the meaning set forth in Section 6.19.

        "Financing" has the meaning set forth in Section 4.13.

        "Financing Sources" means the entities that have committed to provide or have otherwise entered into agreements in connection with the Financing or other debt or equity financings in connection with the transactions contemplated hereby (including Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd.), including pursuant to any joinder agreements, indentures, credit agreements, underwriting agreements or other definitive documents entered into pursuant thereto or relating thereto, in each case, in any capacity in which they may be acting in connection with the Financing and together with their respective Affiliates, officers, directors, employees and representatives involved with the Financing and their respective successors and assigns.

        "Foreign Company Benefit Plan" has the meaning set forth in Section 3.15(e).

        "Foreign Competition Laws" has the meaning set forth in Section 3.6(b).

        "Form S-4" has the meaning set forth in Section 2.1(b).

        "GAAP" has the meaning set forth in Section 3.7(b).

        "Governmental Entity" means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, including the SEC or other governmental authority, including any state attorney general, or arbitral tribunal.

        "GrowHow" means GrowHow UK Limited, a private company incorporated in England.

        "HATLP" means Houston Ammonia Terminal, L.P., a Delaware limited partnership.

        "Hazardous Substances" means (a) any petrochemical or petroleum distillates or by-products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; or (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect.

        "HSR Act" has the meaning set forth in Section 3.6(b).

        "Incentive Plans" has the meaning set forth in Section 6.6(d).

        "Indemnified Persons" has the meaning set forth in Section 6.8(a).

        "Information" has the meaning set forth in Section 6.3(b).

        "Intellectual Property" means (a) trademarks, service marks, trade names, and Internet domain names, together with all goodwill, registrations and applications related to the foregoing; (b) patents and patent applications; (c) copyrights (including any registrations and applications for any of the foregoing); and (d) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code).

        "IRS" means the U.S. Internal Revenue Service.

        "known" or "knowledge" means, with respect to any Party, the actual knowledge of such Party's executive officers.

        "Law" (and with the correlative meaning "Laws") means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any securities law.

        "Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

        "Listing Condition" has the meaning set forth in Annex I to this Agreement.

        "Material Adverse Effect" means, when used in connection with Parent or the Company, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably expected to be, materially adverse to the business, financial condition or results of operations of such Party and its Subsidiaries (including, when used in connection with the Company, GrowHow, HATLP, OCOP and PLNL), taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted on or after the date of this Agreement, (v) general conditions in the industries in which such Party and its Subsidiaries operate, (vi) the failure, in and of itself, of such Party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the market price, credit rating or trading volume of such Party's securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Material Adverse Effect), (vii) changes in the price of natural gas, nitrogen, urea, ammonia or any other product used or sold by such Party or its Subsidiaries and (viii) the announcement and pendency of this Agreement and the transactions contemplated hereby, including any lawsuit in respect of this Agreement or the transactions contemplated hereby, compliance with the covenants contained herein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of such Party or any of its Subsidiaries, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that such Party and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which such Party and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect).

        "Maximum Annual Premium" has the meaning set forth in Section 6.8(b).

        "Merger" means the merger of Merger Sub with and into the Company, in accordance with the applicable provisions of the MGCL, following the consummation of the Offer.

        "Merger Consideration" has the meaning set forth in Section 2.11(a).

        "Merger Sub" has the meaning set forth in the Preamble.

        "Merger Sub Common Stock" has the meaning set forth in Section 4.2(c).

        "MGCL" means the Maryland General Corporation Law.

        "Minimum Condition" has the meaning set forth in Section 2.1(a).

        "Notice of Change in Company Recommendation" has the meaning set forth in Section 6.5(c).

        "Notice of Superior Proposal" has the meaning set forth in Section 6.5(c).

        "NYSE" means The New York Stock Exchange, Inc.

        "OCOP" means Oklahoma CO2 Partnership, an Oklahoma partnership.

        "Offer" means the Pending Offer as it may be amended and supplemented from time to time as permitted by this Agreement.

        "Offer Documents" has the meaning set forth in Section 2.1(b).

        "Offer Price" means (i) $37.15 in cash without interest, and (ii) 0.0953 duly authorized, fully paid and nonassessable shares of Parent Common Stock.

        "Order" means any order, writ, injunction, judgment, decree, ruling, opinion, decision, determination, directive, award or settlement, whether civil, criminal or administrative.

        "Parent" has the meaning set forth in the Preamble.

        "Parent Common Stock" means the common stock, par value $0.01 per share, of Parent (together with the rights distributed to the holders of Parent Common Stock pursuant to the rights agreement, dated as of July 21, 2005, as amended, between Parent and The Bank of New York, a New York banking corporation, as rights agent, attached thereto or associated therewith).

        "Parent Common Stock Cash Value" has the meaning set forth in Section 2.1(d).

        "Parent Disclosure Letter" has the meaning set forth in ARTICLE IV.

        "Parent Financial Statements" means the consolidated financial statements of Parent and the Parent Subsidiaries included in the Parent SEC Documents together, in the case of year-end statements, with reports thereon by KPMG LLP, the independent auditors of Parent, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders' equity and a consolidated statement of cash flows, and accompanying notes.

        "Parent Permits" has the meaning set forth in Section 4.10(a).

        "Parent Preferred Stock" has the meaning set forth in Section 4.2(a).

        "Parent Reimbursement Fee" has the meaning set forth in Section 8.2(b)(i).

        "Parent SEC Documents" has the meaning set forth in Section 4.5(a).

        "Parent Stock-Based Award" means an Equity Right consisting of, based on or related to shares of Parent Common Stock.

        "Parent Subsidiary" means each Subsidiary of Parent.

        "Party" or "Parties" has the meaning set forth in the Preamble.

        "Pending Offer" means the exchange offer to acquire shares of Company Common Stock at the Offer Price per share of Company Common Stock commenced by Merger Sub on March 5, 2010, as amended to date.

        "Permitted Liens" means (i) any liens for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation, (iv) any lien which does not materially interfere with the use of the property subject thereto and (v) any lien permitted under the Amended and Restated Credit Agreement dated as of December 21, 2004, as amended as of December 1, 2009, among Terra Capital, Inc. and Terra Mississippi Holdings Corp., as Borrowers, the Company and Terra Capital Holdings Inc., as Guarantors, the lenders and issuers party thereto and Citicorp USA, Inc., as Administrative and Collateral Agent, and the Credit Agreement dated as of December 21, 2004, as amended as of October 9, 2009, among Terra Nitrogen, Limited Partnership, as Borrower, TNCLP, as a Guarantor, the lenders and issuers party thereto and Citicorp USA, Inc., as Administrative and Collateral Agent.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

        "PLNL" means Point Lisas Nitrogen Limited, a limited company incorporated in Trinidad and Tobago.

        "Post-Effective Amendment" has the meaning set forth in Section 6.1(a).

        "Preferred Stock Conversion" has the meaning set forth in Section 3.3(e).

        "Preferred Stock Conversion Provisions" has the meaning set forth in Section 3.3(e).

        "Preferred Stock Conversion Right" has the meaning set forth in Section 3.3(e).

        "Proxy Statement" has the meaning set forth in Section 6.1(a).

        "Registration Condition" has the meaning set forth in Annex I to this Agreement.

        "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

        "Representatives" has the meaning set forth in Section 6.3(a).

        "Required Information" has the meaning set forth in Section 6.18(a).

        "Restraints" has the meaning set forth in Section 7.1(b).

        "Sarbanes-Oxley Act" has the meaning set forth in Section 3.7(a).

        "Schedule 14D-9" has the meaning set forth in Section 2.2(b).

        "SEC" means the U.S. Securities and Exchange Commission.

        "Section 8.1(d) Notice" has the meaning set forth in the paragraph immediately following Section 8.1(d)(i).

        "Securities" means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" (and with the correlative meaning "Subsidiaries"), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which Securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; provided, that, when used with respect to Parent, Canadian Fertilizers Limited, a corporation governed by the Canada Business Corporations Act, shall be deemed to be a Subsidiary for purposes of this Agreement. For the avoidance of doubt, "Subsidiary", when used with respect to the Company, shall not, unless explicitly set forth otherwise in any Section of this Agreement, include GrowHow, HATLP, OCOP or PLNL.

        "Superior Proposal" means any bona fide written Takeover Proposal regarding the Company made by any Person (other than Parent or Merger Sub) that, if consummated, would result in such Person acquiring, directly or indirectly, all or substantially all of the voting power of the Company's Securities or all or substantially all of the assets of the Company and its Subsidiaries, and that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is reasonably expected to be consummated and is more favorable to its stockholders than the Offer, the Merger and the other transactions contemplated hereby from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such proposal.

        "Surviving Corporation" has the meaning set forth in Section 2.6.

        "Surviving Corporation Plans" has the meaning set forth in Section 6.6(a).

        "Takeover Proposal" means any third party proposal or offer for a direct or indirect (a) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction involving the Company or one or more of its Subsidiaries, (b) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of fifteen percent (15%) or more of the fair value of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (c) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing fifteen percent (15%) or more of the voting power of the Company's Securities; provided, however, that the term "Takeover Proposal" shall not include the Offer, the Merger or the other transactions contemplated hereby.

        "Tax" (and with the correlative meaning "Taxes") means any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits, or other tax of any kind and similar charges, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority or Governmental Entity.

        "Tax Return" means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

        "Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

        "Termination Fee" means $123 million.

        "TNCLP" means Terra Nitrogen Company, L.P., a Delaware limited partnership.

        "Top-Up Closing" has the meaning set forth in Section 2.4(c).

        "Top-Up Option" has the meaning set forth in Section 2.4(a).

        "Top-Up Shares" has the meaning set forth in Section 2.4(a).

        "U.S." means the United States of America.

        "Walk-Away Date" has the meaning set forth in Section 8.1(b).

        "Yara Merger Agreement" has the meaning set forth in the Recitals.

        "Yara Termination Fee" has the meaning set forth in the Recitals.

ARTICLE II

THE OFFER AND THE MERGER

        Section 2.1    The Offer.

        (a)   Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events or conditions set forth in subparagraphs (a) through (c) of Annex I shall have occurred and be continuing and not have been waived by Parent or Merger Sub, as promptly as reasonably practicable and, in any event, within five (5) Business Days of the date of this Agreement, Parent and Merger Sub shall amend the Pending Offer to reflect the execution of this Agreement and the terms hereof. The obligations of Merger Sub to accept for payment and to pay for (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for) any shares of Company Common Stock validly tendered on or prior to the expiration of the Offer (as it may be extended and re-extended in accordance with this Agreement) and not properly withdrawn shall be subject to (i) there being validly tendered (other than by guaranteed delivery where actual delivery has not occurred on or prior to such time) and not properly withdrawn prior to the expiration of the Offer (as it may be extended and re-extended in accordance with this Agreement) that number of shares of Company Common Stock which represents a majority of the shares of Company Common Stock outstanding on a fully-diluted basis, including after giving effect to the issuances of shares of Company Common Stock pursuant to Section 2.12 (the "Minimum Condition"), and (ii) the other events or conditions set forth in Annex I. Subject to the terms and conditions of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to), in accordance with the terms of the Offer, consummate the Offer and accept for payment and pay for all shares of Company Common Stock (the time of such first acceptance, the "Acceptance Time") validly tendered and not properly withdrawn pursuant to the Offer promptly after expiration of the Offer, which shall initially be the later of April 2, 2010 or the date that is fifteen (15) Business Days after the date of this Agreement; provided, however, that (w) if on the initial expiration date of the Offer or on any subsequent scheduled expiration date of the Offer (as it may be extended and re-extended in accordance with this Agreement), any of the events or conditions to the Offer set forth on Annex I shall exist and, subject to the provisions of this Agreement, shall not have been waived by Merger Sub, Merger Sub shall (and Parent shall cause Merger Sub to), from time to time, extend the Offer for consecutive periods of not more than five (5) Business Days each until the earlier of (A) the date on which all of the events or conditions set forth in Annex I cease to exist or, subject to the provisions of this Agreement, are waived by Merger Sub and (B) the date on which this Agreement is terminated in accordance with ARTICLE VIII; provided that Merger Sub shall have no obligation to (and Parent shall have no obligation to cause Merger Sub to) so extend the Offer if (1) the events or conditions set forth in subsections (ii), (iii) and (iv) of the first paragraph of Annex I and subparagraph (a) of Annex I shall have ceased to exist, or subject to the provisions of this Agreement, been waived by Merger Sub, for a period of not less than ten (10) Business Days prior to the initial expiration date of the Offer or on any subsequent scheduled expiration date of the Offer (as it may be extended and re-extended in accordance with this Agreement) and, with respect to subsections (ii), (iii) and (iv) of the first paragraph of Annex I, such facts shall be reflected in an amendment to the Offer Documents prior to the start of such ten (10) Business Day period, (2) the events or conditions set forth in subparagraphs (b), (c) and (d) of Annex I shall have ceased to exist or, subject to the provisions of this Agreement, been waived by Merger Sub, as of such expiration date and (3) the Minimum Condition is not satisfied as of such expiration date, (x) if on the initial expiration date of the Offer or on any subsequent scheduled expiration date of the Offer (as it may be extended and re-extended in accordance with this Agreement), the Company shall have delivered to Parent a valid Section 8.1(d) Notice, Merger Sub shall (and Parent shall cause Merger Sub to), from time to time, extend the Offer for consecutive periods of not more than five (5) Business Days each until the earlier of (A) the date on which all of the events or conditions set forth in the paragraph immediately following Section 8.1(d)(i) cease to exist or are waived by the Company and (B) the date on which this Agreement is terminated in accordance with ARTICLE VIII, (y) Merger Sub may, in its sole discretion, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC (or the staff thereof) or the NYSE applicable to the Offer and (z) Merger Sub may, in its sole discretion, provide a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act; provided that, in the case of clauses (w), (x), (y) and (z), in no event shall the Offer extend beyond the Walk-Away Date. Merger Sub expressly reserves the right from time to time to waive any of the conditions set forth in Annex I (other than the Minimum Condition, the Registration Condition, the Listing Condition and the condition set forth in subparagraph (e) of Annex I) or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided that, without the prior written consent of the Company, Merger Sub shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, change, modify or waive the Minimum Condition, impose additional conditions to the Offer or modify or change any condition to the Offer in a manner materially adverse to the holders of shares of Company Common Stock or in a manner which would delay consummation of the Offer, reduce the time period during which the Offer shall remain open or, except for any extension required or permitted hereunder, extend or otherwise change the expiration date of the Offer, or amend, modify or supplement any other term of the Offer in any manner adverse to the holders of shares of Company Common Stock or in a manner which would delay consummation of the Offer.

        (b)   Subject to the first sentence of Section 2.1(a), as promptly as reasonably practicable and, in any event, within five (5) Business Days of the date of this Agreement, in order to reflect the execution of this Agreement and the terms hereof, Parent shall file or cause to be filed with the SEC (i) an amendment to Parent's registration statement on Form S-4 (as it may be amended or supplemented, the "Form S-4") and (ii) an amendment to Parent's and Merger Sub's tender offer statement on Schedule TO, as amended, each originally filed on March 5, 2010 with respect to the Pending Offer (such schedule together with the Form S-4, and the documents included therein pursuant to which the Offer is made, and any amendments and supplements thereto, the "Offer Documents"). Each Party shall use its best efforts (i) to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and (ii) to have removed as promptly as reasonably practicable any stop order suspending its effectiveness. Subject to the Company's compliance with Section 2.2(c), Parent and Merger Sub shall cause the Offer Documents to be disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities Laws. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if it shall have become false or misleading in any material respect or as otherwise required by Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities Laws. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that is required or reasonably requested by Parent or Merger Sub in connection with the obligations relating to the Offer Documents contained in this Section 2.1(b). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC. In addition, Parent and Merger Sub shall provide the

Company and its counsel with (i) any comments or communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Parent's or Merger Sub's, as the case may be, receipt of such comments, and (ii) a reasonable opportunity to participate in the response of Parent or Merger Sub to those comments and to provide comments on that response.

        (c)   In the event this Agreement is terminated pursuant to Section 8.1 prior to the Acceptance Time, Parent and Merger Sub shall promptly terminate the Offer without accepting any shares of Company Common Stock previously tendered and Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof.

        (d)   No certificates or scrip representing fractional shares of Parent Common Stock shall be issued by virtue of the Offer, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the average closing sales price, rounded to four decimal points, of shares of Parent Common Stock on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Acceptance Time (the "Parent Common Stock Cash Value").

        (e)   If any portion of the Offer Price is to be registered in the name of or paid to a Person other than the Person in whose name the tendered shares of Company Common Stock are registered, the amount of any stock transfer or other similar Taxes (whether imposed on the registered holder(s), or such other Person, or otherwise) payable on account of such issuance or transfer to such other Person shall be deducted from the Offer Price for the exchange of such shares of Company Common Stock in the Offer, unless evidence satisfactory to Merger Sub of the payment of such Taxes, or exemption therefrom, is submitted.

        (f)    Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

        Section 2.2    Company Actions.

        (a)   The Company hereby represents that its Board of Directors, at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the MGCL (and such approval includes the approval of the Merger by the Board of Directors of the Company (or other required declaration or determination by the Board of Directors of the Company, as applicable) pursuant to both Section 3-105 of the MGCL and, if available, Section 3-106 of the MGCL), (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer and, to the extent required by applicable Law, approve the Merger (the "Company Recommendation") and (iv) taken all other actions necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the restrictions imposed by the MGCL, including Title 3, Subtitle 6 and Title 3, Subtitle 7 of the MGCL, or any other "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute, which exemption shall be irrevocable during the term of this Agreement. The Company consents to the inclusion of the Company Recommendation in the Offer Documents. The Company has been advised that all of its directors and executive officers who own shares of Company Common Stock intend to tender such shares pursuant to the Offer.

        (b)   On the same date that the amendment to the Offer Documents contemplated by the first sentence of Section 2.1(b) is filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 or an amendment thereto (as originally filed, together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") which shall contain the Company Fairness Opinion and, subject to Section 6.5(c), the Company Recommendation; provided that the Company may file the Schedule 14D-9 (or an amendment thereto) at an earlier date if required by applicable Law. The Company agrees to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by and in accordance with applicable U.S. federal securities Laws and to use its reasonable best efforts to cause the Schedule 14D-9 to be distributed to such holders concurrently with the Offer Documents, as amended pursuant to Section 2.1(b). The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if it shall have become false or misleading in any material respect or as otherwise required by Law. The Company agrees to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the shares of Company Common Stock as required by and in accordance with applicable U.S. federal securities Laws. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with the obligations relating to Schedule 14D-9 contained in this Section 2.2(b). Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company shall provide Parent, Merger Sub and their counsel with (i) any comments or communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company's receipt of such comments and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response.

        (c)   In connection with the Offer, the Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case, true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or its agents may reasonably request in connection with the Offer.

        Section 2.3    Directors.

        (a)   Upon the payment by Merger Sub for shares of Company Common Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Condition, Parent shall be entitled to designate such number of new directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the new directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and any of their Affiliates bears to the total number of shares of Company Common Stock then outstanding, and the Company shall promptly take all actions necessary to cause Parent's designees to be so elected; provided, however, that prior to the Effective Time, the Board of Directors of the Company shall always have at least three members who were members of the Board of Directors of the Company as of immediately prior to the Acceptance Time and who are independent directors for purposes of the continued listing requirements of the NYSE (the "Company Directors"). If prior to the Effective Time, (i) the number of directors who are Company Directors is reduced to two (2), the remaining directors who were Company Directors shall be entitled to designate one (1) person to the Board of Directors of the Company who is not an officer, director, employee or designee of Parent, Merger Sub or any of their Affiliates and who is reasonably satisfactory to Parent, (ii) the number of directors who are Company Directors is reduced to one (1), the remaining director who was a Company Director shall be entitled to designate two (2) persons to the Board of Directors of the Company who are not officers, directors, employees or designees of Parent, Merger Sub or any of their Affiliates and who are reasonably satisfactory to Parent and (iii) there shall be no Company Directors for any reason, then the remaining individuals who constituted the Company's Board of Directors immediately prior to the Acceptance Time shall be entitled to designate three (3) persons to the Board of Directors of the Company who are not officers, directors, employees or designees of Parent, Merger Sub or any of their Affiliates and who are reasonably satisfactory to Parent (and, in each case, the persons so designated shall be considered Company Directors for purposes of this Agreement). Upon Parent's request, at each such time Parent is entitled to designate directors on the Board of Directors of the Company, the Company will also cause (i) each committee of the Board of Directors of the Company, (ii) the Board of Directors of each of the Subsidiaries and (iii) each committee of such Board of Directors of each of the Subsidiaries to include persons designated by Parent constituting at least the same percentage of each such committee or Board of Directors as Parent's designees constitute on the Board of Directors of the Company. The Company's obligations to cause the election or appointment of Parent's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.3(a), and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.3(a), so long as Parent shall have provided to the Company on a timely basis the information and consents with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent will be solely responsible for any information with respect to itself and its nominees, officers and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

        (b)   Prior to the Acceptance Time, the Company shall obtain irrevocable resignations, conditioned upon the payment by Merger Sub for shares of Company Common Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Condition, of a sufficient number of directors to implement the provisions of Section 2.3(a). The Company shall deliver to Parent true and complete copies of such resignations prior to the Acceptance Time.

        (c)   Notwithstanding anything in this Agreement to the contrary but subject to Section 9.8, following the time directors designated by Parent are elected or appointed to the Board of Directors of the Company and prior to the Effective Time, the affirmative vote of a majority of the Company Directors then in office shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) agree to extend the time for performance of Parent's or Merger Sub's obligations hereunder, or (iv) take any other action by the Company in connection with this Agreement and the transactions contemplated hereby required to be taken by the Board of Directors of the Company adversely affecting the rights of the Company's stockholders (other than Parent or Merger Sub).

        Section 2.4    Top-Up Option.

        (a)   The Company hereby grants to Parent and/or Merger Sub an irrevocable option (the "Top-Up Option"), subject to the terms and conditions hereof, to purchase that number of shares of Company Common Stock (the "Top-Up Shares") equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub at the time of such exercise, shall constitute one share of Company Common Stock more than ninety percent (90%) of the number of shares of Company Common Stock entitled to vote on the Merger after the issuance of the Top-Up Shares, calculated on a fully-diluted basis, or, at Parent's election, on a primary basis, at an exercise price per Top-Up Share equal to the Offer Price (with, for this purpose only, the value of the fraction of the share of Parent Common Stock included in the Offer Price fixed at $10.25); provided, however, that the Top-Up Option may be exercised only if (i) the issuance of the Top-Up Shares shall not require approval of the Company's stockholders under applicable Law (including the rules of the NYSE), (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Order and (iii) the Top-Up Option is exercisable for not more than the number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized but unissued (and not reserved for issuance) at the time of exercise of the Top-Up Option.

        (b)   The Top-Up Option shall only be exercisable once in whole and not in part at any time within ten (10) Business Days following the payment by Merger Sub for shares of Company Common Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Condition, or if any subsequent offering period is provided, during the ten (10) Business Day period following the expiration date of the subsequent offering period; provided, however, that the Top-Up Option shall terminate upon the earlier of (i) the termination of this Agreement in accordance with the terms hereof and (ii) the Effective Time.

        (c)   In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall so notify the Company in writing at least three (3) Business Days in advance of such exercise and shall set forth in such notice (i) whether Parent is electing to have the number of Top-Up Shares determined on a fully-diluted or primary basis, (ii) the number of shares of Company Common Stock owned by Merger Sub immediately preceding the purchase of the Top-Up Shares and (iii) the place and time for the closing of the purchase of the Top-Up Shares (the "Top-Up Closing"). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of shares of Company Common Stock then outstanding and, based on the information specified in the notice of Parent or Merger Sub, the number of Top-Up Shares. At the Top-Up Closing, (i) Parent or Merger Sub shall pay to the Company the aggregate price required to be paid for the Top-Up Shares, at the election of Parent and Merger Sub, in cash or by delivery of a promissory note which shall have the following terms: it shall be due on the first anniversary of the Top-Up Closing; it shall bear simple interest of five percent (5%) per annum; it shall have full recourse to Parent; and it shall have no other material terms and (ii) the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares.

        (d)   Parent and Merger Sub acknowledge that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub hereby represents and warrants to the Company that each of Parent and Merger Sub is, and will be upon the purchase of the Top-Up Shares, an "accredited investor," as such term is defined in Rule 501 of Regulation D under the Securities Act. Parent and Merger Sub agree that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent or Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

        Section 2.5    Short Form Merger.    Notwithstanding anything to the contrary in this Agreement, if, after the consummation of the Offer and any exercise of the Top-Up Option, the shares of Company Common Stock beneficially owned by Merger Sub represent at least ninety percent (90%) of the then-outstanding shares of Company Common Stock, Parent shall cause Merger Sub to, and the Company shall, execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may reasonably request, in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 3-106 of the MGCL, and otherwise as provided in this ARTICLE II. Parent shall cause notice of the Merger required by Section 3-106(d)(1) of the MGCL to be disseminated with the Offer Documents to holders of shares of Company Common Stock.

        Section 2.6    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation and shall continue to be governed by the Laws of the State of Maryland (as such, the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, in accordance with Section 3-114 of the MGCL, all of the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts and obligations of Merger Sub shall become the debts and obligations of the Surviving Corporation.

        Section 2.7    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Chicago time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, on a date to be specified by the Parties, which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in ARTICLE VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). The date the Closing occurs shall be referred to as the "Closing Date" and shall be subject to change upon the mutual agreement of the Parties.

        Section 2.8    Effective Time.    Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall file articles of merger ("Articles of Merger") with the State Department of Assessments and Taxation of Maryland, in such form as required by, and executed in accordance with, the MGCL. Unless otherwise mutually agreed upon by Parent and the Company, the Merger shall become effective at such time as the Articles of Merger are duly filed with and accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time (not to exceed thirty (30) days after such acceptance) as Parent and the Company shall agree and specify in the Articles of Merger. As used herein, the "Effective Time" shall mean the time at which the Merger shall become effective.

        Section 2.9    Surviving Corporation Constituent Documents.

        (a)   The charter of the Company, as in effect immediately prior to the Effective Time, shall continue as the charter of the Surviving Corporation at the Effective Time until amended as provided therein or by applicable Law.

        (b)   The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended as provided therein or by applicable Law.

        Section 2.10    Surviving Corporation Directors and Officers.    The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the sole initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation or otherwise as provided by applicable Law.

        Section 2.11    Effect on Capital Stock.

        (a)   At the Effective Time, subject to the provisions of this ARTICLE II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, Merger Sub, the Company, or any wholly owned Subsidiary of the Company or of Parent) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the Offer Price (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.14(g), the "Merger Consideration").

        (b)   From and after the Effective Time, none of the shares of Company Common Stock converted into the Merger Consideration pursuant to this ARTICLE II shall remain outstanding and such shares of Company Common Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares of Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a "Certificate") shall thereafter cease to have any rights with respect to such Securities, except the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 2.11, (ii) any dividends and other distributions pursuant to Section 2.14(f) and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock pursuant to Section 2.14(g).

        (c)   At the Effective Time, all shares of Company Common Stock that are owned by Parent, Merger Sub or the Company (or any wholly owned Subsidiary of the Company or of Parent) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

        (d)   At the Effective Time, each issued and outstanding share of common stock of Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

        Section 2.12    Treatment of Company Equity-Based Awards.    The Board of Directors of the Company (or the relevant committee thereof responsible for administration of the Company Stock Plans) has adopted or shall adopt prior to the Acceptance Time resolutions, and the Company has taken or shall take prior to the Acceptance Time all actions (including obtaining consent from any applicable holder), necessary to ensure that, as of the Acceptance Time, each Equity Right consisting of, based on or relating to shares of Company Common Stock granted under any equity or equity-based compensation plan or arrangement of the Company (each, a "Company Stock Plan") (each, a "Company Stock-Based Award") which is outstanding immediately prior to the Acceptance Time shall be treated as set forth below:

        (a)   each Company Restricted Share shall become fully vested immediately prior to the Acceptance Time pursuant to its terms and without any action on the part of any holder thereof;

        (b)   each Company Phantom Unit shall be fully vested at the Acceptance Time and the holder thereof shall be entitled to receive, in consideration therefor, a cash payment from the Company equal to the product of (A) the number of shares of Company Common Stock subject to such Company Phantom Unit immediately prior to the Acceptance Time and (B) the Cash Equivalent Amount, which cash payment shall be delivered by the Company to such holder as promptly as practicable following the Acceptance Time (but in any event within the period required by Section 409A of the Code, such that it qualifies as a "short-term deferral" pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations); and

        (c)   each Company Performance Share Award and each Company Phantom Performance Award shall be canceled at the Acceptance Time and the holder thereof shall be entitled to receive, in consideration for such cancellation, the product of (A) the greater of (1) the number of shares of Company Common Stock subject to such Company Performance Share Award or Company Phantom Performance Award based on the Company's actual performance calculated using actual quarters completed through the Acceptance Time and (2) the target number of shares of Company Common Stock subject to such Company Performance Share Award or Company Phantom Performance Award and (B) the Cash Equivalent Amount, which cash payment shall be delivered by the Company to such holder as promptly as practicable following the Acceptance Time (but in any event within the period required by Section 409A of the Code, such that it qualifies as a "short-term deferral" pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations).

        For purposes of this Section 2.12, the term "Cash Equivalent Amount" shall mean an amount equal to the sum of (A) the cash portion of the Offer Price and (B) the product of (1) the Parent Common Stock Cash Value and (2) the portion of the Offer Price paid in shares of Parent Common Stock.

        Section 2.13    Appraisal or Dissenters' Rights.    No appraisal or dissenters' rights shall be available to holders of shares of Company Common Stock with respect to the Merger or the other transactions contemplated hereby, provided that, if the Merger is not effected under Section 3-106 of the MGCL, the Company Common Stock is listed on the NYSE on the record date for determining the stockholders entitled to vote on the Merger.

        Section 2.14    Exchange of Shares.

        (a)   Prior to the Effective Time, Parent shall appoint an exchange agent reasonably satisfactory to the Company (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock as of the Effective Time whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.11, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), including instructions for use in effecting the surrender of Certificates to the Exchange Agent in exchange for the Merger Consideration. Immediately after the Effective Time, Parent shall cause to be deposited with the Exchange Agent (i) the number of duly authorized, fully paid and nonassessable shares of Parent Common Stock (which shall be in non-certificated book-entry form) payable as Merger Consideration upon due surrender of the Certificates pursuant to the provisions of this ARTICLE II and (ii) cash in U.S. dollars sufficient to pay the aggregate cash portion of the Merger Consideration payable upon due surrender of the Certificates pursuant to the provisions of this ARTICLE II, in each case in trust for each holder of shares of Company Common Stock. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.14(f). All cash and book-entry shares representing Parent Common Stock deposited with the Exchange Agent shall be referred to in this Agreement as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued and paid pursuant to Section 2.11 and Section 2.14(g) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.

        (b)   Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the

Exchange Agent, will be entitled to receive in exchange therefor (i) one or more duly authorized, fully paid and nonassessable shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive, (ii) a check drawn by the Exchange Agent or a bank cashier's check in the amount that such holder has the right to receive pursuant to the provisions of this ARTICLE II, including the cash portion of the Merger Consideration and dividends and other distributions payable pursuant to Section 2.14(f). The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

        (c)   If any portion of the Merger Consideration is to be registered in the name of or paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any required transfer or other similar Taxes or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (d)   After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

        (e)   Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.14 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's shares of Company Common Stock. Notwithstanding the foregoing, none of Parent, Merger Sub or the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        (f)    No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.14. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the

Merger shall be entitled to dividends pursuant to the immediately-preceding sentence as if issued and outstanding as of the Effective Time.

        (g)   No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates to the Exchange Agent for the Merger Consideration, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (ii) the Parent Common Stock Cash Value.

        (h)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this ARTICLE II.

        Section 2.15    Withholding Rights.    Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement (including pursuant to Section 2.12) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or any Company Stock-Based Award in respect of which such deduction and withholding was made.

        Section 2.16    Certain Adjustments.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Securities of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other similarly dependent items shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.16 shall be construed to require or permit the Company or Parent to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

        Section 2.17    Further Assurances.    After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

 ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as otherwise disclosed or identified in the Company SEC Documents filed or furnished prior to March 10, 2010 (excluding any risk factor disclosure and disclosure of risks included in any "forward-looking statements" disclaimer or other statements included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature) (other than with respect to Section 3.3(c)) or in a letter (the "Company Disclosure Letter") delivered to Parent by the Company prior to the execution of this Agreement (with reference to the sections or subsections in this Agreement to which the information in such Company Disclosure Letter relates; provided that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Organization.    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has made available to Parent true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

        Section 3.2    Subsidiaries.

        (a)   Section 3.2(a) of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company (individually, a "Company Subsidiary" and collectively, the "Company Subsidiaries") and (ii) each such Company Subsidiary's jurisdiction of incorporation or organization. Each Company Subsidiary and each of HATLP, OCOP and PLNL is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has made available to Parent true, correct and complete copies of the Constituent Documents of each Company Subsidiary, as amended and in effect on the date of this Agreement.

        (b)   The Company is, directly or indirectly, the record and Beneficial Owner of (i) all of the outstanding Securities of each Company Subsidiary (other than TNCLP), (ii) 75.321% of the outstanding Securities of TNCLP, (iii) 50% of the outstanding Securities of GrowHow, (iv) 50% of the outstanding Securities of HATLP, (v) 50% of the outstanding Securities of OCOP and (vi) 50% of the outstanding Securities of PLNL, in each case free and clear of any Liens and, except with respect to the Securities of GrowHow, HATLP, OCOP and PLNL, free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Company Subsidiaries, GrowHow, HATLP, OCOP and PLNL, the Company does not own, directly or indirectly, any Securities in any Person.

        Section 3.3    Capitalization.

        (a)   The authorized stock of the Company consists of 133,500,000 shares, without par value, of which (i) 133,380,000 shares have been classified as shares of Company Common Stock and (ii) 120,000 shares have been classified as Company Series A Preferred Stock.

        (b)   At the close of business on February 22, 2010: (i) 100,105,516 shares of Company Common Stock were issued and outstanding, of which 202,200 were subject to vesting and other forfeiture restrictions or repurchase conditions (each, a "Company Restricted Share"), (ii) 500 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 4,053,961 (as of the close of business on February 10, 2010) shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (iv) 50,200 shares of Company Common Stock were reserved for issuance upon conversion of Company Series A Preferred Stock. Except as set forth above, as of March 12, 2010, no Securities of the Company were issued, reserved for issuance or outstanding. Except for the Company Restricted Shares, all issued and outstanding shares of Company Common Stock and Company Series A Preferred Stock have been, and all shares of Company Common Stock that may be issued pursuant to the vesting of Company Stock-Based Awards or upon conversion of Company Series A Preferred Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

        (c)   Section 3.3(c) of the Company Disclosure Letter sets forth each Company Stock Plan and, as of March 12, 2010, the aggregate number of shares of Company Common Stock relating to outstanding awards under each Company Stock Plan, determined assuming that the maximum level of performance is achieved with respect to each Company Performance Share Award and Company Phantom Performance Award. The Company has made available to Parent the form of agreement related to each such award. No material changes have been made to such form in connection with any award. The Company has made available to Parent a list that is current, accurate and complete in all material respects, as of March 12, 2010, of each Company Stock-Based Award, including the name of the holder thereof, the name of the Company Stock Plan under which such award was granted and the number of shares of Company Common Stock subject thereto, determined assuming that the maximum level of performance is achieved with respect to each Company Performance Share Award and Company Phantom Performance Award.

        (d)   There are no preemptive or similar rights on the part of any holder of any class of Securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of the Company or any Company Subsidiary on any matter submitted to such holders of Securities. There are no Equity Rights, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of the Company or any Company Subsidiary, or any Equity Rights of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Equity Right, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of the Company or any Company Subsidiary, except as set forth in the terms of the Company Series A Preferred Stock or the Company Stock-Based Awards. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, except as set forth in the terms of the Company Series A Preferred Stock or the Company Stock-Based Awards. There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the Securities of the Company. Solely for purposes of this Section 3.3(d), HATLP, OCOP and PLNL shall each be deemed to be a Company Subsidiary.

        (e)   The Company has exercised its right (the "Preferred Stock Conversion Right") pursuant to Section 8 of the provisions of the charter of the Company establishing the terms of the Company Series A Preferred Stock (the "Preferred Stock Conversion Provisions") to require all holders of Company Series A Preferred Stock to convert such shares of Company Series A Preferred Stock into shares of Company Common Stock on the terms and subject to the conditions set forth in the Preferred Stock Conversion Provisions (the "Preferred Stock Conversion"). The Company's exercise of its Preferred Stock Conversion Right was conducted in accordance with the terms of the Preferred Stock Conversion Provisions. The Company has taken all action necessary to consummate the Preferred Stock Conversion and has complied in all material respects with all Laws applicable thereto.

        Section 3.4    Authorization; Board Approval; Voting Requirements.

        (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject to the Company Stockholder Approval (to the extent required by applicable Law) with respect to the Merger. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, except, in each case, for the approval of the Merger by the Company Stockholder Approval, to the extent required by applicable Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (b)   The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are advisable to, and in the best interests of, the Company and its stockholders, (ii) approving this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and (iii) making the Company Recommendation.

        (c)   To the extent required by applicable Law, the affirmative vote at the Company Stockholders Meeting of holders of a majority of the outstanding shares of Company Common Stock to approve the Merger (the "Company Stockholder Approval") is the only vote of the holders of any class or series of Securities of the Company necessary to approve this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

        (d)   Concurrently with the execution of this Agreement and assuming Parent has complied with Section 6.22, the Company is terminating the Yara Merger Agreement in accordance with its terms. From March 10, 2010 through the date of this Agreement, the Company has complied with Sections 5.1(a)-(o) of the Yara Merger Agreement without giving effect to any consent or waiver thereunder.

        Section 3.5    Takeover Statute; No Restrictions on the Merger.

        The Board of Directors of the Company has adopted a resolution to exempt the Offer, the Merger and the other transactions contemplated hereby from Title 3, Subtitle 6 and Title 3, Subtitle 7 of the MGCL, which resolution shall be irrevocable during the term of this Agreement. Assuming the accuracy of the representation of Parent and Merger Sub in Section 4.14, no state "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute (including Title 3, Subtitle 7 of the MGCL) is applicable to this Agreement, the Offer, the Merger or the other transactions contemplated hereby.

        Section 3.6    Consents and Approvals; No Violations.

        (a)   The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not: (i) conflict with any provisions of the Constituent Documents of the Company, any Company Subsidiary, HATLP, OCOP or PLNL; (ii) violate in any material respect any Law binding upon or otherwise applicable to the Company, any Company Subsidiary, HATLP, OCOP or PLNL or any of their respective material properties or assets (assuming compliance with the matters set forth in Section 3.6(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any material violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Company Contract or any agreement relating to the Company Leased Real Property; (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company, any Company Subsidiary, HATLP, OCOP or PLNL; or (v) cause the suspension or revocation of any Company Permit, except, in the case of clauses (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby.

        (b)   No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by the Company, any Company Subsidiary, HATLP, OCOP or PLNL in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) compliance with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and such consents, registrations, declarations, notices or filings as are required to be made or obtained under any antitrust, competition, trade regulation, foreign investment review or similar Law of any jurisdiction outside of the U.S. (collectively, the "Foreign Competition Laws"); (ii) the filing of the Articles of Merger with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" Laws; (iii) the filings with the SEC of (A) if the Company Stockholder Approval is required by applicable Law, the Proxy Statement and the Post-Effective Amendment, (B) the Offer Documents, (C) the Schedule 14D-9 and (D) such reports and other filings under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iv) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Offer and the Merger to be listed on the NYSE; and (v) any such other clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operations or business of the Company and its Subsidiaries or prevent or materially delay the consummation of the transactions contemplated hereby.

        Section 3.7    SEC Reports; Company Financial Statements.

        (a)   Each of the Company and TNCLP has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2009 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the "Company SEC Documents"). As of its respective date, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the "Sarbanes-Oxley Act") applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than TNCLP, none of the Company Subsidiaries is required to make any filings with the SEC.

        (b)   The Company Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The consolidated balance sheets (including the related notes) included in the Company Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods presented and present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows (in each case including the related notes) included in such Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and present fairly in all material respects the results of operations, stockholders' equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for the absence of footnotes, if applicable).

        Section 3.8    Absence of Undisclosed Liabilities.    The Company and the Company Subsidiaries do not have any liabilities or obligations, whether or not accrued, contingent or otherwise that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and the Company Subsidiaries, except for liabilities and obligations (i) reflected on or reserved against in the Company SEC Documents, (ii) incurred in connection with this Agreement or in the transactions contemplated by this Agreement, (iii) incurred in the ordinary course of business or (iv) that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

        Section 3.9    Offer Documents; Schedule 14D-9; Proxy Statement; Post-Effective Amendment.    None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Proxy Statement or the Post-Effective Amendment will, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 (i) will not, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Exchange Act, except that, in each case, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9.

        Section 3.10    Absence of Certain Changes.

        (a)   From January 1, 2010 to the date of this Agreement, except as specifically contemplated or required by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practice in all material respects and (ii) there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), Section 5.1(c), Section 5.1(d), Section 5.1(e)(ii), Section 5.1(k) or Section 5.1(l).

        (b)   From January 1, 2010 to the date of this Agreement, and disregarding any action specifically contemplated or required by this Agreement, there has not been (i) any action taken by the Company or any Company Subsidiary with respect to any participant in the 2009 Officers and Key Employees Annual Incentive Plan or the 2010 Officers and Key Employees Annual Incentive Plan that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(g) or (ii) any other establishment or entry into any Company Benefit Plan under which the negotiation or execution of this Agreement, the making or consummation of the Offer, the obtaining of the Company Stockholder Approval or the consummation of the Merger or other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Acceptance Time or Effective Time) will (A) entitle any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation or (C) result in any breach or violation of, default under or limit the Company's right to amend, modify or terminate such Company Benefit Plan.

        (c)   Since January 1, 2010, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.

        Section 3.11    Litigation.    There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company. There is no Order of any Governmental Entity outstanding against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.

        Section 3.12    Compliance with Laws.

        (a)   Each of the Company, the Company Subsidiaries and, to the knowledge of the Company, HATLP, OCOP and PLNL, hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the "Company Permits"), except where the failure to hold such Company Permits, individually or in the aggregate, would not materially adversely affect the business or operations of the Company and its Subsidiaries. Each of the Company, the Company Subsidiaries, and, to the knowledge of the Company, HATLP, OCOP and PLNL, is in compliance with the terms of the Company Permits, except where the failure to comply with such Company Permits, individually or in the aggregate, would not materially adversely affect the business or operations of the Company and its Subsidiaries.

        (b)   The businesses of the Company, the Company Subsidiaries and, to the knowledge of the Company, HATLP, OCOP and PLNL, are conducted in material compliance with all Laws and Orders.

Each of the Company, the Company Subsidiaries, HATLP, OCOP and PLNL is in compliance in all material respects with its Constituent Documents. Since January 1, 2009, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, HATLP, OCOP or PLNL, has received from a Governmental Entity any written notice or written communication of any noncompliance in any material respect with any Laws or Orders, except where the receipt of such notice or communication would not materially adversely affect the business or operations of the Company and its Subsidiaries. This section does not relate to Tax matters, employee benefits matters, labor matters, Intellectual Property matters or environmental matters, which are separately addressed in Section 3.13, Section 3.15, Section 3.16, Section 3.17 and Section 3.19, respectively.

        (c)   Each of the principal executive officer and the principal financial officer of the Company or TNCLP, as applicable (or each former principal executive officer and each former principal financial officer of the Company or TNCLP, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate as of the date such certifications were made. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2009, the Company has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

        (d)   The Company maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15(d)-15(f) of the Exchange Act) in compliance with the Exchange Act.

        (e)   Since January 1, 2009, neither the Company's outside auditors nor the audit committee of the Board of Directors of the Company has been advised of (i) any "material weaknesses" in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in the Company's internal control over financial reporting. For purposes of this Agreement, the term "material weakness" shall have the meaning assigned to it in the Statement of Auditing Standards No. 60, as in effect on the date hereof.

        Section 3.13    Taxes.

        (a)   (i) The Company and each Company Subsidiary has (x) duly and timely filed or has caused to be filed with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by them in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired and (y) duly and timely paid in full or withheld (or the Company has paid or withheld on the Company Subsidiaries' behalf) all material Taxes that are due and payable by them, other than Taxes that are being contested in good faith in appropriate proceedings or for which adequate reserves are reflected, in accordance with GAAP, in the Company Financial Statements; (ii) none of the Company or any Company Subsidiary has any extension or waiver of the limitation period applicable to the payment or collection of material Taxes currently in effect; (iii) there are no Liens for material Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens; (iv) there are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any Company Subsidiary and any authority responsible for such Taxes or Tax Returns; (v) no deficiency for any material Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against the Company or any Company Subsidiary, except for deficiencies which have been satisfied by payment, settled or been withdrawn, or which are being contested in good faith by appropriate proceedings or for which adequate reserves are reflected, in accordance with GAAP, in the Company Financial Statements; (vi) neither the Company nor any Company Subsidiary is party to any material tax sharing agreements, tax indemnity agreements or other similar agreements (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries); (vii) none of the Company or any Company Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or any Company Subsidiary), or has any liability for the material Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (viii) none of the Company or any Company Subsidiary will be required to include in income after the Closing any material adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method by the Company or any Company Subsidiary prior to Closing; and (ix) (w) TNCLP is a publicly traded partnership, the interests of which are either traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof), (x) TNCLP is treated as a partnership for U.S. federal income tax purposes, (y) TNCLP has satisfied the passive income test of Section 7704(c) of the Code for each taxable year after 1987 in which it was a publicly traded partnership and (z) TNCLP has not registered as a management company or unit investment trust under the Investment Company Act of 1940, as amended.

        (b)   Neither the Company nor any Company Subsidiary has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (c)   Neither the Company nor any Company Subsidiary has been a "controlled corporation" or a "distributing corporation" in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof.

        (d)   The representations and warranties in this Section 3.13 and Section 3.15 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to Tax matters.

        Section 3.14    Real Property.

        (a)   Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, with respect to each parcel of Company Owned Real Property: (i) the Company or a Company Subsidiary has good and marketable title to such Company Owned Real Property, free and clear of any Liens, other than Permitted Liens, (ii) neither the Company nor any Company Subsidiary has leased or otherwise granted to anyone the right to use or occupy such parcel of Company Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of Company Owned Real Property or any portion thereof or interest therein, (iv) all buildings, structures, fixtures and improvements on the Company Owned Real Property are in good condition and repair and (v) there is no condemnation or other proceeding in eminent domain, pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Owned Real Property or any portion thereof or interest therein.

        (b)   Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company: (i) each of the Company Leases is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Company Subsidiary, (ii) there are no outstanding options or rights of any party to terminate any Company Lease prior to the expiration of the term thereof, (iii) neither the Company nor any Company Subsidiary is in default under any Company Lease, nor has any notice of default been received by the Company or any Company Subsidiary, (iv) there are no leases, subleases, licenses, concessions or other agreements pursuant to which the Company or any Company Subsidiary has granted to any Person the right of use or occupancy of any portion of the Company Leased Real Property held by the Company or any Company Subsidiary under a Company Lease, (v) all buildings, structures, fixtures and improvements on the Company Leased Real Property are in good condition and repair and (vi) there is no condemnation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Leased Real Property or any portion thereof or interest therein.

        Section 3.15    Employee Benefit Plans and Related Matters; ERISA.

        (a)   Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent a current, accurate and complete copy thereof, and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and summaries of material modifications; and (iv) the most recent year's Form 5500 and attached schedules, actuarial valuation reports and audited financial statements.

        (b)   Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in disqualification of such Company Benefit Plan. Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and the terms of any applicable collectively bargained agreements. There are no pending or, to the knowledge of the Company, threatened actions, suits, audits, proceedings or claims by or on behalf of any of the Company Benefit Plans, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits) that would, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any Company Subsidiary. No Company Benefit Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. With respect to each of the Company Benefit Plans that is subject to Title IV of ERISA, the present value of projected benefit obligations under such Company Benefit Plan calculated using the actuarial methods and assumptions used for funding such plan did not, as of its latest actuarial valuation prior to the date of this Agreement, exceed the then current value of the assets of such Company Benefit Plan allocable to such projected benefit obligations. No event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any ERISA Affiliate, to any material Tax, Lien, fine, penalty or other liability imposed by ERISA, the Code or other applicable Law. Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Company Benefit Plan.

        (c)   No Company Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of the Company or any Company Subsidiary or other Persons beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) benefits the full costs of which are borne by the current or former employee or director or other Person or (iii) as required under any Company Benefit Plan that provides long-term disability benefits that have been fully provided for by insurance thereunder.

        (d)   None of the negotiation or the execution of this Agreement, the making or consummation of the Offer, the obtaining of the Company Stockholder Approval or the consummation of the Merger or other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Acceptance Time or Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation, under any Company Benefit Plan, (iii) result in any breach or violation of, default under or limit the Company's right to amend, modify or terminate any Company Benefit Plan or (iv) result in the payment of any amount that would not be deductible as a result of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company or any Company Subsidiary is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

        (e)   With respect to each Company Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of the Company or any Company Subsidiary residing outside of the U.S. (a "Foreign Company Benefit Plan"), and except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in any material liability to the Company or any Company Subsidiary: (i) all employer and employee contributions to each Foreign Company Benefit Plan required by Law or by the terms of such Foreign Company Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Company Benefit Plan, the liability of each insurer for any Foreign Company Benefit Plan funded through insurance or the book reserve established for any Foreign Company Benefit Plan, together with any accrued contributions, are sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

        (f)    The representations and warranties in this Section 3.15 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to employee benefit matters.

        Section 3.16    Employees; Labor Matters.

        (a)   Neither the Company nor any Company Subsidiary is party to, bound by, or in the process of negotiating, a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union or labor organization.

        (b)   As of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, none of the employees of the Company or any Company Subsidiary is represented by a labor union or other labor organization and (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of the Company or any Company Subsidiary, (ii) no written demand for recognition of any employees of the Company or any Company Subsidiary has been made by or on behalf of any labor union or labor organization in the past three (3) years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of the Company or any Company Subsidiary or group of employees of the Company or any Company Subsidiary with any labor relations board or commission of any Governmental Entity seeking recognition of a collective bargaining representative in the past three (3) years.

        (c)   As of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, there is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or grievance or labor dispute with respect to or involving any employees of the Company or any Company Subsidiary, and there has been no such action or event in the past three (3) years.

        (d)   Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, the Company and

the Company Subsidiaries are in compliance with all obligations of the Company or any of the Company Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

        (e)   The representations and warranties in this Section 3.16 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to labor matters.

        Section 3.17    Intellectual Property.

        (a)   The Company owns or has a valid right to use, free and clear of all Liens (except Permitted Liens), all of the Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries ("Company Intellectual Property"), except where the failure to own or otherwise have a right to use such Company Intellectual Property, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

        (b)   There are no pending, or to the knowledge of the Company, threatened claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity in any jurisdiction alleging that the activities or conduct of the business of the Company and the Company Subsidiaries infringe upon, misappropriate, or otherwise violate the Intellectual Property, trade secrets or other confidential information, know how, proprietary processes, formulae, algorithms or models of any third party or challenging the Company's ownership, use, validity, enforceability, or registrability of any Company Owned Intellectual Property, except for such claims, suits, arbitrations or other adversarial proceedings that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

        (c)   To the knowledge of the Company, as of the date of this Agreement, neither the Company nor any Company Subsidiary is infringing upon, misappropriating, or otherwise violating any Intellectual Property, trade secrets or other confidential information, know how, proprietary processes, formulae, algorithms or models of any other Person, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

        (d)   To the knowledge of the Company, as of the date of this Agreement, no third party is misappropriating, infringing, or otherwise violating any Company Intellectual Property, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

        (e)   The representations and warranties in this Section 3.17 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to Intellectual Property matters.

        Section 3.18    Contracts.

        (a)   Except as filed as an exhibit to a Company SEC Document prior to the date of this Agreement, and except for the Company Benefit Plans, each of the following contracts, agreements or arrangements are set forth in Section 3.18(a) of the Company Disclosure Letter:

            (i)  any agreement relating to indebtedness (other than agreements among direct or indirect wholly owned Company Subsidiaries) in excess of $10 million;

           (ii)  any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

          (iii)  any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise) exceeding $15 million individually or $30 million in the aggregate for a series of related agreements;

          (iv)  any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business in which the Company is currently engaged including any covenant not to compete, or that could require the disposition of any material assets or line of business of the Company or any Company Subsidiary;

           (v)  any agreement providing for the production by the Company or any Company Subsidiary of any product on an exclusive or requirements basis or the purchase by the Company or any Company Subsidiary of any product on an exclusive or output basis, in each case not entered into in the ordinary course of business consistent with past practice;

          (vi)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

         (vii)  any agreement that involves expenditures or receipts of the Company or any Company Subsidiary in excess of $10 million per year not entered into in the ordinary course of business consistent with past practice;

        (viii)  any agreement by which the Company or any Company Subsidiary licenses or otherwise obtains the right to use material Intellectual Property rights of any other Person (other than licenses for readily available commercial software) or by which the Company or any Company Subsidiary is restricted in its right to use or register, or licenses or otherwise permits any other Person to use, enforce, or register any material Company Owned Intellectual Property; or

          (ix)  any agreement the termination or breach of which would reasonably be expected to result in a Material Adverse Effect on the Company.

        (b)   The agreements, arrangements and plans that are required to be set forth in Section 3.18(a) of the Company Disclosure Letter, or that would be required to be set forth but for the filing thereof as exhibits to the Company SEC Documents, are referred to herein as the "Company Contracts." Except with respect to matters that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a material adverse effect on the business or operations of the Company and its Subsidiaries, each Company Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Company Contract; and since January 1, 2009, neither the Company nor any Company Subsidiary, as the case may be, has waived any material right or relinquished any material benefit under any such Company Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such Company Contract. True, correct and complete copies of each such Company Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

        Section 3.19    Environmental Laws and Regulations.

        (a)   (i) The Company and each Company Subsidiary has been, for the past three (3) years, and is, in material compliance with all applicable Environmental Laws and (ii) the Company and each Company Subsidiary has obtained (and, to the extent required by Environmental Law, has applied for the renewal of) and is in material compliance with all Environmental Permits necessary for the ownership and operation of its respective businesses and facilities, all such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify any such Environmental Permit.

        (b)   Except for matters that have been fully resolved with no further liability or obligation to the Company or any Company Subsidiary, no material written notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or order (judicial or administrative) relating to or arising out of any Environmental Law has been received by the Company or any Company Subsidiary.

        (c)   No Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of the Company, formerly owned, leased, operated or used by the Company or any Company Subsidiary in a manner that is reasonably likely to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.

        (d)   During the past three (3) years, the Company and the Company Subsidiaries have not generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Substances at, to or from any location except in material compliance with Environmental Laws and as would not reasonably be expected to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.

        (e)   There are no material claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any employees of the Company or any Company Subsidiary alleging exposure to Hazardous Substances arising from or as the result of their employment with the Company or any Company Subsidiary.

        (f)    The Company and the Company Subsidiaries are not subject to any Orders imposing any material obligations or liabilities on the Company or any Company Subsidiary, and have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any Person from or against any material liabilities or costs, arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.

        (g)   There are no former operations of the Company or any Company Subsidiary, or any former Company Subsidiary, that are the subject of a pending material claim, proceeding, action, investigation, or order (civil or criminal) pursuant to applicable Environmental Law and to the Company's knowledge, no events, actions or operations associated with such former operations or subsidiaries are reasonably likely to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.

        (h)   The representations and warranties in this Section 3.19 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to environmental matters.

        Section 3.20    Insurance.    The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, all such insurance policies are in full force and effect and will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the transactions contemplated hereby.

        Section 3.21    Improper Payments.

        Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees, agents or Persons acting on their behalf has, in connection with the operation of their respective Company businesses, used any corporate or other funds for bribes, kickbacks or unlawful contributions or payments.

        Section 3.22    Opinion of Financial Advisor.    The Company has received the opinion of Credit Suisse Securities (USA) LLC (the "Company Financial Advisor"), dated as of March 11, 2010 (the "Company Fairness Opinion"), to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the consideration to be provided pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock. The Company has made available to Parent a true, correct and complete copy of the Company Fairness Opinion.

        Section 3.23    Brokers.    No Person other than the Company Financial Advisor and William Loomis is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, correct and complete copy of any agreement related to the matters contemplated by the foregoing sentence.

        Section 3.24    No Other Representations and Warranties.    Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. In particular, and without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to Parent, Merger Sub or any of their Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as otherwise disclosed or identified in the Parent SEC Documents filed or furnished prior to March 10, 2010 (excluding any risk factor disclosure and disclosure of risks included in any "forward-looking statements" disclaimer or other statements included in such Parent SEC Documents that are predictive, forward-looking or primarily cautionary in nature) or in a letter (the "Parent Disclosure Letter") delivered to the Company by Parent prior to the execution of this Agreement (with reference to the sections or subsections in this Agreement to which the information in such Parent Disclosure Letter relates; provided that any information set forth in one section of the Parent Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which the relevance of such item is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 4.1    Organization.

        (a)   Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent. Parent has made available to the Company true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

        (b)   Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations (other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto).

        Section 4.2    Capitalization.

        (a)   The authorized stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock.

        (b)   At the close of business on March 5, 2010: (i) 48,581,334 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 3,710,121 shares of Parent Common Stock were reserved for issuance pursuant to Parent's equity or equity-based compensation plans or arrangements and (iv) no shares of Parent Common Stock were held by Parent in its treasury. Except as set forth above, as of March 5, 2010, no Securities of Parent were issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock have been duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

        (c)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the "Merger Sub Common Stock"), and 100 shares of Merger Sub Common Stock are issued and outstanding. Except as set forth above, as of the date of this Agreement, no Securities of Merger Sub were issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights and are indirectly owned by Parent free and clear of any Lien (other than Liens under the Credit Agreement, dated as of August 16, 2005, as amended, by and among Parent, CF Industries, Inc., the Parent Subsidiary guarantors party thereto, and the lenders party thereto).

        (d)   There are no preemptive or similar rights on the part of any holder of any class of Securities of Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of Parent or any Parent Subsidiary on any matter submitted to such holders of Securities. Except as contemplated by this Agreement, there are no Equity Rights, commitments, contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of Parent or any Parent Subsidiary, or any Equity Rights of Parent or any Parent Subsidiary, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any Equity Right, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of Parent or any Parent Subsidiary, except as set forth in the terms of the Parent Stock-Based Awards. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Securities or Equity Rights of Parent or any Parent Subsidiary, except as set forth in the terms of the Parent Stock-Based Awards. There are no proxies, voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party or is bound with respect to the voting of the Securities of Parent.

        (e)   All shares of Parent Common Stock to be issued in connection with the Offer and the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights.

        Section 4.3    Authorization; Board Approval; Voting Requirements.

        (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of either Parent or Merger Sub are necessary for Parent and Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (b)   The Board of Directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are advisable to, and in the best interests of, Parent and its stockholders and (ii) approving this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

        (c)   Merger Sub has taken all necessary corporate action to approve this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

        (d)   No vote of the holders of any class or series of Securities of Parent is necessary to approve this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

        Section 4.4    Consents and Approvals; No Violations.

        (a)   The execution and delivery of this Agreement by each of Parent and Merger Sub does not and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not: (i) conflict with any provisions of the Parent or Merger Sub Constituent Documents; (ii) violate in any material respect any Law binding upon or otherwise applicable to Parent or any Parent Subsidiary or any of their respective material properties or assets (assuming compliance with the matters set forth in Section 4.4(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any material violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license of, or binding upon Parent or any Parent Subsidiary or any of their respective properties or assets; (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any Parent Subsidiary; or (v) cause the suspension or revocation of any Parent Permit, except, in the case of clauses (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent or prevent or materially delay the consummation of the transactions contemplated hereby.

        (b)   No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by Parent or any Parent Subsidiary in connection with the execution or delivery of this Agreement by each of Parent and Merger Sub or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, except for: (i) compliance with the HSR Act (clearance under which has already been obtained and will not expire prior to August 5, 2010) and such consents, registrations, declarations, notices or filings as are required to be made or obtained under any Foreign Competition Law; (ii) the filing of the Articles of Merger with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" Laws; (iii) the filings with the SEC of (A) if the Company Stockholder Approval is required by applicable Law, the Proxy Statement and the Post-Effective Amendment, (B) the Offer Documents, (C) the Schedule 14D-9 and (D) such reports and other filings under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iv) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Offer and the Merger to be listed on the NYSE; and (v) any such other clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operations or business of Parent and its Subsidiaries or prevent or materially delay the consummation of the transactions contemplated hereby.

        Section 4.5    SEC Reports; Parent Financial Statements.

        (a)   Parent has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2009 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the "Parent SEC Documents"). As of its respective date, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The Parent Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The consolidated balance sheets (including the related notes) included in the Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and present fairly in all material respects the financial position of Parent and the Parent Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows (in each case including the related notes) included in such Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and present fairly in all material respects the results of operations, stockholders' equity and cash flows of Parent and the Parent Subsidiaries for the respective periods indicated (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for the absence of footnotes, if applicable).

        Section 4.6    Absence of Undisclosed Liabilities.    Parent and the Parent Subsidiaries do not have any liabilities or obligations, whether or not accrued, contingent or otherwise that would be required by GAAP to be reflected on the consolidated balance sheet of Parent and the Parent Subsidiaries, except for liabilities and obligations (i) reflected on or reserved against in the Parent SEC Documents, (ii) incurred in connection with this Agreement or in the transactions contemplated by this Agreement, (iii) incurred in the ordinary course of business or (iv) that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.

        Section 4.7    Offer Documents; Proxy Statement and Schedule 14D-9.    None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference the Schedule 14D-9, the Proxy Statement or the Post-Effective Amendment will, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents (i) will not, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents.

        Section 4.8    Absence of Certain Changes.

        (a)   From January 1, 2010 to the date of this Agreement, except as specifically contemplated or required by this Agreement, (i) Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practice in all material respects and (ii) there has not been any action taken by Parent that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2(b), Section 5.2(c), Section 5.2(d) or Section 5.2(e).

        (b)   Since January 1, 2010, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent.

        Section 4.9    Litigation.    There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent, nor, as of March 9, 2010, is there any such suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or their respective properties or assets that would prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order of any Governmental Entity outstanding against Parent or any Parent Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent, nor, as of March 9, 2010, is there any Order of any Governmental Entity outstanding against Parent or any Parent Subsidiary or their respective properties or assets that would prevent or materially delay the consummation of the transactions contemplated hereby.

        Section 4.10    Compliance with Laws.

        (a)   Each of Parent and the Parent Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the "Parent Permits"), except where the failure to hold such Parent Permits, individually or in the aggregate, would not materially adversely affect the business or operations of Parent and the Parent Subsidiaries. Each of Parent and the Parent Subsidiaries is in compliance with the terms of the Parent Permits, except where the failure to comply with such Parent Permits, individually or in the aggregate, would not materially adversely affect the business or operations of Parent and the Parent Subsidiaries.

        (b)   The businesses of Parent and each of the Parent Subsidiaries are conducted in material compliance with all Laws and Orders. Each of Parent and the Parent Subsidiaries is in compliance in all material respects with its Constituent Documents. Since January 1, 2009, none of Parent or any of its Subsidiaries has received from a Governmental Entity any written notice or written communication of any noncompliance in any material respect with any Laws or Orders, except where the receipt of such notice or communication would not materially adversely affect the business or operations of Parent and the Parent Subsidiaries. This section does not relate to environmental matters, which are separately addressed in Section 4.11.

        (c)   Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate as of the date such certifications were made. Since January 1, 2009, Parent has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

        (d)   Parent maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15(d)-15(f) of the Exchange Act) in compliance with the Exchange Act.

        (e)   Since January 1, 2009, neither Parent's outside auditors nor the audit committee of the Board of Directors of Parent has been advised of (i) any "material weaknesses" in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in Parent's internal control over financial reporting.

        Section 4.11    Environmental Laws and Regulations.

        (a)   (i) Parent and each Parent Subsidiary has been, for the past three (3) years, and is, in material compliance with all applicable Environmental Laws and (ii) Parent and each Parent Subsidiary has obtained (and, to the extent required by Environmental Law, has applied for the renewal of) and is in material compliance with all Environmental Permits necessary for the ownership and operation of its respective businesses and facilities, all such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify any such Environmental Permit.

        (b)   Except for matters that have been fully resolved with no further liability or obligation to Parent or any Parent Subsidiary, no material written notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or order (judicial or administrative) relating to or arising out of any Environmental Law has been received by Parent or any Parent Subsidiary.

        (c)   No Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of Parent, formerly owned, leased, operated or used by Parent or any Parent Subsidiary in a manner that is reasonably likely to result in a material claim pursuant to applicable Environmental Law against Parent or any Parent Subsidiary.

        (d)   During the past three (3) years, Parent and the Parent Subsidiaries have not generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Substances at, to or from any location except in material compliance with Environmental Laws and as would not reasonably be expected to result in a material claim pursuant to applicable Environmental Law against Parent or any Parent Subsidiary.

        (e)   There are no material claims pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary by any employees of Parent or any Parent Subsidiary alleging exposure to Hazardous Substances arising from or as the result of their employment with Parent or any Parent Subsidiary.

        (f)    Parent and the Parent Subsidiaries are not subject to any Orders imposing any material obligations or liabilities on Parent or any Parent Subsidiary, and have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any

Person from or against any material liabilities or costs, arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.

        (g)   There are no former operations of Parent or any Parent Subsidiary, or any former Parent Subsidiary, that are the subject of a pending material claim, proceeding, action, investigation, or order (civil or criminal) pursuant to applicable Environmental Law and to Parent's knowledge, no events, actions or operations associated with such former operations or subsidiaries are reasonably likely to result in a material claim pursuant to applicable Environmental Law against Parent or any Parent Subsidiary.

        (h)   The representations and warranties in this Section 4.11 are the exclusive representations and warranties by Parent and each Parent Subsidiary relating to environmental matters.

        Section 4.12    Brokers.    No Person other than Morgan Stanley & Co. Incorporated and Rothschild Inc. is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by Parent in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

        Section 4.13    Availability of Funds.    Parent has made available to the Company true and complete copies of the commitment letter, dated as of March 2, 2010, between Parent and Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the "Commitment Letter"), for financing in the amounts set forth therein (the "Financing") for the purpose of funding the transactions contemplated by this Agreement. The Commitment Letter has not been amended or modified prior to the date of this Agreement, and the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. The Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter. At the Acceptance Time and the Effective Time, subject to the terms and conditions of the Commitment Letter, the net proceeds contemplated from the Financing, together with other financial resources of Parent and the Company including cash on hand will, in the aggregate, be sufficient for Parent to timely pay the cash portion of the Offer Price and the cash portion of the Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent pursuant to this Agreement. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

        Section 4.14    Takeover Statute.    Neither Parent nor Merger Sub is an "interested stockholder" or an "affiliate" of an interested stockholder of the Company (both as defined in Section 3-601 of the MGCL).

        Section 4.15    No Other Representations and Warranties.    Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE IV, neither Parent or Merger Sub nor any other Person makes any representation or warranty with respect to Parent or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects.

 ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 5.1    Covenants of the Company.    From the date of this Agreement until the earlier to occur of such time as directors elected or designated by Parent pursuant to Section 2.3 constitute at least a majority of the Board of Directors of the Company or the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as may be required by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date of this Agreement until the earlier to occur of such time as directors elected or designated by Parent pursuant to Section 2.3 constitute at least a majority of the Board of Directors of the Company or the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed (other than with respect to subsections (a), (b), (c), (g), (k) or (l)), the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

        (a)   amend or modify any of the Constituent Documents of the Company, any Company Subsidiary, HATLP, OCOP or PLNL (solely to the extent, with respect to HATLP, OCOP or PLNL, that the Company or any Company Subsidiary may prevent an amendment or modification to the applicable Constituent Document of HATLP, OCOP or PLNL), other than the amendment of the Company's bylaws to adopt the bylaws of Merger Sub immediately prior to the Effective Time in accordance with Section 2.9(b);

        (b)   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than (A) dividends or distributions by wholly owned Company Subsidiaries to the Company, (B) the declaration and payment of regular quarterly cash dividends of $0.10 per share solely for the fiscal quarter ended December 31, 2009 and the fiscal quarter ended March 31, 2010, which shall be paid in accordance with Section 6.19, (C) the payment by the Company of the regular quarterly dividends of $10.625 per outstanding share of Company Series A Preferred Stock on March 15, 2010 to holders of such outstanding shares on such date and (D) regular quarterly cash distributions by TNCLP to holders of its common units and its general partner pursuant to TNCLP's Constituent Documents as in effect as of the date of this Agreement; (ii) split, combine or reclassify any of its Securities or issue, deliver, sell, grant, dispose of or subject to a Lien any Securities or Equity Rights, other than issuances of shares of Company Common Stock (A) in connection with the vesting of the Company Stock-Based Awards issued prior to the date of this Agreement pursuant to a Company Benefit Plan or (B) upon conversion of shares of Company Series A Preferred Stock on March 15, 2010 pursuant to the Company's Constituent Documents as in effect as of the date of this Agreement; or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, other than acquisitions of Securities or Equity Rights pursuant to any Company Benefit Plan as in effect on the date of this Agreement;

        (c)   acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person or division, business or equity interest of any Person;

        (d)   sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights, other than (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) as would not result in consideration received in excess of $7 million individually or $15 million in the aggregate;

        (e)   (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by the Company or any wholly owned Company Subsidiary to or in the Company or any wholly owned Company Subsidiary or (B) to employees for advancement of travel and related business expenses in the ordinary course of business consistent with past practice or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances, except guarantees by the Company of indebtedness of wholly owned Company Subsidiaries or guarantees by Company Subsidiaries of indebtedness of the Company, in each case in excess of $5 million individually or $10 million in the aggregate;

        (f)    other than as set forth in the Company's capital budget (a copy of which was made available to Parent prior to the date hereof) or in connection with the repair or replacement of the plant and equipment at the operating facilities of the Company or any Company Subsidiary, make any capital expenditure in excess of $5 million individually or $10 million in the aggregate;

        (g)   except (i) as required pursuant to the terms of any Company Benefit Plan (including any collective bargaining agreement) in effect on the date of this Agreement, (ii) as required to comply with applicable Law or GAAP, (iii) as expressly permitted by this Agreement or (iv) solely with respect to (A) below, in the ordinary course of business, (A) amend or otherwise modify in any material respect any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (B) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (C) terminate, establish or enter into any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (D) grant any increase in the compensation or benefits of directors, officers, employees or consultants of the Company or any Company Subsidiary; provided, however, that the foregoing clause (D) shall not restrict the Company and any Company Subsidiary from granting increases in base salary or hourly wage rates to the employees and subject to the parameters set forth on Section 5.1(g) of the Company Disclosure Letter, in the ordinary course of business consistent with policies in effect on the date of this Agreement and in a manner consistent with past practice; provided, further that the foregoing clause (D) shall not restrict the Company or any Company Subsidiary from entering into or making available to newly-hired employees or to employees in the context of promotions based on job performance, in each case in the ordinary course of business and in a manner consistent with past practice, benefits and compensation arrangements (excluding incentive grants or Company Stock-Based Awards) that have a value that is consistent with the past practice of making compensation and benefits available to newly-hired or promoted employees in similar positions or (E) hire any employee with an annual base salary in excess of $130,000 except to replace an existing employee of comparable compensation;

        (h)   (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or material litigation (whether or not commenced prior to the date of this Agreement), other than in the ordinary course of business consistent with past practice or the payment, discharge, settlement or satisfaction in accordance with its terms of any liability accrued, reserved, recognized or disclosed in the most recent Company Financial Statements or incurred since the date of such Company Financial Statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness or (iii) waive or assign any claims or rights of material value;

        (i)    except as required by applicable Law or in the ordinary course of business (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material proceeding relating to Taxes or (iii) enter into a written and legally binding material agreement with a Taxing Authority relating to Taxes;

        (j)    other than in the ordinary course of business consistent with past practice (i) modify, amend in any material respect, waive any material right under or terminate any Company Contract or (ii) enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof; provided that this Section 5.1(j) shall not apply to the matters contemplated by Section 5.1(g);

        (k)   adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

        (l)    change any method of financial accounting or financial accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP;

        (m)  terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or any Company Subsidiary or their respective properties which is not replaced by a comparable amount of insurance with premiums at a comparable price;

        (n)   other than in the ordinary course of business consistent with past practice, transfer, abandon, allow to lapse or otherwise dispose of any rights to any material Intellectual Property or disclose any material trade secrets of the Company or any Company Subsidiary to any Person other than Parent or its Representatives; or

        (o)   authorize, resolve, agree or commit to do any of the foregoing.

        Section 5.2    Covenants of Parent.    From the date of this Agreement until the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as may be required by applicable Law, Parent shall, and shall cause each of the Parent Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, suppliers and others having business dealings with it and to maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date of this Agreement until the Effective Time, without the prior written consent of the Company, Parent shall not directly or indirectly:

        (a)   amend or modify any of the Constituent Documents of Parent;

        (b)   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of Securities of Parent, other than quarterly dividends consistent with past practice, (ii) split, combine or reclassify any Securities of Parent, (iii) issue, deliver or sell any Securities of Parent, other than (A) the issuance and delivery of shares of Parent Common Stock pursuant to the Offer or (B) pursuant to any Parent benefit plan as in effect on the date of this Agreement; provided that the foregoing clause (iii) shall apply only until the Acceptance Time, or (iv) repurchase, redeem or otherwise acquire any Securities of Parent, other than acquisitions of Securities pursuant to any Parent benefit plan as in effect on the date of this Agreement;

        (c)   acquire (or permit any Parent Subsidiary to acquire) by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person or division, business or equity interest of any Person, other than acquisitions that would not reasonably be expected to prevent or delay or impede the consummation of the transactions contemplated by this Agreement;

        (d)   adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of Parent; or

        (e)   authorize, resolve, agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.1    Preparation and Mailing of Post-Effective Amendment and Proxy Statement.

        (a)   If the Company Stockholder Approval is required by applicable Law, the Company shall prepare and file with the SEC proxy materials that shall constitute the proxy statement relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") and Parent shall prepare and file with the SEC a post-effective amendment to the Form S-4 (the "Post-Effective Amendment") for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. The Proxy Statement and the Post-Effective Amendment shall comply as to form in all material respects with applicable U.S. federal securities Laws. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement prior to the initial filing with the SEC, and Parent shall provide the Company with a reasonable opportunity to review and comment on the Post-Effective Amendment prior to the initial filing with the SEC. Each of the Company and Parent shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act.

        (b)   Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other Party copies of any written comments and advise the other Party of any oral comments, with respect to the Post-Effective Amendment or Proxy Statement, as the case may be, received from the SEC. Each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Post-Effective Amendment or Proxy Statement, as the case may be, and any communications prior to filing such with the SEC and will promptly provide the other Party with a copy of all such filings and communications made with the SEC.

        (c)   If at any time prior to the Effective Time, (i) any event or change occurs with respect to the Parties or any of their respective Affiliates, officers or directors, which should be set forth in an amendment of, or a supplement to, the Post-Effective Amendment or Proxy Statement or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or a supplement to the Post-Effective Amendment or Proxy Statement so that the Post-Effective Amendment or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall file as promptly as practicable with the SEC an amendment of, or a supplement to, the Post-Effective Amendment or Proxy Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.

        Section 6.2    Company Stockholders Meeting; Recommendation.

        (a)   If the Company Stockholder Approval is required by applicable Law, as promptly as reasonably practicable after the Post-Effective Amendment is declared effective under the Securities Act, the Company shall duly take all necessary actions to duly call, give notice of, convene and hold a meeting of the stockholders of the Company (such meeting, or any adjournments or postponements thereof, the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval and shall, subject to Section 6.2(b), use best efforts to solicit its stockholders to obtain the Company Stockholder Approval.

        (b)   The Board of Directors of the Company shall, subject to this Section 6.2(b), make the Company Recommendation to the stockholders of the Company and include the Company Recommendation and the Company Fairness Opinion in the Proxy Statement. Neither the Board of Directors of the Company nor any committee thereof, shall, directly or indirectly, withdraw, modify, amend or qualify the Company Recommendation in a manner adverse to Parent or Merger Sub (or publicly propose to take any of the foregoing actions) or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Takeover Proposal (other than a confidentiality agreement permitted pursuant to Section 6.5(a)) (a "Change in Company Recommendation") except in accordance with Section 6.5(c).

        (c)   Notwithstanding any Change in Company Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1 prior to the Company Stockholders Meeting, if the Company Stockholder Approval is required by applicable Law, the Company shall submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval. For the avoidance of doubt, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, no Change in Company Recommendation shall effect the approval by the Board of Directors of the Company of the Merger for purposes of Section 3-106 of the MGCL.

        Section 6.3    Access to Information.

        (a)   Upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, Financing Sources and other advisors or representatives (collectively, "Representatives") of Parent access during normal business hours to all of the Company's and the Company Subsidiaries' properties, books, records, contracts, commitments and personnel, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, and the Company shall, and shall cause each of the Company Subsidiaries to, furnish as promptly as practicable to Parent (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity and (ii) all other information with respect to the Company as Parent may reasonably request; provided, however, that none of Parent, any Parent Subsidiary or any of their respective Representatives shall conduct any environmental sampling or surface or subsurface assessment or investigation; and provided further that the Company may withhold any document or information (i) to the extent that such document or information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreements), (ii) to the extent that the disclosure thereof would, in the Company's good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such document or information (provided that the Company shall use its reasonable best efforts to put in place an arrangement to permit such disclosure without loss of attorney-client privilege), (iii) to the extent required by applicable Law (provided that the Company shall use its reasonable best efforts to enable the provision of reasonable access without violating such Law) or (iv) to the extent that the disclosure thereof would, in the Company's reasonable discretion, result in significant antitrust risk.

        (b)   All information exchanged pursuant to Section 6.3(a) and all analyses, compilations, computer disks, forecasts, studies, or other documents prepared by Parent, Merger Sub or their respective Representatives that contain or reflect any such information, and any information stored in digital or analog form, whether on electronic or magnetic media, and pictures thereof stored on film or tape or electronically stored (collectively, the "Information") will be kept confidential and, without the prior written consent of the Company, neither Parent, Merger Sub nor any of their respective Representatives will (expect as provided in this Section 6.3(b)) disclose any Information; provided, however, that Parent and Merger Sub may reveal the Information to their respective Representatives who (a) are acting for Parent or Merger Sub in connection with the transactions contemplated by this Agreement; (b) need to know the Information for such purposes; (c) are informed by Parent of the confidential nature of the Information and (d) agree to act in accordance with the terms of this Section 6.3(b). If Parent or Merger Sub or any of their respective Representatives are required by Law or in connection with a legal proceeding or legal process to disclose any of the Information, Parent will notify the Company promptly in writing (if not legally prohibited from doing so) so that the Company may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 6.3(b), and Parent shall reasonably cooperate with the Company, at the Company's expense, in seeking such protective order or other remedy. If no such protective order or other remedy is obtained, or if the Company does not waive compliance with the applicable terms of this Section 6.3(b), Parent, Merger Sub or their respective Representative required to disclose the Information will disclose only that portion which Parent, Merger Sub or their respective Representative is advised by counsel is legally required to be disclosed and will exercise its commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Information as far in advance of its disclosure as reasonably practicable. This Section 6.3(b) does not apply to such portions of the Information which (i) are or become generally available to the public (other than as a result of a disclosure by Parent, Merger Sub or their respective Representatives in breach of this Section 6.3(b)), (ii) are (as evidenced by written documentation) or become available to Parent, Merger Sub or their respective Representatives on a nonconfidential basis from a source other than the Company or one of its Representatives which, to the knowledge of the receiving party after reasonable inquiry, is not prohibited from disclosing it by a legal, contractual or fiduciary obligation, or (iii) have been independently developed without using, containing or reflecting any information furnished by the Company or its Representatives.

        Section 6.4    Efforts; Consents and Approvals.

        (a)   Subject to the terms and conditions of this Agreement (including Section 6.2, Section 6.4(b), Section 6.4(c) and Section 6.17), each of Parent and the Company shall cooperate to obtain all consents to the Offer, the Merger and the other transactions contemplated hereby that are contemplated by or identified in this Agreement or the Company Disclosure Letter and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement.

        (b)   In furtherance and not in limitation of the other provisions of this Section 6.4, Parent and the Company shall, as promptly as practicable, file with all applicable U.S. and foreign Governmental Entities any notices and applications necessary to obtain merger control, competition or foreign investment Law approval (including approvals under Foreign Competition Laws) for the Offer and the Merger; provided that each of Parent and the Company shall consult and cooperate with one another in connection with the preparation of any such notices and applications prior to their filing, consistent with applicable Law. All notices and applications shall be in substantial compliance with the applicable requirements of Foreign Competition Law or U.S. Law, as applicable. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under any Foreign Competition Law or U.S. Law, as applicable. Each of the Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply with any such inquiry or request as promptly as practicable, but in no event later than five (5) Business Days after receipt of such inquiry or request, or as otherwise agreed to by the Parties, which agreement shall not be unreasonably withheld. Any such additional information shall be in substantial compliance with the applicable requirements of any Foreign Competition Law or U.S. Law, as applicable. Each of the Company and Parent shall not independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Offer, the Merger or the transactions contemplated hereby (including the expected or proposed timing of consummation of the Offer, the Merger or the other transactions contemplated hereby) without giving the other Party prior notice of the meeting or conversation and, unless prohibited by any such Governmental Entity, the opportunity to attend or participate. Each of the Company and Parent shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Foreign Competition Law or U.S. Law. Each of the Company and Parent agrees not to extend, directly or indirectly, any waiting period under any Foreign Competition Law or U.S. Law or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party. Each Party shall furnish the other Party's outside counsel with copies of all correspondence, filings and written communications between such Party or any of its Subsidiaries, Affiliates or Representatives and any Governmental Entity or its respective staff with respect to this Agreement, the Offer, the Merger or the transactions contemplated hereby.

        (c)   Without limiting the generality of each Party's obligations pursuant to Section 6.4(b), each of the Company and Parent shall use its best efforts to obtain, as promptly as practicable, any clearance required under any Foreign Competition Law or U.S. Law, as applicable, for the consummation of the Offer and the Merger, including, in the case of Parent, by (i) selling, holding separate or otherwise disposing of, or proposing and agreeing to sell, hold separate or otherwise dispose of, or permitting the sale, holding separate or other disposition of, any assets of Parent or its Subsidiaries, or after the Closing, the Company, its Subsidiaries, GrowHow, HATLP, OCOP or PLNL, and (ii) conducting its business in a specified manner, or proposing and agreeing or permitting Parent or its Subsidiaries, or after the Closing, the Company, its Subsidiaries, GrowHow, HATLP, OCOP or PLNL, to conduct its business in a specified manner (each a "Divestiture Action"). Notwithstanding anything to the contrary contained herein, in no event shall Parent be required to agree, pursuant to any Divestiture Action, to take any action that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent (without giving effect to clause (viii) of the definition thereof). In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any competition, antitrust, foreign investment or other Law, or if any Law is enacted, entered, promulgated or enforced by a Governmental Entity that would make the transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated by this Agreement, Parent shall use its best efforts to resolve, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement and to have such Law repealed, rescinded or made inapplicable so as to permit prompt consummation of the transactions contemplated by this Agreement, including by taking any Divestiture Action.

        Section 6.5    No Solicitation.

        (a)   The Company shall not, nor shall it authorize or permit any of its Subsidiaries to, and it shall cause its and its Subsidiaries' respective Representatives not to, directly or indirectly: (i) initiate or solicit or knowingly facilitate or encourage (it being understood that providing information in the ordinary course of business consistent with past practice to categories of Persons to whom the Company routinely provides such information in the ordinary course of business consistent with past practice will not, in and of itself, constitute encouragement hereunder) any inquiry or the making of any proposal that constitutes a Takeover Proposal or (ii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any proposal that constitutes any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal (and shall not waive or otherwise modify any existing standstill provision or confidentiality agreement that benefits the Company) and request from each Person that has executed a confidentiality agreement with the Company the prompt return or destruction of any confidential information previously furnished to such Person in connection therewith. Notwithstanding the foregoing, prior to the Acceptance Time, the Company and its Representatives, in response to a bona fide written Takeover Proposal that was made after the date of this Agreement and did not result from a material breach of this Agreement and that (1) constitutes a Superior Proposal or (2) the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) could reasonably be expected to result in a Superior Proposal, shall be permitted to: (A) provide access to non-public information to the Person making such Takeover Proposal pursuant to and in accordance with an executed confidentiality agreement not less restrictive of the other party than the provisions of Section 6.3(b); provided that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and (B) participate in discussions or negotiations with respect to such Takeover Proposal with the Person making such Takeover Proposal.

        (b)   From and after the date of this Agreement, as promptly as practicable after the receipt, directly or indirectly, by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within two (2) Business Days after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry. The Company shall keep Parent fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof.

        (c)   At any time prior to the Acceptance Time, the Board of Directors of the Company may (i) effect a Change in Company Recommendation; provided that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its duties to the stockholders of the Company under applicable Law, and (ii) in response to a Superior Proposal that was made after the date of this Agreement and did not result from a material breach of this Agreement, cause the Company to terminate this Agreement and concurrently with such termination, upon payment of the Termination Fee and the Parent Reimbursement Fee pursuant to Section 8.2(b)(i), enter into a definitive agreement with respect to such Superior Proposal. Notwithstanding the foregoing, the Company shall not be entitled to exercise its right to effect a Change in Company Recommendation or its right to terminate this Agreement pursuant hereto unless (A) the Board of Directors of the Company shall have first provided prior written notice to Parent advising Parent that the Board of Directors of the Company intends to (x) effect a Change in Company Recommendation (a "Notice of Change in Company Recommendation") which notice shall contain a description of the events, facts and circumstances giving rise to such proposed action or (y) terminate this Agreement pursuant to this Section 6.5(c) in response to a Superior Proposal (a "Notice of Superior Proposal") which notice shall contain a description of the terms and conditions of the Superior Proposal (including a copy of any such written Superior Proposal) and (B) Parent does not make, within five (5) Business Days after receipt of such Notice of Change in Company Recommendation or Notice of Superior Proposal, as the case may be (it being understood and agreed that, with respect to a Notice of Superior Proposal, any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five (5) Business Day period), a proposal that would, in the good faith determination of the Board of Directors of the Company (after consultation with outside counsel and a financial advisor of nationally recognized reputation), cause such events, facts and circumstances to no longer form the basis for the Board of Directors of the Company to effect a Change in Company Recommendation, in the case of a Notice of Change in Company Recommendation, or be at least as favorable to the stockholders of the Company as such Superior Proposal, in the case of a Notice of Superior Proposal. The Company agrees that, during the five (5) Business Day period after Parent's receipt of a Notice of Change in Company Recommendation or Notice of Superior Proposal, as the case may be, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent.

        (d)   Nothing contained in this Section 6.5 shall prohibit the Company from (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act or (ii) making any disclosure to stockholders of the Company that is required by applicable Law; provided, however, that the taking of any such position or making of any such disclosure contemplated by clauses (i) or (ii) above shall be subject to and only taken in compliance with Section 6.2 and, to the extent applicable, Section 6.5(c).

        Section 6.6    Employee Matters.

        (a)   From the Acceptance Time through no earlier than December 31 of the calendar year following the calendar year in which the Closing Date occurs (the "Continuation Period"), the Company or, if after the Effective Time, the Surviving Corporation shall cause each individual who is employed by the Company and any Company Subsidiary immediately before the Acceptance Time (each, a "Continuing Employee") to be provided with (i) base compensation and bonus or incentive opportunities that are no less favorable in the aggregate than the base compensation and bonus or incentive opportunities (including value attributable to equity-based compensation) provided to such Continuing Employee immediately prior to the Acceptance Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Acceptance Time. Except to the extent necessary to avoid the duplication of benefits, the Company or, if after the Effective Time, the Surviving Corporation shall recognize the service of each Continuing Employee prior to the Acceptance Time as if such service had been performed with Parent or its Affiliates (A) for all purposes under the Company Benefit Plans maintained by the Company or the Surviving Corporation or their respective Affiliates after the Acceptance Time (to the extent such plans, programs or agreements are provided to Continuing Employees), (B) for purposes of eligibility and vesting under any employee benefit plans and programs of the Company or the Surviving Corporation or their respective ERISA Affiliates other than the Company Benefit Plans (the "Surviving Corporation Plans") in which the Continuing Employee participates after the Acceptance Time and (C) for purposes of determination of benefit accruals and benefit levels with respect to vacation, paid time off and severance under any Surviving Corporation Plan in which the Continuing Employee participates after the Acceptance Time (excluding, for the avoidance of doubt, benefit accrual under any defined benefit pension plans and non-qualified retirement plans), in each case to the same extent such Continuing Employee's service was recognized by the Company and the Company Subsidiaries under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately before the Acceptance Time. In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Surviving Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Employee participates immediately before the Acceptance Time. For the avoidance of doubt, following the Acceptance Time, neither the Company nor the Surviving Corporation shall have any obligation to grant equity awards to the Continuing Employees.

        (b)   With respect to any welfare plan maintained by the Company or the Surviving Corporation or their respective Affiliates in which Continuing Employees are eligible to participate after the Acceptance Time, the Company, the Surviving Corporation and their respective Affiliates shall (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to the applicable employee or eligible dependent or beneficiary under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Acceptance Time, and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Acceptance Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan and to the same extent such credit was provided to him or her under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Acceptance Time, in each case without duplication of benefits.

        (c)   Without limiting the generality of Section 6.6(a), from and after the Acceptance Time, the Company, the Surviving Corporation and their respective Affiliates shall assume, honor and continue during the Continuation Period, or if sooner, until all obligations thereunder have been satisfied, all of the Company Benefit Plans that are employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control severance agreement between the Company and any Continuing Employee) maintained by the Company or any Company Subsidiary, in each case as in effect at the Acceptance Time and as set forth on Section 6.6(c) of the Company Disclosure Letter, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than (i) as required pursuant to the terms of any Company Benefit Plan (including any collective bargaining agreement) as in effect on the date of this Agreement, (ii) as required to comply with applicable Law or GAAP or (iii) as expressly permitted by this Agreement.

        (d)   Without limiting the generality of Section 6.6(a), with respect to the annual performance period in which the Acceptance Time occurs, the Company, the Surviving Corporation and their respective Affiliates shall (i) honor and continue in all material respects the Company Benefit Plans that are cash incentive compensation plans maintained by the Company and any Company Subsidiary at the Acceptance Time, as set forth on Section 6.6(d) of the Company Disclosure Letter (the "Incentive Plans"), pursuant to their respective terms (except as modified by the following clauses (ii) and (iii)) as in effect at the Acceptance Time with respect to the annual performance period thereunder commencing prior to and ending after the Acceptance Time, (ii) at the time(s) prescribed by the Incentive Plans as in effect at the Acceptance Time, make payments to the Continuing Employees in accordance with the applicable material terms of the Incentive Plans as in effect at the Acceptance Time (subject to any plan provision requiring an employee to remain continuously employed following the end of the relevant performance period and up to the date that payments under the applicable

Incentive Plan are made) and (iii) provide any Continuing Employee whose employment is terminated at or after the Acceptance Time by the Company, Parent, the Surviving Corporation or their respective Subsidiaries without "Cause" (as such term is defined in Section 6.6(d) of the Company Disclosure Letter) prior to the time at which such payments are made with an amount in cash as described on Section 6.6(d) of the Company Disclosure Letter, prorated to reflect the portion of such annual performance period that elapsed prior to such termination (if such termination occurs prior to the end of such performance period), payable at the same time such bonus (if any) would have been paid had such termination not occurred (but in any event within the period required by Section 409A of the Code, such that it qualifies as a "short-term deferral" pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations).

        (e)   Without limiting the generality of Section 6.6(a), during the Continuation Period, if the Company, the Surviving Corporation and their respective Affiliates terminate the employment of any Continuing Employee (other than any employee who is party to a Company Benefit Plan that is an employment, change in control, severance or other individual agreement) other than for "Cause" (as such term is defined in Section 6.6(d) of the Company Disclosure Letter), the Company, the Surviving Corporation and their respective Affiliates shall pay to such Continuing Employee severance in an amount equal to the greater of (i) the severance benefits due under the applicable severance plan, policy or guidelines of the Company, the Surviving Corporation and their respective Affiliates then in effect for similarly situated employees of the Company, the Surviving Corporation and their respective Affiliates, and (ii) the severance benefits that would have been due under the applicable severance plan, policy or guidelines of the Company or any Company Subsidiary that was applicable to such Continuing Employee immediately prior to the Acceptance Time. Without limiting the generality of Section 6.6(a), the level of severance benefits a terminated Continuing Employee is entitled to receive pursuant to clauses (i) and (ii) of the preceding sentence shall be determined by taking into account such employee's service with the Company and any Company Subsidiary (and any predecessor) prior to the Acceptance Time (to the same extent such service would have been recognized under the severance plan, policy or guidelines of the Company or any Company Subsidiary that was applicable to such Continuing Employee immediately prior to the Acceptance Time) and such employee's service with the Company, the Surviving Corporation and their respective Affiliates on and after the Acceptance Time.

        (f)    Notwithstanding anything herein to the contrary, Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent, Merger Sub, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Acceptance Time or (iii) shall create any third party beneficiary or other right (x) in any other Person, including any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (y) to continued employment with Parent, Merger Sub, the Company or any of their respective Affiliates.

        (g)   All compensatory and similar arrangements that the Company or any of its Subsidiaries may make or enter into prior to the expiration date of the Offer, including any payments that may be or become payable, and any benefits that may be granted, according to employment compensation, severance and other employee benefit plans, contracts or arrangements, shall (a) be made or entered into in consideration of, or paid or granted as compensation for, past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto) and (b) not be calculated based on the number of shares of Company Common Stock tendered or to be tendered in the Offer. Moreover, the Company (acting through the Compensation

Committee of the Company Board of Directors) shall take such steps as may be required so that, prior to the expiration date of the Offer: (i) the adoption, approval, amendment or modification of each Change in Control Arrangement (as defined below) shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions to such Rule and (ii) the "safe harbor" provided pursuant to Rule 14d-10(d)(2) under the Exchange Act shall be satisfied with respect to each such Change in Control Arrangement, and any amendment or modification thereof, as a result of the taking by the Company Board of Directors, the Compensation Committee of the Company Board of Directors or its independent directors prior to the expiration date of the Offer of all necessary actions. "Change in Control Arrangement" shall mean each employment compensation, severance and other employee benefit plan, contract or arrangement of the Company or any of its Subsidiaries pursuant to which any holder of Company Common Stock could become entitled to (A) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its Subsidiaries, in each case as a result of the Offer, the obtaining of the Company Stockholder Approval or the consummation of the Merger or other transactions contemplated by this Agreement (alone or in combination with any other event), or (B) any other compensation or benefits from the Company or any of its Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event).

        Section 6.7    Fees and Expenses.    Whether or not the Offer or the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

        Section 6.8    Directors' and Officers' Indemnification and Insurance.

        (a)   From and after the Acceptance Time, Parent shall cause the Company and if after the Effective Time the Surviving Corporation to the greatest extent permitted by Law (a) to indemnify and hold harmless, against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses (without requiring a preliminary determination as to the ultimate entitlement to indemnification) to, all past and present directors and officers of the Company (in all of their capacities) (the "Indemnified Persons") to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons and (b) to honor the provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses contained in the Company's Constituent Documents and indemnification agreements immediately prior to the Acceptance Time.

        (b)   From and after the Acceptance Time, Parent shall cause the Company and if after the Effective Time the Surviving Corporation to maintain for a period of six (6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance ("D & O Insurance") maintained by the Company; provided that the Company and the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, individually and in the aggregate, at least as protective and no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, further, that in no event shall the Company or the Surviving Corporation be required to expend in any one (1) year more than three hundred percent (300%) of the current annual premium expended by the Company and the Company Subsidiaries to maintain or procure such D & O Insurance immediately prior to the Acceptance Time (such three hundred percent (300%) amount, the "Maximum Annual Premium"); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company and the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Alternatively, prior to the Acceptance Time, either Parent or, if Parent does not do so prior to three (3) Business Days prior to the Acceptance Time, the Company may purchase a six-year prepaid "tail" policy containing terms and conditions which are, individually and in the aggregate, at least as protective and no less advantageous to the insured than the D & O Insurance maintained by the Company with respect to claims arising from facts or events that occurred on or before the Acceptance Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that in no event shall any policy require payment of aggregate premiums for such insurance in excess of the aggregate Maximum Annual Premium for such six-year period. If such prepaid "tail" policy has been obtained by the Company, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation.

        (c)   The obligations of the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8 applies shall be third-party beneficiaries of this Section 6.8).

        Section 6.9    Public Announcements.    Parent and the Company shall develop a joint communications plan and each Party shall (a) unless otherwise required by applicable Law, ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby.

        Section 6.10    Notice of Certain Events.    Each of Parent and the Company shall promptly notify the other after receiving or becoming aware of (a) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement and (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely, (i) in the case of the Company, to result in the existence of the events or conditions set forth in subparagraphs (b) and (c) of Annex I or (ii), in the case of Parent, to result in the existence of the events or conditions set forth in the paragraph immediately following Section 8.1(d)(i).

        Section 6.11    Listing of Shares of Parent Common Stock.    Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and Merger to be approved for listing on the NYSE prior to the Acceptance Time.

        Section 6.12    Section 16 of the Exchange Act.    Prior to the Effective Time, the Company shall take all reasonable actions intended to cause any dispositions of shares of Company Common Stock in the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, as described in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

        Section 6.13    State Takeover Laws.    If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use their reasonable best efforts to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

        Section 6.14    Stockholder Litigation.    Each of the Company and Parent shall promptly advise the other Party orally and in writing of any litigation brought by any stockholder of the Company or Parent against the Company or Parent and/or their respective directors relating to this Agreement and/or the transactions contemplated by this Agreement, including the Offer and the Merger, and shall keep the other Party fully informed regarding any such litigation. Each of the Company and Parent shall give the other Party the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of any such litigation, shall give due consideration to the other Party's advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the other Party (not to be unreasonably withheld or delayed).

        Section 6.15    Transfer Taxes.    If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall, except as provided in Section 2.1(e) and Section 2.14(c), be paid by Parent.

        Section 6.16    Accountant's Letters.    Each of Parent and the Company shall use reasonable best efforts to cause to be delivered to the other Party (and, in the case of the Form S-4, to the dealer-managers named therein) letters from their respective independent accountants, one letter dated as of the date the Form S-4 is declared effective (and one dated as of the date the Post-Effective Amendment is declared effective if the Post-Effective Amendment is required) and one dated approximately as of the date of the Acceptance Time (and one dated as of the Closing Date if the Post-Effective Amendment is required), in form and substance reasonably satisfactory to the other Party (and in the case of the Form S-4, to the dealer-mangers named therein) and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 and the Post-Effective Amendment, if required; provided that the failure of any such letter to be delivered shall not result in a failure of a condition to the Offer or the Merger.

        Section 6.17    Financing.

        (a)   Parent shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate and enter into definitive agreements with respect thereto on terms and conditions contemplated by the Commitment Letter, (iii) satisfy on a timely basis all conditions applicable to Parent in the Commitment Letter that are within its control and comply with its obligations thereunder, and (iv) consummate the Financing no later than the Acceptance Time. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter that amends the Financing and/or substitution of all or any portion of the Financing shall not prevent or impede or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and shall be subject to Section 6.23. If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter and such portion is reasonably required to fund the cash portion of the Offer Price or the Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent pursuant to this Agreement, Parent shall use its best efforts to arrange and obtain alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions no less favorable to Parent and the Company than those in the Commitment Letter as promptly as practicable following the occurrence of such event.

        (b)   In the event that the Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 6.17(a), or if Parent substitutes other debt or equity financing for all or a portion of the Financing, in each case to the extent permitted pursuant to Section 6.17(a), each of Parent and the Company shall comply with its covenants set forth herein with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing.

        Section 6.18    Assistance with Financing.

        (a)   In order to assist Parent in any way necessary, proper or advisable in connection with Parent's arrangement of the Financing, the Company shall, and shall cause each of its Subsidiaries to, at the expense of Parent, provide such assistance and cooperation as Parent, Merger Sub and their Affiliates may reasonably request in connection with the arrangement of the Financing and the satisfaction, on a timely basis, of all conditions applicable to Parent and Merger Sub (or its or their Affiliates) in any definitive documents relating thereto including, (i) furnishing to Parent and its Representatives, to the extent reasonably available, pertinent information with respect to the Company and its Subsidiaries (or, to the extent required and reasonably available to it, GrowHow, HATLP, OCOP or PLNL) and their respective operations to be included in any prospectus, offering memorandum, rating agency presentations, bank book, information memorandum, lender presentation or similar document or marketing material (including historical financial statements prepared in accordance with GAAP and projected financial statements of the Company for inclusion in any such document, the "Required Information"), and assisting in the preparation of such documents (including the preparation of any pro forma financial information required to be included in any such document) and cooperating with and attending a reasonable number of meetings with prospective investors or lenders, (ii) requesting its independent accountants to provide reasonable assistance to Parent or Merger Sub consistent with their customary practice (including to provide consent to Parent or Merger Sub to prepare and use their audit reports relating to the Company and any necessary "comfort letters" in each case on customary terms and consistent with their customary practice in connection with the Financing), (iii) providing reasonable cooperation with prospective investors, arrangers and lenders and their respective advisors in performing their due diligence and (iv) providing all required information reasonably available to it relating to any indebtedness of the Company or its Subsidiaries whose terms require or permit it to be declared due and payable, or provide that it becomes automatically due and payable, prior to its stated maturity as a result of, or in connection with, the Offer or the Merger. The Company will use its reasonable best efforts to update the Required Information from time to time as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        (b)   In no event shall the Company or its Subsidiaries be required to pay any commitment or similar fee or incur any other liability in connection with the Financing prior to the Effective Time. The requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or otherwise materially impair the ability of any officer or executive of the Company to carry out their duties to the Company.

        (c)   Parent and Merger Sub shall indemnify and hold harmless the Company and its Subsidiaries and its and their directors, officers, employees and agents from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith; provided, however, that the foregoing shall not apply to the Company's or its Subsidiaries' or other Representatives' willful misconduct or gross negligence.

        Section 6.19    Dividend Matters.    If the Company has declared and set a record date for a regular quarterly cash dividend payable to the Company's stockholders for the quarter ended prior to the quarter in which the Effective Time occurs (the "Final Full Quarterly Dividend"), and the Effective Time occurs prior to the payment date for the Final Full Quarterly Dividend, then Parent or the Surviving Corporation will pay the Final Full Quarterly Dividend on behalf of the Company following the Closing on the scheduled payment date for such dividend.

        Section 6.20    No Financing Condition.    For the avoidance of doubt, the obligation of Parent and Merger Sub to close the transactions contemplated by this Agreement is not conditioned upon the consummation of the Financing and, accordingly, the Parties agree that a failure of Parent and Merger Sub to close the transactions contemplated by this Agreement resulting from a failure or inability to consummate the Financing constitutes a breach for purposes of this Agreement.

        Section 6.21    Parent's Vote at Company Stockholders Meeting.    If the Company Stockholder Approval is required by applicable Law, Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of the Merger at the Company Stockholders Meeting.

        Section 6.22    Payment of Termination Fee.    Concurrently with the termination by the Company of the Yara Merger Agreement in accordance with its terms, Parent (on behalf of the Company) shall have paid in full the Yara Termination Fee.

        Section 6.23    No Parent Shareholder Approval.    Parent shall not take any action that would, or would reasonably be expected to, result in the holders of any class or series of Securities of Parent having a right to approve the Offer or the Merger or the issuance of Parent Common Stock pursuant thereto, or the Financing.

        Section 6.24    Merger Sub and Surviving Corporation Compliance.    Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each Party to effect the Merger are subject to the satisfaction, or waiver by it, on or prior to, but in any event as of, the Closing Date, of the following conditions:

        (a)   To the extent required by applicable Law, the Company shall have obtained the Company Stockholder Approval.

        (b)   No Laws shall have been adopted or promulgated, and no temporary, preliminary or permanent Order shall have been issued and remain in effect by a Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the transactions contemplated by this Agreement (collectively, "Restraints").

        (c)   If the Company Stockholder Approval is required by applicable Law, the Post-Effective Amendment shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Post-Effective Amendment shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (d)   Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

 ARTICLE VIII

TERMINATION

        Section 8.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, to the extent required by applicable Law:

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company, if:

            (i)  the Offer shall not have been consummated by July 31, 2010 (the "Walk-Away Date"); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Offer to be consummated by the Walk-Away Date;

           (ii)  any Restraint having any of the effects set forth in Section 7.1(b) (or having the effect of making the Offer illegal or otherwise prohibiting consummation of the Offer or the transactions contemplated by this Agreement) shall be in effect and shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its best efforts to remove such Restraint as required by Section 6.4; or

          (iii)  the Offer shall have expired or been terminated without any shares of Company Common Stock being purchased therein as a result of the failure to satisfy the Minimum Condition; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Offer to be consummated by such date, as applicable;

        (c)   by Parent prior to the Acceptance Time:

            (i)  if the Company shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Walk-Away Date or is not cured by the earlier of (x) forty (40) Business Days following written notice to the Company by Parent of such breach or (y) the Walk-Away Date and (B) would result in the existence of any event or condition set forth in subparagraph (b) or subparagraph (c) of Annex I, as the case may be;

           (ii)  if the Board of Directors of the Company or any committee thereof shall (A) fail to make the Company Recommendation or include the Company Recommendation in the Schedule 14D-9, (B) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation (provided Parent exercises such termination right within ten (10) Business Days of such failure) or (C) effect a Change in Company Recommendation; or

          (iii)  if the Company or any Company Subsidiary or its or their respective Representatives, directly or indirectly, shall have materially breached any of their obligations under Section 6.5;

        (d)   by the Company prior to the Acceptance Time:

            (i)  if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub prior to the Walk-Away Date or is not cured by the earlier of (x) forty (40) Business Days following written notice to Parent by the Company of such breach or (y) the Walk-Away Date and (B) would result in the existence of any of the events or conditions set forth in the immediately following paragraph.

  The Company shall be entitled to deliver a written notice to Parent (a "Section 8.1(d) Notice") if: (1) the representations and warranties of Parent and Merger Sub in Section 4.8(b) of this Agreement shall not be true and correct in all respects as of the date of this Agreement or as of immediately prior to the Acceptance Time as though made immediately prior to the Acceptance Time, (2) the representations and warranties of Parent and Merger Sub contained in Section 4.2 and Section 4.3 of this Agreement shall not be true and correct in all material respects as of the date of this Agreement or as of immediately prior to the Acceptance Time as though made immediately prior to the Acceptance Time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), (3) all other representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or Material Adverse Effect, shall not be true and correct, in each case, as of the date of this Agreement or as of immediately prior to the Acceptance Time as though made immediately prior to the Acceptance Time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a Material Adverse Effect on Parent or (4) each of Parent and Merger Sub shall not have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Acceptance Time; or

         (ii)  in accordance with the terms and subject to the conditions of Section 6.5(c).

        Section 8.2    Effect of Termination.

        (a)   In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 2.1(c), this Section 8.2 and ARTICLE IX, each of which shall remain in full force and effect; provided, however, that no Party hereto shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement, and the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, including, in the case of a breach by Parent or Merger Sub, liability to the Company for damages, determined taking into account all relevant factors including lost stockholder premium and any relevant breaches by the Company.

        (b)   In the event that:

            (i)  this Agreement is terminated pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii), then the Company shall (1) pay to Parent the Termination Fee and (2) reimburse Parent for the payment of the Yara Termination Fee, to the extent paid by Parent (the "Parent Reimbursement Fee"). The Company shall pay such Termination Fee and such Parent Reimbursement Fee by wire transfer of immediately available funds by the second (2nd) Business Day following such termination in the case of the termination of this Agreement pursuant to Section 8.1(c)(ii), or concurrently with such termination in the case of the termination of this Agreement pursuant to Section 8.1(d)(ii);

           (ii)  this Agreement is terminated pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Parent Reimbursement Fee by the second (2nd) Business Day following such termination;

          (iii)  this Agreement is terminated pursuant to Section 8.1(b)(iii), Section 8.1(c)(i) (as a result of a breach by the Company of any of its covenants contained in this Agreement) or Section 8.1(c)(iii) and within six (6) months after the date of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by a

  Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee and, to the extent not previously paid, the Parent Reimbursement Fee by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement or consummates such transaction; provided that, for purposes of this Section 8.2(b)(iii) , the term "Takeover Proposal" shall have the meaning ascribed thereto in Section 1.1, except that all references to fifteen percent (15%) shall be changed to fifty percent (50%);

          (iv)  this Agreement is terminated pursuant to Section 8.1(b)(i) (provided that at the time of such termination, none of the events or conditions set forth in subsections (ii), (iii) or (iv) of the first paragraph of Annex I or subparagraph (a) of Annex I shall exist), Section 8.1(b)(iii), Section 8.1(c)(i) or Section 8.1(c)(iii) and (x) at any time after the date of this Agreement and prior to the date of termination, a Takeover Proposal shall have been publicly announced and not subsequently withdrawn (or any Person shall have publicly announced or publicly communicated an intention, whether or not conditional, to make a Takeover Proposal and such intention is not subsequently withdrawn), and (y) within eighteen (18) months after the date of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee and, to the extent not previously paid, the Parent Reimbursement Fee by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement or consummates such transaction; provided that, for purposes of this Section 8.2(b)(iv), the term "Takeover Proposal" shall have the meaning ascribed thereto in Section 1.1, except that all references to fifteen percent (15%) shall be changed to fifty percent (50%); or

           (v)  this Agreement is terminated pursuant to Section 8.1(b)(i) (and at the time of such termination, any of the events or conditions set forth in subsections (ii), (iii) or (iv) of the first paragraph of Annex I or subparagraph (a) of Annex I shall exist) or Section 8.1(b)(ii) (other than due to a Restraint that results primarily from any breach or violation by the Company, any Company Subsidiary, any Affiliate of the Company or any of their respective Representatives of this Agreement, any obligation to, or right of, any third-party or any Law), then Parent shall pay to the Company the Termination Fee. Parent shall pay such Termination Fee by wire transfer of immediately available funds concurrently with such termination, in the case of a termination by Parent, or by the second (2nd) Business Day following such termination, in the case of a termination by the Company.

        (c)   Each Party agrees that the agreements contained in Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if either Parent or the Company fails promptly to pay any amounts due under Section 8.2(b) and, in order to obtain such payment, the other Party commences a suit that results in a judgment against the nonpaying Party for such amounts, the nonpaying Party shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the costs and expenses of the other Party (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.1    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this ARTICLE IX.

        Section 9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt or (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

        If to Parent or Merger Sub, to:

Company Name, Inc. CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, IL 60015 Telecopier: (847) 267-1004
Attention: Douglas C. Barnard, Esq.
with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, IL 60606 Telecopier: (312) 407-0411
Attention:	Brian W. Duwe, Esq. Richard C. Witzel, Jr., Esq.

If to the Company, to: Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telecopier: (712) 233-5586 Attention: John W. Huey, Esq.
with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Telecopier: (212) 474-3700
Attention:	Faiza J. Saeed, Esq. Thomas E. Dunn, Esq.
and
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street New York, NY 10019 Telecopier: (212) 403-2000 Attention: David C. Karp, Esq.

        Section 9.3    Interpretation.    When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of or an Annex or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation." The words "hereby," "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if." The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 9.4    Counterparts; Effectiveness.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties hereto.

        Section 9.5    Entire Agreement; Third Party Beneficiaries.

        (a)   This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the Annex hereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

        (b)   This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a Party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of ARTICLE II relating to the payment of the Merger Consideration shall be enforceable by holders of Certificates.

        Section 9.6    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 9.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

        Section 9.8    Amendment.    Subject to Section 2.3(c), this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, to the extent such approval is required by applicable Law, but, after such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

        Section 9.9    Extension; Waiver.    Subject to Section 2.3(c), at any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 9.10    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

        (a)   The Parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware, the Delaware Court of Chancery and any such other court, the "Delaware Courts") in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Company hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than the Delaware Courts; provided that if, after commencement of any such suit, any Financing Source timely files an objection in the Delaware Court to jurisdiction (other than as to service of process), the Company may bring or support an action, cause of action, claim, cross-claim or third-party claim, against only such Financing Source, in any court that has jurisdiction over such Financing Source. The Parties hereby consent to and grant the Delaware Courts jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

        (b)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN ACCORDANCE WITH, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY, EXCEPT FOR SUCH PROVISIONS WHERE THE MGCL IS MANDATORILY

APPLICABLE, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE MGCL; PROVIDED, HOWEVER, THAT THE MGCL SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF THE COMPANY AND THE BOARD OF DIRECTORS OF THE COMPANY.

        (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(C) .

        Section 9.11    Specific Enforcement.    The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right for specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. If, prior to the Walk-Away Date, any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Walk-Away Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.

        [signature page follows]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ STEPHEN R. WILSON
Name:	Stephen R. Wilson
Title:	Chairman, President and Chief Executive Officer

COMPOSITE MERGER CORPORATION

By:	/s/ STEPHEN R. WILSON
Name:	Stephen R. Wilson
Title:	Chairman and President

TERRA INDUSTRIES INC.

By:	/s/ MICHAEL L. BENNETT
Name:	Michael L. Bennett
Title:	President and Chief Executive Officer

 ANNEX I

CONDITIONS TO THE OFFER

        Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Merger Sub's rights and obligations to extend and amend the Offer pursuant to the provisions of this Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Company Common Stock after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered shares of Company Common Stock if (i) the Minimum Condition shall not have been satisfied, (ii) any waiting period (including any extensions thereof) applicable to the Offer and the Merger under the Competition Act (Canada), as amended, or any no-close period (including any extensions thereof) applicable to the Offer and the Merger under the Canadian Transportation Act, as amended, shall not have expired or been terminated, (iii) the Form S-4 shall have not been declared effective by the SEC under the Securities Act or any stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC or any proceedings for that purpose shall have been initiated or threatened by the SEC (the "Registration Condition"), (iv) the shares of Parent Common Stock to be issued in the Offer and the Merger and such other shares to be reserved for issuance in connection with the Offer and the Merger shall not have been approved for listing on the NYSE (subject to official notice of issuance) (the "Listing Condition") or (v) at any time after the date of this Agreement and before the Acceptance Time, any of the following events shall occur and be continuing:

        (a)   any Law shall have been adopted or promulgated, or any temporary, preliminary or permanent Order shall have been issued and remain in effect by a Governmental Entity of competent jurisdiction having the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the transactions contemplated by this Agreement;

        (b)   (i) the representations and warranties of the Company contained in Section 3.10(c) of this Agreement shall not be true and correct in all respects as of the date of this Agreement or as of the Acceptance Time as though made at the Acceptance Time, (ii) the representations and warranties contained in Section 3.3 (other than the last sentence of Section 3.3(c) and Section 3.3(e)), Section 3.4 and Section 3.5 shall not be true and correct in all material respects as of the date of this Agreement or as of the Acceptance Time as though made at the Acceptance Time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date) or (iii) all other representations and warranties of the Company set forth in ARTICLE III of this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or Material Adverse Effect, shall not be true and correct, in each case, as of the date of this Agreement or as of the Acceptance Time as though made on and as of the Acceptance Time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a Material Adverse Effect on the Company;

        (c)   the Company shall not have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Acceptance Time;

        (d)   the Preferred Stock Conversion shall not have been consummated or any Company Series A Preferred Stock shall be outstanding or

        (e)   this Agreement shall have been terminated in accordance with its terms.

        Immediately prior to the expiration of the Offer, the Company shall deliver to Parent and Merger Sub a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that the conditions set forth in paragraphs (b) and (c) in this Annex I are satisfied as of such time and date.

        Subject to the terms of this Agreement, the foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Merger Sub in whole or in part at any time and from time to time. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        The capitalized terms used in this Annex I shall have the meanings set forth in the agreement to which it is annexed, except that the term "Agreement" shall be deemed to refer to the agreement to which this Annex I is annexed.

        Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares of Terra common stock and any other required documents should be sent to the exchange agent at one of the addresses set forth below:

The Exchange Agent for the Offer is:

BNY MELLON SHAREOWNER SERVICES

By Mail:	By Overnight Courier or By Hand:
BNY Mellon Shareowner Services Corporate Action Division P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Corporate Action Division 480 Washington Blvd, 27th Floor Jersey City, NJ 07310

By Facsimile:
(For Eligible Institutions Only)
(201) 680-4626

Confirm Facsimile Transmission:
(201) 680-4860

        Any questions or requests for assistance may be directed to the information agent or the dealer managers at their respective addresses or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of shares of Terra common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: 877-456-3507
Banks and Brokers May Call Collect: 212-750-5833

The Dealer Managers for the Offer are:

Morgan Stanley & Co. Incorporated	Rothschild Inc.
1585 Broadway	1251 Avenue of the Americas
New York, New York 10036	New York, New York 10020
Toll Free: (888) 840-4015	Toll Free: (800) 753-5151

        Until the expiration of the offer, or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus/offer to exchange.